Form 10-K, Exhibit 13
VALMONT INDUSTRIES INC
filed 1995-03-27
CIK 102729

Exhibit 13

Outside front cover:
Valmont Industries, Inc.
Annual Report 1994
------------------


left half of page shows four photographs:
upper left:  robotic welder
upper right: computerized welding process lower left: pivot point of irrigation machine lower right: metal light poles right half of page shows Valmont logo
								    56

Inside front cover:
Words printed on top of a robotic welder photo:

Valmont is a global leader in producing engineered metal structures for use in various applications, including infrastructure development, construction and industrial products.

Valmont leads the world in mechanized agricultural irrigation systems, enhancing food production while conserving and protecting our natural water resources.

Valmont also produces a broad range of energy-efficient lighting ballasts.


TABLE OF CONTENTS
Letter to Shareholders                            2
Valmont Product Applications                      4-11
Valmont Manufacturing Locations                   12
Financial Review                                  13
								     57

Annual Report Page 1 - Financial Highlights

Dollar amounts in millions, except per share data.
Amounts and graphs are from continuing operations,
before 1993 restructuring charge.
Operating Results    1994      1993      1992
		     ----      ----      ----
Net Sales            $471.7   438.8     424.7
Net Earnings           16.1    12.4       9.6
Earnings per share     1.38    1.06      0.83
Dividends per share    0.30    0.29      0.26
Financial Position
Shareholders' equity $127.5   113.4     111.3
Shareholders' equity
 per share            11.04    9.83      9.74
Long-term debt as a
 percent of invested
 capital               23.9%   26.5%     36.5%
Operating Ratios
Gross profit as
 a % of sales          23.4%   22.9%     22.9%
Operating income as
 a % of sales           5.7%    5.5%      4.9%
Net earnings as
 a % of sales           3.4%    2.8%      2.3%
Return on beginning
 equity                14.2%   11.1%      9.5%
Year End Data
Shares outstanding
 (000)               11,545   11,536    11,425
Approximate number
 of shareholders      3,800    3,800     3,500
Number of employees   3,754    3,984     4,378

GRAPHS . . . Top of page 1

NET SALES            1992      1993      1994
($ Millions)          425       439       472

EARNINGS PER SHARE
from continuing
operations            $0.83     $1.06     $1.38



RETURN ON BEGINNING
EQUITY                 9.5%     11.1%     14.2%

SHAREHOLDERS'
EQUITY PER SHARE      $9.74     $9.83     $11.04

GRAPHS . . . Bottom of page 1

Irrigation Products Segment
		     1992      1993      1994
Net Sales
($Millions)           127       134       164

Operating Income
($ Millions)           11        14        18

Industrial Products
Segment

Net Sales
($Millions)           298       305       308

Operating Income
($ Millions)           16        15        19
                                                                             58

Annual Report Page 2 - Board of Directors
Photo of Valmont's Board of Directors lays on top of a faded photo of a robotic welder.

Data on right side of photograph:
(from left to right)

Robert B. Daugherty
Chairman of the Board
Valmont Industries, Inc.
Director since 1947

Charles M. Harper1
Chairman of the Board and CEO
RJR Nabisco Holdings Corp. and
Chairman of the Board
Nabisco Holdings Corp.
Director since 1979

Lloyd P. Johnson1
Chairman of the Board
Norwest Corporation
Director since 1991

Robert G. Wallace2
Retired Executive
Vice President
Phillips Petroleum Co.
Director since 1984

Thomas F. Madison1
President, MLM Partners
Retired President - Markets
US West Communications
Director since 1987

Allen F. Jacobson1
Retired Chairman and CEO
3M Company
Director since 1976

Mogens C. Bay
President and CEO
Valmont Industries, Inc.
Director since 1993

John E. Jones2
President and CEO
CBI Industries
Director since 1993

Walter Scott, Jr.2
Chairman and President
Peter Kiewit Sons', Inc.
Director since 1981

1 Compensation Committee
2 Audit Committee

Annual Report Pages 2 and 3 - Letter To Our Shareholders
Page 2:

     1994 was a good year at Valmont. Earnings were up 30% on revenue growth of 7.5%. We leveraged our resources to produce more sales and earnings from each dollar invested, and yet continued to invest in new products, new equipment and new facilities around the world. These investments are important for our future growth. Although we are pleased with our results, there is room for improvement and we expect further progress in 1995.

THE YEAR IN REVIEW

Industrial Products

Operating income in the industrial products segment was up 27% over 1993 due to record performance in our various engineered metal products businesses. The lighting ballast business continued to under-perform and was not profitable; however we made progress in this business by reducing operating costs and cutting working capital by more than $20 million. We also made investments in new product development.

Although overall sales in the industrial products segment were flat, most of the products within the segment showed significant growth and reached record sales levels. Offsetting this growth, the lighting ballast business was purposely managed for margin improvement, resulting in a reduction in total ballast sales. Lastly, we had no sales from either Gate City Steel or Good-All Electric, two businesses we exited in 1993.

The technology used in producing Valmont's metal structures is
								     59
Annual Report Page 3:

is recognized in the industry as being second to none. Our manufacturing and scheduling flexibility enable us to produce quality products for various applications. One major advantage Valmont offers is the ability to meet customers' schedules accurately and consistently. With thirteen plants around the world and additional capacity scheduled to come on stream in Asia, we are able to meet virtually any delivery schedule.

The Valmont metal structures business continues to present growth opportunities worldwide. Already a leader in a competitive market, we opened a new facility in Holland and acquired Energy Steel Corporation of Tulsa, Oklahoma, a manufacturer of utility products. We are building a new plant in Salt Lake City and have initiated an expansion of our Brenham, Texas, facility. We also signed a joint venture agreement to build a plant in Shanghai, China.

The China plant will be our first investment in Asia. China is the largest and fastest growing economy in the region. While the business press tends to treat China with either euphoria or despair, we believe that China presents enormous opportunities, but is not an easy place to do business. We also believe a relatively small investment is a prudent step for us to become part of the Chinese economy. The Shanghai location will enable us to serve other Asian markets as well.

Irrigation Products

Our irrigation products segment reached record levels of sales and profits. We pioneered the mechanized irrigation industry forty years ago and have been the clear market leader and innovator ever since.

Segment sales grew by 22% and operating income by 26%. Three years ago we re-engineered the irrigation business introducing just-in-time manufacturing practices, concurrent engineering, design for manufacturability and a team-based operating philosophy. These changes are bringing positive results.

The North American demand for irrigation systems was extremely strong in 1994, driven primarily by water conservation and water quality concerns. New opportunities continue to increase as growers switch from less efficient irrigation methods to our type of equipment. This conversion accounts for over half of our business today, with the balance divided between new irrigation development and replacement of older systems. In addition, high farm income, low interest rates, and relatively strong commodity prices spurred sales.

Internationally, we are benefiting from the years spent developing an extensive dealer network. Our international business in 1994 was spread throughout the world, with no single country or region being dominant.

This past year saw the introduction of several new products, expanding our leadership position in electronic and computerized controls. A new system structure, designed for manufacturability as well as field strength, was successfully introduced.

Outlook

The underlying drivers behind all our businesses remain strong. Global infrastructure development is presenting growth opportunities for our many engineered metal structures. Light pole and traffic signal structures support crime prevention and traffic management. Cellular telephone and other wireless communication networks require increased numbers of communication towers. Strong capabilities in high performance custom tubing and deregulation of the utility industry create additional opportunities, and energy efficiency demands will continue to expand the market for our electronic lighting ballasts. As the world population grows and availability of clean water shrinks, the demand increases for our irrigation systems.

In all Valmont businesses, success stems from an understanding of customer needs. We meet those needs through fast and timely delivery, superior application engineering and quality manufacturing.

We continue to invest heavily in and rely on our most important asset, the people of Valmont. Firm believers in continuous education, we find that constant improvement of people's skills helps bring about continuous improvement in our products, our processes and our performance.

We continue to pursue acquisitions and joint ventures in our core industries worldwide.

Although 1994 was a good year, we have every reason to believe we will achieve earnings growth again in 1995.


Mogens C. Bay                 Robert B. Daugherty
President and                 Chairman of the Board
Chief Executive Officer
								     60
Annual Report Pages 4 and 5  - Valmont Product Applications

Annual Report Page 4:
(Photo - irrigation system)
Mechanized Irrigation Systems
Utilizing the latest in structural engineering and computer controlled water application techniques, Valleyr mechanized irrigation systems produce consistently higher yields while using significantly less water than traditional flood irrigation. Using less water also helps protect groundwater from potential chemical contamination. Valmont founded the industry and continues to lead it after 40 years.

(photo - light pole & traffic structure)
Lighting and Traffic Signal Structures
Valmont is a leader in the manufacture of a variety of metal structures including poles used in highway applications.
Infrastructure development, road expansion and urban renovation are taking place worldwide. Geographically dispersed
manufacturing facilities provide high quality products with just-
in-time delivery.
								     61
Annual Report Page 5
(photo - communication tower)
Communication Towers
Cellular telephones have become quite common around the world.
With every coverage area or "cell" requiring a pole or tower, combined with the coming "Personal Communication Network", the opportunities ahead for Valmont are significant.

(photo- Utility pole)
Utility Structures
Worldwide consumption of electrical energy continues to grow. Additionally, many wooden and metal lattice structures erected in the 1950's are being replaced with steel monopole designs for better appearance, greater reliability and more efficient use of space.

(photo - stacked tubing)
Custom Tubing
Valmont creates a wide array of different types, shapes and sizes of tubular steel, all made to precise customer specifications. Most of this tubing is used by other manufacturers as components within finished products. Valmont manufacturing efficiencies enable tubing products to meet customers' just-in-time requirements.

(photo - boxes of ballasts)
Lighting Ballasts
Driven by energy conservation, the lighting ballast market is undergoing an evolution from magnetic to electronic products.
Valmont produces a broad line of ballasts that include both
electronic and magnetic.
								     62
Annual Report Pages 6 and 7 - Valmont Industrial Products
Pole Structures

Record sales were achieved in 1994 by Valmont's metal poles structure businesses. Infrastructure investment throughout North America and Europe was the primary factor in the growth of demand for lighting and traffic signal applications. The rapid expansion of cellular telephone networks brought along a corresponding need for communication towers. Utility companies are expanding their service networks due to deregulation, requiring more transmission structures.

Innovation, product quality, depth and breadth of product line, process time and on-time delivery are some of the keys to Valmont's success in producing these metal structures. Valmont designs, manufactures and delivers quality products with high performance coatings throughout the world.

Bar Graphs on Page 7

Industrial Products Segment

		     1992      1993      1994
Net Sales
($Millions)           298       305       308

Operating Income
($Millions)            16        15*       19
*Before restructuring
charge



Photograph captions (left to right)

photo - Barcelona stadium (page 6)
The world watched the Barcelona Olympic games with the help of Valmont sports lighting structures.

photo - Target store poles
Utilizing a specialized protective powder coating, pole life and appearance are enhanced.
								     63
Annual Report page 7
photo - France street poles
Form and function are both enhanced in these street lighting structures in France.

photo - Church cellular tower
This church tower disguises cellular communication antennae.

photo - Monterrey utility poles
In addition to strength and durability, monopole utility structures like these being installed in Monterrey, Mexico, require less right-of-way space.

photo - Tree communication pole
This communication tower blends into the landscape without
distrubing the aesthetics of the surrounding area.
								     64
Annual Report Pages 8 and 9 - Valmont Industrial Products
Annual Report Page 8:
Custom Tubing and Lighting Ballasts

Valmont produces custom steel tubing for use in a wide range of industrial and consumer products. Custom engineered to meet precise specifications, virtually every shape, thickness, length and finish imaginable are produced.

The extensive manufacturing capabilities of Valmont enable these products to play a major role in other manufacturers' just-in-time processes. A delivery commitment made by Valmont can be relied upon for production scheduling.

At the same time, strict adherence to high quality standards creates products that often exceed customer demands and expectations.

The lighting ballast industry is undergoing a transition from traditional magnetic ballasts to more energy-efficient electronic ballasts. Energy savings is the primary force driving demand, with many electric utility companies contributing through the creation of special incentives for large facilities and organizations to convert to electronics.

Over the past year, resources have gone into the development of new ballasts designed to be more energy-efficient.

Photographs and captions from left to right
Annual Report Page 8:
photo - Optiwelder control panel
The patented Valmont Optiweld process manufactures products to very exacting specifications.

photo - Coatings sample pieces
Valmont offers a wide range of high performance, custom steel tubing.
								     65
Annual Report Page 9

photo - Brasco tubes after cutting (stacked)
Steel tubing is produced to customer requirements for use in the manufacture of numerous products.

photo - mini van
Seat frames for mini vans are just one of the many specialized steel tubing applications made for the automotive industry by Valmont.

photo - Pressure Vessel
Valmont produces pressure vessels for use in petroleum and chemical processes.

photo - 4 ballasts
Valmont offers a broad line of magnetic and energy-efficient electronic ballasts.

photo - Ballast installation
Many companies are retrofitting with new, efficient electronic ballasts to achieve energy savings.
								     66
Annual Report Pages 10 and 11 - Valmont Irrigation Products
Annual Report Page 10:
Mechanized Agricultural Irrigation

What was once an industry driven primarily by increased food production is now being driven by water conservation and water quality. That is the primary factor behind 1994 being a record sales and operating income year for Valmont Irrigation.

With today's computerized controls and advanced technology, growers can precisely control the amount of water being applied, using up to 50% less water than traditional flood methods. Valmont irrigation systems allow the grower to put the exact amount of water needed by the crop into the root zone. This eliminates excess water running off the end of the field or leaching into the groundwater aquifer. Excess water from less efficient irrigation methods can carry farm chemicals into the water supply.

Another advantage of Valmont mechanized irrigation is the ability to work in conjunction with modern farming practices. Traditional flood irrigation will not work with conservation tillage, as the debris left in the rows to combat erosion acts like dams, stopping the water flow.

A new system structure and a family of modular, upgradeable control panels were introduced in 1994.

Valmont continues to lead the industry with complete product line marketed through a large, professional dealer organization
operating throughout the world.
								     67
Bar graphs on page 11

Irrigation Products Segment
		     1992      1993      1994
Net Sales
($Millions)           127       134       164

Operating Income
($Millions)            11        14        18

Photos and captions from left to right
Annual Report Page 10
photo - Robotic welder
This computer controlled robotic welder produces irrigation pipe accurately and efficiently.

photo - Washington D.C. Pivot on Mall
The 40th anniversary of the founding of the mechanized irrigation industry was celebrated at the international dealer sales meeting in Washington D.C. held in September 1994.

Annual Report page 11
photo - CAMS panel/circuit board
The convenience of scheduling and remote management are made possible through computerized controls. Valmont first introduced this technology to the industry four years ago.

photo - Engineering/CAD
Irrigation system design combines the benefits of computer technology with experienced structural and water application engineers.

photo - Linear irrigation machine
Linear move irrigation systems travel down the length of the field in a straight line. This type of system is suited to high value land, specialty crops and certain soil types.

photo - Flood & drop insets
Computerized controls and advanced water application engineering enable mechanized irrigation to use up to 50% less water than traditional flood methods.
								     68
Annual Report Page 12 - Valmont Manufacturing Locations

This page shows a world map with the following Valmont locations marked:

Corporate Headquarters
Valley, Nebraska U.S.A.

United States
Brenham, Texas
Elkhart, Indiana
El Paso, Texas
Salt Lake City, utah
Tulsa, Oklahoma
Valley, Nebraska

International
Charmeil, France
Cusset, France
Juarez, Mexico
Maarheeze, The Netherlands
Madrid, Spain
Rive-de-Gier, France
St. Hubert, Quebec, Canada

Under Construction
Shanghai, China
								     69
Valmont Annual Report Page 13 - 1994 Financial Review

Contents

Selected Eleven-Year Financial Data                  14
Management's Discussion and Analysis                 16
Consolidated Statements of Operations                20
Consolidated Balance Sheets                          21
Consolidated Statements of Cash Flows                22
Consolidated Statements of Shareholders' Equity      23
Notes to Consolidated Financial Statements           24
Business Segment Information                         28
Quarterly Financial Data                             29
Independent Auditors' Report                         30
Management's Report                                  31
Officers                                             32
Shareholder Information                              33
								     70
Annual Report Pages 14 - 15 - Selected Eleven-Year Financial Data
Bar Graphs on page 14:
Working Capital ($ Millions)
1992: 63.9
1993: 82.3
1994: 80.9

Total Assets ($ Millions)
1992: 273
1993: 247
1994: 266

Number of Employees
1992: 4,378
1993: 3,984
1994: 3,754

Table on pages 14 and 15
(Dollars in thousands, except per share amounts)
		                    1994     1993      1992      1991      1990      1989      1988      1987      1986      1985      1984
		                    ----       ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
Operating Data:
Net sales           $471,745 438,755   424,685 429,718   446,536 430,721   427,818   281,292   207,527   227,056   200,805
Earnings (loss)
 from continuing
 operations           16,119   5,266     9,648 (10,144)   10,075  16,056    11,665     5,086      (113)   (2,316)   13,916
Earnings (loss)
 from discontinued
 operations               --   4,637     3,564   2,134     5,474   4,602     3,639     3,172     2,321     1,467      (725)
 Cumulative effect
 of accounting
 change                   --  (4,910)      --       --        --      --        --        --        --        --        --
        ------   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Net earnings (loss) $ 16,119   4,993    13,212  (8,010)   15,549  20,658    15,304     8,258     2,208      (849)    13,191
		      ======    ======    ======    =======   ======    ======    ======    ======    ======     ======   ========
Depreciation and
 amortization         10,371  10,313    12,105  10,820     9,489   7,304     7,498     6,777     5,739     5,811      4,517
Capital expenditures  22,988  16,284     7,903  11,415    19,743  16,998     9,261     7,204     6,304     5,932      9,450

Per Share Data:
Earnings (loss):
 Continuing
  operations        $   1.38    0.45      0.83   (0.88)     0.87    1.38      1.05      0.47     (0.01)    (0.22)      1.32
 Discontinued
  operations              --    0.40      0.31    0.19      0.47    0.40      0.33      0.30      0.22      0.14      (0.07)
 Cumulative effect
  of accounting
  change                  --   (0.42)       --      --        --      --        --        --        --        --         --
		      ------    ------    ------    ------    ------    ------    ------    ------    ------    ------     ------
Net earnings (loss) $   1.38    0.43      1.14   (0.69)     1.34    1.78      1.38      0.77      0.21     (0.08)      1.25
		      ======    ======    ======    ======    ======    ======    ======    ======    ======    ======     ======
 Cash dividends     $   0.30    0.29      0.26    0.26      0.26    0.22      0.17      0.15      0.15      0.15       0.15
 Shareholders'
 equity                11.04    9.83      9.74    8.90      9.86    8.79      7.22      6.13      5.47      5.40       5.65

 Financial Position:
 Working capital    $ 80,915  82,305    63,867  65,585    63,523  69,718    55,589    41,903    22,855    22,363     36,567

 Property, plant
  and equipment, net  86,383  72,831    75,740  82,164    79,610  70,286    51,600    52,469    40,424    40,347     37,859
 Total assets        266,174 246,649   273,218 280,859   283,233 261,590   219,081   197,614   131,852   131,405    108,719
 Long-term debt,
  including current
  installments        43,242  44,076    69,735  81,698    63,003  66,774    47,337    52,780    25,798    28,518     31,320
 Shareholders'
  equity             127,467 113,392   111,318 101,081   111,389  98,937    79,103    63,908    56,829    55,624     57,497
 Invested capital    181,200 166,597   191,140 193,353   185,244 175,132   133,166   123,655    87,100    88,023     91,367

 Key Financial
 Measures:
 Return on beginning
  shareholders'
  equity               14.2%    4.5%     13.1%  (7.2)%     15.7%   26.1%     23.9%     14.5%      4.0%    (1.5)%      28.9%
 Return on invested
  capital              10.8%    4.6%      9.2%  (1.4)%     11.3%   15.3%     14.3%      9.6%      4.2%      0.7%      17.3%
 Long-term debt as a
  percent of invested
  capital              23.9%   26.5%     36.5%   42.3%     34.0%   38.1%     35.5%     42.7%     29.6%     32.4%      34.3%

 Year End Data:
 Shares outstanding
  (000)               11,545  11,536    11,425  11,360    11,297  11,256    10,964    10,424    10,396    10,308     10,176
 Approx. # of
  shareholders         3,800   3,800     3,500   3,500     2,800   1,600     1,500     1,100     1,150     1,360      1,400
 Number of employees   3,754   3,984     4,378   4,320     4,369   4,137     3,458     3,496     1,643     1,767      1,829

 Per share amounts and number of shares reflect the two-for-one stock splits in 1988 and 1989.
								     72
Annual Report Pages 16 - 19 - Management's Discussion and Analysis

Bar Graphs shown on page 16:

Gross Profit As A Percent of Net Sales

1992: 22.9%
1993: 22.9%
1994: 23.4%

Current Ratio

1992: 1.7
1993: 2.0
1994: 1.9

Capital Expenditures ($ Millions)

1992:  7.9
1993: 16.3
1994: 23.0

Text on page 16:
The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. This discussion should be read in conjunction with the Consolidated Financial Statements and the related Notes.

Results of Operations--1994 Compared to 1993

In 1994 net sales were $471.7 million, an increase of 7.5% over the $438.8 million achieved for 1993. Sales for the Irrigation Products segment for 1994 of $164.0 million were up 22.2% over 1993, as record North American sales more than offset weaker export shipments. Improved demand was driven by an increased focus on water conservation and water quality, increased net farm income and relatively low interest rates. The conversion to mechanized irrigation from less efficient methods and the replacement of older center pivots with new Valley irrigation systems contributed to the sales gain. Sales to international markets for 1994 declined mainly from the reduction of sales to the Saudi Arabian market and the absence in 1994 of large project shipments.

Sales in the Industrial Products segment increased 1.0% in 1994 to $307.7 million from $304.9 million in 1993.  The Industrial
Products segment reported significant sales growth for the North
American engineered metal structures businesses.
These sales gains, to a great extent, were offset by the absence of sales from the steel reinforcing bar operations exited in 1993 and divestiture of the cathodic protection operation.
								     73
Text on page 17:
Sales in the ballast product line were purposely managed lower for margin improvement. European metal structure sales in 1994 were comparable to the levels attained in 1993 as economic conditions in Europe improved in the second half of 1994.

Gross profit amounted to $110.3 million in 1994, an increase of $9.8 million over the 1993 gross profit of $100.5 million. For the year 1994 gross profit increased as sales volume increased. As a percent of sales, gross profit was 23.4% for 1994 compared to 22.9% in 1993. In 1994 gross profit improved in the engineered metal structures businesses compared to 1993 as a result of operating improvements. The gross profit percentage decreased in 1994 in the irrigation and lighting ballast product lines primarily as a result of lower market prices experienced in the first half of 1994. The Company incurred a pretax restructuring charge of $11.0 million in 1993 which reduced operating income and is discussed under Results of Operations - 1993 Compared to 1992.

Selling, general and administrative (SG&A) expenses were $83.2 million for 1994 versus $76.5 million for 1993. As a percent of sales SG&A was 17.6% in 1994 compared to 17.4% in 1993. The SG&A increase in 1994 primarily resulted from increased sales commissions and incentives and expanded marketing efforts internationally.

For the year 1994, interest expense was $4.7 million compared to 1993 interest expense of $5.9 million. The decrease in 1994 results primarily from lower debt levels and lower interest rates on variable rate debt.

The miscellaneous caption of other income (deductions) in the consolidated statements of operations contains gains and losses which are of an unusual or infrequent nature. The net miscellaneous gain of $1.6 million in 1994 included $1.1 million in gains from the sale and disposal of excess property.

For 1994 the effective tax rate was 35.3% which is lower than the expected federal and state tax rate due to non-taxable interest income and foreign sales corporation tax benefits. The effective income tax rate for 1994 did not vary significantly from the effective tax rate in 1993.

As a result of the aforementioned operating factors and general business conditions, earnings from continuing operations increased to $16.1 million in 1994 from $5.3 million in 1993. Earnings per share from continuing operations were $1.38 for 1994 and $0.45 for 1993. For the year 1993, Valmont reported earnings from discontinued operations of $4.6 million or $0.40 per share and an accounting charge of $4.9 million or $0.42 per share. As a result, Valmont's net earnings of $5.0 million or $0.43 per share for 1993 differed from its earnings from continuing operations.

Results of Operations--1993
Compared to 1992

Net sales of $438.8 million in 1993 were 3.3% higher than the $424.7 million attained in 1992. The Irrigation Products segment sales of $134.2 million in 1993 exceeded 1992 sales volume of $127.0 million by 5.7%. Domestic irrigation sales in 1993 were very strong in the last half of the year and accounted for more than the overall sales increase. International irrigation sales were lower than 1992 due to lower sales volumes in Saudi Arabia. Shipments to other international markets increased during 1993 to partially offset the sales decline in Saudi Arabia.

The Industrial Products segment reported 1993 sales volume of $304.9 million, an increase of 2.3% over 1992 sales of $297.9 million. Increased demand for domestic pole structures, tubing and energy-efficient lighting ballasts more than offset lower sales in Europe and the loss of sales from the steel reinforcing bar business that Valmont exited during 1993.

Gross profit amounted to $100.5 million in 1993, an increase of $3.2 million over the 1992 gross profit of $97.3 million. Gross profit increased as sales volume increased; and, as a percent of sales, gross profit was 22.9% for both 1993 and 1992. Gross profit in 1993 improved for the irrigation product line and was stable for all of the Company's product lines except for ballasts and transmission poles. The Industrial Products segment reflected lower margins due to pricing pressure in the ballast industry and lower margins on certain transmission pole orders.

Selling, general and administrative (SG&A) expenses in 1993 were
$76.5 million compared to $76.3 million in 1992.  In 1993, SG&A as a percent of sales was 17.4% compared to the prior year's
18.0%.
								     74
Text on Page 18:
In the fourth quarter of 1993 the Company completed its move of the lighting ballast product line operation from Illinois to Texas and Mexico and reported an $11.0 million pretax restructuring charge. The primary cost associated with the restructuring charge resulted from the decision that certain equipment amounting to $8.2 million would not be relocated due to the lighting ballast industry's transition from electro-magnetic ballasts to electronic ballasts. In addition the Southwest manufacturing facilities were structured to better serve the industry change and the move resulted in a reduction of approximately 450 employees. Severance costs of $1.3 million were accrued for these employees who were terminated during the fourth quarter or shortly after year end 1993. Costs associated with the closing of the Illinois facility amounting to $1.0 million were also recorded. The $8.2 million write-off of assets was a non-cash charge and will result in a decrease in future depreciation charges of approximately $1.6 million per year.

For 1993 and 1992, interest expense was $5.9 million and $7.5 million, respectively. The decrease in 1993 primarily results from lower debt levels as some of the proceeds from the sale of the Company's investment in Inacom during 1993 were used to pay down debt.

The effective tax rate for 1993 was 35.0% which is lower than the expected federal and state tax rate due to non-taxable interest income and foreign sales corporation tax benefits. The effective income tax rate for 1993 did not vary significantly from the effective tax rate in 1992.

As a result of the aforementioned operating factors, the restructuring charge of $0.61 per share and general business conditions, earnings from continuing operations decreased to $5.3 million in 1993 from $9.6 million in 1992. Earnings per share from continuing operations were $0.45 and $0.83 for the years 1993 and 1992, respectively.

In 1993, the Company completed the sale of all of its investment in Inacom Corp. Valmont sold 3,122,190 common shares of Inacom in an underwritten public offering for $16.00 per share with the
net proceeds to Valmont amounting to $47.6 million.   The sale
after deducting related expenses and taxes, produced a net gain of $3.9 million, $0.34 per share. Valmont's share of Inacom's 1993 net earnings prior to the sale was $0.7 million, or $0.06 per share, which when combined with the gain from sale of this investment, amounted to $4.6 million or $0.40 per share for 1993 in earnings from discontinued operations. As the Company's interest in Inacom was sold in 1993, Valmont's share of Inacom's net income for 1992 of $3.6 million or $0.31 per share is reflected as earnings from discontinued operations.

Effective the beginning of fiscal 1993, Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes" was adopted. The cumulative effect of adopting SFAS No. 109 at the beginning of fiscal 1993, decreased 1993 net income by $4.9 million, $0.42 per share.

Net earnings resulting from continuing operations, discontinued operations, and the cumulative effect of the adoption of SFAS No. 109 totaled $5.0 million or $0.43 per share, for 1993. Net earnings for 1992 amounted to $13.2 million or $1.14 per share.

Liquidity and Capital Resources

Net working capital of $80.9 million at the end of 1994 was generally comparable to net working capital of $82.3 million at the end of 1993. As a result, the ratio of current assets to current liabilities was 1.9:1 at the end of 1994 compared to 2.0:1 at the end of 1993.

Available short-term credit facilities through bank lines of credit were $49.8 million at the end of 1994 compared to $55.8 million at the end of 1993. At the end of 1994, $48.0 million was unused.

Valmont utilizes debt and the tax deductibility of interest to lower its overall cost of capital and increase its return on equity. The Company's objective is to maintain long-term debt as a percent of invested capital in the range of 32% to 40%. However, occasionally business conditions or opportunities may warrant being temporarily outside this range. At the end of 1994, long-term debt as a percent of invested capital was 23.9% as compared to 26.5% at the end of 1993. The Company is below the lower limit of the range due to the sale of its investment in Inacom Corp. in 1993 and subsequent principal payments on long-term debt.

The Company believes cash flow from operations, credit facilities available and the capital structure now in place will be adequate for 1995 planned capital expenditures, dividends and other financial commitments, and will allow the Company to pursue opportunities to expand its markets and businesses.

Capital Expenditures

The Company invested $23.0 million in property, plant and
equipment in 1994, or a $6.7 million increase from the $16.3 million invested in 1993.  Major additions included automated pipe welding machinery, the completion of additional coating facilities in Nebraska and a new plant facility in Holland.
These capital expenditures were made to improve customer service, enhance productivity, expand market penetration and keep
equipment and facilities modern.
								     75
Text on page 19:
Outlook for 1995

The Company begins 1995 with an order backlog that is more than 16% higher than at the beginning of fiscal 1994. The metal structures and lighting ballast backlogs at the beginning of 1995 account for all of the backlog increase over the beginning of 1994, while the irrigation products segment's beginning backlog is approximately equal to the that of 1994.

The Irrigation Products segment anticipates a favorable worldwide agricultural economy. Water conservation and water quality, were major driving forces this past year in the U.S. market, and these driving forces are expected to continue. New opportunities continue to increase as growers switch from less efficient irrigation methods to Valmont's mechanized irrigation systems. This conversion is expected to continue to account for over half of Valmont's irrigation business, with the balance divided between new irrigation development and replacement of older systems. Internationally, Valmont is benefiting from the years spent developing an extensive dealer network. Valmont's international business has spread throughout the world, with no single country or region being dominant. Concerns about depletion of the nation's aquifers, water quality issues, as well as food production goals of various countries and the need to provide the world's increasing population with food and fiber are expected to contribute to the growth of markets for Valmont's center pivot and linear move irrigation systems.

The Industrial Products segment in 1995 is anticipated to benefit from global infrastructure development and the resulting demand for metal structures. Cellular telephone and other wireless communication networks require increased numbers of communications towers. Our capabilities in high performance specialty tubing and the deregulation of the utility industry should create additional opportunities. During 1994, the Company opened a new facility in Holland and acquired Energy Steel Corporation of Tulsa, Oklahoma, a manufacturer of utility products. Valmont is building a new plant in Salt Lake City and has initiated an expansion of the Brenham, Texas facility. Valmont has also signed a joint venture agreement to build a light pole plant in Shanghai, China. Additionally, energy efficiency demands are expected to bolster the expanding market for electronic lighting ballasts.

The lighting ballast product line continues to underperform and was not profitable in 1994. Valmont has made progress in this business by reducing operating costs, cutting working capital employed by more than $20 million and making investments in new
product development.   These actions and further attention to the
cost structure are expected to improve the operating results in 1995.

In summary, management expects that the Company's performance will improve in 1995.  Management believes that the Company is positioned for the current environmental and industrial climate.
The products the Company manufactures and distributes serve the public demands for water conservation, water quality, energy savings and infrastructure development and revitalization.
Management believes that Valmont's financial position, its cost structure and strong commitment to continuously improve,
positions the Company to enhance its operating results in 1995 and beyond.
								     76
Annual Report Page 20

CONSOLIDATED STATEMENTS OF OPERATIONS
Three year period ended December 31, 1994
(Dollars in thousands, except per share amounts)

			     1994           1993          1992
			    -------       -------       -------
Net sales                  $471,745       438,755       424,685

Cost of sales               361,438       338,207       327,359
			    -------       -------       -------
     Gross profit           110,307       100,548        97,326

Selling, general and
  administrative expenses    83,230        76,465        76,336
Restructuring charges            --        10,961            --
			    -------       -------       -------
     Operating income        27,077        13,122        20,990
			    -------       -------       -------
Other income (deductions):
  Interest expense          (4,672)        (5,910)      (7,535)
  Interest income               879           805           688
  Miscellaneous               1,635            84           639
			    -------       -------       -------
			    (2,158)        (5,021)      (6,208)
			    -------       -------       -------
  Earnings from continuing
     operations before
     income taxes            24,919         8,101        14,782
			    -------       -------       -------
Income taxes (benefit):
  Current                     5,500         4,706         4,100
  Deferred                    3,300        (1,871)        1,034
			    -------       -------       -------
			      8,800         2,835         5,134
			    -------       -------       -------
  Earnings from continuing
     operations              16,119         5,266         9,648


 Earnings from discontinued
    operations, net of tax       --         4,637         3,564


Cumulative effect of
  accounting change              --        (4,910)           --
			    -------       -------       -------
    Net earnings           $ 16,119         4,993        13,212
			    =======       =======       =======
Earnings (loss) per share:
  Continuing operations     $  1.38          0.45          0.83
  Discontinued operations        --          0.40          0.31
  Cumulative effect of
    accounting change            --         (0.42)           --
			    -------       -------       -------
    Net earnings           $   1.38          0.43          1.14
			    =======       =======       =======
Cash dividends per share   $   0.30          0.29          0.26
			    =======       =======       =======
Weighted average number of common
  and common equivalent shares
  outstanding (000)          11,665        11,670        11,583

See accompanying notes to consolidated financial statements.
								     77
Annual Report Page 21

CONSOLIDATED BALANCE SHEETS
December 31, 1994 and December 25, 1993
(Dollars in thousands)


	     ASSETS                         1994          1993
-------------------------------------   ----------     ----------
Current assets:
  Cash and cash equivalents              $ 29,582        14,018
  Receivables, less allowance for
    doubtful receivables of $2,798 in
    1994 and $2,605 in 1993                73,185        70,159
  Deferred income taxes                     7,149         9,740
  Inventories                              59,221        69,913
  Prepaid expenses                          1,867         1,942
					  -------       -------
     Total current assets                 171,004       165,772
					  -------       -------
Other assets:
  Investments in nonconsolidated
    affiliates                                991           261
  Other                                     7,796         7,785
					  -------       -------
     Total other assets                     8,787         8,046
					  -------       -------
Property, plant and equipment, at cost    180,390       160,414
  Less accumulated depreciation and
    amortization                           94,007        87,583
					  -------       -------
     Net property, plant and equipment     86,383        72,831
					  -------       -------
	Total assets                     $266,174       246,649
					  =======       =======
  LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------
Current liabilities:
  Current installments of long-term debt $  7,753         5,657
  Notes payable to banks                    1,693         3,414
  Accounts payable                         40,826        33,333
  Accrued expenses                         38,951        40,198
  Dividends payable                           866           865
					  -------       -------
     Total current liabilities             90,089        83,467
					  -------       -------
Deferred income taxes                       9,990         8,593
Long-term debt, excluding current
 installments                              35,489        38,419
Minority interest in consolidated
 subsidiaries                                 501           536
Other noncurrent liabilities                2,638         2,242
Shareholders' equity:
  Preferred stock of $1 par value.
    Authorized 500,000 shares;
    none issued                                --            --
  Common stock of $1 par value.
    Authorized 36,000,000 shares;
    issued 12,000,000 shares               12,000        12,000
  Additional paid-in capital                1,664         1,101
  Retained earnings                       112,532        99,880
  Currency translation adjustment           2,001           557
					  -------       -------
					  128,197       113,538
Less:
  Cost of common shares in treasury-
    454,745 in 1994 (463,602 in 1993)         648            29
  Unearned restricted stock                    82           117
					  -------       -------
     Total shareholders' equity           127,467       113,392
					  -------       -------
	Total liabilities and
	  shareholders' equity           $266,174       246,649
					  =======       =======
See accompanying notes to consolidated financial statements.

								     78
Annual Report Page 22

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three-year period ended December 31, 1994
(Dollars in thousands)

					       1994     1993    1992
					       ----     ----    ----
Cash flows from operations:
Net earnings                                 $16,119   4,993  13,212

Adjustments to reconcile net earnings to net
  cash provided (used) by operations:
    Depreciation and amortization             10,371  10,313  12,105
    Restructuring                                 --  10,380      --
    Earnings from discontinued operations         --  (4,637) (3,564)
    Cumulative effect of accounting change        --   4,910      --
    Other adjustments                           (197)    301     248
    Changes in assets and liabilities, net of
      acquisitions:
	Receivables                           (1,072) (5,902)  1,153
	Inventories                           11,346 (10,018)  6,850
	Prepaid expenses                         132     204    (397)
	Accounts payable                       6,368      61  (1,378)
	Accrued expenses                      (1,809)   (887) (3,558)
	Other noncurrent liabilities             395     263  (2,988)
	Income taxes                           3,770 (12,090)  3,270
					    ------------------------
	Total adjustments                     29,304  (7,102) 11,741
					    ------------------------
	Net cash provided (used) by
	  operations                          45,423  (2,109) 24,953
					    ------------------------
Cash flows from investing activities:
  Purchase of property, plant and equipment  (22,988)(16,284) (7,903)
  Acquisitions                                (2,034)     --    (598)
  Proceeds from sale of Inacom                    --  47,557      --
  Additions to other assets                     (309) (1,500) (1,822)
  Proceeds from sale, net of gain, of
  property and equipment                       2,582   2,573   1,526
  Other, net                                     335     650     315
					    ------------------------
       Net cash provided by (used in)
	investing activities                 (22,414) 32,996  (8,482)
					    ------------------------
Cash flows from financing activities:
  Net borrowings (repayments) under
  short-term agreements                       (1,688) (1,980)  2,869
  Proceeds from long-term borrowings           3,845     ---     ---
  Principal payments on long-term
    obligations                               (5,802)(24,894)(11,258)
  Dividends paid                              (3,467) (3,214) (2,964)
  Proceeds from exercises under employee
   stock plans                                   663   1,410     410
  Purchase of common treasury shares            (996)   (938)    (64)
					    ------------------------
	Net cash used in financing
	  activities                          (7,445)(29,616)(11,007)
					    ------------------------
  Net increase in cash and cash equivalents   15,564   1,271   5,464

  Cash and cash equivalents-
    beginning of year                         14,018  12,747   7,283
					    ------------------------
  Cash and cash equivalents - end of year    $29,582  14,018  12,747
					    ========================

See accompanying notes to consolidated financial statements.

								     79
Annual Report Page 23

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Three year period ended December 31, 1994
(Dollars in thousands, except per share amounts)


							       Un-
				      Re-     Cur-             earned  Total
			     Addt'l.  tained  rency            Re-     Share-
		    Common  paid-in  Earn-  Trans-  Treasury stricted holders'
		    stock   capital  ings   lation   Stock    Stock   equity
		    ----------------------------------------------------------
Balance at
 December 28, 1991  $12,000   421    87,997   2,029   (969)    (397)  101,081
Net earnings             --    --    13,212      --     --       --    13,212
Cash dividends
 ($.26 per share)        --    --    (2,964)     --     --       --    (2,964)
Currency translation
 adjustment              --    --        --    (590)    --       --      (590)
Purchase of 4,109
 common shares           --    --        --      --    (64)      --       (64)
Stock Options
 exercised; 63,767
 shares issued           --  (390)      (21)     --    821       --       410
Stock awards;
 5,000 shares issued
 net of forfeitures      --   (31)       --      --     67      197       233
		      ------ -----  -------  ------  -----    -----    ------
Balance at
December 26, 1992    12,000    --    98,224   1,439   (145)    (200)  111,318
Net earnings             --    --     4,993      --     --       --     4,993
Cash dividends
 ($.29 per share)        --    --    (3,337)     --     --       --    (3,337)
Currency translation
 adjustment              --    --        --    (882)    --       --      (882)
Purchase of 52,504
 common shares           --    --        --      --   (938)      --      (938)
Stock options
 exercised; 157,299
 shares issued           --   356        --      --  1,054       --     1,410
Tax benefit from
 exercise of stock
 options                 --   600        --      --     --       --       600
Stock awards; 7,000
 shares issued           --   145        --      --     --       83       228
		     ------  ------   ------  ------ -----    -----    ------
Balance at
 December 25, 1993   12,000 1,101    99,880     557    (29)    (117)  113,392
Net earnings             --    --    16,119      --     --       --    16,119
Cash dividends
 ($.30 per share)        --    --    (3,467)     --     --       --    (3,467)
Currency translation
 adjustment              --    --        --   1,444     --       --     1,444
Purchase of 62,718
common shares            --    --        --      --   (996)      --      (996)
Stock options
 exercised; 64,575
 shares issued           --   286        --      --    377       --       663
Tax benefit from
 exercise of stock
 options                 --   173        --      --     --       --       173
Stock awards;
 7,000 shares
 issued                  --   104        --      --     --       35       139
		      ------ -----   ------  ------  -----    -----     -----
Balance at
 December 31, 1994  $12,000 1,664   112,532   2,001   (648)     (82)  127,467
		    ======= =====   =======   =====  =====   ======   =======

See accompanying notes to consolidated financial statements.

								     80
Annual Report Pages 24 - 27
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three-year period ended December 31, 1994
(Dollars in thousands, except per share amounts)


Bar Graphs on page 24:

Net Property, Plant and Equipment ($ Millions)
1992: 75.7
1993: 72.8
1994: 86.4

Long Term Debt as a Percent of Invested Capital
1992: 36.5%
1993: 26.5%
1994: 23.9%

Interest Expense ($ Millions)
1992: 7.5
1993: 5.9
1994: 4.7

Text on page 24:
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Valmont Industries, Inc. (the Company) and its majority-owned subsidiaries. All significant intercompany items have been eliminated.

During 1992, Valmont Industries, Inc. increased its ownership in Sermeto, a manufacturing business located in France, from 96.7% to 99.8%. In 1994, the Company acquired the assets of Energy Steel Corporation of Tulsa, Oklahoma, a manufacturer of utility products. Pro forma consolidated financial information is not considered significant and has been omitted.

Inventories
At December 31, 1994 approximately 57% of inventory is valued at the lower of cost on the basis of the last-in, first-out (LIFO) dollar value method under the natural business unit concept or market (net realizable value). As a result, it is not possible to segregate inventory into its component values of raw material, work in process and finished goods. All other inventory is valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value). During 1994, the method of determining the cost of inventories for the lighting ballast product line was changed from the LIFO method to the FIFO method because the company has experienced deflationary material inventory costs and has enhanced the product design to reduce the material and labor cost components of inventory. The effect of this change was immaterial for all years presented.

The excess of replacement cost of inventories over the LIFO value is approximately $10,600 and $9,500 at December 31, 1994 and December 25, 1993, respectively.

Property, Plant and Equipment
Property, plant and equipment are stated at historical cost.
Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the respective assets.
								     81
Text on page 25:
Income Taxes
Effective the beginning of fiscal 1993, the Company adopted
Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, the asset and liability method is used to calculate deferred income taxes.
Deferred tax assets and liabilities are recognized on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates. The effect that a change in tax rates has on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The cumulative effect reported in the first quarter of adopting
SFAS 109 decreased 1993 net earnings by $4,910 ($.42 per share).
Prior years consolidated financial statements were not restated under the method utilized.

Foreign Currency Translations
Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. The assets and liabilities are translated at the exchange rates in effect on the balance sheet date. Cumulative translation adjustments are included as a separate component of shareholders' equity.

Earnings Per Share
Earnings per share are based on the weighted average number of common shares outstanding and equivalent common shares from in-the-money stock options. The difference between primary and fully-diluted earnings per share is not material.

Miscellaneous
The Miscellaneous caption of "Other income (deductions)" in the Consolidated Statements of Operations contains gains and losses which are of an unusual or infrequent nature. Pretax gains from disposal of excess property amounting to $1,092 were included in 1994. Included in 1992 was a pretax gain from the termination of a subsidiary's defined benefit pension plan of $3,200 which was offset by legal and other nonrecurring losses.

(2)  CASH FLOW SUPPLEMENTARY INFORMATION

Cash equivalents on the Consolidated Balance Sheets amounting to $21,541 at December 31, 1994 and $8,691 at December 25, 1993
consist of highly liquid instruments with maturities of three months or less at the date of purchase and are stated at cost, which approximates market. Income taxes paid including discontinued operations, net of refunds, were $4,819, $14,514 and $2,240 for the respective fiscal years 1994, 1993 and 1992. Interest paid was $4,753, $6,192, and $7,739 for the respective fiscal years 1994, 1993 and 1992.

(3)  DISCONTINUED OPERATIONS AND INVESTMENT IN NONCONSOLIDATED
AFFILIATES

All of the Company's investment in Inacom Corp., which was previously accounted for under the equity method of accounting as an investment in nonconsolidated affiliate, was sold in 1993 in an underwritten public offering. The Company received net cash proceeds of $47,557 and realized a net gain after tax of $3,950. The Company's share of Inacom net earnings prior to the public offering were $687 in 1993 and $3,564 in 1992. All other nonconsolidated affiliates are not material.

(4)  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost consists of the following:
				    1994    1993
				 ------- -------
Land and improvements             $7,837   7,671
Buildings and improvements        47,609  45,538
Machinery and equipment           93,733  81,194
Transportation equipment           2,047   1,903
Office furniture and equipment    16,184  14,930
Construction in progress          12,980   9,178
				 ------- -------
				$180,390 160,414
				 ======= =======

Valmont also leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to eight years. Rental expense for operating leases amounted to $3,648, $3,263 and $3,646 for fiscal 1994, 1993 and 1992, respectively.

Minimum lease payments under operating leases expiring subsequent to December 31, 1994 are:

Fiscal year ending
	  1995                              $1,900
	  1996                               1,694
	  1997                               1,590
	  1998                               1,442
	  1999                               1,247
	  Subsequent                         2,342
					   -------
	  Total minimum lease payments     $10,215
					   =======

(5)  BANK CREDIT ARRANGEMENTS

The company maintains various lines of credit for short-term borrowings totaling $49,770.  The interest rates charged on these lines of credit relate to the banks' cost of funds. The unused borrowings under the lines of credit were $48,077 at December 31,
1994.  The lines of credit can be modified at any time at the option of the banks.  The Company pays facility fees of 1/8 to
3/8 of 1% (or equivalent balances) in connection with $28,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. The weighted average interest rate on borrowings was 8.5% at December 31, 1994 and 6.7% at December 25,
1993.
								     82
Text on page 26:
(6)  INCOME TAXES

As discussed in note 1, the Company adopted SFAS 109 effective in 1993. The cumulative effect of this change in accounting for income taxes of $4,910 is determined as of December 27, 1992 and is reported separately in the Consolidated Statement of Operations for the year ended December 25, 1993. Prior years' consolidated financial statements have not been restated.

Total income tax expense was allocated as follows:
				    1994    1993    1992
				    ----    ----    ----
Income from continuing operations $8,800   2,835   5,134
Discontinued operations               --   2,780      --
				------------------------
				  $8,800   5,615   5,134
				========================

Income tax expense (benefit) attributable to income from
continuing operations consists of:
					 1994       1993       1992
					 ----       ----       ----
     Current:
	Federal                        $3,857      3,797      2,322
	State                             374        380        523
	Foreign                         1,269        529      1,255
				      -------    -------    -------
					5,500      4,706      4,100

     Deferred:
	Federal                         3,450     (1,443)       989
	State                             278       (186)       113
	Foreign                         (428)       (242)       (68)
				      -------    -------    -------
					3,300     (1,871)     1,034
				      -------    -------    -------
				       $8,800      2,835      5,134
				      =======    =======    =======

The reconciliations of the statutory Federal income tax rate and the effective tax rates follow:
					 1994       1993       1992
					 ----       ----       ----
Statutory Federal income tax rate       35.0%      35.0%      34.0%
State income taxes, net of Federal
 benefit                                 1.6%       1.6%       2.6%
Other                                   (1.3)%     (1.6)%     (1.8)%
				      -------    -------    -------
					35.3%      35.0%      34.8%
				      =======    =======    =======

Deferred income tax expense (benefit) results from the tax effect of the following timing differences:
							       1992
							       ----
       Depreciation                                             107
       Lease transaction                                        175
       Accrued expenses and valuations                        1,140
       Other                                                   (388)
							    -------
	    Deferred tax expense                             $1,034
							    =======

The tax effects of temporary differences that give rise to
significant portions of the deferred tax assets and liabilities at December 31, 1994, and December 25, 1993 are presented below:
					 1994       1993
				      -------    -------
  Deferred tax assets:
     Accrued expenses and allowances  $11,470     14,311
     Allowance for doubtful receivable    384        461
     Inventory capitalization             665        540
				      -------    -------
	  Total deferred tax assets    12,519     15,312
				      -------    -------

  Deferred tax liabilities:
     Plant and equipment, primarily
       due to depreciation              4,351      3,887
     Lease transactions                 1,850      1,923
     Warranty accrual                   1,373      1,416
     Business combination adjustments   3,439      3,430
     Other                              4,347      3,509
				      -------    -------
	  Total deferred tax
	   liabilities                $15,360     14,165
				      -------    -------

	  Net deferred tax assets
	   (liabilities)              $(2,841)     1,147
				      ========   =======

No valuation allowance for deferred tax assets has been provided since all tax benefits are more likely than not to be used to offset future Federal taxable income.



(7)  LONG-TERM DEBT

					  1994        1993
				       --------     --------
	  9.40% to 12.77% promissory
	    notes, unsecured (a)        $28,250       31,000
	  Promissory note, secured (b)    9,606       11,145
	  6.70% to 13.50% notes           5,386        1,931
				       --------     --------
	       Total long-term debt      43,242       44,076
	  Less current installments
	    of long-term debt             7,753        5,657
				       --------     --------
	       Long-term debt, excluding
		 current installments   $35,489       38,419
				       ========     ========

	  (a)  The promissory notes payable are due
	       in varying annual principal
	       installments through 2001.  The notes
	       are subject to prepayment in whole or
	       in part with or without premium as
	       specified in the agreements.

	  (b)  The promissory note totaling 51.4
	       million French francs is due in four
	       equal annual principal installments
	       through 1998.  The interest rate on
	       the note is variable based on 6-month
	       PIBOR (Paris Interbank Offering Rate),
	       or can be fixed at the Company's
	       option.  At December 31, 1994 the
	       effective interest rate was 6.9%.  The
	       note is secured by the common stock of
	       Sermeto.


The agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. The amount of retained earnings at December 31, 1994 not restricted as to payment of cash dividends and purchase of the Company's capital stock under the most restrictive provisions of the agreements was approximately $23,000.

The minimum aggregate maturities of long-term debt for each of the four years following 1995 are:  $7,645, $7,346, $7,248, and
$4,890.
								     83
Text on page 27:
(8)  EMPLOYEE STOCK PLANS

Stock plans approved by the shareholders provide that the Compensation Committee of the Board of Directors may grant to employees incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, bargain purchases of common stock, bonuses of common stock or any other form of stock benefit. Options granted generally are exercisable in three to six equal annual installments and expire from six to ten years after issuance.

The changes in the outstanding stock options during the three years ended December 31, 1994 are summarized below:
						  Option Price
					 Shares Per Share Range
				       -------- ---------------
     Balance at
       December 28, 1991                815,111   $3.91 - 24.25
	  Granted                       389,609   15.00 - 18.25
	  Exercised                     (63,767)   3.91 - 10.56
	  Canceled                      (50,213)   5.91 - 24.25
				       --------   -----   -----

     Balance at
       December 26, 1992              1,090,740    3.91 - 24.25
	  Granted                        15,000   14.75 - 19.50
	  Exercised                    (157,299)   3.91 - 18.50
	  Canceled                     (170,234)   5.91 - 24.25
				       --------   -----   -----

     Balance at
       December 25, 1993                778,207    5.41 - 24.25
	  Granted                       152,000   14.75 - 18.25
	  Exercised                     (64,575)   5.41 - 12.00
	  Canceled                      (81,858)  10.56 - 24.25
				       --------   -----   -----
     Balance at
       December 31, 1994                783,774    5.91 - 18.50
				       ========   =============

     Options exercisable at
       December 31, 1994                450,107    5.91 - 18.50
				       ========   =============

(9)  EMPLOYEE RETIREMENT SAVINGS PLAN

Established under Internal Revenue Code Section 401(k), the Valmont Employee Retirement Savings Plan is available to all eligible employees. The Company makes an annual basic contribution equal to $.25 on the dollar of the first 3% of each participant's annual pay. In addition, participants can elect to contribute up to 15% of annual pay, on a pre-tax and/or after-tax basis. The Company will match $.50 to $.75 on the dollar of the first 6% of the employee pre-tax contribution. The Company, at the discretion of the Board of Directors, may also pay a supplemental contribution of up to $.50 on the dollar of the first 6% of the participants' pre-tax contributions. The 1994, 1993 and 1992 Company contributions amounted to approximately $2,200, $2,300 and $2,600, respectively.

(10) RESEARCH AND DEVELOPMENT

The Company's accounting system does not accumulate all costs incidental to research and development for new products or improvements to existing products. It is estimated that the research and development costs charged against earnings were approximately $2,500 in 1994, $2,700 in 1993 and $2,600 in 1992.

(11) RESTRUCTURING CHARGES

During 1993 the Company incurred a $10,961 nonrecurring restructuring charge ($7,125 or 61 cents per share after tax) related to its lighting ballast subsidiary, Valmont Electric, Inc. The charge was the result of finalizing the move of ballast operations from Illinois to Texas as well as changes in the ballast market. Write-offs of equipment no longer necessary, severance accruals and other related costs were included in the charge. At December 31, 1994, the Company maintains accrued liabilities amounting to approximately $1,500 for restructuring activities not yet complete.

(12) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks, and accrued expenses approximates fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 31, 1994 the carrying amount of the Company's long-term debt is $43,242 with an estimated fair value of $44,000.

(13) BUSINESS SEGMENTS

The Company's business activities are currently classified into the following industry segments:

Industrial Products - The manufacture and distribution of engineered metal structures and lighting ballasts.


Irrigation Products - The manufacture and distribution of agricultural irrigation equipment and related products.

Financial information concerning the Company's business segments is summarized on the following page and is considered an integral part of this note.
								     84
Annual Report Page 28 - Business Segment Information

Summary by Business Segments
				     1994       1993      1992
				     ----       ----      ----
     NET SALES:
       Industrial Products         $307,715   304,928   297,907
       Irrigation Products          164,030   134,219   126,965
       Less intersegment sales            0      (392)     (187)
				   --------  --------  --------
	  Total                    $471,745   438,755   424,685
				   ========  ========  ========

     OPERATING INCOME:
       Industrial Products           19,036     4,069    15,545
       Irrigation Products           17,742    14,059    11,472
				   --------  --------  --------
	  Total                      36,778    18,128    27,017

     GENERAL CORPORATE
       EXPENSE, NET                  (9,701)   (5,006)   (6,027)
     INTEREST EXPENSE, NET           (3,793)   (5,105)   (6,847)
     MISCELLANEOUS                    1,635        84       639
				   --------  --------  --------

     Earnings from continuing
       operations before
       income taxes                 $24,919     8,101    14,782
				   ========  ========  ========

     IDENTIFIABLE ASSETS:
       Industrial Products          180,587   180,686   173,543
       Irrigation Products           46,554    43,299    36,586
       Corporate                     39,033    22,664    63,089
				   --------  --------  --------
	  Total                    $266,174   246,649   273,218
				   ========  ========  ========

     CAPITAL EXPENDITURES:
       Industrial Products           15,464    11,620     5,727
       Irrigation Products            7,191     4,504     2,020
       Corporate                        333       160       156
				   --------  --------  --------
	  Total                     $22,988    16,284     7,903
				   ========  ========  ========
     DEPRECIATION AND
       AMORTIZATION:
       Industrial Products            7,397     7,389     9,133
       Irrigation Products            2,173     1,903     1,981
       Corporate                        801     1,021       991
				   --------  --------  --------
	  Total                     $10,371    10,313    12,105
				   ========  ========  ========

Summary by Geographical Area
				     1994       1993      1992
				     ----       ----      ----
     NET SALES:
       North America                411,287   375,110   342,689
       Europe                        50,940    49,708    51,739
       Other                          9,518    13,937    30,257
				   --------  --------  --------
	  Total                    $471,745   438,755   424,685
				   ========  ========  ========

     OPERATING INCOME:
       North America                 32,506    13,736    20,377
       Europe                         3,220     2,942     3,983
       Other                          1,052     1,450     2,657
				   --------  --------  --------
	  Total                     $36,778    18,128    27,017
				   ========  ========  ========

     IDENTIFIABLE ASSETS:
       North America                203,840   192,379   220,418
       Europe                        62,334    54,270    52,800
				   --------  --------  --------
	  Total                    $266,174   246,649   273,218
				   ========  ========  ========

Total sales by business segment are to unaffiliated customers.
Net sales by geographical area is based on destination of sales.

Operating income by business segment is based on net sales less identifiable operating expenses, and restructuring charges.
Operating income by geographical area is based on destination of sales less appropriate expense allocations.

Corporate assets consist of cash, deferred and recoverable income taxes, investment in nonconsolidated affiliates, and
administrative buildings and equipment.  Identifiable assets by geographical area are based on location of facilities.
								     85

Annual Report Page 29 - Quarterly Financial Data (Unaudited)
(Dollars in thousands, exept per share amounts)

			       Net Earnings                             Stock
			       (Loss) From                    Stock      Divi-
				Continuing    Net Earnings    Market     dends
	      Net      Gross    Operations       (Loss)       Price      Dec-
	     Sales    Profit   Amount  Share  Amount Share  High   Low   lared
	     -----    ------   ------  -----  ------------  ----   ----  -----
1994
 First     $111,185    24,357   3,013   0.26  3,013  0.26  20.50  14.50  0.075
 Second     121,967    27,574   4,323   0.37  4,323  0.37  17.00  13.50  0.075
 Third      109,852    26,259   3,858   0.33  3,858  0.33  16.75  14.50  0.075
 Fourth     128,741    32,117   4,925   0.42  4,925  0.42  17.50  15.75  0.075
______________________________________________________________________________

Year       $471,745   110,307  16,119   1.38 16,119  1.38  20.50  13.50  0.300
______________________________________________________________________________
1993
 First     $106,909    25,342   2,801   0.24 (1,422)(0.12) 22.75  16.50  0.065
 Second     115,979    26,510   3,830   0.33  8,113  0.69  21.75  14.75  0.075
 Third      107,212    24,038   2,673   0.23  2,340  0.20  17.63  13.00  0.075
 Fourth     108,655    24,658  (4,038) (0.35)(4,038)(0.35) 20.25  14.00  0.075
______________________________________________________________________________

Year       $438,755   100,548   5,266   0.45  4,993  0.43  22.75  13.00  0.290
______________________________________________________________________________
1992
 First     $110,338    23,095   1,189   0.10  1,753  0.15  14.50  10.38  0.065
 Second     115,923    25,928   3,238   0.28  4,058  0.35  14.25  10.50  0.065
 Third       94,797    21,776   1,694   0.15  2,619  0.23  17.25  11.75  0.065
 Fourth     103,627    26,527   3,527   0.30  4,782  0.41  18.75  16.25  0.065
______________________________________________________________________________

 Year      $424,685    97,326   9,648   0.83 13,212  1.14  18.75  10.38  0.260
______________________________________________________________________________

Earnings per share are computed independently for each of the quarters. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.
								     86
Annual Report Page 30 - Independent Auditors' Report

The Board of Directors
Valmont Industries, Inc.:


We have audited the consolidated balance sheets of Valmont Industries, Inc. and Subsidiaries as of December 31, 1994 and December 25, 1993 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valmont Industries, Inc. and Subsidiaries as of December 31, 1994 and December 25, 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As described in Note 6 to the Consolidated Financial Statements, the Company adopted the provisions of the Statement of Financial
Accounting Standards No. 109, "Accounting for Income Taxes" in fiscal 1993.




Omaha, Nebraska
February 16, 1995
								     87
Annual Report Page 31 - Management's Report

The consolidated financial statements of Valmont Industries, Inc. and Subsidiaries and the other information contained in the Annual Report were prepared by and are the responsibility of management. The statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on management's best estimates and judgments.

In fulfilling its responsibilities, management relies on a system of internal controls which provide reasonable assurance that the financial records are reliable for preparing financial statements and for maintaining accountability of assets. Internal controls are designed to reduce the risk that material errors or irregularities in the financial statements may occur and not be timely detected. These systems are augmented by written policies, careful selection and training of qualified personnel, an organizational structure providing division of responsibilities and a program of financial, operational and systems audits. The Company also has a business ethics policy which requires employees to maintain high ethical standards in the conduct of Company business.

The Audit Committee of the Board of Directors is responsible for recommending to the Board, subject to ratification by shareholders, the independent accounting firm to be retained each year. The Audit Committee meets regularly, and when appropriate separately, with the independent certified public accountants, management and the internal auditors to review Company performance. The independent certified public accountants, internal auditors, and the Audit Committee have unrestricted access to each other in the discharge of their responsibilities.



Mogens C. Bay
President and Chief Executive Officer



Terry J. McClain
Vice President and Chief Financial Officer
								     88
Annual Report Page 32 - Officers
Corporate Officers

Robert B. Daugherty
Chairman of the Board

Mogens C. Bay
President and
Chief Executive Officer

Terry J. McClain
Vice President
and Chief Financial Officer

Vincent T. Corso
Vice President - Operations

Thomas P. Egan, Jr.
Vice President - Corporate
Counsel and Secretary

Brian C. Stanley
Vice President - Investor Relations
& Controller

Mark E. Treinen
Vice President - Business Development

Tommy L. Whalen
Vice President - Human Resources


Division and Subsidiary Officers

Gary L. Cavey
President, North America Operations
Industrial and Construction Products

Joseph M. Goecke
President and
Chief Operating Officer
Valmont Irrigation

Lewis P. Hays
President and
Chief Operating Officer
Industrial and Construction Products

E. Robert Meaney
President and
Chief Operating Officer
Valmont International

Claude Rougier
President
Europe

Howard G. Sachs
President and
Chief Operating Officer
Valmont Electric, Inc.
								     89
Annual Report Page 33 - Shareholder Information

Corporate Headquarters
Valmont Industries, Inc.
P. O. Box 358
Valley, Nebraska 68064 U.S.A.
(402)359-2201

Independent Public Accountants
KPMG Peat Marwick LLP
Omaha, Nebraska

Outside Legal Counsel
McGrath, North, Mullin & Kratz, P.C.
Omaha, Nebraska

Stock Transfer Agent and Registrar
First National Bank of Omaha
Trust Department
One First National Center
Omaha, Nebraska 68102-1596
(402)341-0500

Notices regarding changes of address and inquires regarding lost dividend checks, lost or stolen certificates and transfers of stock, should be directed to the transfer agent.

Annual Meeting
The annual meeting of Valmont's shareholders will be held at 2:00 p.m. on Tuesday, April 18, 1995, at Joslyn Art Museum, 2200 Dodge
Street, Omaha, Nebraska.

Stock Trading
Valmont's common trades on The Nasdaq Stock Market under the symbol VALM. Current share price and related information can be found in the financial section of many daily newspapers.

Availability of 10-K Report
A copy of Valmont's Annual Report on Form 10-K for 1994 may be obtained by calling or writing the Investor Relations Department, Valmont Industries, Inc., P. O. Box 358, Valley, Nebraska 68064 U.S.A.
Phone:  (402)359-2201;
Fax:  (402)359-2848

Stock Held in "Street Name"
Valmont maintains a direct mailing list to ensure that shareholders with stock held in broker accounts receive information on a timely basis.
If you would like your name added to this list, please direct your request to:
Investor Relations Department, Valmont Industries, Inc., P.O. Box 358,
Valley, Nebraska 68064 U.S.A.
Phone:  (402)359-2201;
Fax: (402)359-2848

Shareholder and Investor Relations
Valmont maintains an active investor relations program to keep shareholders and potential investors informed about the company. Comments and inquiries are welcome and should be directed to the Investor Relations Department, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska, 68064 U.S.A.
Phone:  (402)359-2201;
Fax: (402)359-2848

Market Makers

The following firms make a market in Valmont Industries, Inc. as of February 24, 1995:

Burns, Pauli & Company, Inc.
Dain Bosworth Inc.
Herzog, Heine, Geduld, Inc.
Huntleigh Securities Corporation
Kirkpatrick Pettis Inc.
Lehman Brothers Inc.
Mayer & Schweitzer, Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Troster Singer Corporation
								     90
Annual Report Back Cover:
2 photos that cover 2/3 of the cover:
left photo:  vertical photo of 4 ballasts
right photo:  metal transmission pole
1/3 of the right side of the cover: shows Valmont logo, Valmont Industries Inc., Valley, Nebraska 68064 U.S.A.
								       91