Form 10-K, Exhibit 13
period 1995-12-30
VALMONT INDUSTRIES INC
filed 1996-03-22
CIK 102729

CONTENTS                                                            Exhibit 13

THE FIRST FIFTY YEARS This year marks the 50th anniversary of the founding of Valmont Industries. Following World War II, a former Marine named Robert B. Daugherty took his life savings and started a small farm equipment manufacturing company just west of Omaha. The company soon began to grow and prosper, adding new products and developing innovative manufacturing techniques.
        Through the years, Valmont has taken new ideas and turned them into products that meet the growing needs of its customers. The most revolutionary of these ideas was the center pivot irrigation system, a mechanized system to irrigate crops that forever changed agriculture. From this small acorn, a mighty oak has grown. Because the center pivot required a great deal of pipe, the Company began to manufacture its own. This, in turn, led Valmont into the tapered pole business, which now supports markets in lighting, traffic signals, electrical transmission and distribution, and wireless communication.
        Today, Valmont sells its mechanized irrigation systems and engineered metal structures across the United States and around the world. During its first five decades, the Company continuously sought the best ways to apply advancing technology to products and processes alike. And, at each step along the way, it was Valmont's people that made the difference . . . a team of smart, hard working pioneers in the truest sense of the word . . . dedicated to helping improve life around the globe.



4       LETTER TO SHAREHOLDERS

6       ABOUT VALMONT

        6       Industrial Products
        8       Irrigation Products
       10       International

12      FINANCIAL REVIEW

        12      Management's Discussion and Analysis
        18      Selected Eleven-Year Financial Data
        20      Consolidated Statements of Operations
        21      Consolidated Balance Sheets
        22      Consolidated Statements of Cash Flows
        23      Consolidated Statements of Shareholders' Equity
        24      Notes to Consolidated Financial Statements
        30      Business Segment Information
        31      Quarterly Financial Data
        32      Independent Auditors' Report
        33      Management's Report
        34      Directors and Officers

                             1995 ANNUAL REPORT 1

                           VALMONT'S GLOBAL MARKETS
FINANCIAL HIGHLIGHTS
Valmont Industries, Inc.
-------------------------------------------------------------------------------

(Dollar amounts in millions, except per share data.
Amounts and graphs are from continuing operations, before 1993 restructuring charge.)

                                              1995       1994           1993
------------------------------------------------------------------------------
OPERATING RESULTS
  Net sales                                 $ 544.6       501.7          464.3
  Net earnings                                 24.8        18.9           14.7
  Earnings per share                           1.80        1.39           1.07
  Dividends per share                           .30         .30            .29
FINANCIAL POSITION
  Shareholders' equity                      $ 159.3       137.6          121.8
  Shareholders' equity per share              11.74       10.20           9.03
  Long-term debt as a % of invested capital    17.3%       22.4%          24.7%
OPERATING RATIOS
  Gross profit as a % of sales                 26.6%       24.2%          23.6%
  Operating income as a % of sales              7.7%        6.3%           6.0%
  Net earnings as a % of sales                  4.5%        3.8%           3.2%
  Return on beginning equity                   18.0%       15.5%          12.4%
YEAR END DATA
  Shares outstanding (000)                   13,560      13,495         13,486
  Approximate number of shareholders          3,900       3,800          3,800
  Number of employees                         4,166       3,946          4,152


        (GRAPH)         (GRAPH)         (GRAPH)         (GRAPH)

                             1995 ANNUAL REPORT 2

GROWING GLOBAL MARKETS
--------------------------------------------------------------------------------
Shanghai, China

                                    (MAP)

CORPORATE HEADQUARTERS
Valley, Nebraska USA

Brenham, Texas, USA
El Paso, Texas, USA

Elkhart, Indiana, USA
Juarez, Mexico
Salem, Oregon, USA

                               A World Leader...

     We aggressively participate in specific markets within two major global economies: Food Production and Infrastructure Development. First, we are the world leader in manufacturing EFFICIENT IRRIGATION EQUIPMENT for agriculture...increasing crop yields and conserving scarce water resources. Second, we are the world's leading producer of ENGINEERED METAL STRUCTURES and

                             VALMONT INDUSTRIES 3

                                    (MAP)
--------------------------------------------------------------------------------

Salt Lake City, Utah, USA
St. Hubert, Quebec, Canada
Tulsa, Oklahoma, USA
Valley, Nebraska, USA

Charmeil, France
Cusset, France
Lempdes, France

Maarheeze, The Netherlands
Madrid, Spain
Rive-de-Gier, France

provide other products and components to various industries including communication, lighting, and utility...improving the world's infrastructure. In the future, we will grow by leveraging our strengths. We will take new products and technologies into existing markets and leverage our current products and technologies in new markets. This is how we plan to create value for all Valmont shareholders.

                             1995 ANNUAL REPORT 4

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------
RECORD YEAR

     1995 was a record year. Net earnings hit an all-time high of $24.8 million, topping 1994 earnings by 31.1%. Earnings per share were $1.80, also a Valmont record. Sales for the year climbed to $545 million, an 8.6% increase over the previous year.

STICKING TO BASICS
     1995 was a year in which our business strategy was further focused and refined. Valmont operates inside two world economies: infrastructure development and food production. Within these very large economies, we have carved out leadership positions in specific markets.
     In infrastructure development, we have focused our efforts on highly engineered structures that are used in a wide variety of applications. We are the single, largest worldwide supplier with a full product line. We design and produce steel and aluminum poles for use in lighting, traffic signals and signs, as well as transmission and distribution of electrical power. We also have established a significant presence by producing metal poles and towers for the wireless communication industry. These markets will continue to expand as the industrialized world upgrades its infrastructure and emerging countries develop theirs.
     Within food production, our focus is on mechanized irrigation for agriculture. Over the next 35 years, the world must more than double its food production to satisfy the need for better diets for a growing global population. In meeting this major global challenge, there are two primary issues that must be resolved: crop yields and effective management of limited fresh water supplies. For the producer, these are very real challenges; for Valmont, they represent the markets of tomorrow. Our center pivot and linear move irrigation systems provide solutions for these issues.

INDUSTRIAL PRODUCTS
     The industrial products segment reported a 52.0% increase in operating income, from $23.6 million in 1994 to $35.9 million in 1995, on a 13.1% increase in revenues. The strongest revenue gains came from the sale of metal poles to the lighting markets in Europe and North America and products for the wireless communication markets in the United States. Operating income grew as a result of this volume increase and excellent cost reductions and productivity improvements in our ballast operations.
     During 1995, we acquired the Microflect Company of Salem, Oregon. Because we had already created an important market position in the fast growing communication market, we felt this acquisition would be a perfect fit...and it is. Microflect brought additional high-quality product lines, such as towers and components, which complemented our existing products. We are extremely pleased Microflect is a part of the Valmont team.
     To meet growing demand for our engineered poles and towers, we substantially increased our manufacturing capacity in North America and Europe during 1995 and made our first investment in Asia with the construction of a new plant in Shanghai, China. We selected China because it is the largest and fastest growing economy in Asia. A key to doing well in China is "staying power" and a total commitment to success. We have made that commitment and we believe China represents an excellent long-term investment with tremendous potential.

ROBERT B. DAUGHERTY
     MOGENS C. BAY
-------------------


" We will remain focused on what we do best not only in our day-to-day operations but also in our approach to growing the business. "

                             VALMONT INDUSTRIES 5

     While we are still not satisfied with the returns on our investment in the ballast operation, we are delighted with the improvements made in 1995. We focused on quality, manufacturing techniques that resulted in this business now operating at a profit.
     The future demand for our engineered poles and structures looks excellent in the U.S. and solid overseas. Lifestyles continue to improve around the world. Safety and quality of life upgrades remain a top priority for governments and the people they serve. We believe these trends will continue well into the future.

                                  (PICTURE)

IRRIGATION PRODUCTS
     Operating income in this segment was up 5.6% for the year. Sales finished about equal to 1994's record performance in spite of a very wet spring and early summer in North America. Stronger international sales nearly made up for the shortfall in North America.
     Valmont has been the leader in mechanized irrigation for agriculture for over 40 years. We have set the industry standard and will continue to do so as we move into the next century. To meet the world's food production requirements in the years ahead, growers must use limited water resources very efficiently. Water conservation and the need to eliminate contaminating runoff will cause producers to practice "precision farming," the practice of applying water and chemicals only where and when needed. We intend to be a major player in the development and introduction of this technology to irrigated agriculture.
     Our mechanized irrigation systems can also increase crop yields, reduce labor costs and energy consumption, and are environmentally sensitive. It is not uncommon for a grower to see a complete payback on the cost of a new center pivot irrigation system in two to three growing seasons. The conversion from less efficient forms of irrigation to center pivots continues to grow as does the replacement of older systems that were installed 15-20 years ago.
     The outlook for U. S. and world agriculture is good. Feed grain inventories are at an all time low. Demand for farm products remains high and is accelerating as people around the world improve their diets....a situation not likely to change for some time.

STAYING FOCUSED
     We will remain focused on what we do best not only in our day-to-day operations but also in our approach to growing the business. We will leverage technology we know and understand into new markets or we will expand present markets by bringing in new technology.
     We see ample opportunities to expand our businesses in North America and, over time, we expect our investments around the world to further accelerate our growth.
     Looking toward the future, the drivers for our core businesses remain strong. This, together with our significant investments in our people, production equipment, and manufacturing processes, should enable us to continue our progress in 1996.
     Our performance is the direct result of the skills and dedication of each member of the Valmont team and we thank them for their contributions to our Company.



/s/ Mogens C. Bay
--------------------------------------
Mogens C. Bay
President and Chief Executive Officer



/s/ Robert B. Daugherty
--------------------------------------
Robert B. Daugherty
Chairman of the Board

                             1995 ANNUAL REPORT 6

INDUSTRIAL PRODUCTS
--------------------------------------------------------------------------------
RECORD SALES

     Valmont designs and manufactures quality engineered metal structures and other fabricated products with high performance coatings for a wide range of industrial and commercial applications. The success of this business unit is built upon its commitment to top quality production through the use of the latest engineering and manufacturing technology. From its automated high-speed production equipment to its computer-linked distribution network, the Valmont team has the talent and skill necessary to satisfy the most demanding customer requirements.
     The customer is always the top priority and, whether the order is for standard or a custom-designed product, Valmont is committed to just-in-time delivery of properly designed, quality products.

COMMUNICATION TOWERS
     The rapidly growing use of cellular phones, together with other forms of wireless communication, has created one of Valmont's most exciting opportunities. At the end of 1995, it was estimated that cellular companies were adding new subscribers at the rate of over 30,000 each day... which translates into a growing demand for new communication towers.
     This business is expected to continue to be Valmont's fastest growing product line. The 1995 acquisition of Microflect means Valmont has become a single-source supplier for communication structures, passive repeaters, wave guide supporting systems, components, installation, engineering, technical services, and maintenance. Internationally, the Company recently purchased a majority interest in Telec Centre, a small French manufacturer of communication towers, which will position Valmont to expand in the European segment of the market.

LIGHTING AND TRAFFIC SIGNAL STRUCTURES
     Valmont is a leading manufacturer of pole structures for lighting and traffic signal standards. Sales are divided between public infrastructure development and private spending for a wide variety of outdoor lighting applications. Manufacturing and engineering flexibility to meet precise specifications and delivery deadlines are the keys to Valmont's success in all of its product lines. The outlook for lighting and traffic signal structures continues favorable. New construction and redevelopment of cities and highways remain among the most important demand factors. Crime prevention and the growing need for safe and secure outdoor areas are also important contributors to the increase in demand.

                                  (PICTURE)

Infrastructure development continues at a rapid rate across the United States. Each day over 30,000 people are starting cellular phone service. Engineered poles and towers are absolutely essential in these markets... markets in which Valmont stands as the only worldwide integrated manufacturer.

                             VALMONT INDUSTRIES 7

Top left: A busy test bench at Valmont Electric helps ensure quality ballast products. Far left, left, and below: Traffic signal, electrical transmission, and wireless communication poles are just a few of the many Valmont products used to improve and modernize the nation's infrastructure.
Right: Aluminum reflector panels on passive repeaters must meet rigid flatness tolerances required for microwave frequencies.

                (GRAPH)                                    (GRAPH)

                                  (PICTURES)

UTILITY PRODUCTS
     Growth in the utility pole structures market is expected to come from increased distribution and consumption of electric energy, replacement of wooden and metal lattice structures, and deregulation of the utility industry. Valmont's tapered steel transmission monopole designs offer better appearance, greater reliability, and more efficient use of space. At the same time, approximately 3% of the smaller wooden distribution poles found along most city streets are being replaced each year...which amounts to in excess of two and a half million poles annually. This represents potentially large demand as utilities begin to replace a portion of their wooden poles with metal ones. Valmont also serves the utility industry by producing components for the electrical sub-station market.

OTHER PRODUCTS
     Ballasts - Valmont Electric produces a broad line of magnetic and electronic ballasts for the fluorescent lighting industry. During the past several years, this business unit has been repositioned to be one of the lowest-cost producers in the industry and it has focused its resources on new technology, high quality production and profitable niche markets. Newer, more reliable, cost-efficient electronic models are the growth vehicles for the lighting ballast industry. Sales of electronic ballasts are expected to continue to grow rapidly.

     Custom Tubing - Valmont designs and manufactures to customer specification a wide variety of shapes and sizes of tubular steel. Its custom tubing products are used in a number of automotive, industrial and agricultural products, including such diverse items as automotive starter motor housings, fire extinguishers, and grain spouting. The Company's extensive manufacturing capabilities allow just-in-time deliveries of custom-engineered products.

     Fasteners, Grating, and Pressure Vessels - Valmont produces and distributes a full line of fasteners, including mechanically galvanized screws, bolts, washers, and springs. In addition, the Company offers a full complement of hardware and accessories for towers, including fasteners, safety climb equipment, lighting kits, beacon mounts and grounding kits. Valmont's metal grating and fiberglass hand rails can be found in such diverse structures as water treatment plants, paper mills, and oil wells on Alaska's North Slope. The Company also produces pressure vessels for use in petroleum and chemical processes. These products support Valmont's major product lines and meet the total needs of its customers from initial order to complete installation and follow-up.

                             1995 ANNUAL REPORT 8

Below: Center pivot systems deliver a uniform application of water, chemicals and fertilizer in the exact quantities needed. Right: By placing spray nozzles close to the crop, evaporation is greatly reduced. Far right: Corner systems allow irrigation of square, rectangular and odd shaped fields. Bottom right:
Automated controls assist growers with precise application and help reduce labor and energy costs.


IRRIGATION  PRODUCTS
--------------------------------------------------------------------------------
INDUSTRY LEADER

Through the years, Valmont has built and supported the most extensive dealer network in the irrigation industry. Valmont offers extensive training on a continuous basis for its dealers who, in turn, provide world-class service in the form of system design, installation, and replacement parts. It is Valmont's dealer network and distribution system that has helped make the Company the industry leader.
     Valmont pioneered the development of large-scale mechanized agricultural irrigation equipment and today remains the worldwide industry leader. The use of irrigation was initially begun as a means to increase the amount of land available for food production and to increase crop yields from that land. Surface or gravity flow methods of irrigation that simply flood the fields became the predominant means of irrigation. Later, center pivot and linear move irrigation systems were introduced that use less water, produce more consistent yields and retain the chemicals in the root zone.

                                  [PICTURES]

                                   [GRAPH]
                                                                          36

                             VALMONT INDUSTRIES 9

"VALLEY...THE MOST TRUSTED NAME IN IRRIGATION"(TM)

     Today the emphasis in agriculture is on water conservation and water quality while continuing to increase crop yields. Mechanized irrigation systems, such as the center pivots and linear move systems manufactured by Valmont, offer growers both economic and environmental benefits.
     Computerized controls and precise water application enable mechanized irrigation systems to reduce water usage by as much as 50% compared with field flooding.
     The systems can be programmed to deliver the exact amount of water needed on a timely basis, which eliminates excess water runoff and improves crop yields. Valmont's systems can also be operated by a computer from the grower's home or other remote location, thus reducing time and labor costs.
     Long-term demand for irrigation systems in the U.S. is also impacted by replacement of older systems. Many systems were installed during the 1970s and are nearing the time when they will need replacing. With the economical, environmental, and technological benefits of the newer systems as an added incentive, it is expected that many growers will replace their older systems during the next five to ten years.

                                  [PICTURES]

Just 2% of the world's water supply is fresh water available for human use. Of the total fresh water available, agriculture uses about 65%. Valmont's mechanized irrigation systems efficiently use this water and are the solution to meeting the growing demand for increased food production, which must double over the next 35 years. Center pivot and linear move systems conserve precious water, increase crop yields and reduce chemical runoff.

                            1995 ANNUAL REPORT 10

INTERNATIONAL
--------------------------------------------------------------------------------
GLOBAL GROWTH

     Valmont sells full lines of engineered metal pole structures and mechanized irrigation systems in countries that span the globe. The Company has pole manufacturing facilities located in France, The Netherlands, Canada and China, an irrigation plant in Spain, and a ballast production plant in Mexico. The breadth of its sales networks and the geographic coverage of its manufacturing facilities are two key strengths of the Company's international business.

IRRIGATION SYSTEMS
     Most of the factors affecting demand for irrigation systems in the U.S. are also present on a worldwide basis. As diets improve around the world, food production must increase to satisfy growing demand. At the same time, water available for agricultural irrigation is in short supply. It is estimated that about 2% of the world's water is fresh water. Of this amount, 65% is used in agriculture with about two-thirds of that wasted due to inefficient flood irrigation techniques. The combination of increased need for food supplies and demand for water conservation has created attractive worldwide long-term growth opportunities for Valmont's irrigation systems. Major agricultural areas in South America, Australia, Europe, Africa and Asia are possible growth areas for modern irrigation systems. These areas of opportunity are potential additions to the over 10 million acres that are now irrigated by Valmont mechanized irrigation systems in the U.S. and some 90 other countries around the world.

                            VALMONT INDUSTRIES 11

Left: The Singapore skyline is framed by one of Valmont's decorative poles made in France. Bottom left: Valmont lighting poles line a street in downtown Shanghai, China. Right: Linear move systems can irrigate rectangular fields from 10 to 1,000 acres. Lower right: The new China plant, completed in December, is producing tapered poles for lighting.

                                   [PICTURE]

ENGINEERED METAL STRUCTURES
     The worldwide demand for lighting standards remains strong throughout world markets. Infrastructure development, road construction and commercial expansion in both developed and developing countries are creating excellent demand for a wide variety of pole structures.
     Valmont's strategy for developing markets has been consistent for many years. Marketing and engineering people initially serve the market. Then, manufacturing facilities and distribution channels are established throughout the region. This focused process has been highly successful in North America because it ensures the timely delivery of quality products and superior customer service.
     In Europe, Valmont entered the lighting market during 1989 and is now growing into the utility and communication structures areas. The Company has expanded its market to include many other countries while, at the same time, adding a manufacturing facility in the Netherlands and increasing capacity in France.
     The same approach is working in Asia. Valmont initially supplied these new markets from the United States and existing French facilities. By the time the Shanghai manufacturing plant was completed in China in late 1995, four sales offices were already open in the region...at Beijing, Guangzhou, Qingdao, and Shanghai. Additional facilities are planned in the next several years. The opportunities in Asia are tremendous as large numbers of people increase their standard of living and the region's economy expands.

     Diverse customer requirements for irrigation systems and engineered metal structures are promptly satisfied through Valmont's worldwide sales and distribution networks and its manufacturing facilities located in seven countries.

                            1995 ANNUAL REPORT 12

MANAGEMENT'S DISCUSSION AND ANALYSIS
Valmont Industries, Inc.
--------------------------------------------------------------------------------
FINANCIAL REVIEW

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes.
     The Company acquired Microflect Company, Inc. (Microflect) on July 31, 1995. This acquisition was accounted for as a pooling of interests and accordingly, all financial results included in this annual report have been restated to reflect the combined operations of the companies. Microflect designs, fabricates and installs microwave communication antenna support structures, passive repeaters and waveguide support systems.

FISCAL 1995 COMPARED TO FISCAL 1994


(Dollars in thousands, except per share amounts)         1995            CHANGE             1994
--------------------------------------------------------------------------------------------------
Net sales                                               $544,642            8.6 %         $501,740
Cost of sales                                            399,691            5.1 %          380,254
Gross profit                                             144,951           19.3 %          121,486
Selling, general and administrative expenses             103,120           14.8 %           89,807
Operating income                                          41,831           32.0 %           31,679
Interest expense, net                                      3,511           (8.4)%            3,832
Miscellaneous income                                         139          (91.9)%            1,723
Income tax expense                                        13,700           28.2 %           10,683
Net earnings                                              24,759           31.1 %           18,887
Earnings per share                                          1.80           29.5 %             1.39


     Valmont's net sales in 1995 increased $42.9 million over its sales for 1994. Industrial products segment revenues rose 13.1% primarily as a result of strong sales growth of pole and tower structures to the U.S. communications markets and the lighting markets in the United States, Canada, and Europe. Structures for the wireless communication market was the fastest growing product line with the acquisition of Microflect substantially improving the Company's position in this expanding market. The ballast business experienced sales similar to 1994 sales.
     Irrigation products segment sales declined slightly to $162.7 million in 1995 from $164.0 million as unfavorable weather conditions during the spring and summer in the U.S. markets slowed demand. Sales to international markets, primarily Europe, South America and Africa, rose to offset much of the domestic market decline.
     Gross profit increased $23.5 million in 1995 to $145.0 million, and as a percent of sales increased from

                            VALMONT INDUSTRIES 13
--------------------------------------------------------------------------------

24.2% in 1994 to 26.6% in 1995. The Irrigation Products segment gross profit increased despite lower sales as a result of productivity improvements and lower steel prices. Industrial Products segment gross profit also increased from sales increases in engineered metal structures and productivity increases in the ballast operation. A shift in the mix of products sold also impacted gross profit as a percent of sales.
     Selling, general and administrative (SG&A) expenses in 1995 were $103.1 million compared to $89.8 million in 1994. In 1995, SG&A as a percent of gross profit was 71.1% compared to the prior year's 73.9%. The SG&A expense increase was to support the sales volume growth, for incentive accruals and for the development of various international markets to foster future sales.
     For 1995 and 1994, net interest expense was $3.5 million and $3.8 million, respectively. The decrease results from lower debt levels and lower interest rates on variable rate debt. At the end of 1995, long-term debt had decreased by $6.8 million from the debt level at 1994 year-end.
     Miscellaneous income of $1.7 million in 1994 decreased to $0.1 million in 1995. The figure for 1994 included non-recurring gains from the sale and disposal of excess property of $1.2 million.
     In 1995, the effective tax rate of 35.6% decreased from the 1994 effective rate of 36.1% primarily due to reduced state income taxes as a result of relocation of businesses to states with lower tax rates and state tax incentives.
     For the reasons discussed above, the Company's earnings in 1995 were $24.8 million compared to $18.9 million for 1994. Earnings per share increased $0.41 per share in 1995 to $1.80 per share.

   (GRAPH)                     (GRAPH)                    (GRAPH)

                            1995 ANNUAL REPORT 14

    MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
    Valmont Industries, Inc.

--------------------------------------------------------------------------------

FISCAL 1994 COMPARED TO 1993

(Dollars in thousands, except per share amounts)      1994     CHANGE     1993
--------------------------------------------------------------------------------
Net sales                                           $501,740    8.1 %   $464,274
Cost of sales                                        380,254    7.3 %    354,502
Gross profit                                         121,486   10.7 %    109,772
Selling, general and administrative expenses          89,807    9.5 %     82,043
Restructuring charge                                       -      -       10,961
Operating income                                      31,679   88.9 %     16,768
Interest expense, net                                  3,832   24.9)%      5,105
Miscellaneous income                                   1,723  724.4 %        209
Income tax expense                                    10,683  147.2 %      4,321
Earnings from continuing operations                   18,887  150.1 %      7,551
Earnings from discontinued operations                      -      -        4,637
Cumulative effect of accounting change                     -      -       (4,910)
Net earnings                                          18,887  159.5 %      7,278
Earnings per share                                      1.39  162.3 %        .53


     Net sales in 1994 increased $37.5 million over 1993 sales. Sales for the Industrial Products segment increased 2.2% in 1994 to $337.8 million from $330.4 million in 1993. The Industrial Products segment reported significant sales growth for United States and Canadian engineered metal structures. These sales gains, to a great extent, were offset by the absence of sales from the steel reinforcing bar operations exited in 1993 and divestiture of the cathodic protection operation. Sales in the ballast product line were managed lower for margin improvement. European metal structure sales in 1994 were slightly higher than the levels attained in 1993 as economic conditions in Europe improved in the second half of 1994.
     Sales for the Irrigation Products segment for 1994 of $164.0 million were up 22.2% over 1993, as record

(graph)                               (graph)                         (graph)



-------------------------------------------------------------------------------

                            VALMONT INDUSTRIES 15

--------------------------------------------------------------------------------

North American sales more than offset weaker export shipments. Improved demand was driven by an increased focus on water conservation and replacement of older center pivots. Sales to the international markets for 1994 declined mainly from the reduction of sales to the Saudi Arabian market and the absence in 1994 of large project shipments.
     Gross profit improved $11.7 million in 1994 over 1993's performance, as sales volume increased. As a percent of sales, gross profit was 24.2% for 1994 compared to 23.6% in 1993. For the year 1994, gross profit improved in the engineered metal structures businesses compared to 1993 as a result of operating improvements. The lighting ballast product line and the Irrigation Products segment experienced lower gross profit percentages due to lower market prices in the last half of 1994.
     As a percent of gross profit, SG&A was 73.9% in 1994 compared to 74.7% in 1993. The increase in SG&A of $7.8 million in 1994 over 1993 resulted from increased sales commissions and incentives and expanded marketing efforts internationally.
     Operating income for 1993 was reduced by a restructuring charge of $11.0 million incurred for moving the lighting ballast product line operation from Illinois to Texas.
     Net interest expense decreased in 1994 by $1.3 million as a result of lower debt levels and lower interest rates on variable rate debt.
     The miscellaneous caption of other income (deductions) in the consolidated statements of operations contains gains and losses which were of an unusual or infrequent nature. Included in the $1.7 million in 1994 were gains of $1.2 million from the sale and disposal of excess property.
     The effective tax rate of 36.1% for 1994 was lower than the 36.4% effective tax rate of 1993 due to increased nontaxable interest income and foreign sales corporation tax benefits.
     As a result of the aforementioned operating factors and general business conditions, earnings from continuing operations increased by $11.3 million in 1994 over 1993 levels. Earnings per share from continuing operations were $1.39 for 1994 and $0.55 for 1993. For the year 1993, the Company reported earnings from discontinued operations of $4.6 million or $0.34 per share and an accounting charge of $4.9 million or $0.36 per share. As a result, the Company's 1993 net earnings of $7.3 million or $0.53 per share differed from its earnings from continuing operations.

LIQUIDITY AND CAPITAL RESOURCES
     Net working capital of $81.0 million at the end of 1995 was less than the $88.3 million of working capital at the end of 1994. The net change results from using cash and cash equivalents to fund additions to property, plant, and equipment and principal payments on long-term debt. As a result, the ratio of current assets to current liabilities was 1.8:1 at the end of 1995 compared to 1.9:1 at the end of 1994.
     Available short-term credit facilities through bank lines of credit were $54.6 million at the end of 1995 compared to $49.8 million at the end of 1994. At the end of 1995, $51.1 million was unused.
     The Company's growth has been financed through a combination of cash provided from operations and the sale of Inacom Corp. stock in 1993, and to a lesser extent through long-term financing. Cash provided from

                            1995 ANNUAL REPORT 16


    MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
    Valmont Industries, Inc.

-------------------------------------------------------------------------------

operating activities is the primary source of liquidity and amounted to $28.6 million in 1995 and $48.7 million in 1994. The Company's objective is to maintain long-term debt as a percent of invested capital in the range of 32% to 40%. However, occasionally business conditions or opportunities may warrant being temporarily outside this range. The Company is below the lower limit of the range due to the sale of its investment in Inacom Corp. in 1993 and subsequent principal payments on long-term debt. At the end of 1995 long-term debt as a percent of invested capital was 17.3% as compared to 22.4% at the end of 1994, due to payment of scheduled installments.
     The Company believes cash flow from operations, credit facilities available and the capital structure now in place will be adequate for 1996 planned capital expenditures, dividends and other financial commitments, and will allow the Company to pursue opportunities to expand its markets and businesses.

CAPITAL EXPENDITURES
     In 1995, the Company expended $34.8 million in property, plant and equipment, an $11.3 million increase from the $23.5 million invested in 1994. Major additions included new facilities in Salt Lake City, Utah and Shanghai, China, and expansion of manufacturing capabilities and capacities at the Brenham, Texas plant. All three of these investments were made to increase capacity for manufacturing of engineered metal structures. These capital expenditures will enable the Company to reach new markets and customers, enhance capacity and productivity, and maintain up-to-date equipment and facilities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
     The Financial Accounting Standards Board (FASB) issued statement No. 123, "Accounting for Stock-Based Compensation" in October 1995. This statement is effective for fiscal years beginning after December 15, 1995 and requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company expects to comply with SFAS 123 in fiscal year 1996 by footnote disclosure of the pro forma amounts required by an employer that continues to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

OUTLOOK FOR 1996
     As the Company begins 1996, order backlogs are at approximately the same levels as at the beginning of 1995, $110.0 million for 1996 compared to $111.1 million a year ago.
     The markets for the Company's irrigation products are expected to continue favorable in 1996. The long-term driving forces of conversion from less efficient methods of irrigation and replacement of aging equipment account for more than 75% of the segment's sales. The conversion market is based on the need to conserve the world's fresh water supply and reduce runoff of unused chemicals. The replacement market is driven by the need to upgrade aging systems.
     The short-term market forces for irrigation products are farm income, commodity prices, interest rates and weather. While the weather is difficult to predict, management believes that the remainder of these forces are favorable entering 1996.

                            VALMONT INDUSTRIES 17

-------------------------------------------------------------------------------

     International markets also present an opportunity for the Company's Irrigation Products segment. In 1995, sales to markets in Europe, South America and Africa grew over 1994 levels. Management expects continued export growth in 1996 in order to meet the world's needs for food production.
     For the Industrial Products segment, the various markets are driven by infrastructure development. The Company supplies products to the communication, lighting and utility markets.
     In 1995, sales of poles and towers to the communication industry was the Company's fastest growing product line and management expects this growth to continue into 1996. These volume increases are supported by consumer demand for cellular phones and other wireless communication equipment.
     Expansion and upgrading of the world's streets and highways is a major element of the Company's sales of engineered metal pole structures to the lighting and traffic markets, along with parking lot lighting for commercial developments. The Company participates in the world markets for these products with manufacturing plants in North America, Europe and Asia. Entering 1996, management has some concerns about the European economy in general, and France in particular, but feels confident that worldwide markets will continue to grow.
     The Company supplies electrical transmission and distribution structures to the utility industry; this industry is currently facing possible changes due to deregulation. Management feels that the Company is well positioned to take advantage of the ultimate structure of the industry through new products and meeting the specific requirements of customers.
     The Company also participates in the lighting market by producing ballasts for fluorescent lamps. Management expects the electronic side of this market to grow in 1996, while the demand for magnetic products is expected to continue to decline.
     Overall, the Company's performance can be influenced by developments in national and world economies, however, management feels that the markets the Company serves provide ample opportunities for growth in the future.


(graph)                           (graph)                         (graph)



-------------------------------------------------------------------------------

                             1995 ANNUAL REPORT 18


    SELECTED ELEVEN-YEAR FINANCIAL DATA
    Valmont Industries, Inc.

-----------------------------------------------------------------------------


(Dollars in thousands, except per share amounts)     1995     1994     1993
-----------------------------------------------------------------------------
OPERATING DATA
  Net sales                                        $544,642  501,740  464,274
  Earnings (loss) from continuing operations         24,759   18,887    7,551
  Earnings from discontinued operations                   -        -    4,637
  Cumulative effect of accounting change                  -        -   (4,910)
                                                   --------------------------
  Net earnings (loss)                              $ 24,759   18,887    7,278
                                                   ==========================
  Depreciation and amortization                    $ 12,361   11,018   10,907
  Capital expenditures                               34,772   23,535   17,089

PER SHARE DATA
  Earnings (loss):
     Continuing operations                         $   1.80     1.39     0.55
     Discontinued operations                              -        -     0.34
     Cumulative effect of accounting change               -        -    (0.36)
                                                   --------------------------
     Net earnings (loss)                           $   1.80     1.39     0.53
                                                   ==========================
  Cash dividends                                   $   0.30     0.30     0.29
  Shareholders' equity                                11.74    10.20     9.03

FINANCIAL POSITION
  Working capital                                  $ 80,993   88,278   87,793
  Property, plant and equipment, net                113,532   89,201   75,501
  Total assets                                      308,710  283,443  261,275
  Long-term debt, including current installments     36,687   43,242   44,076
  Shareholders' equity                              159,256  137,582  121,841
  Invested capital                                  212,198  193,261  178,719

KEY FINANCIAL MEASURES
  Return on beginning shareholders' equity             18.0%    15.5%     6.1%
  Return on invested capital                           11.7%     9.8%     4.1%
  Long-term debt as a percent of invested capital      17.3%    22.4%    24.7%

YEAR-END DATA
  Shares outstanding (000)                           13,560   13,495   13,486
  Approximate number of shareholders                  3,900    3,800    3,800
  Number of employees                                 4,166    3,946    4,152


Per share amounts and number of shares reflect the two-for-one stock splits in 1988 and 1989.
Prior periods have been restated to include the acquisition of Microflect using the pooling of interests method of accounting.

                            VALMONT INDUSTRIES 19





-----------------------------------------------------------------------

  1992     1991     1990     1989     1988     1987     1986     1985
-----------------------------------------------------------------------

 445,481  446,543  461,789  443,444  439,569  291,350  217,511  239,076
  11,671   (8,822)  11,373   16,818   12,301    5,672       67   (1,453)
   3,564    2,134    5,474    4,602    3,639    3,172    2,321    1,467
       -        -        -        -        -        -        -        -
-----------------------------------------------------------------------
  15,235   (6,688)  16,847   21,420   15,940    8,844    2,388       14
=======================================================================
  12,585   11,285    9,887    7,608    7,788    7,057    5,970    5,984
   8,353   11,539   20,607   17,470    9,750    7,432    6,733    6,196



    0.87    (0.65)    0.84     1.24     0.94     0.45     0.01    (0.12)
    0.26     0.15     0.40     0.34     0.28     0.25     0.18     0.12
       -        -        -        -        -        -        -        -
-----------------------------------------------------------------------
    1.13    (0.50)    1.24     1.58     1.22     0.70     0.19     0.00
=======================================================================
    0.26     0.26     0.26     0.22     0.17     0.15     0.15     0.15
    8.85     8.12     8.85     7.88     6.52     5.54     4.96     4.90


  68,551   69,143   66,302   72,811   58,786   44,986   25,718   25,966
  78,150   84,144   81,675   71,872   53,135   53,785   41,726   41,415
 286,076  291,041  291,163  268,216  225,461  203,674  137,799  137,843
  69,735   81,698   63,003   66,774   47,337   52,780   25,798   29,164
 118,428  108,142  117,200  104,069   84,163   68,591   61,209   60,058
 198,521  200,650  191,255  180,464  138,392  128,561   91,836   93,171


    14.1%    (5.7%)   16.2%    25.5%    23.2%    14.4%     4.0%     0.0%
     7.7%    (3.3%)    8.8%    11.9%    11.5%     6.9%     2.6%     0.0%
    35.1%    40.7%    32.9%    37.0%    34.2%    41.1%    28.1%    31.3%


  13,375   13,310   13,247   13,206   12,914   12,374   12,346   12,258
   3,500    3,500    2,800    1,600    1,500    1,100    1,150    1,360
   4,532    4,478    4,524    4,255    3,569    3,598    1,746    1,880


                              1995 ANNUAL REPORT 20




   CONSOLIDATED STATEMENTS OF OPERATIONS
   Valmont Industries, Inc.

-----------------------------------------------------------------------------------------------------------------

THREE-YEAR PERIOD ENDED DECEMBER 30, 1995
   (Dollars in thousands, except per share amounts)               1995                1994                 1993
-----------------------------------------------------------------------------------------------------------------
Net sales                                                        $544,642            501,740              464,274
Cost of sales                                                     399,691            380,254              354,502
                                                                 ------------------------------------------------
      Gross profit                                                144,951            121,486              109,772
Selling, general and administrative expenses                      103,120             89,807               82,043
Restructuring charge                                                    -                  -               10,961
                                                                 ------------------------------------------------
      Operating income                                             41,831             31,679               16,768
                                                                 ------------------------------------------------
Other income (deductions):
   Interest expense                                                (4,331)            (4,711)              (5,910)
   Interest income                                                    820                879                  805
   Miscellaneous                                                      139              1,723                  209
                                                                 ------------------------------------------------
                                                                   (3,372)            (2,109)              (4,896)
                                                                 ------------------------------------------------
      Earnings from continuing operations before
         income taxes                                              38,459             29,570               11,872
                                                                 ------------------------------------------------
Income tax expense (benefit):
   Current                                                         13,713              7,405                6,202
   Deferred                                                           (13)             3,278               (1,881)
                                                                 ------------------------------------------------
                                                                   13,700             10,683                4,321
                                                                 ------------------------------------------------
      Earnings from continuing operations                          24,759             18,887                7,551
Earnings from discontinued operations, net of tax                       -                  -                4,637
Cumulative effect of accounting change                                  -                  -               (4,910)
                                                                 ------------------------------------------------
      Net earnings                                               $ 24,759             18,887                7,278
                                                                 ================================================
Earnings (loss) per share:
   Continuing operations                                         $   1.80               1.39                 0.55
   Discontinued operations                                              -                  -                 0.34
   Cumulative effect of accounting change                               -                  -                (0.36)
                                                                 ------------------------------------------------
      Net earnings                                               $   1.80               1.39                 0.53
                                                                 ================================================
Cash dividends per share                                         $   0.30               0.30                 0.29
                                                                 ================================================
Weighted average number of common and common
   equivalent shares outstanding (000)                             13,733             13,615               13,620
                                                                 ================================================


























See accompanying notes to consolidated financial statements.

                            1995 ANNUAL REPORT 21



   CONSOLIDATED BALANCE SHEETS
   Valmont Industries, Inc.

-----------------------------------------------------------------------------------------------------------------------

DECEMBER 30, 1995 AND DECEMBER 31, 1994
  (Dollars in thousands)                                                                1995                    1994
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                            $ 16,996                  30,128
  Receivables, less allowance for doubtful receivables of $2,941 in 1995
     and $2,798 in 1994                                                                  82,211                  78,160
  Deferred income taxes                                                                   8,524                   7,363
  Inventories                                                                            76,426                  66,031
  Prepaid expenses                                                                        1,670                   1,894
                                                                                       --------------------------------
        Total current assets                                                            185,827                 183,576
                                                                                       --------------------------------
Other assets:
  Investments in nonconsolidated affiliates                                               1,375                     991
  Other                                                                                   7,976                   9,675
                                                                                       --------------------------------
        Total other assets                                                                9,351                  10,666
                                                                                       --------------------------------
Property, plant and equipment, at cost                                                  222,255                 187,168
  Less accumulated depreciation and amortization                                        108,723                  97,967
                                                                                       --------------------------------
        Net property, plant and equipment                                               113,532                  89,201
                                                                                       --------------------------------
          Total assets                                                                 $308,710                 283,443
                                                                                       ================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt                                               $  7,950                   7,753
  Notes payable to banks                                                                  3,492                   1,693
  Accounts payable                                                                       46,900                  44,505
  Accrued expenses                                                                       45,475                  40,481
  Dividends payable                                                                       1,017                     866
                                                                                       --------------------------------
        Total current liabilities                                                       104,834                  95,298
                                                                                       --------------------------------
Deferred income taxes                                                                    10,543                  10,243
Long-term debt, excluding current installments                                           28,737                  35,489
Minority interest in consolidated subsidiaries                                            2,220                     501
Other noncurrent liabilities                                                              3,120                   4,330
Shareholders' equity:
  Preferred stock of $1 par value.
     Authorized 500,000 shares; none issued                                                   -                       -
  Common stock of $1 par value.
     Authorized 36,000,000 shares; issued 13,950,000 shares                              13,950                  13,950
  Additional paid-in capital                                                              4,694                   4,285
  Retained earnings                                                                     137,009                 118,076
  Currency translation adjustment                                                         3,689                   2,001
                                                                                       --------------------------------
                                                                                        159,342                 138,312
  Less:
     Cost of common shares in treasury - 389,798 in 1995 (454,745 in 1994)                   24                     648
     Unearned restricted stock                                                               62                      82
                                                                                       --------------------------------
        Total shareholders' equity                                                      159,256                 137,582
                                                                                       --------------------------------
          Total liabilities and shareholders' equity                                   $308,710                 283,443
                                                                                       ================================

See accompanying notes to consolidated financial statements.

                             1995 ANNUAL REPORT 22



   CONSOLIDATED STATEMENTS OF CASH FLOWS
   Valmont Industries, Inc.

------------------------------------------------------------------------------------------------------------

THREE-YEAR PERIOD  ENDED DECEMBER 30, 1995
  (Dollars in thousands)                                              1995            1994            1993
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS:
  Net earnings                                                       $24,759          18,887           7,278
                                                                     ---------------------------------------
Adjustments to reconcile net earnings to net cash
  provided (used) by operations:
     Depreciation and amortization                                    12,361          11,018          10,907
     Restructuring charge                                                  -               -          10,380
     Earnings from discontinued operations                                 -               -          (4,637)
     Cumulative effect of accounting change                                -               -           4,910
     Other adjustments                                                  (102)           (198)            302
     Changes in assets and liabilities, net of acquisitions:
        Receivables                                                   (2,681)         (2,083)         (7,307)
        Inventories                                                   (9,742)         11,195         (11,804)
        Prepaid expenses                                                 261             169             303
        Accounts payable                                               1,486           6,001             156
        Accrued expenses                                               3,444          (2,151)           (283)
        Other noncurrent liabilities                                  (1,226)          2,088               3
        Income taxes                                                      64           3,735         (11,035)
                                                                     ---------------------------------------
           Total adjustments                                           3,865          29,774          (8,105)
                                                                     ---------------------------------------
           Net cash provided (used) by operations                     28,624          48,661            (827)
                                                                     ---------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                          (34,772)        (23,535)        (17,089)
  Acquisitions                                                             -          (2,034)              -
  Proceeds from investment by minority shareholder                     1,677               -               -
  Proceeds from sale of Inacom                                             -               -          47,557
  Change in other assets                                               1,461          (1,638)         (1,505)
  Proceeds from sale, net of gain, of property and equipment             212           2,334           2,524
  Other, net                                                             418             334             650
                                                                     ---------------------------------------
           Net cash provided (used) by investment activities         (31,004)        (24,539)         32,137
                                                                     ---------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under short-term agreements              1,754          (1,688)         (1,980)
  Proceeds from long-term borrowings                                       -           3,845               -
  Principal payments on long-term obligations                         (7,489)         (5,802)        (24,894)
  Dividends paid                                                      (3,612)         (3,467)         (3,214)
  Distributions of pooled company                                     (2,063)         (1,102)           (946)
  Proceeds from exercises under employee stock plans                   1,193             663           1,410
  Purchase of common treasury shares                                    (535)           (996)           (938)
                                                                     ---------------------------------------
           Net cash used in financing activities                     (10,752)         (8,547)        (30,562)
                                                                     ---------------------------------------
Net increase (decrease) in cash and cash equivalents                 (13,132)         15,575             748
Cash and cash equivalents - beginning of year                         30,128          14,553          13,805
                                                                     ---------------------------------------
Cash and cash equivalents - end of year                              $16,996          30,128          14,553
                                                                     =======================================


See accompanying notes to consolidated financial statements.

                            VALMONT INDUSTRIES 23


   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
   Valmont Industries, Inc.

--------------------------------------------------------------------------------

THREE-YEAR PERIOD ENDED DECEMBER 30, 1995
(Dollars in thousands, except per share amounts)
                                                           Additional                                       Unearned      Total
                                                  Common    paid-in    Retained    Currency     Treasury   restricted  shareholders'
                                                  stock     capital    earnings   translation    stock        stock      equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 26, 1992                     $12,000          -     98,224      1,439        (145)       (200)      111,318
Adjustments for pooling of interests
  with pooled company                              1,950        850      4,310          -           -           -         7,110
                                                 -----------------------------------------------------------------------------------
BALANCE AT DECEMBER 26, 1992,
  AS RESTATED                                     13,950        850    102,534      1,439        (145)       (200)      118,428
Net earnings                                           -          -      7,278          -           -           -         7,278
Cash dividends ($.29 per share)                        -          -     (3,337)         -           -           -        (3,337)
Cash distributions of pooled company                   -          -       (946)         -           -           -          (946)
Currency translation adjustment                        -          -          -       (882)          -           -          (882)
Purchase of 52,504 common shares                       -          -          -          -        (938)          -          (938)
Stock options exercised;
 157,299 shares issued                                 -        356          -          -       1,054           -         1,410
Tax benefit from exercise of stock options             -        600          -          -           -           -           600
Stock awards; 7,000 shares issued                      -        145          -          -           -          83           228
                                                 -----------------------------------------------------------------------------------

BALANCE AT DECEMBER 25, 1993                      13,950      1,951    105,529        557         (29)       (117)      121,841
Net earnings                                           -          -     18,887          -           -           -        18,887
Cash dividends ($.30 per share)                        -          -     (3,467)         -           -           -        (3,467)
Cash distributions of pooled company                   -          -     (1,102)         -           -           -        (1,102)
Reclassification of retained earnings,
  pooled company                                       -      1,771     (1,771)         -           -           -             -
Currency translation adjustment                        -          -          -      1,444           -           -         1,444
Purchase of 62,718 common shares                       -          -          -          -        (996)          -          (996)
Stock options exercised;
 64,575 shares issued                                  -        286          -          -         377           -           663
Tax benefit from exercise of stock options             -        173          -          -           -           -           173
Stock awards; 7,000 shares issued                      -        104          -          -           -          35           139
                                                 -----------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                     $13,950      4,285     118,076     2,001        (648)        (82)      137,582
Net earnings                                           -          -      24,759         -           -           -        24,759
Cash dividends ($.30 per share)                        -          -      (3,763)        -           -           -        (3,763)
Cash distributions of pooled company                   -          -      (2,063)        -           -           -        (2,063)
Currency translation adjustment                        -          -           -     1,688           -           -         1,688
Purchase of 21,249 common shares                       -          -           -         -        (535)          -          (535)
Stock options exercised;
 79,196 shares issued                                  -         34           -         -       1,159           -         1,193
Tax benefit from exercise of stock options             -        338           -         -           -           -           338
Stock awards; 7,000 shares issued                      -         37           -         -           -          20            57
                                                 -----------------------------------------------------------------------------------
BALANCE AT DECEMBER 30, 1995                     $13,950      4,694     137,009     3,689         (24)        (62)      159,256
                                                 ===================================================================================



See accompanying notes to consolidated financial statements.

                            1995 ANNUAL REPORT 24



   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Valmont Industries, Inc.

--------------------------------------------------------------------------------

THREE-YEAR PERIOD  ENDED DECEMBER 30, 1995
(Dollars in thousands, except per share amounts.)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The consolidated financial statements include the accounts of Valmont Industries, Inc. (the Company) and its wholly and majority-owned subsidiaries. All significant intercompany items have been eliminated.
     The consolidated financial statements have been restated for the July 31, 1995 acquisition of Microflect Company, Inc., (Microflect), which has been accounted for as a pooling of interests. The financial statements and notes reflect amounts related to the consolidated results of the Company and Microflect.
     In 1994, the Company acquired the assets of Energy Steel Corporation of Tulsa, Oklahoma, a manufacturer of utility products. Pro forma consolidated financial information is not considered significant and has been omitted.

Fiscal Year
     The Company operates on a 52/53 week fiscal year basis which ends on the last Saturday in December, except for certain foreign subsidiaries which operate on a fiscal year which ends on November 30. Accordingly, the Company's fiscal years 1995, 1994 and 1993 ended on December 30, December 31 and December 25, respectively and contained 52 weeks, 53 weeks and 52 weeks respectively.

Inventories
     At December 30, 1995 approximately 46% of inventory is valued at the lower of cost on the basis of the last-in, first-out (LIFO) dollar value method under the natural business unit concept or market (net realizable value). As a result, it is not possible to segregate inventory into its component values of raw material, work in process and finished goods. All other inventory is valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value). During 1994, the method of determining the cost of inventories for the lighting ballast product line was changed from the LIFO method to the FIFO method because the Company has experienced deflationary material and labor cost components of inventory. The effect of this change was immaterial for all years presented.
     The excess of replacement cost of inventories over the LIFO value is approximately $10,200 and $10,600 at December 30, 1995 and December 31, 1994, respectively.

Property, Plant and Equipment
     Property, plant and equipment are stated at historical cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the respective assets.

Income Taxes
     Effective the beginning of fiscal 1993, the Company adopted Statement of Financial Accounting Standards
No. 109 (SFAS 109), "Accounting for Income Taxes." Under SFAS 109, the asset and liability method is used to calculate deferred income taxes. Deferred tax assets and liabilities are recognized on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates. The effect that a change in tax rates has on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The cumulative effect of adopting SFAS 109 decreased 1993 net earnings by $4,910 ($.36 per share).

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

                            VALMONT INDUSTRIES 25



-------------------------------------------------------------------------------

Miscellaneous
     The miscellaneous caption of "Other income (deductions)" in the consolidated statements of operations contains gains and losses which are of an unusual or infrequent nature. Pretax gains from disposal of excess property amounting to $1,183 were included in 1994.

Use of Estimates
     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) CASH FLOW SUPPLEMENTARY INFORMATION
     The Company considers all highly liquid temporary cash investments purchased with a maturity of three months or less to be cash equivalents. Cash payments for interest and income taxes (net of refunds) were as follows:

                                      1995    1994     1993
                                    ------------------------
Interest                            $ 4,456  $4,792  $ 6,192
Income taxes                         11,591   4,819   14,514

(3) DISCONTINUED OPERATIONS AND INVESTMENT IN NONCONSOLIDATED AFFILIATES
     The Company's investment in Inacom Corp., which was previously accounted for under the equity method of accounting as an investment in nonconsolidated affiliate, was sold in 1993 in an underwritten public offering. The Company received net cash proceeds of $47,557 and realized a net gain after tax of $3,950. The Company's share of Inacom net earnings prior to the public offering were $687 in 1993. All other nonconsolidated affiliates are not material.

(4) PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment, at cost, consists of the following:

                                                  1995    1994
                                               -----------------
Land and improvements                          $  9,503    8,101
Buildings and improvements                       54,959   48,686
Machinery and equipment                         106,890   95,933
Transportation equipment                          3,319    3,118
Office furniture and equipment                   20,581   18,350
Construction in progress                         27,003   12,980
                                               -----------------
                                               $222,255  187,168
                                               =================

     The Company also leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to eight years. Rental expense for operating leases amounted to $4,638, $3,807 and $3,399 for fiscal 1995, 1994 and 1993, respectively.
     Minimum lease payments under operating leases expiring subsequent to December 30, 1995 are:

Fiscal year ending
              1996                                $ 2,940
              1997                                  2,360
              1998                                  1,936
              1999                                  1,558
              2000                                  1,378
              Subsequent                            1,692
                                                  -------
              Total minimum lease payments        $11,864
                                                  =======

                                                                          53

                            1995 ANNUAL REPORT  26



   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
   Valmont Industries, Inc.

-------------------------------------------------------------------------------

(5) BANK CREDIT ARRANGEMENTS
    The Company maintains various lines of credit for short-term borrowings totaling $54,595. The interest rates charged on these lines of credit relate to the banks' cost of funds. The unused borrowings under the lines of credit were $51,103 at December 30, 1995. The lines of credit can be modified at any time at the option of the banks. The Company pays facility fees of 1/8 to 3/8 of 1% (or equivalent balances) in connection with $28,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. The weighted average interest rate on short-term borrowings was 8.9% at December 30, 1995 and 8.5% at December 31, 1994.

(6) INCOME TAXES
    Total income tax expense was allocated as follows:

                                                       1995            1994           1993
                                                      -------------------------------------
Continuing operations                                 $13,700         10,683          4,321
Discontinued operations                                     -              -          2,780
                                                      -------------------------------------
                                                      $13,700         10,683          7,101
                                                      =====================================

    Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                       1995            1994           1993
                                                      -------------------------------------
Current:
    Federal                                           $10,919          5,454          5,064
    State                                                 954            682            609
    Foreign                                             1,840          1,269            529
                                                      -------------------------------------
                                                       13,713          7,405          6,202
Deferred:                                             -------------------------------------
    Federal                                               (11)         3,428         (1,453)
    State                                                  (2)           278           (186)
    Foreign                                                 -           (428)          (242)
                                                      -------------------------------------
                                                          (13)         3,278         (1,881)
                                                      -------------------------------------
                                                      $13,700         10,683          4,321
                                                      =====================================

    The reconciliations of the statutory Federal income tax rate and the effective tax rates follow:

                                                       1995             1994          1993
                                                      -------------------------------------
Statutory Federal income tax rate                     35.0  %         35.0  %       35.0  %
State income taxes, net of Federal benefit             1.6  %          2.4  %        3.0  %
Other                                                 (1.0) %         (1.3) %       (1.6) %
                                                      -------------------------------------
                                                      35.6  %         36.1  %       36.4  %
                                                      =====================================

                        VALMONT INDUSTRIES         27



--------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 30, 1995 and December 31, 1994 are presented below:

                                                               1995          1994
                                                              ---------------------
  Deferred tax assets:
    Accrued expenses and allowances                           $13,008        11,480
    Allowance for doubtful receivables                            400           384
    Inventory capitalization                                      979           869
                                                              ---------------------
            Total deferred tax assets                          14,387        12,733
                                                              ---------------------
  Deferred tax liabilities:
    Plant and equipment, primarily due to depreciation          5,448         4,604
    Lease transactions                                          1,769         1,850
    Warranty accrual                                            1,373         1,373
    Business combination adjustments                            3,439         3,439

   Other                                                        4,377         4,347
                                                              ---------------------
            Total deferred tax liabilities                     16,406        15,613
                                                              ---------------------
            Net deferred tax liabilities                      $(2,019)       (2,880)
                                                              =====================

     No valuation allowance for deferred tax assets has been provided since all tax benefits are more likely than not to be used to offset future taxable income.

(7) LONG-TERM DEBT

                                                               1995           1994
                                                              ---------------------
9.40% to 12.77% promissory notes, unsecured (a)               $23,750        28,250
Promissory note, secured (b)                                    7,714         9,606
6.0% to 9.34% notes                                             5,223         5,386
                                                              ---------------------
         Total long-term debt                                  36,687        43,242
Less current installments of long-term debt                     7,950         7,753
                                                              ---------------------
         Long-term debt, excluding current installments       $28,737        35,489
                                                              =====================

(a) The promissory notes payable are due in varying annual principal installments through 2001. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreements.

(b) The promissory note totaling 38.6 million French francs is due in three equal annual principal installments through 1998. The interest rate on the note is variable based on 6-month PIBOR (Paris Interbank Offering
     Rate), or can be fixed at the Company's option. At December 30, 1995 the effective interest rate was 5.03%. The note is secured by the common stock of Sermeto.

     The agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. The amount of retained earnings at December 30, 1995 not restricted as to payment of cash dividends and purchase of the Company's capital stock under the most restrictive provisions of the agreements was approximately $42,000.
     The minimum aggregate maturities of long-term debt for each of the four years following 1996 are: $7,645, $7,538, $4,943 and $3,760.

                            1995 ANNUAL REPORT 28



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
Valmont Industries, Inc.

--------------------------------------------------------------------------------

(8) STOCK PLANS
     Stock plans approved by the shareholders provide that the Compensation Committee of the Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and bonuses of common stock. Options granted are exercisable at the market price of the common stock on the grant date, generally are exercisable in three to six equal annual installments and expire from six to ten years after issuance. The optioned shares are subject to changes in capitalization.

     The changes in the outstanding stock options during the three years ended December 30, 1995 are summarized below:

                                                                   Option price
                                              Shares              per share range
                                            -------------------------------------
Balance at
  December 26, 1992                         1,090,740             $ 3.91 - 24.25
     Granted                                   15,000              14.75 - 19.50
     Exercised                               (157,299)              3.91 - 18.50
     Canceled                                (170,234)              5.91 - 24.25
                                            ---------
Balance at
  December 25, 1993                           778,207               5.41 - 24.25
     Granted                                  152,000              14.75 - 18.25
     Exercised                                (64,575)              5.41 - 12.00
     Canceled                                 (81,858)             10.56 - 24.25
                                            ---------
Balance at
  December 31, 1994                           783,774               5.91 - 18.50
     Granted                                  201,500              19.25 - 23.75
     Exercised                                (79,196)              5.91 - 19.63
     Canceled                                 (11,057)             10.56 - 19.63
                                            ---------
BALANCE AT DECEMBER 30, 1995                  895,021             $ 5.91 - 23.75
                                            =========

OPTIONS EXERCISABLE AT DECEMBER 30, 1995      378,188             $ 5.91 - 18.50
                                            =========

(9)  EMPLOYEE RETIREMENT SAVINGS PLAN
     Established under Internal Revenue Code Section 401(k), the Valmont Employee Retirement Savings Plan is available to all eligible employees. The Company makes an annual basic contribution equal to $.25 on the dollar of the first 3% of each participant's annual pay. In addition, participants can elect to contribute up to 15% of annual pay, on a pretax and/or after-tax basis. The Company will match $.50 to $.75 on the dollar of the first 6% of the employee pretax contribution. The Company, at the discretion of the Board of Directors, may also pay a supplemental contribution of up to $.50 on the dollar of the first 6% of the participants' pretax contributions. In addition, the Company has a defined contribution plan covering the employees of Microflect; contributions under this plan are based primarily on the performance of the business unit and employee compensation. The 1995, 1994 and 1993 Company contributions to these plans amounted to approximately $4,700, $3,000 and $3,100, respectively.

(10) RESEARCH AND DEVELOPMENT
     The Company's accounting system does not accumulate all costs incidental to research and development for new products or improvements to existing products. It is estimated that the research and development costs charged against earnings were approximately $2,800 in 1995, $2,700 in 1994 and $2,700 in 1993.

(11) RESTRUCTURING CHARGES
     During 1993, the Company incurred a $10,961 nonrecurring restructuring charge ($7,125 or 52 cents per share after tax) related to its lighting ballast subsidiary, Valmont Electric, Inc. The charge was the result of finalizing the move of ballast operations from Illinois to Texas as well as changes in the ballast market. Write-offs of equipment no longer necessary, severance accruals and other related costs were included in the charge.

                            VALMONT INDUSTRIES 29

--------------------------------------------------------------------------------

(12) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
     The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks and accrued expenses approximates fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 30, 1995, the carrying amount of the Company's long-term debt is $36,687 with an estimated fair value of approximately $39,000.

(13)  STOCKHOLDERS' RIGHT PLAN
      In December 1995, the Company's Board of Directors declared a dividend of one preferred stock purchase right ("Right") for each outstanding share of common stock. The Rights become exercisable ten days after a person (other than Robert B. Daugherty and his related persons and entities) acquires or commences a tender offer for 15% or more of the Company's common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a new series of preferred stock at an exercise price of $100, subject to adjustment. The Rights expire on December 19, 2005 and may be redeemed at the option of the Company at $.01 per Right, subject to adjustment. Under certain circumstances, if (i) any person becomes an Acquiring Person or (ii) the Company is acquired in a merger or other business combination, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise of the Right, shares of common stock (of the Company under (i) and of the acquiring company under (ii)) having a value of twice the exercise price of the Right.

(14) ACQUISITION
     On July 31, 1995, Microflect Company, Inc. was merged with and became a wholly-owned subsidiary of the Company pursuant to the terms of an agreement and Plan of Merger under which the Company exchanged 1,950,000 shares of its common stock for all of the outstanding common stock of Microflect. The merger qualifies as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the results of Microflect for all periods presented. The combined financial results presented include adjustments made to conform accounting policies of the two companies. The only adjustment impacting net income was the recording of income taxes, as prescribed by SFAS No. 109, for Microflect as it was a subchapter S corporation prior to the merger. All other adjustments are reclassifications to conform with the financial statement presentation. Combined and separate results of the Company and Microflect during the periods preceding the merger were as follows:



 Six months ended July 1, 1995
 (Unaudited)                     The Company  Microflect   Adjustments   Combined
                                 ------------------------------------------------
 Net revenues                      $258,298    $18,068      $  (725)     $275,641
 Net income                          10,628      2,768       (1,011)       12,385


Fiscal year ended December 31, 1994
                                 The Company  Microflect   Adjustments   Combined
                                 ------------------------------------------------
Net revenues                       $471,745    $30,616      $  (621)     $501,740
Net income                           16,119      4,630       (1,862)       18,887


     Microflect designs, manufactures and installs communication structures, passive repeaters, waveguide supporting systems and components for the wireless communication market. In addition to its microwave tower business, it operates a grating division and an industrial fasteners division.

(15) BUSINESS SEGMENTS
     The Company's business activities are currently classified into the following industry segments:
Industrial Products - The manufacture and distribution of engineered metal structures and lighting ballasts.
Irrigation Products - The manufacture and distribution of agricultural irrigation equipment and related products.
     Financial information concerning the Company's business segments is summarized on the following page and is considered an integral part of this note.

                             1995 ANNUAL REPORT 30

   BUSINESS SEGMENT INFORMATION
   Valmont Industries, Inc.

---------------------------------------------------------------------------------------

(Dollars in thousands)                                1995          1994         1993
---------------------------------------------------------------------------------------
SUMMARY BY BUSINESS SEGMENTS:
NET SALES:
 Industrial Products                                $381,898       337,810      330,447
 Irrigation Products                                 162,744       164,030      134,219
 Less intersegment sales                                   -          (100)        (392)
                                                    -----------------------------------
     Total                                          $544,642       501,740      464,274
                                                    ===================================
OPERATING INCOME:
 Industrial Products                                  35,924        23,638        7,715
 Irrigation Products                                  18,736        17,742       14,059
                                                    -----------------------------------
     Total                                            54,660        41,380       21,774
GENERAL CORPORATE EXPENSE, NET                       (12,829)       (9,701)      (5,006)
INTEREST EXPENSE, NET                                 (3,511)       (3,832)      (5,105)
MISCELLANEOUS                                            139         1,723          209
                                                    -----------------------------------
     Earnings from continuing operations
         before income taxes                        $ 38,459        29,570       11,872
                                                    ===================================
IDENTIFIABLE ASSETS:
 Industrial Products                                 234,818       197,856      195,312
 Irrigation Products                                  51,792        46,554       43,299
 Corporate                                            22,100        39,033       22,664
                                                    -----------------------------------
     Total                                          $308,710       283,443      261,275
                                                    ===================================
CAPITAL EXPENDITURES:
 Industrial Products                                  30,200        16,011       12,425
 Irrigation Products                                   4,204         7,191        4,504
 Corporate                                               368           333          160
                                                    -----------------------------------
     Total                                          $ 34,772        23,535       17,089
                                                    ===================================
DEPRECIATION AND AMORTIZATION:
 Industrial Products                                   8,727         8,044        7,983
 Irrigation Products                                   2,923         2,173        1,903
 Corporate                                               711           801        1,021
                                                    -----------------------------------
     Total                                          $ 12,361        11,018       10,907
                                                    ===================================
Summary by Geographical Area:
NET SALES:
 United States                                      $447,685       424,666      384,526
 Europe                                               64,745        51,018       49,876
 Other                                                32,212        26,056       29,872
                                                    -----------------------------------
     Total                                          $544,642       501,740      464,274
                                                    ===================================
OPERATING INCOME:
 United States                                        47,543        34,830       16,065
 Europe                                                4,936         3,248        3,004
 Other                                                 2,181         3,302        2,705
                                                    -----------------------------------
     Total                                          $ 54,660        41,380       21,774
                                                    ===================================
IDENTIFIABLE ASSETS:
 United States                                       228,681       216,320      202,413
 Europe                                               64,790        62,334       54,270
 Other                                                15,239         4,789        4,592
                                                    -----------------------------------
     Total                                          $308,710       283,443      261,275
                                                    ===================================


     Total sales by business segment are to unaffiliated customers. Net sales by geographical area are based on destination of sales.
     Operating income by business segment is based on net sales, less identifiable operating expenses and restructuring charge. Operating income by geographical area is based on destination of sales less appropriate expense allocations.
     Corporate assets consist of cash, deferred income taxes, investment in nonconsolidated affiliates, and administrative buildings and equipment. Identifiable assets by geographical area are based on location of facilities.

                             VALMONT INDUSTRIES 31

   QUARTERLY FINANCIAL DATA (UNAUDITED)
   Valmont Industries, Inc.

------------------------------------------------------------------------------------------------------

(Dollars in thousands, except per share amounts)

                                       Net Earnings (Loss)
                                         from Continuing
                                           Operations            Earnings        Stock Price
               Net         Gross       -------------------   ----------------  -------------- Dividends
              Sales        Profit      Amount    Per Share   Amount Per Share   High     Low  Declared
-------------------------------------------------------------------------------------------------------
1995
 FIRST       $142,223      34,877       5,694      0.42      5,694     0.42    21.50    16.25    0.075
 SECOND       133,418      34,948       6,691      0.49      6,691     0.49    22.00    19.50    0.075
 THIRD        128,269      35,099       5,271      0.38      5,271     0.38    24.25    20.75    0.075
 FOURTH       140,732      40,027       7,103      0.51      7,103     0.51    26.00    23.50    0.075
------------------------------------------------------------------------------------------------------
  YEAR       $544,642     144,951      24,759      1.80     24,759     1.80    26.00    16.25    0.300
------------------------------------------------------------------------------------------------------
1994
 First       $117,671      26,756       3,583      0.26      3,583     0.26    20.50    14.50    0.075
 Second       128,656      30,092       4,893      0.36      4,893     0.36    17.00    13.50    0.075
 Third        118,500      29,420       4,647      0.34      4,647     0.34    16.75    14.50    0.075
 Fourth       136,913      35,218       5,764      0.42      5,764     0.42    17.50    15.75    0.075
------------------------------------------------------------------------------------------------------
  Year       $501,740     121,486      18,887      1.39     18,887     1.39    20.50    13.50    0.300
------------------------------------------------------------------------------------------------------
1993
 First       $111,523      27,106       3,099      0.23     (1,124)   (0.08)   22.75    16.50    0.065
 Second       122,165      28,884       4,446      0.33      8,729     0.64    21.75    14.75    0.075
 Third        115,016      26,754       3,495      0.25      3,162     0.23    17.63    13.00    0.075
 Fourth       115,570      27,028      (3,489)    (0.26)    (3,489)   (0.26)   20.25    14.00    0.075
------------------------------------------------------------------------------------------------------
  Year       $464,274     109,772       7,551      0.55      7,278     0.53    22.75    13.00    0.290
------------------------------------------------------------------------------------------------------



     Earnings per share are computed independently for each of the quarters. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

                             1995 ANNUAL REPORT 32


   INDEPENDENT AUDITORS' REPORT
   Valmont Industries, Inc.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS
VALMONT INDUSTRIES, INC.:

     We have audited the consolidated balance sheets of Valmont Industries, Inc. and Subsidiaries as of December 30, 1995 and December 31, 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valmont Industries, Inc. and Subsidiaries as of December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 1995, in conformity with generally accepted accounting principles.
     As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1993.




/s/ KPMG Peat Marwick, LLP

Omaha, Nebraska
February 16, 1996

                            VALMONT INDUSTRIES 33

MANAGEMENT'S REPORT
Valmont Industries, Inc.
--------------------------------------------------------------------------------

     The consolidated financial statements of Valmont Industries, Inc. and Subsidiaries and the other information contained in the Annual Report were prepared by and are the responsibility of management. The statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on management's best estimates and judgments.
     In fulfilling its responsibilities, management relies on a system of internal controls which provide reasonable assurance that the financial records are reliable for preparing financial statements and for maintaining accountability of assets. Internal controls are designed to reduce the risk that material errors or irregularities in the financial statements may occur and not be timely detected. These systems are augmented by written policies, careful selection and training of qualified personnel, an organizational structure providing division of responsibilities and a program of financial, operational and systems audits. The Company also has a business ethics policy which requires employees to maintain high ethical standards in the conduct of Company business.
     The Audit Committee, composed of non-employee directors is responsible for recommending to the Board of Directors, subject to ratification by shareholders, the independent accounting firm to be retained each year. The Audit Committee meets regularly, and when appropriate separately, with the independent certified public accountants, management and the internal auditors to review Company performance. The independent certified public accountants, internal auditors, and the Audit Committee have unrestricted access to each other in the discharge of their responsibilities.



/s/ Mogens C. Bay
-------------------------------------------
Mogens C. Bay
President and Chief Executive Officer


/s/ Terry J. McClain
-------------------------------------------
Terry J. McClain
Vice President and Chief Financial Officer
                                                                          61

                             1995 ANNUAL REPORT 34

BOARD OF DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------
Valmont Industries, Inc.

BOARD OF DIRECTORS

ROBERT B. DAUGHERTY               THOMAS F. MADISON 1          MOGENS C. BAY                    WALTER SCOTT, JR. 2
Chairman of the Board             President, MLM Partners      President and CEO                Chairman and President
Valmont Industries, Inc.          Retired President - Markets  Valmont Industries, Inc.         Peter Kiewit Sons', Inc.
Director since 1947               U S WEST Communications      Director since 1993              Director since 1981
                                  Director since 1987
CHARLES M. HARPER 1                                            JOHN E. JONES 2                  1 Compensation Committee
Chairman of the Board             ALLEN F. JACOBSON 1          Retired Chairman, President      2 Audit Committee
RJR Nabisco Holdings Corp. and    Retired Chairman and CEO     and CEO CBI Industries, Inc.
Chairman of the Board             3M Company                   Director since 1993
Nabisco Holdings Corp.            Director since 1976
Director since 1979

LLOYD P. JOHNSON 1
Retired Chairman of the Board
Norwest Corporation                                         [PICTURE]
Director since 1991

ROBERT G. WALLACE 2
Retired Executive
Vice President
Phillips Petroleum Co.
Director since 1984

                     from left to right) back row, Robert B. Daugherty,
                     Walter Scott, Jr.,  Mogens C. Bay, John E. Jones,
                     Allen F. Jacobson; front row, Robert G. Wallace,
                     Lloyd P. Johnson, Charles M. Harper, and Thomas F. Madison
                     ----------------------------------------------------------

CORPORATE OFFICERS

ROBERT B. DAUGHERTY          TERRY J. MCCLAIN              THOMAS P. EGAN, JR.             MARK E. TREINEN
Chairman of the Board        Vice President and            Vice President - Corporate      Vice President -
                             Chief Financial Officer       Counsel and Secretary           Business Development

MOGENS C. BAY                VINCENT T. CORSO              BRIAN C. STANLEY                TOMMY L. WHALEN
President and                Vice President - Operations   Vice President - Investor       Vice President -
Chief Executive Officer                                    Relations and Controller        Human Resources


DIVISION AND SUBSIDIARY OFFICERS

GARY L. CAVEY                   LEWIS P. HAYS             HOWARD G. SACHS
President and                   President                 President and
Chief Operating Officer         Valmont Europe            Chief Operating Officer
Industrial Products Division                              Valmont Electric, Inc.
                                E. ROBERT MEANEY
JOSEPH M. GOECKE                President and
President and                   Chief Operating Officer
Chief Operating Officer         Valmont International
Valmont Irrigation

SHAREHOLDER INFORMATION

________________________________________________________________________________

CORPORATE HEADQUARTERS
Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska 68064 U.S.A.
(402) 359-2201

INDEPENDENT PUBLIC ACCOUNTANTS
KPMG Peat Marwick LLP
Omaha, Nebraska

LEGAL COUNSEL
McGrath, North, Mullin & Kratz, P.C.
Omaha, Nebraska

STOCK TRANSFER AGENT AND REGISTRAR
First National Bank of Omaha
Trust Department
One First National Center
Omaha, Nebraska 68102-1596
(402) 341-0500

Notices regarding changes of address and inquiries regarding lost dividend checks, lost or stolen certificates and transfers of stock, should be directed to the transfer agent.

ANNUAL MEETING
The annual meeting of Valmont's shareholders will be held at 2:00 p.m. on Monday, April 22, 1996, at Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska.

STOCK TRADING
Valmont's common stock trades on The Nasdaq Stock Market under the symbol VALM. Current share price and related information can be found in the financial section of many daily newspapers.

AVAILABILITY OF 10-K REPORT
A copy of Valmont's 1995 Annual Report on Form 10-K may be obtained by calling or writing the Investor Relations Department, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064 U.S.A. Phone: (402) 359-2201; Fax: (402) 359-2848

STOCK HELD IN "STREET NAME"
Valmont maintains a direct mailing list to ensure that shareholders with stock held in broker accounts receive information on a timely basis. If you would like your name added to this list, please direct your request to: Investor Relations Department, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064 U.S.A. Phone: (402) 359-2201; Fax (402) 359-2848

SHAREHOLDER AND INVESTOR RELATIONS
Valmont maintains an active investor relations program to keep shareholders and potential investors informed about the company. Comments and inquiries are welcome and should be directed to the Investor Relations Department, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064 U.S.A.
Phone: (402) 359-2201; Fax: (402) 359-2848

MARKET MAKERS
The following firms make a market in Valmont Industries, Inc. common stock as of February 21, 1996:

Dain Bosworth Inc.
Herzog, Heine, Geduld, Inc.
Huntleigh Securities Corporation
Kirkpatrick Pettis Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.

                                                                          63