Form 10-K, Exhibit 13
period 1996-12-28
VALMONT INDUSTRIES INC
filed 1997-03-25
CIK 102729

Exhibit 13

Outside front cover:

VALMONT LOGO:

1996 Annual Report

Serving Infrastructure Development And Irrigated Agriculture Worldwide

INSIDE FRONT COVER:

Contents
Valmont Industries, Inc. and Subsidiaries www.valmont.com

Letter to Shareholders

        2       From the Chairman

About Valmont

        4       Industrial Products
        6       Irrigation Products
        8       International

Financial Review

        10      Management's Discussion and Analysis
        16      Selected Eleven-Year Financial Data
        18      Consolidated Statements of Operations
        19      Consolidated Balance Sheets
        20      Consolidated Statements of Cash Flows
        21      Consolidated Statements of Shareholders' Equity
        22      Notes to Consolidated Financial Statements
        29      Business Segment Information
        30      Quarterly Financial Data
        31      Report of Independent Accountants
        31      Report of Management
        32      Board of Directors and Officers
        34      Shareholder Information

Valmont participates in two global economies...infrastructure development and food production. We design and manufacture poles, towers and structures for lighting, communication and utility applications, mechanized irrigation equipment to enhance food production and fabricated products for various industrial uses. Valmont operates 18 plants located in eight countries in North and South America, Europe and Asia and markets its products in more than 90 countries around the world.

This Annual Report contains forward looking statements which reflect management's current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.

Financial Highlights
Valmont Industries, Inc. and Subsidiaries

GLOBE ILLUSTRATION:

  (Dollars in millions, except per share amounts)
  1996 operating results and ratios are before a pre-tax asset valuation charge of $15.8 ($10.1 after-tax or $.72 per share).

                                               1996    1995     1994
Operating Results
  Net sales                                 $ 644.5    544.6   501.7
  Net earnings                                 31.3     24.8    18.9
  Earnings per share                           2.24     1.80    1.39
  Dividends per share                          .375      .30     .30
Financial Position
  Shareholders' equity                      $ 175.2    159.3   137.6
  Shareholders' equity per share              12.82    11.74   10.20
  Long-term debt as a % of invested capital   12.3%    17.3%   22.4%
Operating Ratios
  Gross profit as a % of net sales            26.7%    26.6%   24.2%
  Operating income as a % of net sales         8.1%     7.7%    6.3%
  Net earnings as a % of net sales             4.9%     4.5%    3.8%
  Return on beginning equity                  19.7%    18.0%   15.5%
  Return on invested capital                  13.0%    11.7%    9.8%
Year-End Data
  Shares outstanding (000)                   13,665   13,560  13,495
  Approximate number of shareholders          4,400    3,900   3,800
  Number of employees                         4,868    4,166   3,946

FOUR GRAPHS:

                     1996 Annual Report

Letter to Fellow Shareholders

PHOTO OF MOGENS C. BAY:

Mogens C. Bay
Chairman and Chief Executive Officer
Valmont Industries, Inc.

Financial Objectives              1996 Results

Increase trendline earnings          26.6%
15% per year.

Achieve a minimum                    13.0%
10% after-tax return
on invested capital.

Maintain long-term debt as a         12.3%
percent of invested capital
at less than 40%.

GLOBE ILLUSTRATION:

1996 was another very good year at Valmont. We continued to profitably grow our two core businesses: serving irrigated agriculture and infrastructure development worldwide.
Shortly after the end of the year, we sold our ballast business, Valmont Electric, for cash.

Our financial results surpassed our objectives (prior to the fourth quarter Valmont Electric charge):
      After-tax earnings increased more than 26% to $31.3 million from record 1995 earnings of $24.8 million.
      Earnings per share grew to $2.24 from $1.80.
      Our after-tax return on invested capital rose to 13.0% from 11.7% the prior year.

We were pleased to have the stock market recognize this performance and the Company's growth potential. Valmont's stock price increase together with dividends paid resulted in a total return to our shareholders of 68.5% during 1996.

All the people at Valmont worldwide can take pride in these results and I thank them for their significant contributions to our company. They are creating our future. I also thank our distribution partners, our dealers and agents. They are our face in front of our customers...and they are second to none.

Before I address the record performance of our core businesses, let me talk about the divestiture of Valmont
Electric. We managed to improve this business from severe losses to the break-even level and reduced our invested capital as well, but the sale of Valmont Electric, in my opinion, was the most desirable action given the business alternatives. We were not happy taking a fourth quarter charge to earnings, but we could not see a way to improve this operation sufficiently to earn the return we expect from our business units.

Serving Irrigated Agriculture

Our irrigation business had an outstanding year. Sales were up about 30% and operating income up 60%. What impressed me the most was the fact that we achieved this with the same average capital invested as the prior year. The Irrigation Division's focus over the last few years on productivity improvements and improved market coverage is paying off.
Our increased sales were not only a result of favorable market conditions in the U.S., but also strong demand worldwide. Our International sales grew three times faster than the U.S. business but from a much smaller base.

We have by far the strongest leadership position in this market both in the U.S. and overseas. It is important that we protect our position and strengthen it where possible.
Often industry leaders become complacent over time and take their leadership position for granted just to see it slip away. We are determined not to let that happen to Valmont.

What will the future bring for our irrigation business?...Significant opportunities! The world's demand for food is expected to double over the next 30 years and this must be accomplished with no major additional land and water resources. Our industry must respond with ever more efficient ways to use water for plant growth and Valmont will remain on the leading edge to meet this challenge.
Water conservation...which translates into efficient irrigation, which in turn translates into opportunities for Valmont...is one of the keys to increased food production.

                     1996 Annual Report

Serving Infrastructure Development


Our Industrial Products Group serves a number of different markets with poles, towers and a variety of engineered steel products. These businesses had a good year in 1996, with sales increasing nicely although operating income grew at a slower rate. We prefer that operating income grow faster than revenue and usually we achieve this goal. In 1996, it did not happen for two reasons. First, we invested heavily in our sales, marketing and engineering organization in the U.S. We are seeing rapid growth in these markets and must ensure our organization is prepared to drive and support future expansion. Second, we experienced significant weakness in two major European markets.

During the year we added manufacturing capacity at a number of facilities worldwide: large pole capacity in France and Oklahoma and small pole capacity in Texas. We also had a successful start-up of our plant in China and added two small acquisitions, one in Germany and one in France.

In North America, even with heavy investments for the future, we still returned more than twice our cost of capital. Europe, on the other hand, had a challenging year. This was partly a result of weak markets in France and Germany and partly because we have not yet fully succeeded in integrating and leveraging the strengths of our various European organizations. These issues are being addressed in 1997 and I am confident that I can report progress to you a year from now. On the positive side, we expanded our product offerings in Europe and entered new markets such as wireless communication, thus minimizing the negative effect of the weak market conditions in our traditional markets. The total European market for poles and towers is as large, if not larger, than the U.S. market. Our challenge is to improve our return on invested capital.

What will the future bring to our Industrial Products
Group? Significant opportunities! The world's demand for lighting and traffic structures will continue to grow as infrastructure is put into place in developing countries and upgraded in areas such as the United States and Europe. Efficient use of the world's road systems is important in responding to increased population and higher standards of living. This means more lighting and more signage which translates into business opportunities for Valmont.

We will also benefit from the world's increasing need to generate and distribute electrical power as we are a major manufacturer of transmission poles and substation structures for the utility industry. In addition, in this country we see the conversion from wood to steel electrical distribution poles as a significant opportunity in the years to come.

In the wireless communication industry, which we serve with poles and towers, components and installation and maintenance services, the future is rapid global growth. This is a unique industry where growth is as fast in the developing world as it is in the industrialized world. Developing countries are moving from a limited communication infrastructure directly to wireless. Our challenge is to leverage the experience we gained in the United States into international markets.

In 1996 we celebrated our 50th year as a company and Robert
B. Daugherty, our founder, celebrated his 50th anniversary as Chairman. He announced his retirement as of year's end but, fortunately, will stay on as a member of our Board of Directors, so we will continue to benefit from his wisdom.
We owe him immense gratitude for his leadership and friendship over the years and wish the Daughertys all the best in their retirement.

The Future

The key to Valmont's continued success as a leader in the global markets we serve is to execute a strategy that takes full advantage of our core business competencies: our knowledge of our markets and their potentials and our ability to leverage our engineering and manufacturing capabilities to serve customers across product lines and across continents.

As we move forward, our greatest asset will remain the loyalty and dedication of our people. They are our finest competitive edge.

/s/ MOGENS C. BAY

Mogens C. Bay
Chairman and Chief Executive Officer

                     1996 Annual Report

GLOBE ILLUSTRATION:
TOWER ILLUSTRATION:

Industrial Products

Valmont is a worldwide leader in manufacturing a wide variety of highly engineered metal products to serve selected markets for infrastructure development. These products, consisting principally of steel and aluminum poles and towers, fall into four basic categories: lighting and traffic, utility, wireless communication and fabricated products. Each product is engineered to the customer's specifications using the latest in advanced, automated design and manufacturing techniques and equipment. Valmont also applies protective finishes to its products using hot-dip galvanizing and powder coating processes.

With demand growing in every product line during 1996, the Industrial Products Group continued its planned expansion program to increase manufacturing capacity. A facility now under modification was added to the Elkhart, Indiana operation and a second expansion began at the Brenham, Texas facility to boost lighting and traffic pole production. Additional capacity was also put in place at the plant in Tulsa, Oklahoma to manufacture utility and wireless communication poles. By carefully matching capacity to demand, Valmont will ensure it remains the industry leader providing its customers with on-time delivery of quality products.

Lighting and Traffic Signals

Valmont is the leading manufacturer of lighting and traffic signal poles for government infrastructure development and light poles for outdoor commercial and industrial use. Federal, state and local governments trying to solve traffic congestion problems have found they can improve traffic flow by first adding better signals, more signage and upgraded lighting without starting new road construction. Improved safety and crime prevention are concerns shared by both the government and the private sector. The public will not patronize businesses and public facilities unless they are well illuminated and provide secure environments. Demand for lighting and traffic signal poles is expected to remain strong as cities renovate older areas and move into new ones, as the nation's roadways are expanded and made more efficient, and as commercial and industrial businesses upgrade existing lighting at current facilities and make improved lighting an integral part of new construction.

Utility

Valmont produces high-voltage steel transmission poles, structural components for electrical sub-stations and steel distribution poles for the utility industry. Deregulation currently underway throughout this industry has created a number of opportunities. Valmont is building lasting business relationships with its utility customers as they work their way through the effects of deregulation by sharing structural engineering capabilities with them.
Greater energy consumption and an expanding grid system for sharing electrical power throughout the country is expected to continue to drive transmission pole demand. The conversion of wooden distribution poles (often called
"telephone poles") to steel represents a vast market opportunity for the long-term. As the cost of wood continues to rise relative to steel, the economics of wood-to-steel conversion become more attractive to the utility industry. In addition, there are growing environmental concerns regarding disposal of old wooden poles because of the chemicals used to initially treat them. With some 3 to 5 million of these wooden poles being replaced each year, this market has the potential of $1 billion-plus in annual revenues.

                     1996 Annual Report

TWO GRAPHS:
STREET LIGHT ILLUSTRATION:

Wireless Communication

The wireless communication industry continues to experience exponential growth as cellular phone and personal communication service (or PCS) providers expand their systems as rapidly as possible. Demand in this market is expected to continue to increase in North America as the wireless communication industry builds out existing systems and moves into new technologies and new markets.
Opportunities in overseas markets are expected to grow well into the next century.

Valmont has participated in this market for many years and is a recognized leader in providing tapered steel monopoles, guyed and self-supporting towers, antenna and wave guide attachment components, and a full line of related services. The Company also develops alternative structures (such as the "tree pole") for its customers to help expedite the permitting process in difficult zoning locations. As an added service to its customers, Valmont provides site installation, an array of system testing services and annual inspections. In addition, Valmont is also the world's leading producer of passive repeaters and designs and manufactures custom towers for microwave, television and UHF-VHF applications.

Fabricated Products

Valmont produces a wide variety of custom engineered tubular steel products for industrial and consumer use.
Manufactured to precise specifications and delivered when promised, these products often become a part of other companies' just-in-time manufacturing processes. Tubing can be produced in a wide range of sizes, shapes, thicknesses, lengths and finishes as the customer desires and is used in products such as pneumatic conveyor tubes for hospitals and airports, health fitness exercise equipment, and heat exchangers for energy generation and textile processing. Valmont also manufactures large rolled and welded cylinders for the pressure vessel industry, distributes a full line of fasteners for segments of the construction and original equipment manufacturers (OEM) markets and fabricates steel and fiberglass grating that is used by a number of industries including high-tech manufacturing companies.

Valmont engineers, manufactures and installs a wide variety of poles and towers to the exact specifications of its customers. Shown on page 4 is a self-supporting tower used by the wireless communication industry. Traffic signal pole arms like the one shown above can reach as far as 85 feet into an intersection to help effectively control the flow of traffic.

                     1996 Annual Report

Irrigation Products

GLOBE ILLUSTRATION:

Valley TM_The Most Trusted Name In Irrigation

PIVOT ILLULSTRATION:

Dean Schielke, from the Western Sprinklers' Valley TM dealership, makes the final adjustments to a new center pivot machine. Valmont has the largest mechanized irrigation dealer network and distribution system in the world. Valley TM dealers carry a full line of parts and provide "on the farm" customer service.

Valmont is the world leader in the development, manufacture and distribution of center pivot and linear move irrigation equipment for agriculture. Since producing the first large-scale mechanized irrigation machine over 40 years ago, Valmont has built and maintained an extensive worldwide network of dealers who provide complete support services to customers across North America and in more than 40 countries around the world.

Valmont has invested a considerable amount of time, effort and capital to develop its dealer network into the largest and most efficient in the industry. Valmont provides its dealers with continuous education and training programs in design, installation, new products and advanced irrigation technology. Valmont's shipping and transportation systems ensure the prompt delivery of custom designed mechanized irrigation equipment directly to the farmer's field as well as supplying a full line of Valley TM replacement parts.

                     1996 Annual Report

The successful implementation of a manufacturing strategy based on automated production processes and reduced cycle times has resulted in dramatically improved levels of quality and productivity. Capital projects implemented over the past three years have increased capacity and helped drive down costs. Valmont Irrigation has moved from a traditional factory layout and organization to a process that is called "Just In Time" based on cross-functional cells and employee involvement.

A number of primary factors affect today's grain and fiber producers. A growing world population, improving diets and expanding world economies have all increased the demand for grain products. This increased demand, in combination with relatively low worldwide grain inventories, has recently resulted in elevated commodity prices and higher farm income. Improved farm income gives growers the ability to make new investments in products such as center pivot and linear move irrigation equipment that will increase their productivity. Center pivot and linear move machines can save water by as much as 50 percent compared to less efficient irrigation methods.

At the same time, farmers must consider ways to lower labor and energy costs, conserve the limited amount of fresh water and reduce groundwater contamination. One of the most efficient ways to address these concerns is through precision farming. Valmont has led the industry in developing computerized controls and remote data-links that allow the precise application of water, fertilizer and chemicals when and where needed. This process greatly improves application efficiency by lowering labor and energy costs, by applying just the right amount of water needed to effectively feed the plant root zone and by reducing chemical and water runoff. Mechanized irrigation has demonstrated it can save labor, energy and water, making it one of the most efficient and productive operations in mechanized agriculture.

Another important factor in this market is the growing need to replace older irrigation machines, many of which were installed during the 1970s. With newer equipment having the added benefit of enhanced computer technology, remote control operation and environmental improvements, a significant number of growers are expected to replace older equipment over the next five to ten years. There is also a growing market for highly reliable Valley TM irrigation replacement components and parts, which Valmont offers for its own equipment as well as those of other manufacturers. Valmont's leadership position in the industry encompasses all phases of the business_the product, the manufacturing process and the dealer distribution system.

Coatings

During the latter part of 1996, Valmont leveraged one of its core competencies to create a new coatings division within the Company to address the growing demand for quality protective coatings using galvanizing and powder coat processes. Valmont is recognized as one of the premier hot-dip galvanizers in the United States. A new galvanizing plant was built in West Point, Nebraska to support growing internal needs as well as an expanding custom galvanizing market. This plant began coating products in early 1997.
In addition, Valmont is currently in the process of expanding its powder coating capability at a number of its plants to meet increased demand for this protective process.

SPRINKLERS ILLUSTRATION:

Valley TM center pivots apply just the right amount of water, chemicals and fertilizer at the right height above the crops so that only the plant's root zone is fed, thus increasing yields, conserving water, and reducing chemical and water runoff.

TWO GRAPHS:

                     1996 Annual Report

International

INTERNATIONAL MAP ILLUSTRATION:

"Our strength lies in the ability to leverage our engineering and manufacturing capabilities to serve customers across product lines and across continents."

Mogens C. Bay
Chairman and CEO

SUGARCANE FIELD ILLUSTRATION:

Sugar cane growers worldwide depend on Valley TM irrigation equipment for increased production, low labor costs and high reliability. This sugar cane field is located on the island of Mauritius, east of Madagascar in the Indian Ocean.

Valmont aggressively participates in the international marketplace through its worldwide dealer, sales and distribution networks and through its manufacturing presence in major geographical regions. The Company produces light poles at plants in Canada, France, Germany, the Netherlands, Poland and China; wireless communication towers and utility poles in France; and has irrigation facilities in Brazil and Spain. Valmont is able to leverage these worldwide manufacturing and distribution capabilities to take full advantage of opportunities regardless of the products or markets.

Irrigation

The nations of the world are facing a major challenge. Experts predict worldwide food production must double over the next 30 years, not only to feed an additional 2.6 billion people, but also to meet the growing demand for grain due to improving diets. Today, the amount of land used for agriculture worldwide is no greater than it was in 1960. In developing countries, only 20 percent of the arable land is irrigated, compared to 40 percent in developed countries. Valmont's center pivot and linear move irrigation equipment provides a solution to this worldwide challenge by helping farmers increase crop yields and conserve water at the same time.

Valmont's broad-based dealer network and distribution system has allowed the Company to retain and strengthen its global leadership position in this industry. International marketing opportunities are especially strong in South America, western Europe and southern Africa. Valmont's new universal linear irrigation machine was designed for use on smaller fields and has become the product of choice in many markets, while center pivots and standard linears remain in high demand by larger producers.

The worldwide need to increase food production is no longer a subject for debate...it is a fact of life that must be addressed by every developing country that intends to grow and prosper in the 21st century. The long-term outlook for mechanized irrigation is excellent as farmers study the advantages of center pivot and linear move irrigation equipment and come to accept this new technology as the most efficient way to increase production.

                     1996 Annual Report

CHINA PLANT ILLUSTRATION:

Valmont Manufacturing Plant
Shanghai, China

Poles and Towers

Valmont sells lighting and traffic poles, utility structures and wireless communication poles and towers in many international markets. In Europe, Valmont has taken a pan-European approach to organizing its sales efforts as it expands into new markets and introduces new products for sale in Europe and export markets. Two new companies were acquired in Europe during 1996 which expanded Valmont's market area in the lighting and wireless communication industry. Demand in the lighting market remains strong as governments make infrastructure improvements. For the wireless communication industry, demand is increasing as providers expand their operations in Europe, responding to privatization and more open markets.

In addition to sales on the continent, Valmont has increased the export of products from its European plants. These exports include wireless communication poles to South America and the Middle East, utility poles to Asia, and decorative aluminum light poles to Asia and North Africa.

In China, Valmont's plant   in Shanghai completed its first
full year of operation in 1996. This new plant enables Valmont to leverage its in-country capabilities as it expands its marketing and distribution systems and introduces new products and services. Patience and perseverance remain the keys to success in developing the Chinese market. The same is true throughout Asia as developing countries build new infrastructure to support economic growth. Valmont will be well positioned to respond to the many opportunities that will materialize in this vast marketplace in the years ahead.

LIGHT POLES ILLUSTRATION:

Valmont makes steel and aluminum light poles in every size and shape imaginable. These decorative light poles installed in Fleury-les-Aubrais, France were manufactured at one of Valmont's European facilities.

                     1996 Annual Report

Financial Review
Valmont Industries, Inc. and Subsidiaries

GLOBE ILLUSTRATION:

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. This discussion should be read in conjunction with the Consolidated Financial
Statements and related Notes.

Fiscal 1996 Compared To 1995
(Dollars in thousands , except per share amounts)   1996        Change        1995
Net sales                                      $  644,531       18.3 %   $ 544,642
Cost of sales                                     472,463       18.2 %     399,691
Gross profit                                      172,068       18.7 %     144,951
Selling, general and administrative expenses      119,624       16.0 %     103,120
Asset valuation charge                             15,800            _           _
Operating income                                   36,644      (12.4)%      41,831
Interest expense, net                               3,608        2.8 %       3,511
Miscellaneous income                                   12      (91.4)%         139
Income tax expense                                 11,800      (13.9)%      13,700
Net earnings                                       21,248      (14.2)%      24,759
Earnings per share                                   1.52      (15.6)%        1.80

Valmont's net sales in 1996 increased $99.9 million over its sales for 1995. Irrigation Products segment sales increased to $212.5 million in 1996 from $162.7 million as good crop yields and commodity prices resulted in strong farm income, prompting U.S. farmers to purchase irrigation equipment. Sales to international markets, primarily western Europe, South America and southern Africa, rose as a result of increasing demand for grain products, low grain inventories, and strong commodity prices.

Industrial Products segment revenues rose primarily as a result of strong demand for communication towers and light poles in North America. In Europe, sales were up from acquisitions made at the beginning of the year. Sales of poles and towers for the wireless communication market continued to grow in 1996 and the 1995 acquisition of Microflect substantially improved the Company's position in this expanding market. The ballast business experienced a small increase in sales for the year 1996 compared to 1995 sales levels.

                     1996 Annual Report

Gross profit increased $27.1 million or 18.7% in 1996 to $172.1 million, and as a percentage of sales increased to 26.7% in 1996 from 26.6% in 1995. The Irrigation Products segment gross profit increased as a result of a favorable pricing environment, cost reductions and productivity improvements. Industrial Products segment gross profit increased as the impact of higher sales volume in engineered metal structures more than offset a gross profit decline in the ballast business.

Selling, general and administrative (SG&A) expenses in 1996 were $119.6 million compared to $103.1 million in 1995. In 1996, SG&A expense as a percent of sales was 18.6% compared to the prior year's 18.9%. The SG&A expense increase was to support the higher sales volumes in 1996 and to invest in market and product development.

In the fourth quarter of 1996, a pre-tax asset valuation charge of $15.8 million was recorded to reduce the carrying value of the net assets in the ballast business. The reduced carrying value approximated the fair market value of the net assets based on the expected sales price of this business.

For 1996 and 1995, net interest expense was $3.6 million and $3.5 million, respectively. The increase results from higher short-term debt levels at lower average interest rates. At the end of 1996, long-term debt had decreased by $7.1 million from the debt level at 1995 year-end, and short-term debt was up from $3.5 million at the end of 1995 to $24.0 million at year-end 1996.

The effective tax rate was essentially the same at 35.6% in 1995 and 35.7% in 1996.

For the reasons discussed above, the Company's earnings in 1996 prior to the asset valuation charge were $31.3 million or $21.2 million after the asset valuation charge compared to $24.8 million for 1995, an increase prior to the charge of 26.6% and a 14.2% decrease after the charge. Earnings per share were $2.24 prior to the charge and $1.52 after the charge compared to earnings per share of $1.80 for 1995.
The pre-charge earnings per share were up 24.4% from 1995 and the after-charge earnings per share were off by 15.6%.

LEGEND:
THREE GRAPHS:

                     1996 Annual Report

Management's Discussion and Analysis Continued
Valmont Industries, Inc. and Subsidiaries

Fiscal 1995 Compared To 1994

(Dollars in thousands , except per share amounts)   1995        Change        1994
Net sales                                      $  544,642        8.6 %   $ 501,740
Cost of sales                                     399,691        5.1 %     380,254
Gross profit                                      144,951       19.3 %     121,486
Selling, general and administrative expenses      103,120       14.8 %      89,807
Operating income                                   41,831       32.0 %      31,679
Interest expense, net                               3,511       (8.4)%       3,832
Miscellaneous income                                  139      (91.9)%       1,723
Income tax expense                                 13,700       28.2 %      10,683
Net earnings                                       24,759       31.1 %      18,887
Earnings per share                                   1.80       29.5 %        1.39

Valmont's net sales in 1995 increased $42.9 million over its sales for 1994. Industrial Products segment revenues rose primarily as a result of strong sales growth of pole and tower structures to the U.S. communication markets and the lighting markets in the United States and Europe. Communication structures for the wireless communication market led the growth with the acquisition of Microflect substantially improving the Company's position in this expanding market. The ballast business experienced sales similar to 1994 sales.

Irrigation Products segment sales declined slightly to $162.7 million in 1995 from $164.0 million as unfavorable weather conditions during the spring and summer in the U.S. markets slowed demand. Sales to international markets, primarily Europe, South America and Africa, rose to offset much of the domestic market decline.
Gross profit increased $23.5 million or 19.3% in 1995 to $145.0 million, and as a percentage of sales increased from 24.2% in 1994 to 26.6% in 1995. The Irrigation Products segment gross profit increased despite lower sales as a result of productivity improvements and lower steel prices. Industrial Products segment gross profit increased from sales increases in engineered metal structures and productivity increases in the ballast operation. A shift in the mix of products sold also impacted gross profit as a percentage of sales.

SG&A expenses in 1995 were $103.1 million compared to $89.8 million in 1994. In 1995, SG&A expense as a percentage of sales was 18.9% compared to the prior year's 17.9%. The SG&A expense increase was to support the sales volume growth, for incentive accruals and for the development of various international markets to foster future sales growth.

For 1995 and 1994, net interest expense was $3.5 million and $3.8 million, respectively. The decrease results from lower debt levels and lower interest rates on variable rate debt. At the end of 1995, long-term debt had decreased by $6.6 million from the debt level at 1994 year-end.

Miscellaneous income of $1.7 million in 1994 decreased to $.1 million in 1995. The figure for 1994 included gains from the sale and disposal of excess property of $1.2 million.

In 1995, the effective tax rate of 35.6% decreased from the 1994 effective rate of 36.1% primarily due to the relocation of businesses to states with lower tax rates and state tax incentives.

For the reasons discussed above, the Company's earnings in 1995 were $24.8 million compared to $18.9 million for 1994, an increase of 31.1%. Earnings per share increased $.41 per share in 1995 to $1.80 per share, an increase of 29.5%.

                     1996 Annual Report

Liquidity and Capital Resources

Net working capital of $81.4 million at the end of 1996 was relatively unchanged compared to $81.0 million of working capital at the end of 1995. The ratio of current assets to current liabilities was 1.6:1 at the end of 1996 compared to 1.8:1 at the end of 1995. The decrease resulted primarily from the increased short-term debt and the reduction of cash on hand at the end of 1996 due to capital expenditures in excess of depreciation and payments of scheduled installments of long-term debt.

Available short-term credit facilities through bank lines of credit were $40.6 million at the end of 1996 compared to $54.6 million at the end of 1995. At the end of 1996, $18.4 million was unused.

The Company's growth has been financed through a combination of cash provided from operations and short-term financing.
Cash provided from operating activities amounted to $19.8 million in 1996 and $28.6 million in 1995. Net borrowings under short-term agreements were $20.6 million in 1996 and $1.8 million in 1995. At the end of 1996 long-term debt as a percent of invested capital was 12.3% as compared to 17.3% at the end of 1995, due to payment of scheduled installments. The Company's objective is to maintain long-term debt as a percent of invested capital at less than 40%. It is expected that the Company will incur additional long-term debt in 1997 to support growth and expansion plans and to refinance existing short-term borrowings. The Company believes cash flows from operations, short-term credit facilities, long-term debt capacity and its current equity capital structure will be adequate for 1997 planned capital expenditures, dividends and other financial commitments, and will allow the Company to pursue opportunities to expand its markets and businesses.

                     1996 Annual Report

Management's Discussion and Analysis Continued
Valmont Industries, Inc. and Subsidiaries

Capital Expenditures

In 1996 the Company expended $35.6 million in property, plant and equipment, an $.8 million increase from the $34.8 million invested in 1995. Major additions included new facilities in Elkhart, Indiana, and West Point, Nebraska, to increase manufacturing capabilities and capacities. At the Valley, Nebraska, Brenham, Texas, and Tulsa, Oklahoma plants, additional capacity was also added. These capital expenditures are designed to enable the Company to reach new markets and customers, improve productivity and maintain up-to-date equipment and facilities.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), and statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), both of which are effective for fiscal years beginning after December 15, 1995. In the case of SFAS 121, there was no effect of adoption at the beginning of 1996. However, an asset valuation charge was recorded in the fourth quarter of 1996 in compliance with the provisions of this pronouncement as described in Notes 3 and 13 to the financial statements. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for such plans. The Company has complied with SFAS 123 in fiscal year 1996 by footnote disclosure in Note 8 to the financial statements.

Outlook For 1997

As the Company begins 1997, order backlogs are above the prior year levels, $133.6 million for 1997 compared to $110.0 million a year ago.

The driving forces for the irrigation markets are a growing world population, improving diets and expanding world economies. These factors have resulted in increased commodity prices, which in turn have given farmers the ability to make new investments in the Company's center pivot and linear move irrigation equipment. In addition, the conversion from less efficient irrigation methods to the Company's center pivot and linear move products is driven by the need to conserve the world's fresh water supply and reduce runoff of unused chemicals. With currently produced equipment having the added benefit of enhanced computer technology, remote control operation and environmental improvements, there has been an increase in the number of owners replacing older machines. The Company also offers replacement components and parts to a growing market of prior purchasers of irrigation products. The international market opportunities are strong in South America, western Europe and southern Africa. The long-term demand for mechanized irrigation equipment is expected to be good as countries throughout the world come to accept this technology as an efficient way to increase productivity.

For the Industrial Products segment, the Company continued to increase its manufacturing capacity during 1996. Demand for lighting and traffic signal poles is expected to remain strong. Deregulation in the utility industry is currently underway. The Company's developed business relationships within this industry, as well as increasing energy consumption and expanding distribution networks, are expected to keep transmission pole demand at desirable levels. The conversion of wooden distribution poles to steel also represents increased market opportunities for the long-term. The rapid growth in the wireless communication industry continues to create demand for poles, towers, components and services. Both North America and overseas markets are expected to experience growth well into the next century.

                     1996 Annual Report

Overall, the Company's performance can be influenced by developments in national and world economies and other factors, however, management feels that the markets the Company serves provide ample opportunities for growth in the future.

Management's Discussion and Analysis contains forward looking statements which reflect management's current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.

THREE GRAPHS:

                     1996 Annual Report

Selected Eleven-Year Financial Data
Valmont Industries, Inc. & Subsidiaries

(Dollars in thousands, except per share amounts)
                                              1996    1995    1994    1993    1992    1991    1990    1989    1988    1987    1986
Operating Data
Net sales                                 $ 644,531 544,642 501,740 464,274 445,481 446,543 461,789 443,444 439,569 291,350 217,511
  Earnings (loss) from continuing
  operations                                 21,248  24,759  18,887   7,551  11,671  (8,822) 11,373  16,818  12,301   5,672      67
  Earnings from discontinued operations           _       _       _   4,637   3,564   2,134   5,474   4,602   3,639   3,172   2,321
  Cumulative effect of accounting change          _       _       _  (4,910)      _       _       _       _       _       _       _
  Net earnings (loss)                     $  21,248  24,759  18,887   7,278  15,235  (6,688) 16,847  21,420  15,940   8,844   2,388
  Depreciation and amortization           $  14,832  12,361  11,018  10,907  12,585  11,285   9,887   7,608   7,788   7,057   5,970
  Capital expenditures                       35,559  34,772  23,535  17,089   8,353  11,539  20,607  17,470   9,750   7,432   6,733
Per Share Data
  Earnings (loss):
     Continuing operations                $    1.52    1.80    1.39     .55     .87    (.65)    .84    1.24     .94     .45     .01
     Discontinued operations                      _       _       _     .34     .26     .15     .40     .34     .28     .25     .18
     Cumulative effect of accounting change       _       _       _    (.36)      _       _       _       _       _       _       _
     Net earnings (loss)                  $    1.52    1.80    1.39     .53    1.13    (.50)   1.24    1.58    1.22     .70     .19
  Cash dividends                          $     .375    .30     .30     .29     .26     .26     .26     .22     .17     .15     .15
  Shareholders' equity                        12.82   11.74   10.20    9.03    8.85    8.12    8.85    7.88    6.52    5.54    4.96
Financial Position
  Working capital                         $  81,403  80,993  88,278  87,793  68,551  69,143  66,302  72,811  58,786  44,986  25,718
  Property, plant and equipment, net        120,579 113,532  89,201  75,501  78,150  84,144  81,675  71,872  53,135  53,785  41,726
  Total assets                              341,648 308,710 283,443 261,275 286,076 291,041 291,163 268,216 225,461 203,674 137,799
  Long-term debt, including current
  installments                               29,573  36,687  43,242  44,076  69,735  81,698  63,003  66,774  47,337  52,780  25,798
  Shareholders' equity                      175,231 159,256 137,582 121,841 118,428 108,142 117,200 104,069  84,163  68,591  61,209
  Invested capital                           40,592 212,198 193,261 178,719 198,521 200,650 191,255 180,464 138,392 128,561  91,836
Key Financial Measures
  Return on beginning shareholders' equity    13.3%   18.0%   15.5%    6.1%   14.1%   (5.7%)  16.2%   25.5%   23.2%   14.4%    4.0%
  Return on invested capital                   8.8%   11.7%    9.8%    4.1%    7.7%   (3.3%)   8.8%   11.9%   11.5%    6.9%    2.6%
  Long-term debt as a percent of invested
  capital                                     12.3%   17.3%   22.4%   24.7%   35.1%   40.7%   32.9%   37.0%   34.2%   41.1%   28.1%
Year-End Data
  Shares outstanding (000)                   13,665  13,560  13,495  13,486  13,375  13,310  13,247  13,206  12,914  12,374  12,346
  Approximate number of shareholders          4,400   3,900   3,800   3,800   3,500   3,500   2,800   1,600   1,500   1,100   1,150
  Number of employees                         4,868   4,166   3,946   4,152   4,532   4,478   4,524   4,255   3,569   3,598   1,746

1996 earnings are after a pre-tax asset valuation charge of $15,800 ($10,100 after-tax or $.72 per share).
Per share amounts and number of shares reflect the two-for-one stock splits in 1988 and 1989.
Prior periods have been restated to include the 1995 acquisition of Microflect using the pooling of interests method of accounting.

                     1996 Annual Report
                           16 & 17

Consolidated Statements Of Operations
Valmont Industries, Inc. and Subsidiaries

Three-year period ended December 28, 1996
  (Dollars in thousands, except per share amounts)   1996    1995    1994
Net sales                                        $ 644,531 544,642 501,740
Cost of sales                                      472,463 399,691 380,254
     Gross profit                                  172,068 144,951 121,486
Selling, general and administrative expenses       119,624 103,120  89,807
Asset valuation charge                              15,800       _       _
     Operating income                               36,644  41,831  31,679
Other income (deductions):
  Interest expense                                  (3,952) (4,331) (4,711)
  Interest income                                      344     820     879
  Miscellaneous                                         12     139   1,723
                                                    (3,596) (3,372) (2,109)
     Earnings before income taxes                   33,048  38,459  29,570

Income tax expense (benefit):
  Current                                           19,970  13,713   7,405
  Deferred                                          (8,170)    (13)  3,278
                                                    11,800  13,700  10,683
     Net earnings                                $  21,248  24,759  18,887
Earnings per share                               $    1.52    1.80    1.39
Cash dividends per share                         $    .375     .30     .30
Weighted average number of common and common
  equivalent shares outstanding (000)               14,017  13,733  13,615

See accompanying notes to consolidated financial statements.

                     1996 Annual Report

Consolidated Balance Sheets
Valmont Industries, Inc. and Subsidiaries

December 28, 1996 and December 30, 1995
  (Dollars in thousands)                                     1996        1995
Assets
Current assets:
  Cash and cash equivalents                              $   9,483      16,996
  Receivables, less allowance for doubtful receivables
     of $2,299 in 1996 and $2,941 in 1995                   82,224      82,211
  Deferred income taxes                                     16,521       8,524
  Inventories                                               73,359      76,426
  Assets held for sale                                      26,903           _
  Prepaid expenses                                           2,356       1,670
     Total current assets                                  210,846     185,827
Other assets:
  Investments in nonconsolidated affiliates                  4,307       1,375
  Other                                                      5,916       7,976
     Total other assets                                     10,223       9,351
Property, plant and equipment, at cost                     228,247     222,255
  Less accumulated depreciation and amortization           107,668     108,723
     Net property, plant and equipment                     120,579     113,532
     Total assets                                        $ 341,648     308,710
Liabilities and Shareholders' Equity
Current liabilities:
  Current installments of long-term debt                 $   7,693       7,950
  Notes payable to banks                                    24,007       3,492
  Accounts payable                                          43,699      46,900
  Accrued expenses                                          52,678      45,475
  Dividends payable                                          1,366       1,017
     Total current liabilities                             129,443     104,834
Deferred income taxes                                        9,531      10,543
Long-term debt, excluding current installments              21,880      28,737
Minority interest in consolidated subsidiaries               2,250       2,220
Other noncurrent liabilities                                 3,313       3,120
Shareholders' equity:
  Preferred stock of $1 par value.
     Authorized 500,000 shares; none issued                      _           _
  Common stock of $1 par value.
  Authorized 36,000,000 shares; issued 13,950,000 shares    13,950      13,950
  Additional paid-in capital                                 6,458       4,694
  Retained earnings                                        153,146     137,009
  Currency translation adjustment                            1,737       3,689
                                                           175,291     159,342
Less:
  Cost of common shares in treasury-
     284,608 in 1996 (389,798 in 1995)                          18          24
  Unearned restricted stock                                     42          62
     Total shareholders' equity                            175,231     159,256
     Total liabilities and shareholders' equity          $ 341,648     308,710

See accompanying notes to consolidated financial statements.

                     1996 Annual Report

Consolidated Statements Of Cash Flows
Valmont Industries, Inc. and Subsidiaries

Three-year period ended December 28, 1996
  (Dollars in thousands)                             1996      1995      1994
Cash flows from operations:
Net earnings                                      $ 21,248    24,759    18,887
Adjustments to reconcile net earnings to net cash
  provided by operations:
  Depreciation and amortization                     14,832    12,361    11,018
  Other adjustments                                    580      (102)     (198)
  Changes in assets and liabilities:
     Receivables                                   (16,484)   (2,681)   (2,083)
     Inventories                                   (16,270)   (9,742)   11,195
     Prepaid expenses                               (1,217)      261       169
     Accounts payable                               10,120     1,486     6,001
     Accrued expenses                               15,022     3,444    (2,151)
     Other noncurrent liabilities                     (394)   (1,226)    2,088
     Income taxes                                   (7,594)       64     3,735
       Total adjustments                            (1,405)    3,865    29,774
       Net cash provided by operations              19,843    28,624    48,661
Cash flows from investing activities:
  Purchase of property, plant and equipment        (35,559)  (34,772)  (23,535)
  Acquisitions                                      (1,255)        _    (2,034)
  Proceeds from investment by minority shareholder      97     1,677         _
  Change in other assets                            (1,246)    1,461    (1,638)
  Proceeds from sale of property and equipment         858       212     2,334
  Other, net                                          (260)      418       334
       Net cash used by investment activities      (37,365)  (31,004)  (24,539)
Cash flows from financing activities:
  Net borrowings (repayments) under short-term
     agreements                                     20,630     1,754    (1,688)
  Proceeds from long-term borrowings                 1,942         _     3,845
  Principal payments on long-term obligations       (8,142)   (7,489)   (5,802)
  Dividends paid                                    (4,762)   (3,612)   (3,467)
  Distributions of pooled company                        _    (2,063)   (1,102)
  Proceeds from exercises under employee stock plans 2,073     1,193       663
  Purchase of common treasury shares                (1,732)     (535)     (996)
       Net cash provided (used) in financing
         activities                                 10,009   (10,752)   (8,547)
  Net increase (decrease) in cash and cash
         equivalents                                (7,513)  (13,132)   15,575
  Cash and cash equivalents - beginning of year     16,996    30,128    14,553
  Cash and cash equivalents - end of year         $  9,483    16,996    30,128

See accompanying notes to consolidated financial statements.

                     1996 Annual Report

Consolidated Statements of Shareholders' Equity
Valmont Industries, Inc. and Subsidiaries

Three-year period ended December 28, 1996
  (Dollars in thousands, except per share amounts)
                                                    Additional                               Unearned   Total
                                            Common   paid-in   Retained  Currency  Treasury restricted shareholders'
                                            stock    capital   earnings translation  stock     stock     equity
Balance at December 25, 1993              $ 13,950    1,951    105,529        557      (29)    (117)    121,841
Net earnings                                     _        _     18,887          _        _        _      18,887
Cash dividends ($.30 per share)                  _        _     (3,467)         _        _        _      (3,467)
Cash distributions of pooled company             _        _     (1,102)         _        _        _      (1,102)
Reclassification of retained earnings,
  pooled company                                 _    1,771     (1,771)         _        _        _           _
Currency translation adjustment                  _        _          _      1,444        _        _       1,444
Purchase of 62,718 common shares                 _        _          _          _     (996)       _        (996)
Stock options exercised;
  64,575 shares issued                           _       286         _          _      377        _         663
Tax benefit from exercise of stock options       _       173         _          _        _        _         173
Stock awards; 7,000 shares issued                _       104         _          _        _      135         139
Balance at December 31, 1994                13,950     4,285   118,076      2,001     (648)     (82)    137,582
Net earnings                                     _         _    24,759          _        _        _      24,759
Cash dividends ($.30 per share)                  _         _    (3,763)         _        _        _      (3,763)
Cash distributions of pooled company             _         _    (2,063)         _        _        _      (2,063)
Currency translation adjustment                  _         _         _      1,688        _        _       1,688
Purchase of 21,249 common shares                 _         _         _          _     (535)       _        (535)
Stock options exercised;
  79,196 shares issued                           _       134         _          _    1,159        _       1,193
Tax benefit from exercise of stock options       _       338         _          _        _        _         338
Stock awards; 7,000 shares issued                _       137         _          _        _      120         157
Balance at December 30, 1995                13,950     4,694   137,009      3,689      (24)     (62)    159,256
Net earnings                                     _         _    21,248          _        _        _      21,248
Cash dividends ($.375 per share)                 _         _    (5,111)         _        _        _      (5,111)
Currency translation adjustment                  _         _         _     (1,952)       _        _      (1,952)
Purchase of 48,722 common shares                 _         _         _          _   (1,732)       _      (1,732)
Stock options exercised;
  140,000 shares issued                          _       335         _          _    1,738        _       2,073
Tax benefit from exercise of stock options       _     1,023         _          _        _        _       1,023
Stock awards; 13,912 shares issued               _       406         _          _        _      120         426
Balance at December 28, 1996              $ 13,950     6,458   153,146      1,737      (18)     (42)    175,231

See accompanying notes to consolidated financial statements.


                     1996 Annual Report

Notes to Consolidated Financial Statements
Valmont Industries, Inc. and Subsidiaries

Three-year period ended December 28, 1996
(Dollars in thousands, except per share amounts)

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Valmont Industries, Inc. (the Company) and its wholly and majority-owned subsidiaries. All significant intercompany items have been eliminated.

In 1996, the Company purchased majority interests in Telec Centre, S.A. and Gibo-Conimast, GmbH. In 1994, the Company acquired the assets of Energy Steel Corporation of Tulsa, Oklahoma. These acquisitions are not considered significant and, therefore, pro forma consolidated financial information has been omitted (Note 13).

Operations

The Company manufactures and distributes agricultural irrigation equipment and related products and engineered metal structures, fabricated products and lighting ballasts.

Fiscal Year

The Company operates on a 52/53 week fiscal year basis with each year ending on the last Saturday in December.
Accordingly, the Company's fiscal years 1996, 1995 and 1994 ended on December 28, December 30 and December 31, respectively and contained 52 weeks, 52 weeks and 53 weeks respectively.

Inventories

At December 28, 1996 approximately 72% of inventory is valued at the lower of cost, determined on the basis of the last-in, first-out (LIFO) method or market. All other inventory is valued at the lower of cost, determined on the basis of the first-in, first-out (FIFO) method or market.

The excess of replacement cost of inventories over the LIFO value is approximately $10,400 and $10,200 at December 28, 1996 and December 30, 1995, respectively.

Impairment of Long-Lived Assets

In 1996 the Company adopted Statement of Financial Accounting Standards No. 121, (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Note 3). SFAS 121 prescribes that an impairment loss be recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its estimated future discounted cash flows (Note 13). There was no effect of adoption of this standard at the beginning of fiscal 1996.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost.
Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the respective assets. The range of lives of various assets follows:

Land improvements                         10 Years
Buildings and improvements             15-39 Years
Machinery and equipment                 3-12 Years
Transportation equipment                 3-5 Years
Office furniture and equipment           3-7 Years

Income Taxes

The Company uses the asset and liability method to calculate deferred income taxes. Deferred tax assets and liabilities are recognized on temporary differences between financial statements and tax bases of assets and liabilities using enacted tax rates. The effect of tax rate changes on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

                     1996 Annual Report

Foreign Currency Translations

Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates.
Cumulative translation adjustments are included as a separate component of shareholders' equity.

Earnings Per Share

Earnings per share are based on the weighted average number of common shares outstanding and equivalent common shares from in-the-money stock options. The difference between primary and fully-diluted earnings per share is not material.

Miscellaneous

The miscellaneous caption of "Other income (deductions)" in the consolidated statements of operations contains gains and losses which are of an unusual or infrequent nature. Pre-tax gains from disposal of excess property amounting to $1,183 were included in 1994.

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

(2) Cash Flow Supplementary Information

The Company considers all highly liquid temporary cash investments purchased with a maturity of three months or less to be cash equivalents. Cash payments for interest and income taxes (net of refunds) were as follows:

                                           1996     1995       1994
Interest                                 $3,824    4,456      4,792
Income taxes                             17,904   11,591      4,819

(3) Asset Valuation Charge

During 1996, the Company initiated a plan to dispose of its ballast business. In January, 1997, the Company sold this business for approximately $25,000. As a result, the Company recorded a pre-tax asset valuation charge of $15,800 ($10,100 after-tax) in the fourth quarter of 1996 to reduce the net assets of the ballast business to the sales price, net of expenses.

"Assets held for sale" in the balance sheet as of December
28, 1996 of $26,903 represents the carrying value of the net assets of the ballast business. Operating loss for the ballast business of $620 is included in the Company's
Industrial Products segment results for 1996.

(4) Property, Plant and Equipment

Property, plant and equipment, at cost, consists of the following:

                                                    1996       1995
Land and improvements                            $  9,592      9,503
Buildings and improvements                         56,818     54,959
Machinery and equipment                           109,915    106,890
Transportation equipment                            4,000      3,319
Office furniture and equipment                     21,300     20,581
Construction in progress                           26,622     27,003
                                                 $228,247    222,255

The Company also leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to eight years. Rental expense for operating leases amounted to $4,963, $4,638 and $3,807 for fiscal 1996, 1995 and 1994, respectively.

                     1996 Annual Report

Minimum lease payments under operating leases expiring subsequent to December 28, 1996 are:

Fiscal Year Ending
  1997                                            $  3,065
  1998                                               2,833
  1999                                               2,541
  2000                                               2,154
  2001                                               1,982
  Subsequent                                         5,660
     Total minimum lease payments                 $ 18,235

(5) Bank Credit Arrangements

The Company maintains various lines of credit for short-term borrowings totaling $40,628. The interest rates charged on these lines of credit vary in relation to the banks' cost of funds. The unused borrowings under the lines of credit were $18,428 at December 28, 1996. The lines of credit can be modified at any time at the option of the banks. The Company pays facility fees of 1/8 to 1/5 of 1% (or equivalent balances) in connection with $23,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. The weighted average interest rate on short-term borrowings was 6.5% at December 28, 1996 and 8.9% at December 30, 1995.

(6) Income Taxes

Income tax expense (benefit) consists of:

                                           1996      1995      1994
Current:
  Federal                               $ 16,914    10,919     5,454
  State                                    1,086       954       682
  Foreign                                  1,970     1,840     1,269
                                          19,970    13,713     7,405
Deferred:
  Federal                                 (7,006)      (11)    3,428
  State                                     (392)       (2)      278
  Foreign                                   (772)        _      (428)
                                          (8,170)      (13)    3,278
                                        $ 11,800    13,700    10,683
The reconciliations of the statutory Federal income tax rate and the effective tax rates follow:
                                           1996     1995       1994
Statutory Federal income tax rate         35.0 %    35.0 %    35.0 %
State income taxes, net of Federal
  benefit                                  2.1 %     1.6 %     2.4 %
Other                                     (1.4)%    (1.0)%    (1.3)%
                                          35.7 %    35.6 %    36.1 %

                     1996 Annual Report

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below:

                                                    1996       1995
Deferred tax assets:
  Accrued expenses and allowances                $ 20,223     13,008
  Allowance for doubtful receivables                  311        400
  Inventory capitalization                          1,622        979
     Total deferred tax assets                     22,156     14,387

Deferred tax liabilities:
  Plant and equipment                               6,274      5,448
  Lease transactions                                1,682      1,769
  Warranty accrual                                  1,373      1,373
  Business combination adjustments                  3,439      3,439
  Other                                             3,245      4,377
     Total deferred tax liabilities                16,013     16,406
     Net deferred tax assets (liabilities)       $  6,143     (2,019)

No valuation allowance for deferred tax assets has been provided since all tax benefits are more likely than not to be used to offset future taxable income.

(7) Long-Term Debt

                                                       1996      1995
9.40% to 12.77% promissory notes, unsecured (a)     $ 19,250    23,750
Promissory note, secured (b)                           4,762     7,714
6.50% to 9.34% notes                                   5,561     5,223
     Total long-term debt                             29,573    36,687
Less current installments of long-term debt            7,693     7,950
     Long-term debt, excluding current installments $ 21,880    28,737

(a) The promissory notes payable are due in varying annual principal installments through 2001. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreements.

(b) The promissory note totaling 25.7 million French francs is due in two equal annual principal installments through 1998. The interest rate on the note is variable based on 6-month PIBOR (Paris Interbank Offering Rate), or can be fixed at the Company's option. At December 28, 1996 the effective interest rate was 3.78%. The note is secured by the common stock of Sermeto, S.A., a subsidiary of the Company.
The agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. The amount of retained earnings at December 28, 1996, not restricted as to payment of cash dividends and purchase of the Company's capital stock under the most restrictive provisions of the agreements, was approximately $58,000.
The minimum aggregate maturities of long-term debt for each of the four years following 1997 are: $7,564, $5,254, $4,054 and $2,757.

                     1996 Annual Report

(8) Stock Plans

The Company has three fixed employee stock-based compensation plans approved by the shareholders which provide that the Compensation Committee of the Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and bonuses of common stock. Under the 1983 Employee Incentive Stock Option Plan, the Company may grant options to its employees for up to 700,000 shares of common stock. Under the 1988 Stock Plan, the Company may grant options and other awards to its employees and directors for up to 1,200,000 shares of common stock. Under the 1996 Stock Plan, the Company may grant options and other awards to employees and directors for up to 800,000 shares of common stock. The optioned shares are subject to changes in capitalization.

Under the Plans, the exercise price of each option equals the market price at the time of the grant. Options have vesting schedules of four to seven years and vest either ratably after one year from date of grant or vest after five years from date of grant. Expiration of grants is from six to ten years from the date of grant.

The Company applies APB Opinion 25 in accounting for its
fixed stock compensation plans.  Accordingly, no
compensation cost has been recognized for the fixed plans in
1995 or 1996.  Had compensation cost been determined on the
basis of fair value pursuant to Statement of Financial
Accounting Standards No. 123 "Accounting for Stock-Based Compensation," net earnings and earnings per share would have been reduced as follows:
                                                      1996       1995
Net earnings:
  As reported                                      $ 21,248     24,759
  Pro forma                                        $ 20,561     24,699
Earnings per share:
  As reported                                      $  1.52        1.80
  Pro forma                                        $  1.47        1.80

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: dividend yield of 1.03%; expected volatility of 28%; risk-free interest rate of 6.11%; and expected lives of 2.5 years from vesting date.
Following is a summary of the status of the stock plans during 1994, 1995 and 1996:

                                                             Weighted
                                                             Average
                                              Number of      Exercise
                                                Shares        Price
Outstanding at December 26, 1993               778,207       $ 14.82
Granted                                        152,000         16.25
Exercised                                      (64,575)       (10.27)
Forfeited                                      (81,858)       (16.96)
Outstanding at December 31, 1994               783,774       $ 15.24
Options exercisable at December 31, 1994       450,107       $ 12.70

                                                             Weighted
                                                             Average
                                              Number of      Exercise
                                                Shares        Price
Outstanding at January 1, 1995                 783,774       $ 15.24
Granted                                        201,500         23.35
Exercised                                      (79,196)       (13.57)
Forfeited                                      (11,057)       (18.50)
Outstanding at December 30, 1995               895,021       $ 17.21
Options exercisable at December 30, 1995       378,188       $ 13.91

Weighted average fair value of options granted during 1995   $  7.34

                     1996 Annual Report

                                                             Weighted
                                                             Average
                                              Number of      Exercise
                                                Shares        Price
Outstanding at December 31, 1995               895,021       $ 17.21
Granted                                        207,015         37.28
Exercised                                     (140,000)       (14.81)
Forfeited                                      (28,549)       (11.13)
Outstanding at December 28, 1996               933,487       $ 22.21
Options exercisable at December 28, 1996       412,653       $ 16.65

Weighted average fair value of options granted during 1996   $ 12.48

Following is a summary of the status of fixed options outstanding at December 28, 1996:

         Outstanding and Exercisable By Price Range

                   Options Outstanding                                 Options Exercisable
-----------------------------------------------------------------    -------------------------
                             Weighted Average
   Exercise                     Remaining        Weighted Average             Weighted Average
 Price Range      Number     Contractual Life     Exercise Price     Number    Exercise Price
   $  5.91-12.00  123,050        1.85 years           $ 10.67        118,050       $ 10.61
     12.75-14.88   33,500        4.87 years             14.05              _             _
     16.25-16.25  123,300        7.96 years             16.25         81,970         16.25
     18.25-18.25  242,333        5.99 years             18.25        150,521         18.25
     18.50-22.50   30,789        4.48 years             20.10          3,792         19.60
     23.75-23.75  173,500        8.98 years             23.75         57,855         23.75
     24.50-37.38   22,350        7.01 years             31.81              _             _
     37.63-37.63   15,000        9.89 years             37.63              _             _
     38.00-38.00  169,484        9.93 years             38.00            284         38.00
     39.00-39.00      181         .97 years             39.00            181         39.00
                  933,487                                            412,653

(9) Employee Retirement Savings Plan

Established under Internal Revenue Code Section 401(k), the Valmont Employee Retirement Savings Plan is available to all eligible employees. The Company makes an annual basic contribution equal to $.25 on the dollar of the first 3% of each participant's annual pay. In addition, participants can elect to contribute up to 15% of annual pay, on a pre-tax and/or after-tax basis. The Company will match $.50 to $.75 on the dollar of the first 6% of the employee pre-tax contribution. The Company, at the discretion of the Board of Directors, may also pay a supplemental contribution of up to $.50 on the dollar of the first 6% of the participants' pre-tax contributions. In addition, the Company has a defined contribution plan covering the employees of Microflect. Contributions under this plan are based primarily on the performance of the business unit and employee compensation. The 1996, 1995 and 1994 Company contributions to these plans amounted to approximately $5,000, $4,700 and $3,000, respectively.

(10) Research and Development

It is estimated that the research and development costs charged against earnings were approximately $3,900 in 1996, $2,800 in 1995, and $2,700 in 1994.

                     1996 Annual Report

(11) Disclosures About the Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks and accrued expenses approximates fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity.
The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 28, 1996, the carrying amount of the Company's long-term debt was $29,573 with an estimated fair value of approximately $30,000. At December 30, 1995, the carrying amount of the Company's long-term debt was $36,687 with an estimated fair value of approximately $39,000.

(12) Stockholders' Right Plan

In December 1995, the Company's Board of Directors declared a dividend of one preferred stock purchase right ("Right") for each outstanding share of common stock. The Right becomes exercisable ten days after a person (other than Robert B. Daugherty and his related persons and entities) acquires or commences a tender offer for 15% or more of the Company's common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a new series of preferred stock at an exercise price of $100, subject to adjustment. The Right expires on December 19, 2005 and may be redeemed at the option of the Company at $.01 per Right, subject to adjustment. Under certain circumstances, if (i) any person becomes an Acquiring Person or (ii) the Company is acquired in a merger or other business combination, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise of the Right, shares of common stock (of the Company under (i) and of the acquiring company under (ii)) having a value of twice the exercise price of the Right.

(13) Divestiture and Acquisitions

In January 1997, the Company sold the common stock of Valmont Electric, Inc. for approximately $25,000. In accordance with SFAS 121, the net assets of Valmont Electric have been written down to fair market value and reclassified on the balance sheet as "Assets held for sale" at December
28, 1996 (Note 3).

In February 1996, the Company purchased a majority interest in Telec Centre S.A., a small French manufacturer of communication towers. In March 1996, the Company purchased a majority interest in Gibo-Conimast GmbH, a German manufacturer and distributor of pole structures for the lighting market.

In July 1995, Microflect Company, Inc. was merged with and became a wholly-owned subsidiary of the Company pursuant to the terms of an agreement and Plan of Merger under which the Company exchanged 1,950,000 shares of its common stock for all of the outstanding common stock of Microflect. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements include the results of Microflect for all periods presented.

(14) Business Segments

The Company's business activities are currently classified into the following industry segments:

   Industrial Products - The manufacture and distribution of engineered metal structures, fabricated products and lighting ballasts.

   Irrigation Products - The manufacture and distribution of agricultural irrigation equipment and related products.

Financial information concerning the Company's business segments is summarized on the following page and is considered an integral part of this note.

                     1996 Annual Report

Business Segment Information
Valmont Industries, Inc. and Subsidiaries

  (Dollars in thousands)                      1996     1995     1994
Net Sales:
  Industrial Products                     $ 432,050  381,898  337,810
  Irrigation Products                       212,481  162,744  164,030
  Less intersegment sales                         _        _     (100)
     Total                                $ 644,531  544,642  501,740
Operating Income:
  Industrial Products                        36,591   35,924   23,638
  Irrigation Products                        29,766   18,736   17,742
     Total                                   66,357   54,660   41,380
General Corporate Expense, Net              (13,913) (12,829)  (9,701)
Asset Valuation Charge                      (15,800)       _        _
Interest Expense Net                         (3,608)  (3,511)  (3,832)
Miscellaneous                                   112      139    1,723
     Earnings before income taxes         $  33,048   38,459   29,570
Identifiable Assets:
  Industrial Products                       271,538  234,818  197,856
  Irrigation Products                        65,326   51,792   46,554
  Corporate                                   4,784   22,100   39,033
     Total                                $ 341,648  308,710  283,443
Capital Expenditures:
  Industrial Products                        26,808   30,200   16,011
  Irrigation Products                         8,720    4,204    7,191
  Corporate                                     131      368      333
     Total                                $  35,559   34,772   23,535
Depreciation and Amortization:
  Industrial Products                        11,259    8,727    8,044
  Irrigation Products                         3,080    2,923    2,173
  Corporate                                     493      711      801
     Total                                $  14,832   12,361   11,018
Summary by Geographical Area:
Net Sales:
  United States                             511,516  447,685  424,666
  Europe                                     77,605   64,745   51,018
  Other                                      55,410   32,21   226,056
     Total                                $ 644,531  544,642  501,740
Operating Income:
  United States                              58,424   47,543   34,830
  Europe                                      4,775    4,936    3,248
  Other                                       3,158    2,181    3,302
     Total                                $  66,357   54,660   41,380
Identifiable Assets:
  United States                             261,785  228,681  216,320
  Europe                                     64,819   64,790   62,334
  Other                                      15,044   15,239    4,789
     Total                                $ 341,648  308,710  283,443

Net sales by business segment are to unaffiliated customers.
Net sales by geographical area are based on destination of sales.

Operating income by business segment is based on net sales less identifiable operating expenses. Operating income by geographical area is based on destination of sales less appropriate expense allocations.

Corporate assets consist of cash, deferred income taxes, investment in nonconsolidated affiliates, and administrative buildings and equipment. Identifiable assets by geographical area are based on location of facilities.

                     1996 Annual Report

Quarterly Financial Data (Unaudited)
Valmont Industries, Inc. and Subsidiaries

  (Dollars in thousands,      Net         Gross        Net Earnings (Loss)        Stock Price       Dividends
  except per share amounts)  Sales        Profit      Amount      Per Share      High      Low       Declared
1996
  First                 $ 148,914         39,999       6,946          .50       30.13     24.25       .075
  Second                  166,849         43,913       8,501          .61       34.00     29.50       .100
  Third                   148,048         40,583       6,578          .47       36.00     28.25       .100
  Fourth                  180,720         47,573        (777) 1      (.05) 1    39.50     33.75       .100
  Year                  $ 644,531        172,068      21,248  1      1.52  1    39.50     24.25       .375
1995
  First                 $ 142,223         34,877       5,694          .42       21.50     16.25       .075
  Second                  133,418         34,948       6,691          .49       22.00     19.50       .075
  Third                   128,269         35,099       5,271          .38       24.25     20.75       .075
  Fourth                  140,732         40,027       7,103          .51       26.00     23.50       .075
  Year                  $ 544,642        144,951      24,759         1.80       26.00     16.25       .300
1994
  First                 $ 117,671         26,756       3,583          .26       20.50     14.50       .075
  Second                  128,656         30,092       4,893          .36       17.00     13.50       .075
  Third                   118,500         29,420       4,647          .34       16.75     14.50       .075
  Fourth                  136,913         35,218       5,764          .42       17.50     15.75       .075
  Year                  $ 501,740        121,486      18,887         1.39       20.50     13.50       .300

Earnings per share are computed independently for each of the quarters. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

1 After a pre-tax asset valuation charge of $15,800 ($10,100 after-tax or $.72 per share).

                     1996 Annual Report

Report of Independent Accountants
To the Board of Directors and Shareholders of Valmont
Industries, Inc.

We have audited the accompanying consolidated balance sheet of Valmont Industries, Inc. and Subsidiaries as of December 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 30, 1995 and December 31, 1994 were audited by other auditors whose report, dated February 16, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements present fairly, in all material respects, the financial position of Valmont Industries, Inc. and subsidiaries as of December 28, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE

DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 7, 1997

Report of Management

The consolidated financial statements of Valmont Industries, Inc. and Subsidiaries and the other information contained in the Annual Report were prepared by and are the responsibility of management. The statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on management's best estimates and judgments.

In fulfilling its responsibilities, management relies on a system of internal controls which provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability of assets. Internal controls are designed to reduce the risk that material errors or irregularities in the financial statements may occur and not be timely detected. These systems are augmented by written policies, careful selection and training of qualified personnel, an organizational structure providing division of responsibilities and a program of financial, operational and systems audits. The Company also has a business ethics policy which requires employees to maintain high ethical standards in the conduct of Company business.

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

/s/ MOGENS C. BAY                        /s/ TERRY J. MC CLAIN

Mogens C. Bay                                Terry J. McClain
Chairman and Chief Executive Officer         Senior Vice President and
                                             Chief Financial Officer

                     1996 Annual Report

Board of Directors and Officers

BOARD OF DIRECTOR AND OFFICERS PHOTO:

(from left) Walter Scott, Jr., Robert G. Wallace, Charles M.
Harper, Allen F. Jacobson, Kenneth E. Stinson, Mogens C.
Bay, Thomas F. Madison, Robert B. Daugherty and John E.
Jones

Board of Directors

Mogens C. Bay
Chairman and Chief Executive Officer
Valmont Industries, Inc.
Director since 1993

Robert B. Daugherty
Founder and Chairman Emeritus
Valmont Industries, Inc.
Director since 1947

Charles M. Harper 1
Former Chairman of the Board
RJR Nabisco Holdings Corp.
Director since 1979

Allen F. Jacobson 1
Retired Chairman and CEO
3M Company
Director since 1976

Lloyd P. Johnson 1
Retired Chairman of the Board
Norwest Corporation
Director since 1991

John E. Jones 2
Retired Chairman, President and CEO
CBI Industries, Inc.
Director since 1993

Thomas F. Madison 1
President, MLM Partners
Chairman of the Board
Communications Holdings, Inc.
Director since 1987

Walter Scott, Jr. 2
Chairman and President
Peter Kiewit Sons', Inc.
Director since 1981

Kenneth E. Stinson
Chairman and CEO
Kiewit Construction Group Inc.
Director since 1996

Robert G. Wallace 2
Retired Executive Vice President
Phillips Petroleum Co.
Director since 1984

1 Compensation Committee
2 Audit Committee

Corporate Officers
Mogens C. Bay*
Chairman and Chief Executive Officer

Phillip C. Cooke*
Senior Vice President - Human Resources

Thomas P. Egan, Jr.
Vice President - Corporate Counsel
and Secretary

Terry J. McClain*
Senior Vice President and
Chief Financial Officer

Brian C. Stanley
Vice President - Investor Relations
and Controller

Mark E. Treinen
Vice President - Business Development
Group and Division Officers

Gary L. Cavey*
Group President and Chief Operating Officer
Industrial Products Group

Leonard M. Adams
Vice President - Operations, North America
Industrial Products Group

James R. Callaway
President - Microflect Division

Martin Ostransky
Vice President - Installation Services
Industrial Products Group

Richard M. Sampson
Vice President - Marketing & Sales
Industrial Products Group

Vincent T. Corso*
Group President and Chief Operating Officer
Irrigation & Coatings Group

Joseph M. Goecke*
President and Chief Operating Officer
Valmont Irrigation

James J. Eiting
Vice President - Sales
Valmont Irrigation

Dennis E. Schwieger
Vice President - Marketing & Sales
Valmont Irrigation

Dennis G. Thome
Vice President - Operations
Valmont Irrigation

E. Robert Meaney*
President and Chief Operating Officer
International Division

Jan Driessens
President - Valmont Europe

Richard D. Berkland
Vice President - Marketing & Sales
International Irrigation

Winfield J. Weber
Vice President - Marketing & Sales
International Poles

* Member, Office of the President

                     1996 Annual Report
                             32

INSIDE BACK COVER:

Founder

GLOBE ILLUSTRATION:
ROBERT B. DAUGHERTY PHOTO:

Robert B. Daugherty
Founder and Chairman Emeritus
Valmont Industries, Inc.

As 1996 drew to a close and after 50 years with the Company, Robert B. Daugherty...ValmontOs founder and only chairman...decided that it was time to turn the management of the Company over to the leadership team he had put in place.

What a magnificent 50 years it has been. It all started in a small cornfield just west of Valley, Nebraska, when a young
Marine returning from World War II invested his life savings in a promising business opportunity called Valley Manufacturing Company, a small farm equipment manufacturer.

A few years later, Mr. Daugherty was looking for ways to diversify the business when he came upon a strange contraption that propelled a long pipeline mounted on wheels around a field, sprinkler irrigating the crop as it went.
It did not work very well when he purchased the patent rights from the inventor in the early 1950s, but it would soon revolutionize agriculture. Today, over 10 million acres are irrigated with Valley mechanized center pivot and linear move irrigation equipment in the U.S. and more than 90 other countries worldwide.

Mr. Daugherty continued to find business opportunities wherever he looked. Not too many years after Valmont began to manufacture its own pipe for the irrigation equipment, they invented machinery to produce tapered light and traffic signal poles. Soon the Company was making products for the utility industry and, most recently, the wireless communication market. The Company changed its name to Valmont Industries in the late 1960s.

At every step along the path to success, Mr. Daugherty was active throughout the business and civic community.
Although he claims to be "retired" today, he is still very much involved in a number of projects and programs in the community. We are also fortunate that Mr. Daugherty will continue to provide wise counsel as a member of Valmont's
Board of Directors.

Mr. Daugherty built the Company on the principles of integrity, perseverance and the worth and dignity of the individual. The entire Valmont team thanks him for his leadership and keen eye for picking the right "opportunities" and for allowing us to walk this path with him for the past 50 years.

BUILDING ILLUSTRATION:

Valley Manufacturing
Circa 1950s

                     1996 Annual Report
                             33

Shareholder Information
Valmont Industries, Inc. and Subsidiaries

Corporate Headquarters
Valmont Industries, Inc.
Omaha, Nebraska USA
(402) 359-2201

Independent Public Accountants
Deloitte & Touche LLP
Omaha, Nebraska USA

Legal Counsel
McGrath, North, Mullin & Kratz, P.C.
Omaha, Nebraska USA

Stock Transfer Agent and Registrar
First National Bank of Omaha
Trust Department
One First National Center
Omaha, Nebraska 68102-1596 USA
(402) 341-0500

Notices regarding changes of address and inquiries regarding lost dividend checks, lost or stolen certificates and transfers of stock, should be directed to the transfer agent.

Annual Meeting
The annual meeting of Valmont's shareholders will be held at 2:00 p.m. on Monday, April 28, 1997, at Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska USA

Stock Trading
Valmont's common stock trades on the Nasdaq Stock Market under the symbol VALM. Current share price and related information can be found in the financial section of many daily newspapers.

Availability of 10-K Report
A copy of ValmontOs 1996 Annual Report on Form 10-K may be obtained by calling or writing:

Investor Relations Department
Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska 68064 USA
Phone: (402) 359-2201
Fax: (402) 343-0668

Stock Held in "Street Name"
Valmont maintains a direct mailing list to ensure that shareholders with stock held in broker accounts receive information on a timely basis. If you would like your name added to this list, please direct your request to:

Investor Relations Department
Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska 68064 USA
Phone: (402) 359-2201
Fax: (402) 343-0668

Shareholder and Investor Relations
Valmont maintains an active investor relations program to keep shareholders and potential investors informed about the Company. Comments and inquiries are welcome and should be directed to:

Investor Relations Department
Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska, 68064 USA
Phone: (402) 359-2201
Fax: (402) 343-0668

Market Makers
The following firms make a market in Valmont Industries, Inc. common stock as of March 6, 1997:

Dain Bosworth Inc.
George K. Baum & Company
Herzog, Heine, Geduld, Inc.
Huntleigh Securities Corporation
Kirkpatrick Pettis Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.

Visit Valmont's Homepage at
www.valmont.com

                     1996 Annual Report
                             34

OUTSIDE BACK COVER:

A World Leader...
Valmont Industries, Inc. & Subsidiaries

INTERNATIONAL MAP ILLUSTRATION:
GLOBE ILLUSTRATION:

Brenham, Texas, USA
Elkhart, Indiana, USA
Salem, Oregon, USA
Salt Lake City, Utah, USA
Tulsa, Oklahoma, USA
Valley, Nebraska, USA
West Point, Nebraska, USA
St. Hubert, Quebec, Canada
Uberaba, Brazil

Corporate Headquarters
Omaha, Nebraska, USA

Charmeil, France
Cusset, France
Lempdes, France
Rive-de-Gier, France
Gelsenkirchen, Germany
Maarheeze, The Netherlands
Madrid, Spain
Shanghai, China

We aggressively participate in specific markets within two major global economies: Food Production and Infrastructure Development. First, we are the world leader in manufacturing efficient irrigation equipment for agriculture...increasing crop yields and conserving scarce water resources. Second, we are the world's leading producer of engineered poles, towers and structures and other products and components for various industries including communication, lighting, and utility...improving the world's infrastructure. In the future, we will grow by leveraging our strengths. We will take new products and technologies into existing markets and leverage our current products and technologies in new markets. This is how we plan to create value for all Valmont shareholders.

VALMONT LOGO:
GLOBE ILLUSTRATION:

Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska 68064 USA
(402) 359-2201
Fax (402) 343-0668
www.valmont.com
                                                                           54