Form 10-K, Exhibit 13
period 1997-12-27
VALMONT INDUSTRIES INC
filed 1998-03-26
CIK 102729

(FRONT COVER)

Providing Efficient
Water Management
to meet the world's
growing demand For food
AND supplying
highly engineered
poles, towers & services for
Infrastructure Development
Worldwide

VALMONT LOGO:
1997 ANNUAL REPORT

(INSIDE FRONT COVER)

Valmont is an international manufacturing company with operations around the world. Valmont designs and manufactures: mechanized irrigation equipment to enhance food production through efficient water management; poles, towers and structures for lighting, utility and communication applications; and fabricated products for various industrial uses. Valmont also provides custom coatings and installation services. Valmont operates 20 plants located in nine countries in North and South America, Europe and Asia and markets its products in more than 100 countries.

Brenham, Texas, USA
Elkhart, Indiana, USA
Lindon, Utah, USA
Salem, Oregon, USA
Springville, Utah, USA
Tualatin, Oregon, USA
Tulsa, Oklahoma, USA
Valley, Nebraska, USA
West Point, Nebraska, USA
St Hubert, Quebec, Canada
Uberaba, Brazil
Charmeil, France
Creuzier-le-Neuf, France
Lempdes, France
Rive-de-Gier, France
Gelsenkirchen, Germany
Maarheeze, The Netherlands
Madrid, Spain
Siedlce, Poland
Shanghai, China
Corporate Headquarters
Omaha, Nebraska, USA

Contents
________________________________________

www.valmont.com

Letter to Shareholders
________________________________________

2       From the Chairman

About Valmont
________________________________________

         6      Water Management
        10      Infrastructure Development
        14      Financial Objectives and Results

Financial Review
________________________________________

        16      Management's Discussion and Analysis
        22      Selected Eleven-Year Financial Data
        24      Consolidated Statements of Operations
        25      Consolidated Balance Sheets
        26      Consolidated Statements of Cash Flows
        27      Consolidated Statements of Shareholders' Equity
        28      Notes to Consolidated Financial Statements
        35      Business Segment Information
        36      Quarterly Financial Data
        37      Report of Independent Accountants
        38      Report of Management
        39      Officers and Management
        40      Board of Directors
        41      Shareholder Information


MAP ILLUSTRATION:
This report contains forward-looking statements in the Letter to Shareholders, About Valmont, and Management's Discussion and Analysis. The statements reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in such assumptions or factors could produce significantly different results.

(END OF INSIDE FRONT COVER)

Valmont Industries, Inc. and Subsidiaries

                                                          Financial Highlights
______________________________________________________________________________

(Dollars in millions, except per share amounts)
Operating results and ratios for 1996 are before asset valuation charge and for 1993 are from continuing operations before restructuring charge.

                                               1997        1996        1995
__________________________________________________________________________
Operating Results
  Net sales                               $   622.5   $   644.5   $   544.6
  Net earnings                                 37.5        31.3        24.8
  Diluted earnings per share                   1.33        1.12        0.90
  Dividends per share                       0.21875      0.1875        0.15
Financial Position
  Shareholders' equity                    $   207.1   $   175.2   $   159.3
  Shareholders' equity per share               7.49        6.41        5.87
  Long-term debt as a % of invested capital   10.4%       12.3%       17.3%
Operating Ratios
Gross profit as a % of net sales              27.2%       26.7%       26.6%
  Operating income as a % of net sales        10.0%        8.1%        7.7%
  Net earnings as a % of net sales             6.0%        4.9%        4.5%
  Return on beginning equity                  21.4%       19.7%       18.0%
  Return on invested capital                  14.6%       13.8%       12.5%
Year-End Data
  Shares outstanding (000)                   27,641      27,330      27,120
  Approximate number of shareholders          5,400       4,400       3,900
  Number of employees                         3,751       4,868       4,166

GRAPHS:
Net Sales

Diluted Earnings Per Share

Return on Invested Capital

                              1997 Annual Report

PULL QUOTE:
"We again beat our
financial objectives
in 1997 and
further strengthened
Valmont's leadership
position in our industries."

1997 was another good year for Valmont. We again exceeded all our financial objectives and established an enhanced organizational structure designed to facilitate growth in our two main businesses. We were fortunate to have strong market conditions in most of our businesses and managed to further consolidate our leadership positions.

The year was not without challenges, however. In Europe, the drive toward qualifying for a single European currency led several countries to curtail spending programs and in China it proved more costly and time consuming than we expected to build our distribution channels.

PHOTO:
Mogens C. Bay
Chairman and Chief Executive Officer

Financial Objectives                        1997 Results
___________________________________________
Increase trendline earnings 15% per year.       19.8%
Achieve a minimum 10% after-tax
return on invested capital.                     14.6%
Maintain long-term debt as a percent
of invested capital at less than 40%.           10.4%
___________________________________________

As we enter 1998, the market drivers for our businesses are favorable worldwide with the possible exception of the wireless communication industry in this country, where there is some uncertainty as to the pace of further buildout of the cellular and PCS systems. We are excited about the opportunities we see developing today and expect 1998 to be another strong year.

                              1997 Annual Report

PULL QUOTE:
"Tomorrow's
challenge is to take
advantage of the
vast opportunities
in water management
for agriculture
beyond
what we are
doing today."

Water Management for Agriculture

As you fly around the world, you cannot help but notice all those large, green circles. They are fields of crops irrigated with center pivots, our type of water management equipment. What I get excited about are all the places where there are no green circles...yet.

The demand for food products will continue to grow as the world's population increases and diets improve. Efficient use of the world's water supply is key to meeting the future demand for food and fiber. Center pivot and linear move irrigation equipment is by far the most efficient way to irrigate large scale agriculture, often saving up to 50% compared to the amount of water used by traditional forms of irrigation.

Approximately two-thirds of the world's fresh water is used for agriculture today and, in some countries, that figure is as high as 80% to 90%. Competition for fresh water will only increase. Urban and industrial demand for water will force agriculture to use a lesser share of the world's fresh water supply in the future.

PHOTO:
Effective water management is a big challenge facing both the developed and developing nations of the world. Regardless of the status of the agricultural economy, there is no alternative to managing scarce water resources well if we are to produce the crops needed to feed the population of the next century.

Our task is to continue to provide farmers with ever more efficient ways to manage their water resources. This includes equipment as well as the scheduling techniques and management support systems leading to precision farming. Areas of growth opportunities for Valmont include technologies for sprinklers and low volume irrigation products such as drip, tape and micro sprays. Today, we have leveraged our water management expertise by putting our irrigation equipment to good use in other sectors, the most important of which is waste water treatment. Through the use of center pivots, liquid waste from agriculture, industry and municipal treatment facilities can be applied to the land where chemical and biological actions convert the organic material to plant nutrients.

                              1997 Annual Report

Infrastructure Development

If you drive on just about any road...past the barricades and around the temporary detours...you realize just how much infrastructure development activity is taking place around the world. This vast economy includes new road construction, upgraded signage, enhanced traffic controls and better lighting to increase efficiency; more outdoor lighting at commercial businesses to improve safety; expanding electrical transmission and distribution systems; and new poles and towers to support the demand for wireless communication. All this translates into a growing demand for our products and services for the foreseeable future.

We have a competitive advantage in both our pole and tower businesses through our ability to leverage manufacturing and engineering capabilities not only among major product groups...lighting, utility and wireless communication...but also among our plants around the world. This enables us to take advantage of the growing demand in the infrastructure development markets.

It was estimated in 1993 that nearly $70 billion would be needed annually to meet highway capital investment needs in this country alone. Although highway spending has increased each year since then, less than $40 billion has been spent annually. Federal, state and local governments are now faced with the reality that spending for infrastructure must increase for ongoing maintenance and to relieve congestion created by a rising population. Valmont manufactures the structures for lighting, signage and traffic signals that are necessary to address this problem.

Deregulation in the utility industry and an increasing world demand for electricity at competitive rates have created new opportunities for us to serve our utility customers. In response, we have formed strategic alliances with utilities to jointly seek more effective ways for them to deliver power at the lowest possible cost.

Even though the developed countries of the world are well into building out their wireless communication systems, projections show that the number of cell phone subscribers will continue to grow steadily in the years ahead. Countries such as Brazil and China present great opportunities as they begin to rapidly expand their systems. In the developing world, countries will often switch to a wireless network, skipping hard-wired systems.

People

Throughout our history it is our ability to attract the best people in our industries that enabled us to create the leadership positions we enjoy around the world today. One of the greatest challenges we face going forward is finding and retaining top talent. Our growth in the future will not be limited by the opportunities of the markets in which we participate but rather by our ability to build an organization to take advantage of these opportunities. This includes our distribution channels through which we go to market. I am proud to say we have the finest employees, dealers and representatives in the marketplace...our greatest competitive advantage.

                              1997 Annual Report

PULL QUOTE:
"One
competitive advantage
we have in the global
marketplace is our
ability to leverage
our engineering,
manufacturing and
marketing capabilities
around the world."

Global Markets - Global Growth

Valmont competes in the global market. As we are creating a worldwide network of plants and capabilities, let me emphasize that we are being prudent in our international investment strategies. We are planting "seeds of opportunity" by making limited investments until we have established ourselves and better understand these new markets.

Increasing shareholder value through profitable sales growth remains our strategic objective. While North America continues to be our strongest, most developed market, we must continue to expand our presence in the international arena.

We will retain our leadership positions only by meeting the challenges that impact our core industries today and in the future. At Valmont, we welcome these challenges. Through the talent, hard work and dedication of our people around the world, we aim to continue to be the global leader in providing efficient water management for agriculture and supplying highly engineered poles, towers and services for infrastructure development.

PHOTO:
MOGENS C. BAY SIGNATURE:
Mogens C. Bay
Chairman & Chief Executive Officer

                              1997 Annual Report

PIE CHART:
Industry 27%
Agriculture 65%
Household & Municipalities 8%

Agriculture currently uses 65% of the world's fresh water.
Irrigation consumes 80% to 90% of the water supplies in some countries. There is no alternative to the efficient management of water in the future.

GRAPHS:
Irrigation and Coatings Products

Net Sales ($ In Millions)

Operating Income ($ In Millions)

Until recently, fresh water was considered cheap and plentiful, but now is recognized as valuable and scarce. Efficient water management through the use of Valmont's type of mechanized irrigation equipment can save as much as 50% of the water needed compared to less efficient irrigation methods. The center pivots on the fields in Brazil shown at the right help increase production and lower labor costs while conserving scarce water resources.

VALLEY LOGO:
 ..."The Most Trusted
Name In Irrigation"

Valmont Industries, Inc. and Subsidiaries

LEFT SIDE WATER MANAGEMENT ILLUSTRATIONS:
Top to bottom:
   Valley center pivot
   Precise application of water
   Valley linear move
   Valley modular control panel

                                                             Water Management
                                     ________________________________________

Efficient water management is absolutely essential to the continued economic growth of the nations of the world. It is predicted that global food production must double in the next thirty years to satisfy the needs of a growing world population that is undergoing a dramatic improvement in their diets. These forces are driving the need for higher production of feed grains worldwide.

The increase in food production must take place without an increase in the number of acres farmed, as actual tillable acreage has decreased over the past thirty years and continues to be overtaken by urban development. The realities of finite supplies of land and fresh water are additional challenges to increasing food production. Agriculture uses over 65% of the world's available fresh water. In some countries, this climbs to as high as 80% to 90%. Because irrigated farmland is twice as productive as non-irrigated, efficient water management through mechanized irrigation equipment must play a major role in helping to feed this hungry world.

Unfortunately, all irrigation is not equally efficient. Most of the world continues to use a form of irrigation that began in ancient Egypt...flooding the field with water. This type of irrigation, referred to as "flood" or "gravity flow," can waste more than 50% of the water put onto the field and cause environmental damage due to soil erosion and chemical run-off.

Modern mechanized irrigation delivers the precise amount of water, fertilizer and chemicals that growing plants need, exactly at the time they need it. Mechanized irrigation is scheduled and controlled so the water applied fills the root zone, without "leaching" down to the groundwater or running off the end of the field.

Irrigation Technology

The answer to the challenge of doubling food and fiber production without using more land or water lies in technology.

By using tubes that drop down from the overhead pipe to minimize loss of water due to wind or by using fabric "socks" that trail the moving system dispensing water in a slow trickle, growers today have truly begun to practice efficient water management through the precise application of water.

As the technology leader, Valmont pioneered the use of computerized controls in mechanized irrigation that enhances the capabilities and sophistication of existing and new equipment. Modern technology allows a farmer to monitor and control dozens of systems from a home computer or cell phone. Continuous research and development in this area will bring numerous new product introductions and enhancements over the coming years.

                              1997 Annual Report

PHOTO:
Vincent T. Corso
Group President and
Chief Operating Officer
Irrigation and Coatings Group

WATER MANAGEMENT ILLUSTRATION:
Farmers can monitor and control their pivots from their home computer or through the use of radio and phone communications.

                                                             Water Management
                                                                  (continued)
                                     ________________________________________

PULL QUOTE:
"Valmont is
the leading
manufacturer of
mechanized
irrigation equipment.
We are focused
on manufacturing
superior products
that differentiate
us from the
competition
and improving
the processes,
procedures and
tools that make
us the low cost
producer."

The introduction of another new product, the Universal Linear, has been very successful, with installations on four continents. Rather than pivoting around a fixed point in the center of a field, the Universal Linear moves from one end of a rectangular field to the other, pivoting at each end of the field.

The Universal Linear is ideal for smaller and rectangular fields or irregular shaped ones. This innovative design increases the range of fields that can be successfully irrigated using Valmont equipment worldwide.

Recently, Valmont introduced a chemical application device called Accu-Pulse. This precision applicator is a separate line on a center pivot or linear move machine that is installed beneath the main water pipe to apply chemicals with the precision that is superior to aerial application or other traditional spraying methods.

Initial trials of this technology indicate that the amount of chemicals applied to the crops could be less than usually recommended. This represents a savings to the farmer by lowering chemical costs and, at the same time, protecting the environment by avoiding over-application.

Another growing market opportunity is the need to find alternative means to distribute treated municipal, industrial and agricultural wastewater. Valmont's PolySpan(TM) technology, where a polyethylene sleeve lines the main pipeline, allows efficient irrigation equipment to distribute corrosive wastewater. This "re-use" of water will play an even greater role in the future in the U.S. as well as around the world.

                              1997 Annual Report

BRAZIL ILLUSTRATION:
Valmont Irrigation Manufacturing Plant
Uberaba, Brazil
________________________________________

Value-Added Distribution

Valley dealers are crucial to the continuous introduction of new technology to mechanized irrigation. They receive intensive training that allows them to provide unrivaled service and consulting expertise to their customers.

Valley dealers offer their products and services at nearly 500 locations worldwide, providing advice, mechanized irrigation equipment and replacement parts. The Valley dealer organization has helped make Valmont the clear world leader with the most extensive and well-equipped system for delivering irrigation products. For markets outside the U.S., Valmont manufactures a sizeable portion of the irrigation pipe and structural parts overseas, with gearboxes, controls, nozzles and other components shipped from the United States.

Prepared for the Future

As a manufacturer, Valmont continues to make significant improvements in production efficiency. Much of this success has been due to the work of self-directed teams throughout the Company. Initiated more than seven years ago, these teams continually improve processes and products.

Major worldwide economic and population trends are helping drive
Valmont's irrigation business. Valmont technology will play an ever-increasing role in the efficient management of precious fresh water, while helping produce the food necessary to feed the growing population worldwide.

Coatings

Valmont's experience in galvanizing its steel products has led to the formation of a separate Coatings Division that is growing rapidly. The Company currently has four coatings facilities in the United States that apply high quality, hot-dipped galvanizing to steel products as a long-lasting protective coating.

The Coatings Division provides custom finish coatings for products and components manufactured by other companies in addition to many of Valmont's products. Because of its extensive process capabilities, Valmont can handle steel up to 60 feet long in virtually any shape or configuration.

A study by the National Bureau of Standards of the aging infrastructure in the United States estimated corrosion costs to be over 4% of the Gross National Product. Based on this estimate, the cost of corrosion in the U.S. today exceeds $200 billion per year, 15% of which could be saved by better utilization of existing technology. Galvanizing is a proven technology for corrosion protection that supports expanding infrastructure growth.

The construction of new facilities and acquisitions have placed Valmont as an industry leader and one of the highest volume galvanizers in North America. Future growth will support both internal requirements and the expanding commercial coatings market.

PIVOT ILLUSTRATION:
The Valley Universal Linear allows smaller fields to receive the same benefits from mechanized irrigation as larger fields. A 4-wheel ditch feed Universal Linear is shown here.

TRANSMISSION POLE ILLUSTRATION:
GRAPHS:
Industrial Products

Net Sales ($ In Millions)

Operating Income ($ In Millions)

Valmont designs and manufactures poles, towers and structures for lighting & traffic, utility and communication applications. For the utility industry, Valmont builds steel electrical transmission structures (top left), steel distribution poles and substation structures. Fluted, turn-of-the-century light poles (right) are a popular new product that come in a wide variety of designs such as the one shown here in downtown Chicago.

CHICAGO LIGHTPOLE ILLUSTRATION:

Valmont Industries, Inc. and Subsidiaries

                                                   Infrastructure Development
                                     ________________________________________

LEFT SIDE INFRASTRUCTURE DEVELOPMENT ILLUSTRATIONS:
Top to bottom:
   Lighting & traffic control poles
   Steel electrical distribution pole
   Wireless communication tower installation
   Rolled cylinder pressure vessel

Infrastructure development is presenting opportunities on every continent. While the markets found in developing countries hold promise for the future, today they are being outpaced by those in the more highly industrialized nations that continue to build new roads, bridges, airports, industrial centers, utility networks, communication systems and countless other projects. The United States remains Valmont's strongest market.

Valmont long ago adopted a global approach to producing products which support various infrastructure development industries. That strategy continues to bear fruit around the world. The most intense competition in overseas markets comes from local and regional competitors, as opposed to U.S. companies. By leveraging worldwide engineering and manufacturing capabilities, Valmont is able to remain competitive, while offering a wide range of products, applications, coatings and designs that are unmatched anywhere in the world.

Lighting and Traffic Signal Poles

Road and highway construction and modernization continue unabated across the United States as federal, state and local governments attempt to improve traffic flow and relieve congestion through more effective signage, enhanced traffic signaling and better lighting. New and upgraded lighting can also be found in many commercial business parking lots and malls, providing a greater level of customer safety and overall security.

In Western Europe, most countries are undertaking infrastructure improvement projects. Demand is growing for high quality, long-lasting lighting and traffic structures. Valmont is meeting these market needs through its new product development process.

Decorative poles are also being installed at record rates in the U.S. and around the world. In a move to enhance their important tourism industry, European municipalities are eager to install "fluted" light poles, combining the latest in illumination technology and modern contemporary design. These structures are manufactured using a proprietary, patented process that enables Valmont to provide the highest quality products in the industry.

                              1997 Annual Report

PHOTO:
Gary L. Cavey
Group President and
Chief Operating Officer
Industrial Products Group

PARIS LIGHTPOLE ILLUSTRATION:
Valmont manufactures steel and aluminum light poles and wireless communication structures as part of its eight-plant pan-European operation. This decorative aluminum light pole is in Paris, France.

Valmont Industries, Inc. and Subsidiaries

                                                   Infrastructure Development
                                                                  (continued)
                                     ________________________________________

PULL QUOTE:
"Our engineering team
is developing
cutting-edge
technology for
designing our products,
enhancing productivity
and expanding
our search for
new ideas,
products and
production techniques."

Valmont's historic strength of producing lighting and traffic signal poles to quickly meet the customers' changing demands has been enhanced with significant investments in upgrading existing facilities and opening new plants.

In North America, aluminum poles were formerly produced only in Canada and shipped to wherever they were needed. Now, these poles are also being made in Indiana, a move that has more than doubled Valmont's North American aluminum pole capacity. The aluminum pole facility located in Rive-de-Gier, France, has also been expanded.

Sports lighting continues to be a major opportunity for pole sales. New lighting structures have been installed at the University of Nebraska Memorial Stadium, Le Stade de France where the World Soccer Cup will take place in 1998, Shanghai Stadium in China and other major locations around the world.

While Asia offers excellent market potential for the long-term, it also presents a number of challenges. In China, for example, doing business is much more complex than in many other countries. Valmont has made steady progress in China using a strategy based on superior product quality and customer service. The plant in Shanghai was expanded this past year to produce large poles to take advantage of opportunities in high mast lighting and wireless communication markets in that region.

Utility

The utility industry is experiencing growth and change all over the world. Deregulation and mergers in the United States are driving the installation of new electrical transmission and distribution structures. Additionally, due to their strength, durability and positive environmental characteristics, steel poles are replacing wooden poles as the installed cost of a steel pole becomes competitive with wood.

Valmont has partnered with many utility companies and formed strategic alliances to provide a single source solution to any and all of their pole needs. This ensures Valmont's utility customers receive the finest quality structures in the world and that these structures are readily available at a competitive price.

                              1997 Annual Report

COAX BLOCKS ILLUSTRATION:
Valmont Microflect provides a complete line of over 1,500
components for the wireless communication industry, such as the stackable Coax Blocks shown here.
________________________________________

Wireless Communication

The wireless industry continues to enjoy tremendous growth with many countries outpacing the U.S. in the adoption of new technologies. In developing countries, it is sometimes more economical to install a nationwide network of poles and towers for cellular and PCS networks than it is to install thousands of miles of wires on poles.

 Although the pace of growth in the United States has slowed somewhat in the past year, industry experts predict continued expansion of cellular and PCS usage in the U.S. for the next several years. Valmont is pursuing opportunities in wireless communication markets around the world through a network of sales offices, joint ventures and agents.

Some local communities are beginning to limit the number of structures that can be erected for wireless communication. Because many of the older towers and poles cannot be retrofitted to accommodate multiple users, new highly engineered structures are being designed to handle more than one wireless service provider, thus avoiding a forest of poles and towers in local skylines.

Other communities are insisting providers utilize "camouflage" techniques, making the poles blend into surrounding trees or other structures. A wide variety of these unique structures have been designed and built by Valmont and can be found around the world. These stealth-like poles include a white pine "tree pole" at Mt. Vernon near Washington, DC and a "palm tree" in southern California. Other innovative camouflaged wireless structures have been installed in Japan, Portugal and the United Kingdom.

Fabricated Products

Valmont designs and manufactures an extensive range of tubular steel products to exacting customer specifications. The Company's high-tech manufacturing capabilities ensure the precise placement of unique bends, holes, shapes and other custom engineered applications and delivery to customers exactly when promised. A new high-speed mill at the Valley, Nebraska site produces tubing at extremely precise tolerances that greatly expands the range of products available to customers.

Valmont also produces larger industrial fabricated products such as rolled and welded steel cylinders that other companies make into heat exchangers and pressure vessels. In addition, the Company distributes a wide variety of fastener products and fabricates grating for commercial and industrial applications.

PULL QUOTE:
"There are vast
opportunities for Valmont in the
international
marketplace. We believe it is important
to have a local
presence in the
markets we serve."

PHOTO:
E. Robert Meaney
President and
Chief Operating Officer
Valmont International

PALM TREE POLE ILLUSTRATION:
Valmont builds a variety of camouflaged structures for the wireless communication industry such as this "palm tree" pole in southern California.

                              1997 Annual Report

PHOTO:
Terry J. McClain
Senior Vice President and
Chief Financial Officer

Valmont Industries, Inc. and Subsidiaries

                                             Financial Objectives and Results
                                     ________________________________________

PULL QUOTE:
"Increasing
trendline earnings
while exceeding our
cost of capital
creates value for
our shareholders."

We measure our performance against many standards. Financially, we have selected three principal factors that tell just how well we are managing the Company and the money invested in it. The goals we have established for earnings growth, return on invested capital and long-term debt leverage are appropriate for the industries in which we participate, yet challenging enough to demand the very best talents and performance of our management team.

Goal:  Increase trendline earnings 15% per year

1997 Result: 19.8%

Valmont's goal is to increase trendline earnings by 15% each year. By trendline, we mean "on average," over the course of several years and under normal industry conditions. The diversity of our two core industries...efficient water management for agriculture and infrastructure development...and our ability to leverage worldwide engineering and manufacturing capabilities allows us to "level out" the ups and downs of the markets we serve. Although we have an excellent earnings track record, there may be years, or quarters within years, when we do not achieve our targets. But over the long run we expect to report earnings that produce trendline growth of 15% or more.

GRAPH:
Net Earnings
*Before asset valuation charge

                              1997 Annual Report

                                     ________________________________________

Goal:  Achieve a minimum 10% after-tax Return on Invested Capital

1997 Result:  14.6%

Return on Invested Capital is net operating income after-tax as a percent of invested capital. We define Invested Capital as total assets less non-interest bearing current liabilities.

We believe that we create value for our shareholders when our returns consistently exceed our cost of capital. We calculate Valmont's cost of capital to be about 10% after-tax. We apply this concept to individual new projects as well as to our existing investments.

GRAPH:
Return on Invested Capital
*Before asset valuation charge

Goal: Maintain Long-Term Debt as a percent of Invested Capital at less than 40%

1997 Result:  10.4%

Given the financial characteristics of our Company, we can comfortably operate at a debt to capitalization ratio of up to 40%. Today we have a relatively low ratio. We have excellent financial capacity to expand our business through internal growth and acquisitions.

GRAPH:
Long-Term Debt
As A Percent of
Invested Capital

Total Value Impact
________________________________________

Total Value Impact (TVI) is a value-based measurement that we use to determine the payments in our annual executive incentive plan. TVI is net operating income after tax less a capital charge. Our management group is paid a portion of the improvement in TVI from one year to the next. Growing earnings in excess of the cost of capital has a strong correlation to increases in shareholder value. By understanding this correlation, our managers make better operating and capital investment decisions which translate into increased returns for our shareholders.

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                      Management's Discussion and Analysis of
                                Financial Condition and Results of Operations
                                     ________________________________________

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial position. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes.

Fiscal 1997 Compared to Fiscal 1996
(Dollars in thousands, except per share amounts)  1997     Change     1996
_____________________________________________________________________________
Net sales                                      $ 622,506   (3.4) %  $ 644,531
Cost of sales                                    453,326   (4.1) %    472,463
Gross profit                                     169,180   (1.7) %    172,068
Selling, general and administrative expenses     107,190  (10.4) %    119,624
Asset valuation charge                              _        _         15,800
Operating income                                  61,990   69.2  %     36,644
Interest expense, net                              2,831  (21.5) %      3,608
Miscellaneous                                       (215)    _             12
Income tax expense                                21,400   81.4  %     11,800
Net earnings                                      37,544   76.7  %     21,248
Earnings per share:
  Basic                                             1.36   74.4  %       0.78
  Diluted                                           1.33   75.0  %       0.76

Net sales of $622.5 million in 1997 were 3.4% lower than the $644.5 million attained in 1996. Excluding sales of Valmont Electric, which the Company sold in early 1997, sales increased 11.9%. The Industrial Products segment, excluding Valmont Electric, reported 1997 sales volume of $375.2 million, an increase of 10.6% over 1996 sales of $339.1 million. Sales improved in each of the four major product categories: lighting and traffic, utility, wireless communication, and fabricated products. Infrastructure modernization, and continued road and highway construction and improvements accounted for the domestic sales increase. Internationally, sales were up in local currencies due to a strong light pole demand and sales of new products; however these sales decreased when translated into U.S. dollars due to the strengthening of the U.S. dollar.

The Irrigation Products segment sales of $241.7 million in 1997 exceeded 1996 sales volume of $212.5 million by 13.7%. Sales grew in both the domestic and international markets. The U.S. market was driven by continued strong farm income, and the conversion to center pivot and linear move irrigation from less efficient methods. Early in 1997, the Company became the majority investor in a new irrigation manufacturing company in Brazil, which led to a significant increase in sales in the Latin American region. Additionally, sales were strong in Western Europe, the Middle East, Australia and southern Africa.

Gross profit was $169.2 million in 1997, a decrease of $2.9 million from the 1996 gross profit of $172.1 million. Gross profit as a percentage of sales increased from 26.7% in 1996 to 27.2% in 1997. The reduction in gross profit is due to the lower sales level, and the percentage increase resulted primarily from the sale of the ballast business, which had a lower gross profit margin than the Company as a whole.

                              1997 Annual Report

As a percent of sales, Selling, general and administrative (SG&A) expenses were 17.2% in 1997 compared to 18.6% in 1996. SG&A expenses in 1997 were $107.2 million compared to $119.6 million in 1996. The decrease in SG&A expense as a percent of sales resulted from the sale of the ballast business in early 1997, and from leverage of SG&A expenses in other parts of the Company.

An asset valuation charge of $15.8 million was recorded in 1996 to reduce the carrying value of assets in the ballast business. This business was sold in January of 1997, for approximately the adjusted carrying value of $25 million.

Net interest expense decreased in 1997 by $0.8 million to $2.8 million due to lower debt levels. At the end of 1997, long-term debt had decreased by $1.5 million from the debt level at 1996 year-end, and notes payable to banks decreased from $24.0 million at the end of 1996 to $18.5 million for year-end 1997.

For 1997 the effective tax rate was 36.3% which is lower than the expected federal and state tax rate due to nontaxable interest income and foreign sales corporation tax benefits. The effective income tax rate for 1997 did not vary significantly from the effective tax rate in 1996.

For the reasons discussed above, earnings increased to $37.5 million in 1997 from $31.3 million prior to the asset valuation charge in 1996, and $21.2 million after the asset valuation charge in 1996, increases of 19.8% and 76.7%, respectively. Basic earnings per share increased to $1.36 per share in 1997 from $1.15 and $0.78 per share, pre-charge and after-charge respectively, which are increases of 18.3% and 74.4%. Diluted earnings per share increased to $1.33 per share in 1997 from $1.12 and $0.76 per share, pre-charge and after-charge respectively, which are increases of 18.8% and 75.0%.

GRAPHS:
Segment Sales
*   Industrial Products
*   Irrigation Products

Gross Profit As A Percent of Net Sales

SG&A Expense As A Percent of Net Sales

                              1997 Annual Report

Valmont Industries, Inc. a

                                         Management's Discussion and Analysis
                                                                  (continued)
                                     ________________________________________

Fiscal 1996 Compared to Fiscal 1995
(Dollars in thousands, except per share amounts)  1996     Change     1995
_____________________________________________________________________________
Net sales                                      $ 644,531   18.3  %  $ 544,642
Cost of sales                                    472,463   18.2  %    399,691
Gross profit                                     172,068   18.7  %    144,951
Selling, general and administrative expenses     119,624   16.0  %    103,120
Asset valuation charge                            15,800     _   %          _
Operating income                                  36,644  (12.4) %     41,831
Interest expense, net                              3,608    2.8  %      3,511
Miscellaneous                                        612  (91.4) %        139
Income tax expense                                11,800  (13.9) %     13,700
Net earnings                                      21,248  (14.2) %     24,759
Earnings per share:
  Basic                                             0.78  (15.2) %       0.92
  Diluted                                           0.76  (15.6) %       0.90

Valmont's net sales in 1996 increased $99.9 million over its sales for 1995. Industrial Products segment revenues rose primarily as a result of strong demand for light poles and communication towers in North America, and sales in Europe were up due to acquisitions made at the beginning of the year. Sales of poles and towers for the wireless communication market continued to grow in 1996, and the 1995 acquisition of Microflect substantially improved the Company's position in this expanding market. The ballast business experienced a small increase in sales for the year 1996 compared to 1995.

Irrigation Products segment sales increased to $212.5 million in 1996 from $162.7 million in 1995 as good crop yields and commodity prices resulted in strong farm income, prompting U.S. farmers to purchase irrigation equipment. Sales to international markets, primarily Western Europe, South America and southern Africa, rose as a result of increasing demand for grain and grain products, low grain inventories, and strong commodity prices.

Gross profit increased $27.1 million or 18.7% in 1996 to $172.1 million, and as a percent of sales increased to 26.7% in 1996 from 26.6% in 1995. The Irrigation Products segment gross profit increased as a result of a favorable pricing environment, cost reductions and productivity improvements. Industrial Products segment gross profit increased as the impact of higher sales volume for engineered metal structures more than offset a gross profit decline in the ballast business.

Selling, general and administrative (SG&A) expenses in 1996 were $119.6 million compared to $103.1 million in 1995. In 1996, SG&A expense as a percent of sales was 18.6% compared to the prior year's 18.9%. The increase in SG&A expenses was made to support the higher sales volumes in 1996 and to invest in market and product development.

In the fourth quarter of 1996, a pre-tax valuation charge of $15.8 million was recorded to reduce the carrying value of the net assets in the ballast business. The reduced carrying value approximated the expected sales price of this business.

                              1997 Annual Report

                                     ________________________________________

For 1996 and 1995, net interest expense was $3.6 million and $3.5 million, respectively. The increase resulted from higher short-term debt levels. At the end of 1996, long-term debt had decreased by $7.1 million from the debt level at 1995 year-end, and short-term debt was up from $3.5 million at the end of 1995 to $24.0 million for year-end 1996.

The effective tax rate was essentially the same at 35.6% in 1995 and 35.7% in 1996.

For the reasons outlined above, the Company's earnings in 1996 prior to the asset valuation charge were $31.3 million or $21.2 million after the valuation charge, compared to $24.8 million for 1995, an increase of 26.6% prior to the charge and a 14.2% decrease after the charge. Basic earnings per share were $1.15 prior to the charge and $0.78 after the charge compared to basic earnings per share of $0.92 for 1995. Diluted earnings per share were $1.12 prior to the charge and $0.76 after the charge compared to diluted earnings per share of $0.90 for 1995. The pre-charge basic earnings per share were up 25.0% and the after-charge basic earnings per share decreased by 15.2%. For diluted earnings per share, 1996 was up 24.4% on a pre-charge basis and down by 15.6% on an after-charge basis.

Liquidity and Capital Resources
Net working capital of $94.4 million at the end of 1997 increased from $81.4 million at the end of 1996. The ratio of current assets to current liabilities was 1.8:1 at the end of 1997 compared to 1.6:1 at the end of 1996.

Available short-term credit facilities through bank lines of credit were $47 million at the end of 1997 compared to $41 million at the end of 1996. On December 27, 1997, $34 million of these credit facilities were unused.

GRAPHS:
Net Interest Expense ($ In Millions)

Working Capital ($ In Millions)

Long-Term Debt As A Percent of Invested Capital

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                         Management's Discussion and Analysis
                                                                  (continued)
                                     ________________________________________

The Company's growth has been financed through a combination of cash provided from operations and to a lesser degree through debt financing. Cash provided from operating activities was $23.3 million in 1997 and $19.8 million in 1996. The Company's objective is to maintain long-term debt as a percent of invested capital below 40%. At the end of 1997, long-term debt as a percent of invested capital was 10.4% as compared to 12.3% at the end of 1996.

In October of 1997, the Company entered into a Revolving Credit Agreement with a group of banks. Under the terms of the agreement, the Company may borrow up to the equivalent of $100 million in multiple currencies. This facility is unsecured and any outstanding principal balance is due on June 30, 2002. The outstanding principal balance may be paid down at any time without penalty or additional funds may be borrowed up to the maximum limit. On December 27, 1997, the outstanding principal balance was $5 million.

The Company believes cash flows from operations, available credit facilities and the capital structure now in place will be adequate for 1998 planned capital expenditures, for dividends and other financial commitments, and for the Company to pursue opportunities to expand its markets and businesses.

Capital Expenditures

In 1997, the Company invested $39.1 million, or a $3.5 million increase from the $35.6 million invested in 1996, in property, plant and equipment. Major additions included new facilities in Creuzier-le-Neuf, France, Siedlce, Poland, and Uberaba, Brazil, and expansion of manufacturing capabilities and capacities at the plants in Brenham, Texas, Elkhart, Indiana, Valley, Nebraska, and Rive-de-Gier, France. These expenditures were made to increase capacity for manufacturing of engineered metal structures and to access irrigation markets with improved service.

Year 2000

The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software issues.
Processing errors potentially arising from calculations using the Year 2000 date are a known risk. The costs or consequences of incomplete or untimely resolution of Year 2000 issues by the Company or third parties could have a material adverse effect on the Company. The Company is actively addressing these software issues to minimize these risks. The additional cost of achieving Year 2000 compliance over the cost of normal software upgrades and replacements is estimated to be immaterial and will be incurred throughout the fiscal years of 1998 and 1999.

Outlook For 1998

As the Company begins 1998, sales order backlogs were $125.6 million, compared to $133.6 at the start of 1997. This slight decrease is primarily the result of the sale of the ballast business in early 1997 and a seasonal change in irrigation order flow.

The public's concern for safety, together with the need to improve the world's streets and highways, should continue to enhance demand for lighting and traffic structures. Demand for electrical transmission, substation and distribution products is expected to remain strong as utility customers proceed through deregulation. While the accelerating demand for the Company's communication poles, towers and components slowed during 1997, the market drivers for these products are expected to remain in place and to produce sales opportunities in U.S. and international markets.
All these factors point to continued sales opportunities for the Industrial Products segment.

                              1997 Annual Report

                                          ___________________________________

Several years of relatively high net farm income, resulting from a strong demand for grain products is expected to drive sales of the Company's center pivot and linear move irrigation equipment. Additionally, water management policies should encourage farmers to convert from less efficient methods of irrigation. As the population of irrigation equipment already in the field ages, the replacement and spare parts markets should continue to expand. These drivers are influencing the markets around the world and should result in improved sales of irrigation products in the upcoming year.

Overall, the Company's performance can be influenced by developments in national and world economies and other factors;
however, management feels that the markets the Company serves provide ample opportunities for growth in the future.

Management's Discussion and Analysis contains forward looking statements which reflect management's current view and estimates of future economic and market circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environments, actions and policy changes of domestic and international governments, and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.

GRAPHS:
Capital Expenditures ($ In Millions)

Total Assets ($ In Millions)

Number of Employees

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                          Selected Eleven-Year Financial Data
                                     ________________________________________

(Dollars in thousands, except per share amounts)  1997      1996      1995
_____________________________________________________________________________
Operating Data
  Net sales                                     $622,506  $644,531  $544,642
  Earnings (loss) from continuing operations      37,544    21,248    24,759
  Earnings from discontinued operations             _         _         _
  Cumulative effect of accounting change            _         _         _
                                           __________________________________
  Net earnings (loss)                            $37,544   $21,248   $24,759
                                           __________________________________
  Depreciation and amortization                  $16,437  $ 14,832   $12,361
  Capital expenditures                            39,115    35,559    34,772
Per Share Data
  Earnings (loss):  Basic                          $1.36   $  0.78     $0.92
                    Diluted                         1.33      0.76      0.90
  Cash dividends                                 0.21875    0.1875      0.15
  Shareholders' equity                              7.49      6.41      5.87
Financial Position
  Working capital                                $94,416   $81,403   $80,993
  Property, plant and equipment, net             140,834   120,579   113,532
  Total assets                                   368,052   341,648   308,710
  Long-term debt, including current installments  28,060    29,573    36,687
  Shareholders' equity                           207,102   175,231   159,256
  Invested capital                               270,400   243,905   215,318
Key Financial Measures
  Return on beginning shareholders' equity         21.4%     13.3%     18.0%
  Return on invested capital                       14.6%      9.7%     12.5%
  Long-term debt as a percent of invested capital  10.4%     12.1%     17.3%
Year-End Data
  Shares outstanding (000)                        27,641    27,330    27,120
  Approximate number of shareholders               5,400     4,400     3,900
  Number of employees                              3,751     4,868     4,166

Per share amounts and number of shares reflect the two-for-one stock splits in 1988, 1989 and 1997.
All amounts include pooling-of-interests method of accounting for the purchase of Microflect.

                              1997 Annual Report

                                        ________________________________________


  1994      1993      1992       1991       1990      1989      1988      1987
________________________________________________________________________________
$501,740  $464,274  $445,481   $446,543   $461,789  $443,444  $439,569  $291,350
  18,887     7,551    11,671    (8,822)     11,373    16,818    12,301     5,672
    _        4,637     3,564      2,134      5,474     4,602     3,639     3,172
    _       (4,910)     _          _          _         _         _         _
________________________________________________________________________________
 $18,887    $7,278   $15,235   $(6,688)    $16,847   $21,420   $15,940    $8,844
________________________________________________________________________________
 $11,018   $10,907   $12,585    $11,285     $9,887    $7,608    $7,788    $7,057
  23,535    17,089     8,353     11,539     20,607    17,470     9,750     7,432

   $0.70     $0.27     $0.57    $(0.25)      $0.63     $0.81     $0.62     $0.36
    0.69      0.27      0.56     (0.25)       0.63      0.81      0.62      0.36
    0.15     0.145      0.13       0.13       0.13      0.11      .085     0.075
    5.10      4.52      4.43       4.06       4.42      3.94      3.26      2.77

 $88,278   $87,793   $68,551    $69,143    $66,302   $72,811   $58,786   $44,986
  89,201    75,501    78,150     84,144     81,675    71,872    53,135    53,785
 283,443   261,275   286,076    291,041    291,163   268,216   225,461   203,674
  43,242    44,076    69,735     81,698     63,003    66,774    47,337    52,780
 137,582   121,841   118,428    108,142    117,200   104,069    84,163    68,591
 197,591   180,961   200,501    205,618    191,255   180,464   138,392   128,561

   15.5%      6.1%     14.1%     (5.7%)      16.2%     25.5%     23.2%     14.4%
   10.2%      5.9%      7.8%     (1.9%)       9.2%     11.0%     11.2%      6.1%
   21.9%     24.4%     34.8%      39.7%      32.9%     37.0%     34.2%     41.1%

  26,990    26,972    26,750     26,620     26,494    26,412    25,828    24,748
   3,800     3,800     3,500      3,500      2,800     1,600     1,500     1,100
   3,946     4,152     4,532      4,478      4,524     4,255     3,569     3,598

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                        Consolidated Statements of Operations
                                        _______________________________________

Three-year period ended December 27, 1997
(Dollars in thousands, except per share amounts)
                                             1997          1996          1995
_______________________________________________________________________________
Net sales                                     $622,506    $644,531    $544,642
Cost of sales                                  453,326     472,463     399,691
  Gross profit                                 169,180     172,068     144,951
Selling, general and administrative expenses   107,190     119,624     103,120
Asset valuation charge                               _      15,800           _
                                _______________________________________________
  Operating income                              61,990      36,644      41,831
                                _______________________________________________
Other income (deductions):
  Interest expense                              (3,731)     (3,952)     (4,331)
  Interest income                                  900         344         820
  Miscellaneous                                   (215)        112         139
                                _______________________________________________
                                                (3,046)     (3,596)     (3,372)
                                _______________________________________________
    Earnings before income taxes                58,944      33,048      38,459
                                _______________________________________________

Income tax expense (benefit):
  Current                                       14,400      19,970      13,713
  Deferred                                       7,000      (8,170)        (13)
                                _______________________________________________
                                                21,400      11,800      13,700
                                _______________________________________________
    Net earnings                               $37,544     $21,248     $24,759
                                _______________________________________________
Earnings per share
  Basic                                          $1.36       $0.78       $0.92
                                _______________________________________________
  Diluted                                        $1.33       $0.76       $0.90
                                _______________________________________________
Cash dividends per share                      $0.21875     $0.1875       $0.15
                                _______________________________________________

See accompanying notes to consolidated financial statements.

                              1997 Annual Report

                                                  Consolidated Balance Sheets
                                                  _____________________________

December 27, 1997 and December 28, 1996
(Dollars in thousands)
                                                      1997         1996
_______________________________________________________________________________
Assets
Current assets:
  Cash and cash equivalents                        $  11,505    $   9,483
  Receivables, less allowance for doubtful
  receivables of $2,132 in 1997 and $2,299 in 1996   110,531       82,224
  Inventories                                         79,444       73,359
  Assets held for sale                                     _       26,903
  Prepaid expenses                                     3,388        2,356
  Deferred income taxes                               13,062       16,521
                                                _______________________________
    Total current assets                             217,930      210,846
                                                _______________________________
Property, plant and equipment, at cost               258,478      228,247
  Less accumulated depreciation and amortization     117,644      107,668
                                                _______________________________
Net property, plant and equipment                    140,834      120,579
                                                _______________________________
Other assets:
  Investments in nonconsolidated affiliates            4,730        4,307
  Other                                                4,558        5,916
                                                _______________________________
    Total other assets                                 9,288       10,223
                                                _______________________________
    Total assets                                   $ 368,052    $ 341,648
                                                _______________________________
Liabilities and Shareholders' Equity
Current liabilities:
  Current installments of long-term debt           $   7,317    $   7,693
  Notes payable to banks                              18,545       24,007
  Accounts payable                                    48,717       43,699
  Accrued expenses                                    47,380       52,678
  Dividends payable                                    1,555        1,366
                                                _______________________________
    Total current liabilities                        123,514      129,443
                                                _______________________________
Deferred income taxes                                  9,038        9,531
Long-term debt, excluding current installments        20,743       21,880
Minority interest in consolidated subsidiaries         3,957        2,250
Other noncurrent liabilities                           3,698        3,313

Shareholders' equity:
  Preferred stock of $1 par value.
  Authorized 500,000 shares; none issued                   _            _
  Common stock of $1 par value.
    Authorized 36,000,000 shares; issued 27,900,000
      shares in 1997 ,(13,950,000 shares in 1996)     27,900       13,950
  Additional paid-in capital                             838        6,458
  Retained earnings                                  179,360      153,146
  Currency translation adjustment                       (966)       1,737
                                                _______________________________
                                                     207,132      175,291
Less:
  Cost of common shares in treasury-
        259,031 in 1997 (569,216 in 1996)                  8           18
  Unearned restricted stock                               22           42
                                                _______________________________
    Total shareholders' equity                       207,102      175,231
                                                _______________________________
    Total liabilities and shareholders' equity     $ 368,052    $ 341,648
                                                _______________________________

See accompanying notes to consolidated financial statements.

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                        Consolidated Statements of Cash Flows
                                        ________________________________________

Three-year period ended December 27, 1997
(Dollars in thousands)
                                             1997          1996          1995
________________________________________________________________________________
Cash flows from operations:
Net earnings                               $ 37,544      $ 21,248      $ 24,759
Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization              16,437        14,832        12,361
  Other adjustments                           1,385           580          (102)
  Changes in assets and liabilities:
    Receivables                             (32,040)      (16,484)       (2,681)
    Inventories                              (7,671)      (16,270)       (9,742)
    Prepaid expenses                         (1,081)       (1,217)          261
    Accounts payable                          7,154        10,120         1,486
    Accrued expenses                         (4,297)       15,022         3,444
    Other noncurrent liabilities                769          (394)       (1,226)
    Income taxes                              5,147        (7,594)           64
                                     ___________________________________________
      Net cash provided by operations        23,347        19,843        28,624
                                     ___________________________________________
Cash flows from investing activities:
  Purchase of property, plant
    and equipment                           (39,115)      (35,559)      (34,772)
  Purchase of minority interest                (627)            _             _
  Acquisitions                                    _        (1,255)            _
  Investment in nonconsolidated
     affiliate                                 (377)            _             _
  Proceeds from investment by
     minority shareholders                    1,959            97         1,677
  Change in other assets                        924        (1,246)        1,461
  Proceeds from sale of assets
     held for sale                           26,903             _             _
  Proceeds from sale of property
     and equipment                              289           858           212
  Other, net                                     (3)         (260)          418
                                     ___________________________________________
     Net cash used in investment
       activities                           (10,047)      (37,365)      (31,004)
                                     ___________________________________________
Cash flows from financing activities:
  Net borrowings (repayments)
    under short-term agreements              (4,550)       20,630         1,754
  Proceeds from long-term borrowings          7,172         1,942             _
  Principal payments on long-term
    obligations                              (7,856)       (8,142)       (7,489)
  Dividends paid                             (5,838)       (4,762)       (3,612)
  Distributions of pooled company                 _             _        (2,063)
  Proceeds from exercises under stock plans   3,067         2,073         1,193
  Purchase of common treasury shares         (3,273)       (1,732)         (535)
                                     ___________________________________________
     Net cash provided (used)
       in financing activities              (11,278)       10,009       (10,752)
                                     ___________________________________________
  Net increase (decrease) in cash
    and cash equivalents                      2,022        (7,513)      (13,132)
  Cash and cash equivalents -
    beginning of year                         9,483        16,996        30,128
                                     ___________________________________________
  Cash and cash equivalents -
    end of year                            $ 11,505      $  9,483     $  16,996
                                     ___________________________________________

See accompanying notes to consolidated financial statements.

                              1997 Annual Report

                              Consolidated Statements of Shareholders' Equity
                              _______________________________________________

Three-year period ended December 27, 1997
(Dollars in thousands, except per share amounts)
                                  Additional                                Unearned   Total
                          Common  paid-in   Retained  Currency    Treasury  restricted shareholders'
                          Stock   capital   earnings  translation Stock     stock      equity
___________________________________________________________________________________________________
Balance at
  December 31, 1994       $13,950   $4,285  $118,076  $2,001     $ (648)   $    (82)      $137,582
Net earnings                    _        _    24,759       _          _           _         24,759
Cash dividends
  ($0.15 per share)             _        _    (3,763)      _          _           _         (3,763)
Cash distributions
  of pooled company             _        _    (2,063)      _          _           _         (2,063)
Currency translation
  adjustment                    _        _         _   1,688          _           _          1,688
Purchase of 42,498
  common shares                 _        _         _       _       (535)          _           (535)
Stock options exercised;
  158,392 shares issued         _       34         _       _      1,159           _          1,193
Tax benefit from exercise
  of stock options              _      338         _       _          _           _            338
Stock awards;
  14,000 shares issued          _       37         _       _          _          20             57
                          _________________________________________________________________________

Balance at
  December 30, 1995        13,950    4,694   137,009   3,689        (24)        (62)       159,256
Net earnings                    _        _    21,248       _          _           _         21,248
Cash dividends
  ($0.1875 per share)           _        _    (5,111)      _          _           _         (5,111)
Currency translation
  adjustment                    _        _         _  (1,952)         _           _         (1,952)
Purchase of 97,444
  common shares                 _        _         _       _     (1,732)          _         (1,732)
Stock options exercised;
  280,000 shares issued         _      335         _       _      1,738           _          2,073
Tax benefit from exercise
  of stock options              _    1,023         _       _          _           _          1,023
Stock awards;
  27,824 shares issued          _      406         _       _          _          20            426
                          _________________________________________________________________________

Balance at
  December 28, 1996        13,950    6,458   153,146   1,737        (18)        (42)       175,231
Net earnings                    _        _    37,544       _          _           _         37,544
Cash dividends
  ($0.21875 per share)          _        _    (6,027)      _          _           _         (6,027)
Currency translation
  adjustment                    _        _         _   2,703)         _           _         (2,703)
Purchase of 154,039
  common shares                 _        _         _       _     (3,273)          _         (3,273)
Sale of 43,914
  common shares                 _      905         _       _          _           _            905
Stock options exercised;
  393,164 shares issued         _     (216)        _       _      3,283           _          3,067
Tax benefit from exercise
  of stock options              _    1,796         _       _          _           _          1,796
Stock awards;
  27,146 shares issued          _      542         _       _          _          20            562
Two-for-one
  stock split              13,950   (8,647)   (5,303)      _          _           _              _
                          _________________________________________________________________________
Balance at
  December 27, 1997       $27,900     $838  $179,360   $(966)       $(8)       $(22)      $207,102
                          _________________________________________________________________________


See accompanying notes to consolidated financial statements.

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                   Notes to Consolidated Financial Statements
                                   __________________________________________

Three-year period ended December 27, 1997
        (Dollars in thousands, except per share amounts)

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Valmont Industries, Inc. (the Company) and its wholly and majority-owned subsidiaries. Investments in 20% to 50% owned affiliates are accounted for on the equity method, and investments in less than 20% owned affiliates are accounted for on the cost method.
All significant intercompany items have been eliminated. Certain acquisitions and divestitures, and the accounting principles followed, are described in Note 14.

Operations

The Company designs, manufactures and distributes agricultural irrigation equipment, engineered metal structures, and fabricated products.

Fiscal Year

The Company operates on a 52/53 week fiscal year basis with each year ending on the last Saturday in December. Accordingly, the Company's fiscal years 1997, 1996 and 1995 ended on December 27, December 28 and December 30, respectively, and each of these fiscal years consisted of 52 weeks.

Inventories

At December 27, 1997 approximately 64% of inventory is valued at the lower of cost, determined on the basis of the last-in, first-out (LIFO) method or market. All other inventory is valued at the lower of cost, determined on the basis of the first-in, first-out
(FIFO) method or market.

The excess of replacement cost of inventories over the LIFO value is approximately $11,000 and $10,400 at December 27, 1997 and December 28, 1996, respectively.
Impairment of Long-Lived Assets

In 1996 the Company adopted the Statement of Financial Accounting Standards No. 121, (SFAS 121), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" (Note 14). SFAS 121 prescribes that an impairment loss be recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its estimated future discounted cash flows. There was no effect on the Company in the adoption of this standard as of the beginning of fiscal 1996.

Property, Plant and Equipment and Other Assets

Property, plant and equipment are recorded at historical cost.
The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provisions for depreciation and amortization have been computed principally in accordance with the following ranges of asset lives: buildings 15 to 40 years; machinery and equipment 3 to 12 years; intangibles 3 to 40 years.

Income Taxes

The Company uses the asset and liability method to calculate deferred income taxes. Deferred tax assets and liabilities are recognized on temporary differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates. The effect of tax rate changes on deferred tax assets and liabilities is recognized in income during the period that includes the enactment date.

                              1997 Annual Report

                                     ________________________________________

Foreign Currency Translations

Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. Cumulative translation adjustments are included as a separate component of shareholders' equity.

Earnings Per Share

Share and per share information have been adjusted to give effect to the two-for-one stock split effected in the form of a dividend on May 30, 1997. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.128 "Earnings Per Share," which requires companies to present basic earnings per share and diluted earnings per share, and accordingly all prior periods have been restated. (Note 9).

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles.

Recently Issued Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income," that will be effective in 1998. The Company anticipates minimal impact from the adoption of this statement.

Also in June 1997, the FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information," that will be effective in 1998. The Company currently complies with most provisions of the statement and additional disclosure required by the Statement is expected to be minimal.

(2) Cash Flow Supplementary Information

The Company considers all highly liquid temporary cash investments purchased with a maturity of three months or less to be cash equivalents. Cash payments for interest and income taxes (net of refunds) were as follows:

                              1997        1996        1995
______________________________________________________________________
Interest                   $   3,268   $   3,824   $   4,456
Income taxes                  16,373      17,904      11,591

(3) Asset Valuation Charge

During 1996, the Company initiated a plan to dispose of its ballast business. In January 1997, the Company sold this business for approximately $25,000. As a result, the Company recorded a pretax asset valuation charge of $15,800 ($10,100 after tax) in the fourth quarter of 1996 to reduce the value of the net assets of the ballast business to the sales price, net of expenses. "Assets held for sale" in the balance sheet as of December 28, 1996 of $26,903 represents the carrying value of the net assets of the ballast business. (Note 14).

(4) Property, Plant and Equipment

Property, plant and equipment, at cost, consists of the following:

                                    1997        1996
_______________________________________________________
Land and improvements           $   12,661   $   9,592
Buildings and improvements          65,495      56,818
Machinery and equipment            131,939     109,915
Transportation equipment             4,343       4,000
Office furniture and equipment      23,387      21,300
Construction in progress            20,653      26,622
                          ____________________________
                                 $ 258,478   $ 228,247
                          ____________________________

The Company also leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to eight years. Rental expense for operating leases amounted to $4,920, $4,963 and $4,638 for fiscal 1997, 1996 and 1995, respectively.

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                   Notes to Consolidated Financial Statements
                                                                  (continued)
                                   __________________________________________

Minimum lease payments under operating leases expiring subsequent to December 27, 1997 are:
Fiscal Year Ending
        1998                                    $        3,150
        1999                                             5,220
        2000                                             4,676
        2001                                             4,395
        2002                                             3,049
        Subsequent                                       2,409
                                                   ___________
        Total minimum lease payments            $       22,899
                                                   ___________

(5) Bank Credit Arrangements

The Company maintains various lines of credit for short-term borrowings totaling $47,000. The interest rates charged on these lines of credit vary in relation to the banks' cost of funds. The unused borrowings under the lines of credit were $34,000 at December 27, 1997. The lines of credit can be modified at any time at the option of the banks. The Company pays facility fees of 1/8 of 1% in connection with $13,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. The weighted average interest rate on short-term borrowings was 5.7% at December 27, 1997 and 6.5% at December 28, 1996.
(6) Income Taxes

Income tax expense (benefit) consists of:

                                  1997         1996         1995
_______________________________________________________________________
Current:        Federal        $  11,423    $  16,914    $  10,919
                State                940        1,086          954
                Foreign            2,037        1,970        1,840
                       ___________________________________________
                                  14,400       19,970       13,713
                       ___________________________________________
Deferred:       Federal            5,963      (7,006)         (11)
                State                529        (392)          (2)
                Foreign              508        (772)           _
                       ___________________________________________
                                   7,000      (8,170)         (13)
                       ___________________________________________
                               $  21,400    $  11,800    $  13,700
                       ___________________________________________

The reconciliations of the statutory Federal income tax rate and the effective tax rates follow:

                                  1997        1996         1995
_______________________________________________________________________
Statutory Federal
        income tax rate           35.0 %      35.0 %       35.0 %
State income taxes,
        net of Federal benefit     1.9 %       2.1 %        1.6 %
Other                             (0.6 %)     (1.4 %)      (1.0 %)
                      ___________________________________________
                                  36.3 %      35.7 %       35.6 %
                      ___________________________________________

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 27, 1997 are presented below:

                                                   1997           1996
________________________________________________________________________
Deferred tax assets:
   Accrued expenses and allowances              $  11,920      $  20,223
   Allowance for doubtful receivables                 166            311
   Inventory capitalization                         1,273          1,622
                                             ___________________________
        Total deferred tax assets                  13,359         22,156
                                             ___________________________
Deferred tax liabilities:
   Plant and equipment                              9,578          9,713
   Lease transactions                               1,586          1,682
   Warranty accrual                                 1,373          1,373
   Other                                            1,678          3,245
                                             ___________________________
        Total deferred tax liabilities             14,215         16,013
                                             ___________________________
        Net deferred tax assets (liabilities)   $    (856)     $   6,143
                                             ___________________________

No valuation allowance for deferred tax assets has been provided since all tax benefits are more likely than not to be used to offset future taxable income.

(7) Long-Term Debt

                                                   1997           1996
________________________________________________________________________
9.40% to 12.77% promissory notes,
   unsecured (a)                                $  14,750      $  19,250
Promissory note, secured (b)                        2,165          4,762
Revolving credit agreement (c)                      5,000           _
3.0% to 9.25% notes                                 6,145          5,561
                                             ___________________________

        Total long-term debt                       28,060         29,573
Less current installments of
   long-term debt                                   7,317          7,693
                                             ___________________________

        Long-term debt,
           excluding current installments       $  20,743      $  21,880
                                             ___________________________

                              1997 Annual Report

                                     ________________________________________

(a) The promissory notes payable are due in varying annual principal installments through 2001. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreements.

(b) The promissory note totaling 12.9 million French francs is due in 1998. The interest rate on the note is variable based on 6-month PIBOR (Paris Interbank Offering Rate), or can be fixed at the Company's option. At December 27, 1997 the effective interest rate was 4.63%. The note is secured by the common stock of Sermeto, S.A., a subsidiary of the Company.

(c) The revolving credit facility is an unsecured agreement with a group of banks for a maximum of $100,000. The facility has a termination date of June 30, 2002. The funds borrowed may be repaid at any time without penalty, or additional funds may be borrowed up to the facility limit. The Company may choose from the following three interest rate alternatives: the higher of prime rate and the Federal Funds Rate plus 0.50%; the applicable Eurodollar rate plus a leverage ratio-based spread (which at December 27, 1997 was 0.175%); or up to $50,000 at a rate determined through a competitive bid process. The effective interest rate at December 27, 1997 was 6.18%.

     The agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. The amount of retained earnings at December 27, 1997 not restricted as to payment of cash dividends and purchase of the Company's capital stock under the most restrictive provisions of the agreements was approximately $90,000.

     The minimum aggregate maturities of long-term debt for each of the four years following 1998 are: $5,175, $4,010, $2,736 and $5,494.

(8) Stock Plans

     The Company maintains stock-based compensation plans approved by the shareholders which provide that the Compensation Committee of the Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and bonuses of common stock. Under the plans the Company may grant options or other stock awards to its employees for up to 5,400,000 shares of common stock. The optioned shares are subject to changes in capitalization.

     Under the plans, the exercise price of each option equals the market price at the time of the grant. Options vest beginning on the first anniversary of the grant in equal amounts over three to six years or on the fifth anniversary of the grant. Expiration of grants is from six to ten years from the date of grant.

     The Company applies APB Opinion 25 in accounting for its fixed stock compensation plans. Accordingly, no compensation cost has been recognized for the fixed plans in 1995, 1996 or 1997.
Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, net income and earnings per share would have been reduced as follows:

                                       1997        1996        1995
                                    _________________________________
Net income
        As reported                 $  37,544   $  21,248   $  24,759
        Pro forma                      36,584      20,561      24,699
Primary earnings per share
        As reported:  Basic           $  1.36   $    0.78   $    0.92
                    Diluted              1.33        0.76        0.90
        Pro forma:    Basic           $  1.33   $    0.75   $    0.91
                    Diluted              1.30        0.73        0.90

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                   Notes to Consolidated Financial Statements
                                                                  (continued)
                                   __________________________________________

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: dividend yield of 1.03%; expected volatility of 28%; risk-free interest rate of 6.11%; and expected lives of 2.5 years from vesting date. For the year 1997 the following assumptions were used: dividend yield of 1.03%; expected volatility of 29%; risk-free interest rate of 5.75%; and expected lives of 2.7 years from vesting date.

Following is a summary of the activity of the stock plans during 1995, 1996 and 1997:

                                                      Weighted
                                                       Average
                                         Number of    Exercise
                                          Shares        Price
______________________________________________________________
Outstanding at December 31, 1994        1,567,548    $   7.62
Granted                                   403,000       11.68
Exercised                                (158,392)      (6.79)
Forfeited                                 (22,114)      (9.25)
                                    __________________________
Outstanding at December 30, 1995        1,790,042    $   8.61
                                    __________________________
Options exercisable at
December 30, 1995                         756,376    $   6.96
                                    __________________________
Weighted average fair value of
options granted during 1995                          $   3.67
                                    __________________________

                                                      Weighted
                                                      Average
                                         Number of    Exercise
                                          Shares       Price
______________________________________________________________

Outstanding at December 30, 1995        1,790,042    $   8.61
Granted                                   414,030       18.64
Exercised                                (280,000)     ( 7.41)
Forfeited                                 (57,098)     ( 5.57)
                                    __________________________
Outstanding at December 28, 1996        1,866,974    $  11.11
                                    __________________________
Options exercisable at
December 28, 1996                         825,306    $   8.33
                                    __________________________
Weighted average fair value of
options granted during 1996                          $   6.24
                                    __________________________

                                                     Weighted
                                                     Average
                                         Number of   Exercise
                                          Shares      Price
______________________________________________________________
Outstanding at December 28, 1996        1,866,974    $  11.11
Granted                                   443,414       21.48
Exercised                                (308,876)     ( 7.43)
Forfeited                                 (76,850)     (14.34)
                                    __________________________
Outstanding at December 27, 1997        1,924,662    $  13.96
                                    __________________________
Options exercisable at
December 27, 1997                         919,801    $  10.22
                                    __________________________
Weighted average fair value of
options granted during 1997                          $   6.56
                                    __________________________

Following is a summary of the status of stock options outstanding at December 27, 1997:

Outstanding and Exercisable By Price Range

        Options Outstanding                       Options Exercisable
________________________________________________ ________________________
                          Weighted
                          Average       Weighted                Weighted
   Exercise               Remaining      Average                Average
    Price                Contractual    Exercise                Exercise
    Range       Number       Life        Price           Number  Price
________________________________________________ ________________________
$ 5.50- 9.13    725,119    5.13 years    $ 8.26         589,926  $ 8.24
  9.63-12.25    390,733    7.51 years     11.65         232,049   11.74
 15.88-19.50    408,400    8.85 years     18.73          70,446   17.81
 19.88-21.38     33,410    5.48 years     20.58          27,380   20.48
 21.78-21.78    367,000    9.95 years     21.78            _        _
________________________________________________ ________________________
              1,924,662                                 919,801
________________________________________________ ________________________

                              1997 Annual Report

                                     ________________________________________

(9) Earnings Per Share

     The FASB issued SFAS 128, "Earnings Per Share" (EPS), which is effective for 1997 financial statements.  SFAS 128 requires dual presentation of Basic and Diluted EPS, as well as restatement of EPS for all periods for which an income statement or summary of earnings is presented. The following table provides a reconciliation between Basic and Diluted EPS.
_________________________________________________________________________
                         Basic      Dilutive Effect   Diluted
                          EPS       of Stock Options   EPS
_________________________________________________________________________
1995:
   Net earnings         $ 24,759             _       $ 24,759
   Shares                 27,018           459         27,477
   Per share amount     $   0.92             _       $   0.90
1996:
   Net earnings         $ 21,248             _       $ 21,248
   Shares                 27,308           751         28,059
   Per share amount     $   0.78             _       $   0.76
1997:
   Net earnings         $ 37,544             _       $ 37,544
   Shares                 27,521           686         28,207
   Per share amount     $   1.36             _       $   1.33

(10) Employee Retirement Savings Plan

Established under Internal Revenue Code Section 401(k), the Valmont Employee Retirement Savings Plan is available to all eligible employees. Participants can elect to contribute up to 15% of annual pay, on a pre-tax and/or after-tax basis. The Company may also make basic, matching and/or supplemental contributions to the Plan. In addition, the Company has a defined contribution plan covering the employees of Microflect; contributions under this plan are based primarily on the performance of the business unit and employee compensation. The 1997, 1996 and 1995 Company contributions to these plans amounted to approximately $5,400, $5,000 and $4,700, respectively.

(11) Research and Development

Research and development costs are charged to operations in the year incurred. Research and development expenses determined in accordance with FASB Statement No. 2, "Accounting for Research and Development Costs" were approximately $3,700 in 1997, $3,900 in 1996, and $2,800 in 1995.

(12) Disclosures About the Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks and accrued expenses approximates fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 27, 1997, the carrying amount of the Company's long-term debt was $28,060 with an estimated fair value of approximately $29,000. At December 28, 1996, the carrying amount of the Company's long-term debt was $29,573 with an estimated fair value of approximately $30,000.

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                   Notes to Consolidated Financial Statements
                                                                  (continued)
                                   __________________________________________

(13) Stockholders' Right Plan

In December 1995 the Company's Board of Directors declared a dividend of one preferred stock purchase right ("Right") for each outstanding share of common stock. The Right becomes exercisable ten days after a person (other than Robert B. Daugherty and his related persons and entities) acquires or commences a tender offer for 15% or more of the Company's common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a new series of preferred stock at an exercise price of $100, subject to adjustment. The Right expires on December 19, 2005 and may be redeemed at the option of the Company at $0.01 per Right, subject to adjustment. Under certain circumstances, if (i) any person becomes an Acquiring Person or (ii) the Company is acquired in a merger or other business combination, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise of the Right, shares of common stock (of the Company under (i) and of the acquiring company under (ii)) having a value of twice the exercise price of the Right.

(14) Divestiture and Acquisitions

In January 1997, the Company sold the common stock of Valmont Electric, Inc. for approximately $25,000. In accordance with SFAS 121, the net assets of Valmont Electric were reduced to fair market value and reclassified on the December 28, 1996, balance sheet as "Assets held for sale." (Note 3).

In February 1996, the Company purchased a majority interest in Telec Centre S.A., a small French manufacturer of communication towers. In March 1996, the Company purchased a majority interest in Gibo-Conimast GmbH, a German manufacturer and distributor of pole structures for the lighting market.

In July, 1995, Microflect Company, Inc. was merged with and became a wholly-owned subsidiary of the Company pursuant to the terms of an agreement and Plan of Merger under which the Company exchanged 3,900,000 shares of its common stock for all of the outstanding common stock of Microflect. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements include the results of Microflect for all periods presented.

(15) Business Segments

The Company's business activities are currently classified into the following industry segments:

* Industrial Products - The manufacture and distribution of engineered metal structures and fabricated products.

* Irrigation Products - The manufacture and distribution of agricultural irrigation equipment and related products.

Financial information concerning the Company's business segments is summarized on the following page and is considered an integral part of this note.

                              1997 Annual Report

                                                 Business Segment Information
                                                 ______________________________

Summary by Business Segments
(Dollars in thousands)
                                        1997         1996         1995
_______________________________________________________________________________
Operating Results
Net Sales:
  Industrial Products                $ 380,788    $ 432,050    $ 381,898
  Irrigation Products                  241,718      212,481      162,744
                                   ____________________________________________
     Total                           $ 622,506    $ 644,531    $ 544,642
Operating Income:
  Industrial Products                $  40,361    $  36,591    $  35,924
  Irrigation Products                   33,976       29,766       18,736
                                   ____________________________________________
     Total                              74,337       66,357       54,660
General Corporate Expense, Net         (12,347)     (13,913)     (12,829)
Asset Valuation Charge                       _      (15,800)           _
Interest Expense, Net                   (2,831)      (3,608)      (3,511)
Miscellaneous                             (215)          12          139
                                   ____________________________________________
     Earnings before income taxes    $  58,944    $  33,048    $  38,459
                                   ____________________________________________
Identifiable Assets:
  Industrial Products                $ 250,645    $ 248,227    $ 234,818
  Irrigation Products                   96,893       65,326       51,792
  Corporate                             20,514       28,095       22,100
                                   ____________________________________________
      Total                          $ 368,052    $ 341,648    $ 308,710
                                   ____________________________________________
Capital Expenditures:
  Industrial Products                $  28,894    $  26,808    $  30,200
  Irrigation Products                    8,694        8,720        4,204
  Corporate                              1,527           31          368
                                   ____________________________________________
      Total                          $  39,115    $  35,559    $  34,772
                                   ____________________________________________
Depreciation and Amortization:
  Industrial Products                $  11,678    $  11,259    $   8,727
  Irrigation Products                    4,273        3,080        2,923
  Corporate                                486          493          711
                                   ____________________________________________
      Total                          $  16,437    $  14,832    $  12,361
                                   ____________________________________________
Summary by Geographical Area:
Net Sales:
  United States                      $ 463,717    $ 511,516    $ 447,685
  Europe                                69,037       77,605       64,745
  Other                                 89,752       55,410       32,212
                                   ____________________________________________
      Total                          $ 622,506    $ 644,531    $ 544,642
                                   ____________________________________________
Operating Income:
  United States                      $  66,519    $  58,424    $  47,543
  Europe                                 5,386        4,775        4,936
  Other                                  2,432        3,158        2,181
                                   ____________________________________________
      Total                          $  74,337    $  66,357    $  54,660
                                   ____________________________________________
Identifiable Assets:
  United States                      $ 264,111    $ 261,785    $ 228,681
  Europe                                73,960       64,819       64,790
  Other                                 29,981       15,044       15,239
                                   ____________________________________________
      Total                          $ 368,052    $ 341,648    $ 308,710
                                   ____________________________________________

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

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                                     Quarterly Financial Data
                                                                  (unaudited)
                                                     __________________________

Three-year period ended December 27, 1997
(Dollars in thousands, except per share amounts)

                                        Net Earnings (Loss)
             Net       Gross                Per Share     Stock Price  Dividends
            Sales      Profit    Amount   Basic  Diluted  High    Low  Declared
________________________________________________________________________________
1997
  First   $165,418   $ 44,616   $ 8,954  $0.33  $0.32   $22.63  $ 8.63  $0.05000
  Second   159,100     44,144     9,893   0.36   0.35    22.38   18.50   0.05625
  Third    136,015     37,746     7,857   0.28   0.28    21.88   19.00   0.05625
  Fourth   161,973     42,674    10,840   0.39   0.38    23.88   19.00   0.05625

________________________________________________________________________________
  Year    $622,506   $169,180   $37,544  $1.36  $1.33   $23.88  $18.50  $0.21875

________________________________________________________________________________
1996
  First   $148,914   $ 39,999   $ 6,946  $ .26  $ .25   $15.07  $12.13  $0.03750
  Second   166,849     43,913     8,501    .32    .30    17.00   14.75   0.05000
  Third    148,048     40,583     6,578    .24    .24    18.00   14.13   0.05000
  Fourth   180,720     47,573      (777)1 (.03)1 (.03)1  19.75   16.88   0.05000

________________________________________________________________________________
  Year    $644,531   $172,068  $21,2481   $.78(1)$.76(1)$19.75  $12.13  $0.18750
________________________________________________________________________________
1995
  First   $142,223   $ 34,877   $ 5,694  $ .21  $ .21   $10.75  $ 8.13  $0.03750
  Second   133,418     34,948     6,691    .25    .25    11.00    9.75   0.03750
  Third    128,269     35,099     5,271    .20    .19    12.13   10.37   0.03750
  Fourth   140,732     40,027     7,103    .26    .25    13.00   11.75   0.03750

________________________________________________________________________________
  Year    $544,642   $144,951   $24,759  $ .92  $ .90   $13.00  $ 8.13  $0.15000
________________________________________________________________________________

Earnings per share are computed independently for each of the quarters. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

Per share amounts have been adjusted for the 2-for-1 stock split effected in the form of a dividend on May 30, 1997.

1 After a pre-tax asset valuation charge of assets of $15,800, ($10,100 after tax or $0.36 per share). (Note 3).

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                            Report of Independent Accountants
                                            _________________________________

To the Board of Directors and Shareholders of Valmont Industries, Inc.

We have audited the accompanying consolidated balance sheets of Valmont Industries, Inc. and subsidiaries as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the year ended December 30, 1995 were audited by other auditors whose report, dated February 16, 1996, expressed an unqualified opinion on those statements.

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

In our opinion, the 1997 and 1996 consolidated financial statements present fairly, in all material respects, the financial position of Valmont Industries, Inc. and subsidiaries as of December 27, 1997 and December 28, 1996, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP SIGNATURE:
DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 6, 1998

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                                         Report of Management
                                                         ____________________

The consolidated financial statements of Valmont Industries, Inc. and Subsidiaries and the other information contained in the Annual Report were prepared by and are the responsibility of management. The statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on management's best estimates and judgments.

In fulfilling its responsibilities, management relies on a system of internal controls which provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability of assets. Internal controls are designed to reduce the risk that material errors or irregularities in the financial statements may occur and not be timely detected. These systems are augmented by written policies, careful selection and training of qualified personnel, an organizational structure providing for the division of responsibilities and a program of financial, operational and systems audits. The Company also has a business ethics policy which requires employees to maintain high ethical standards in the conduct of Company business.

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

MOGEN C. BAY SIGNATURE:
Mogens C. Bay
Chairman and Chief Executive Officer

TERRY J. MCCLAIN SIGNATURE:
Terry J. McClain
Senior Vice President and Chief Financial Officer

                              1997 Annual Report

                                                      Officers and Management
                                                      _______________________

Corporate
                                               ______________________________
Office of the President

Mogens C. Bay
Chairman and Chief Executive Officer

Gary L. Cavey
Group President and Chief Operating Officer
Industrial Products Group

Vincent T. Corso
Group President and Chief Operating Officer
Irrigation & Coatings Group

Joseph M. Goecke
President
North American Irrigation Division

Terry J. McClain
Senior Vice President and
Chief Financial Officer

E. Robert Meaney
President and Chief Operating Officer
Valmont International

Corporate Officers

Mogens C. Bay
Chairman and Chief Executive Officer

Thomas P. Egan, Jr.
Vice President
Corporate Counsel and Secretary

Terry J. McClain
Senior Vice President and
Chief Financial Officer

Brian C. Stanley
Vice President
Investor Relations and Controller

Mark E. Treinen
Vice President
Business Development

Groups and Divisions
______________________________
Industrial Products Group

Gary L. Cavey
Group President and Chief Operating Officer

Leonard M. Adams
Vice President
Operations, North America

James R. Callaway
General Manager
Communication Products

John R. Foley
General Manager
Fabricated Products

Gerald A. Roessner
Group Controller

Richard M. Sampson
Vice President
Marketing & Sales

Thomas F. Sanderson
General Manager
Lighting & Traffic Products

Thomas J. Sutko
General Manager
Utility Products

Valmont International

E. Robert Meaney
President and Chief Operating Officer

Jan Driessens
President - Europe

Mark C. Jaksich
Division Controller

Cheyenne Yu
General Manager - China

Irrigation & Coatings Group

Vincent T. Corso
Group President and Chief Operating Officer

Joseph M. Goecke
President
North American Irrigation Division

Richard T. Andrulis
Vice President and General Manager
Parts Operations

James J. Eiting
Vice President
Sales

Hector A. Haget
Vice President
Marketing & Engineering

Dennis G. Thome
Vice President
Operations

Terry Lammert
Group Controller

Dennis E. Schwieger
Vice President and General Manager
International Irrigation

Richard D. Berkland
Vice President - Marketing & Sales
International Irrigation

Jeffrey Briggs
President
Coatings Division

Richard S. Cornish
Vice President
Operations

                              1997 Annual Report

Valmont Industries, Inc. and Subsidiaries

                                                           Board of Directors
                                                           __________________

PHOTO:
(from left)
Allen F. Jacobson
Lloyd P. Johnson
Charles M. Harper
Kenneth E. Stinson
Mogens C. Bay
Robert B. Daugherty
Thomas F. Madison
Robert G. Wallace
John E. Jones
Walter Scott, Jr.

Board of Directors
______________________________
Mogens C. Bay
Chairman and Chief Executive Officer
Valmont Industries, Inc.
Director since 1993

Robert B. Daugherty
Founder and Chairman Emeritus
Valmont Industries, Inc.
Director since 1947

Charles M. Harper
Former Chairman and CEO
RJR Nabisco Holdings Corp. and ConAgra, Inc.
Director since 1979

Allen F. Jacobson
Retired Chairman and CEO
3M Company
Director since 1976

Lloyd P. Johnson
Retired Chairman of the Board
Norwest Corporation
Director since 1991

John E. Jones
Retired Chairman, President and CEO
CBI Industries, Inc.
Director since 1993

Thomas F. Madison
President, MLM Partners
Chairman of the Board
Communications Holdings, Inc.
Director since 1987

Walter Scott, Jr.
Chairman and President
Peter Kiewit Sons', Inc.
Director since 1981

Kenneth E. Stinson
Chairman and CEO
Kiewit Construction Group Inc.
Director since 1996

Robert G. Wallace
Retired Executive Vice President
Phillips Petroleum Co.
Director since 1984


Audit Committee

Walter Scott, Jr., Chairman
John E. Jones
Robert G. Wallace

Compensation Committee

Allen F. Jacobson, Chairman
Charles M. Harper
Lloyd P. Johnson
Thomas F. Madison

                              1997 Annual Report

(INSIDE BACK COVER)

                                                      Shareholder Information
                                                      _______________________

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

Annual Meeting

The annual meeting of Valmont's shareholders will be held at 2:00 p.m.
on Monday, April 27, 1998, at Joslyn Art Museum, 2200 Dodge
Street,
Omaha, Nebraska USA

Stock Trading
Valmont's common stock trades on the Nasdaq Stock Market under the symbol VALM. Current share price and related information can be found in the financial section of many daily newspapers.

Availability of 10-K Report

A copy of Valmont's 1997 Annual Report on Form 10-K may be obtained by calling or writing:

Investor Relations Department
Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska 68064 USA
Phone: (402) 359-2201
Fax: (402) 343-0668

Availability of Quarterly Results

Valmont's most recent Quarterly News Releases are available on the internet at www.valmont.com under the heading "Valmont News."

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

Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska 68064 USA
Phone: (402) 359-2201
Fax: (402) 343-0668

Shareholder and Investor Relations

Valmont maintains an active investor relations program to keep shareholders and potential investors informed about the Company.
Comments and inquiries are welcome and should be directed to:

Investor Relations Department
Valmont Industries, Inc.
P.O. Box 358
Valley, Nebraska, 68064 USA
Phone: (402) 359-2201
Fax: (402) 343-0668

Market Makers

The following firms make a market in Valmont Industries, Inc.
common stock as of March 1998:

Dain Rauscher Inc.
George K. Baum & Company
Herzog, Heine, Geduld, Inc.
Huntleigh Securities Corporation
Kirkpatrick Pettis Inc.
Lehman Brothers Inc.
Knight Securities, L.P.
Visit Valmont's Homepage

Our internet site (www.valmont.com) contains information about our company and our products.

We aggressively participate in specific markets within two major global economies: water management and infrastructure development. First, we are the world leader in manufacturing efficient irrigation equipment for agriculture... increasing crop yields and conserving scarce water resources to meet the world's growing demand for food through efficient water management. Second, we are the world's leading producer of engineered poles, towers, structures and other products and components for various industries including lighting, utility and communication... improving the world's infrastructure. In the future, we will grow by leveraging our strengths. We will take new products and technologies into existing markets and we will leverage our current products and technologies in new markets. This is how we create value for all Valmont shareholders.

(BACK COVER)

Valmont Industries, Inc.
P.O. Box 358 - Valley, Nebraska 68064 USA
402-359-2201 - Fax 402-343-0668
www.valmont.com