Form 10-K, Exhibit 13
period 1998-12-26
VALMONT INDUSTRIES INC
filed 1999-03-24
CIK 102729

                                                                      Exhibit 13

Valmont 1998 Annual Report
Text Only for SCC

(FRONT COVER)

Irrigation
Industry
Infrastructure
Image
Street light/traffic light combination pole
Valmont Logo
1998 Annual Report
Image
Linear irrigator

(INSIDE FRONT COVER)

Contents
1  FINANCIAL HIGHLIGHTS
2  LETTER TO FELLOW SHAREHOLDERS

5  TOTAL VALUE IMPACT
6  AT A GLANCE
8  WHERE WE ARE
10 IRRIGATION
14 INFRASTRUCTURE
18 INDUSTRY
22 VALUE OF VALMONT
24 STRATEGIES FOR GROWTH
24 EXPANDING AROUND THE WORLD
25 HOW VALMONT GOES TO MARKET
25 PILLARS FOR ECONOMIC GROWTH
28 FINANCIAL OBJECTIVES AND RESULTS

29 MANAGEMENT'S DISCUSSION & ANALYSIS
34 SELECTED 11-YEAR FINANCIAL DATA
36 CONSOLIDATED STATEMENTS OF OPERATIONS
37 CONSOLIDATED BALANCE SHEETS
38 CONSOLIDATED STATEMENTS OF CASH FLOWS
39 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
40 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
45 BUSINESS SEGMENT INFORMATION
46 QUARTERLY FINANCIAL DATA
47 INDEPENDENT AUDITORS' REPORT
47 REPORT OF MANAGEMENT
48 OFFICERS AND MANAGEMENT
48 SHAREHOLDER INFORMATION
49 BOARD OF DIRECTORS

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

FINANCIAL HIGHLIGHTS

[DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS]
OPERATING RESULTS AND RATIOS ARE BEFORE 1996 ASSET VALUATION CHARGE.

OPERATING RESULTS                                                           1998                      1997                    1996
----------------------------------------------------------------------------------------------------------------------------------
         Net sales                                                        $606.3                    $622.5                  $644.5
         Net earnings                                                       27.6                      37.5                    31.3
         Diluted earnings per share                                         1.02                      1.33                    1.12
         Dividends per share                                             0.25125                   0.21875                  0.1875
FINANCIAL POSITION
         Shareholders' equity                                             $175.9                    $207.1                  $175.2
         Shareholders' equity per share                                     7.12                      7.49                    6.41
         Long-term debt as a % of invested capital                         30.3%                     10.4%                   12.1%
OPERATING RATIOS
         Gross profit as a % of net sales                                  25.2%                     27.2%                   26.7%
         Operating income as a % of net sales                               7.9%                     10.0%                    8.1%
         Net earnings as a % of net sales                                   4.6%                      6.0%                    4.9%
         Return on beginning equity                                        13.3%                     21.4%                   19.7%
         Return on invested capital                                        10.3%                     15.4%                   14.7%
YEAR-END DATA
         Shares outstanding (000)                                         24,721                    27,641                  27,330
         Approximate number of shareholders                                5,500                     5,400                   4,400
         Number of employees                                               3,869                     3,751                   4,868

Graph

NET SALES
---------
1994     $502
1995     $545
1996     $645
1997     $623
1998     $606

Graph

DILUTED EARNINGS PER SHARE
--------------------------
1994     $.69
1995     $.90
1996     $1.12
1997     $1.33
1998     $1.02

Graph

Return on invested capital
--------------------------
1994     10.7%
1995     13.0%
1996     14.7%
1997     15.4%
1998     10.3%

Letter to fellow shareholders

Photo Man with elbow on table.
Caption: MOGENS C. BAY CHAIRMAN AND CHIEF EXECUTIVE OFFICER

In last year's annual report I predicted that 1998 would be yet another record year for your company. I was wrong! 1998 was a reminder that some of our businesses are cyclical and when they hit a down cycle, earnings and sales growth targets will not be met. It also proved to us, however, that our diversification efforts are paying off. We had strong performance in our coatings businesses, a good year in our European lighting and traffic pole businesses and another year of sales growth in our international irrigation business lead by a banner year in Brazil. Despite having a difficult first half in the North American pole businesses, a soft second half in the North American irrigation business, and a lackluster year in our wireless communication business worldwide, we still delivered the third highest earnings in the company's history.

In 1998, we met two of our three financial objectives. Our after-tax return on invested capital was 10.3%, exceeding our target of 10%. Our debt to total invested capital at 30% remained well under our comfort level of 40%. This, despite spending over $50 million buying back Valmont stock, illustrates our businesses' ability to generate cash. But our most important objective, earnings per share growth, was not met in 1998, as our earnings dropped 23%. I must emphasize that our earnings growth target is a "trendline" target and that Valmont's earnings per share have grown 14% compounded annually over the past five years. That is a healthy performance for any manufacturing company.

Whenever we experience a bump in the road, as we did in 1998, it makes us sit back and re-evaluate the underlying drivers of our businesses. We need to be comfortable that this truly is just a bump in the road and not an early sign that we might be heading down a rocky road.

When we examine the long-term factors that relate to Valmont's irrigation business, this year's events highlight what we know about population increases and dietary improvement. Increased population and economic improvement spark the demand for more and better food. For example, the Asian region experienced increased prosperity and growth until the summer of 1997, and until then they did what was expected--increased imports of grain and meat to improve their diets.

The Asian financial crisis slowed that trend, but the long-term outlook remains in place. To increase food production with limited water and land resources farmers must become ever more efficient. Mechanized irrigation is one of the best ways to improve farmers' efficiency.

Our infrastructure businesses also have strong fundamentals. Whether it is more lighting or better signs and signals, the underlying desire for increased highway safety and less traffic congestion drive the demand for Valmont's pole products. And, to increase capacity and service reliability in the electric utility industry, it will take the type of high quality steel-engineered transmission and distribution poles that are Valmont's hallmark.

Graph

DILUTED EARNINGS PER SHARE
Actual                    15% Target
------                    ----------
1993         $0.54             $0.54
1994         $0.69             $0 62
1995         $0.90             $0.71
1996         $1.12             $0.82
1997         $1.33             $0.94
1998         $1.02             $1.09

Valmont's compounded annual earnings growth rate over the last five years is 14 percent.

The wireless communication industry is yet another good example of why we reiterate that, in spite of short-term market dynamics, the long-term drivers in our businesses are strong. When you weigh the rapid growth of the wireless communication industry in the U.S. and around the world and see how well the technology has been accepted, you cannot help but be enthused about the long-term outlook for this popular and convenient technology. The next level of growth for this industry should come from improved service and global expansion. In order to achieve better levels of service, wireless providers will need more towers, poles, and components to expand their networks.

A `Thank You' to the Valmont Team

Whenever an organization is faced with less favorable market conditions than you had planned, it must contend with greater levels of stress. Cost containment and downsizing become necessary to protect the corporation's earnings to the fullest extent possible. Yet, customers continue to deserve exceptional service even when fewer resources are available. The Valmont team has met this challenge admirably, working long hours and finding more efficient ways to get the job done. I thank them for a great effort under difficult circumstances.

"We are confident that we are focused on the right businesses: water management for agriculture and engineered structures and services for infrastructure development."

In closing, while we are not satisfied with the operating results for 1998, we are confident that we are focused on the right businesses: water management for agriculture and engineered structures and services for infrastructure development. Business conditions could have been better in 1998, however, the long-term drivers for all of our businesses are positive. We intend to vigilantly pursue every opportunity to grow our core businesses while building shareholder value.

Signature

/s/ Mogens C. Bay
------------------------------------
Mogens C. Bay
Chairman and Chief Executive Officer

TOTAL VALUE IMPACT

"TVI motivates managers to think like shareholders."

Total Value Impact (TVI) is more than a concept at Valmont. In 1994, TVI--Valmont's unique formulation and application of the business philosophy of value-added metrics-became the principal tool used in aligning shareholder and management interests. TVI is a measurement designed to enhance shareholder value. Simply put, it is Valmont's net operating profit after taxes minus a 10 percent charge for the capital employed.

TVI has placed the efficient management of capital squarely in the limelight for Valmont managers, encouraging them to understand and measure the elements that enhance long-term TVI growth and shareholder value. These elements include the level of margins necessary to earn more than the cost of capital, the amount of capital needed to generate each dollar of sales, and other standard measures such as revenue growth, operating profit margin and invested capital turnover.

Because TVI drives Valmont's management compensation bonus plan, results are immediate. Under the Valmont plan, managers who exceed their target TVI can increase their bonuses while managers who fall short do not receive any bonus. The TVI process motivates managers to think like shareholders.

Valmont's long history of financial stability and accountability has become increasingly important to our customers, shareholders and employees. It is our goal that each of these constituents continues to receive the value they have come to expect from Valmont. Our annual financial goals are to grow trendline earnings by 15 percent per year, maintain long-term debt at less than 40 percent of invested capital, and achieve a minimum 10 percent after tax return on invested capital.

AT A GLANCE

Infrastructure

Image
Street light/traffic light combination pole

STREET & AREA LIGHTING
Valmont is the world leader in the manufacture of steel and aluminum lighting and traffic control structures. Valmont's specialized sports lighting structures for stadiums and sports centers can be found in locations around the world.

Image
Communication pole

Image
Communication tower

COMMUNICATION POLES & TOWERS
Valmont produces wireless communication structures and components, including poles and self-supporting towers configured to customer specifications. "Tree poles" and other camouflaged products are designed to blend in with the surrounding environment.

Image
Electrical poles

UTILITY STRUCTURES
For the utility industry, Valmont manufactures poles and structures for electrical transmission and distribution, as well as low-profile substation structures.

Irrigation

Image
Linear irrigator

CENTER PIVOT & LINEAR MOVE EQUIPMENT
From a fixed point in the field, Valmont's Valley-Registered Trademark-Center Pivot mechanized irrigation equipment rotates in a circular path around the field, evenly distributing water, fertilizer and chemicals. Valley Linear/Universal Linear equipment is designed for long, rectangular or L-shaped fields.

Image
Water droplet

WATER RE-USE
Through its Cascade Earth Sciences subsidiary, Valmont offers environmental engineering expertise for soil and water resource management and land application of treated wastewater using mechanized irrigation equipment.

Industry

Image
Galvanized tubing

COATINGS
Valmont's Coatings Division applies high-quality, galvanized and powder coatings to products and components manufactured by Valmont as well as by other companies.

Image
Nine stacked pipes

INDUSTRIAL PRODUCTS
Valmont's Industrial Products Division manufactures standard and customized steel tubing for agriculture and general industry, and precision telescopic covers and conveyors for the machine tool industry. Valmont distributes fastener products for industrial applications and is a leading supplier to the pressure vessel and heat recovery steam generator industries, manufacturing rolled and welded steel cylinders.

WHERE WE ARE

Map illustration

St. Hubert, Quebec, Canada
MANUFACTURING FACILITY: STEEL AND ALUMINUM POLES

Long Beach, California, USA
GALVANIZING

Elkhart, Indiana, USA
MANUFACTURING FACILITY: STEEL AND ALUMINUM POLES

Omaha, Nebraska, USA
Corporate Headquarters

Valley, Nebraska, USA
MANUFACTURING FACILITY: IRRIGATION EQUIPMENT, STEEL POLES, TUBING, GALVANIZING

West Point, Nebraska, USA
GALVANIZING

Tulsa, Oklahoma, USA
MANUFACTURING FACILITY: STEEL POLES, ROLLED AND WELDED STEEL CYLINDERS, GALVANIZING

Albany, Oregon, USA
HEADQUARTERS, CASCADE EARTH SCIENCES, ENVIRONMENTAL ENGINEERING, EARTH SCIENCES, WATER AND SOIL MANAGEMENT

Salem, Oregon, USA
MANUFACTURING FACILITY: WIRELESS COMMUNICATION STRUCTURES, PASSIVE REPEATERS, WAVE GUIDE AND ANTENNA SUPPORTING SYSTEMS, FASTENERS

Tualatin, Oregon, USA
GALVANIZING

Brenham, Texas, USA
MANUFACTURING FACILITY: STEEL POLES

Gunnison, Utah, USA
MANUFACTURING FACILITY: COMPOSITE POLES

Lindon, Utah, USA
GALVANIZING

Map illustration

Uberaba, Brazil
MANUFACTURING FACILITY: IRRIGATION EQUIPMENT, COMMUNICATION TOWERS

Shanghai, China
MANUFACTURING FACILITY: STEEL POLES

Charmeil, France
MANUFACTURING FACILITY: STEEL POLES

Creuzier-le-Neuf, France
MANUFACTURING FACILITY: INDUSTRIAL COVERS AND CONVEYERS

Lempdes, France
MANUFACTURING FACILITY: STEEL COMMUNICATION TOWERS

Rive-de-Gier, France
MANUFACTURING FACILITY: ALUMINUM POLES

Gelsenkirchen, Germany
MANUFACTURING FACILITY: STEEL POLES

Maarheeze, The Netherlands
MANUFACTURING FACILITY: STEEL POLES

Siedlce, Poland
MANUFACTURING FACILITY: STEEL POLES

Madrid, Spain
MANUFACTURING FACILITY: IRRIGATION EQUIPMENT

Valmont is an international manufacturing company with operations around the world. Valmont designs and manufactures mechanized irrigation equipment to enhance food production through efficient water management, as well as poles, towers and structures for lighting, utility and communication applications, and custom coating and fabricated products for various industrial uses. Valmont operates 21 manufacturing plants, located on four continents, and markets its products in more than 100 countries.

Photo Man under linear irrigator Caption: Don Worden, along with sons Tom and Brian, farm 4,000 acres in Washington's southern basin using the Valley(R) pivots he purchased more than 20 years ago.

IRRIGATION

"Value for the money we spent."

"Washington state's southern basin gets, on average, just seven inches of rainfall per year. And because the soil is fairly fine, it doesn't hold the moisture that a heavier clay-type soil does. So in 1975, I decided to install center pivots on my farm. I talked to the various pivot manufacturers that were around at that time, and the one that made the biggest impression was Valley.

"I was looking to place about 32 pivots on about 4,000 acres, and the Valley dealer, Bert Benton in Pasco, gave me good advice and a package deal. They weren't the least expensive systems, but I felt good about dealing with Bert and so did my banker. We've never had a moment of regret. We felt like Valley was a better product-sturdy, galvanized and built to last.

"And last they have. Some of our neighbors bought other brands and they have all been replaced by now--so we know we got good value from Valley. Sure we've had to do a little preventive maintenance over the years--and Bert has always been there to help. More than twenty years later, the pivots are working as well as ever-and we're still talking with the same people we bought them from. That means a lot to us."

IRRIGATION

WATER: ONE OF OUR MOST VALUABLE RESOURCES

Of all the water on earth, only a fraction of one percent is available for human use. Next to air and sunlight, water is our most valuable resource-and the one that is most at risk. Today, more than 1 billion people lack an assured supply of good quality water, (1) and in the next decade the number of countries facing severe water shortages is very likely to increase dramatically.

AGRICULTURAL WATER ISSUES

Advanced irrigation methods provide a solution to water demand and food supply problems. It is a well-documented fact that irrigated land is more than twice as productive as rain-fed cropland. In the developed world, studies show that irrigation increases yields 50 to 200 percent for most crops. In developing countries, irrigation increases yields for most crops by 100 to 400 percent-yet only about 20 percent of the arable land there is irrigated. Worldwide, only 16 percent of the world's croplands are irrigated, yet these irrigated acres yield some 36 percent of the global harvest. A World Bank study estimates that irrigation could be extended over an additional 270 million acres of land in developing countries, producing enough food each year to feed 1.5 to 2 billion people.

Over the next 30 years, experts predict that the current level of food production must double in order to meet the demands of a growing population and improving diets. This increase in production, however, depends on more efficient methods of water management. Many opportunities exist to improve the efficiency of water used in irrigation--and Valmont is best positioned to lead the way.

More than half of the future gains in crop production are expected to come from irrigated land. This represents a tremendous growth opportunity for companies like Valmont to lead the charge in demonstrating to growers the value of mechanized irrigation. Valmont is working to provide them with the tools necessary to successfully increase production to meet world agriculture needs.

WATER MANAGEMENT: OUR MOST IMPORTANT ROLE

Modern mechanized irrigation equipment, such as that designed and manufactured by Valmont, uses up to 50 percent less water and 75 percent less labor than traditional irrigation methods. This equipment also provides superior farm management tools. By replacing flood irrigation methods--which often perform poorly and waste as much as 50 percent of the total water pumped before it reaches the intended crop--producers can increase yields while conserving valuable soil and water resources.

Technologies such as those supplied by Valmont--including low pressure irrigation methods, efficient sprinklers, volume control and better irrigation scheduling--are effective in reducing water and energy use, and they are essential in countries where water management is a critical issue. Since agriculture is responsible for some 67 percent of global fresh water use, the potential for water savings through greater efficiency in irrigation is enormous. This translates into a significant potential demand for Valley-Registered Trademark- irrigation products.

Photo
Arial view of center pivot irrigation
Caption: IRRIGATED LAND IS MORE THAN TWICE AS PRODUCTIVE AS RAIN FED CROPLAND.

(1) Food and Agriculture Organization of the United Nations; www.fao.org.

LEADING THE WAY WITH INFORMATION-BASED PRECISION IRRIGATION PRODUCTS

At Valmont, we understand that our business depends on being good stewards of land and water. As more precision farming methods are adopted, it is necessary to provide irrigation equipment controls and software that are custom-designed for specific crops, varying terrain, water and soil types. Information-based technology is becoming more important as growers adopt more precise methods of farming. We are committed to leading the way with irrigation products that utilize advanced technology and are designed to facilitate water management. In this arena, Valmont has entered into strategic alliances with leading engineering and electronic design firms in order to develop innovations in software, electronics and controls that will lead to technological advances in precision farming.

Photo
Linear irrigator
Caption: Precision application puts water in the crop root zone, eliminating runoff and reducing evaporation losses.

Additionally, Valmont is pioneering research in new control and electronic technologies that will, in the future, help producers analyze weather, soil, and crop yield conditions to apply optimal water and chemical amounts. As a leader in these technologies, Valmont is helping producers to use resources more efficiently and move from uniform water and chemical application to non-uniform, precision application--applying the right amount of water and chemicals where needed, not necessarily evenly over the entire field.

INNOVATIVE WASTEWATER MANAGEMENT PROCESSES ARE THE WAY OF THE FUTURE

As the leading manufacturer of mechanized irrigation equipment, Valmont takes seriously its role in water management issues. In the area of wastewater management, research is providing information about how to re-use treated wastewater for irrigation purposes. Valmont is at the forefront of this research and is positioned to be a leader in providing this technology.

For nearly 20 years, Valmont has teamed with the city of Tallahassee, Florida, in a working farm research program to study the effectiveness of irrigating farm crops with treated wastewater. Today, with 13 Valley-Registered Trademark- center pivots, the city of Tallahassee recycles 100 percent of its effluents over 1,800 acres of crop land. The U.S. Environmental Protection Agency, which along with the state agency establishes strict guidelines on the application of wastewater to cropland, calls the project an example of "a state-of-the-art" recycling program that contributes to agricultural resources and pollution prevention.

At Valmont, we believe that wastewater management is a key to improved water stewardship worldwide. In 1998, we acquired Cascade Earth Sciences, Ltd. ("CES"), of Albany, Oregon, a firm that specializes in the land application of wastewater.

CES is staffed with talented geologists, soil scientists, environmental technicians, and civil, environmental and agricultural engineers. Their expertise gives us the ability to conduct a thorough analysis of soil fertility, wastewater nutrient value, and crop agronomic characteristics to determine the best solutions to wastewater management needs. And, by combining Valley-Registered Trademark- center pivot or linear move machines with wastewater application equipment, we can assure precision and uniformity in the land application of recycled wastewater. The acquisition of CES provides the growth opportunity for Valmont to provide industrial, municipal and agricultural generators of wastewater with turn-key solutions for wastewater management issues.

Photo
Man standing at back of truck
Caption: Computerized control mechanisms help manage electricity loads and maximize water use, allowing producers to tailor water rates for each part of the field.

Photo Man standing under power pole Caption: Tim Johnson is Director of Purchasing for Hawaiian Electric Company, a utility that provides electricity to 98 percent of the state of Hawaii.

INFRASTRUCTURE

"This is what strategic partnership is all about ..."

"Every company looks for ways to maintain quality but reduce costs--and we're not any different. Our challenge, however, is to do both and increase the standardization of the poles we purchase to transmit our power. That may not sound like a huge task, but consider that we operate in a hot, humid, mountainous environment where the spans are long, loads are heavy, and termites and moisture take their toll on wood poles.

"Our specifications are that new poles be made of galvanized steel and although they may contain differing amounts of steel--because of varying load requirements--they all have common components within a family of poles. We have always worked successfully with Valmont, so when we looked for a strategic partner, it made sense to work with someone who understands our challenges.

"There are a lot of synergies between our organization and Valmont's, especially in the design and manufacturing stages. We do the initial research--collect information about the terrain, determine the necessary spacing and weights to correspond with height and load requirements, and we share all of that with Valmont. Their engineers and ours work together to come up with a design. Then Valmont manufactures the poles and delivers them to us.

"Although we try to avoid timeline-critical projects, we've had a few of them, and Valmont has risen to the task every time. They've arranged for expedited manufacturing and delivery and are helping us figure out how to eliminate future emergencies. This is what a strategic partnership is all about--working together to solve problems and get the job done right--on time and whenever possible, under budget."

INFRASTRUCTURE

Keeping pace with global infrastructure development

In the coming years, infrastructure expansion is expected to increase in developing nations to meet the demands of newly liberated economies and growing populations. Industrialized nations, in a quest to increase public safety and provide the additional services required in a competitive environment, will seek to add to and upgrade existing infrastructure with durable, long-lasting and more cost-effective products. Valmont continues to invest in new technology that allows us to maintain our leadership positions by improving our pole products and manufacturing processes. Valmont's capabilities to design and manufacture high quality steel and aluminum poles and towers for lighting, traffic, utility and communication applications are aligned with these trends.

Electric utility industry: change creates opportunities

Shifting political and economic issues are bringing about change to the energy industry in nearly every part of the world. With the opening of economic markets worldwide, countries in Europe, Asia and South America have begun efforts to privatize and deregulate their national electric systems. In the United States, many states have enacted legislation to promote electric utility competition. Isolated power grids that previously supplied electricity to an insular customer base will be interconnected to allow consumers to choose their energy suppliers.

The wave of deregulation and increased competition that is sweeping the world's energy markets will translate into lower prices and increased services for consumers. Electric utilities, in order to maintain a competitive edge, must implement more cost-effective ways of doing business.

Valmont manufactures high quality transmission structures, distribution poles and substations for the electric utility industry-products for which there will be increased demand as power grids are expanded. In an effort to become more cost-effective, many utilities and energy providers are replacing wooden poles with lighter weight, easier-to-install steel poles that are impervious to termites and wood rot. Steel poles last years longer than wooden poles, and can result in lower total installed costs.

Additionally, as worldwide economic and population growth translates into increased housing and commercial development, additional power capacity is needed. Valmont is forming strategic alliances with both in the U.S.
and abroad to meet the demand for poles and transmission structures. By working in partnership with our customers, we are able to identify more efficient designs and build products to meet each customer's individual needs and specifications.

To assist our strategic partners and other customers in lowering costs, Valmont also provides a variety of coatings and finishes to poles in order to meet the various challenges of climate, terrain and the aesthetic needs of our customers.

Photo

View of power poles from harvested corn field
Caption: TO BECOME MORE COST-EFFECTIVE, MANY UTILITIES ARE REPLACING WOODEN POLES WITH LIGHTER WEIGHT AND EASIER-TO-INSTALL STEEL POLES.

Lighting the way with safer roadways and population centers

Another aspect of a growing population base worldwide is the need for more roads and highways. Consumer safety is a top priority for governments and business owners alike. People prefer well-lit parking lots; safely lit streets, freeways and roads; and traffic signals and signs that provide for a smooth flow of traffic. In the U.S., Congress passed the federal highway bill in June of 1998 which provides $204 billion over six years to upgrade the nation's transportation infrastructure. With funding earmarked for both roadway and mass transit enhancements, lighting poles and traffic structures such as those manufactured by Valmont are in greater demand.

Photo
Target parking lot
Caption: CONSUMER SAFETY IS A TOP PRIORITY-AND MORE RETAILERS ARE RECOGNIZING THE LINK BETWEEN WELL-LIT PARKING LOTS AND SALES.

Anywhere, any time communications: a world of opportunity

In Europe, where tourism is a major industry, spending on infrastructure is also increasing. Custom-designed fluted and decorative poles are particularly popular in European tourist areas. Additionally, sports stadiums and event facilities are being constructed that require specialized, highly engineered lighting structures. In other parts of the world, demand for lighting products is also high. Valmont has located manufacturing facilities throughout Europe, and in China, to meet the growing demand for lighting structures worldwide.

Worldwide, mobile wireless infrastructure development slowed in 1998. However, indications are that due to continued advances and capabilities in digital technologies, the wireless segment of the communication industry will soon see renewed opportunities for growth.

Some experts predict that within the near future, the wireless phone will also become the home phone in parts of the developing world. This trend will be especially evident in nations that choose to meet customer demands by forgoing the installation of wired lines in favor of newer, less-costly wireless solutions. Privatization of state-owned telecommunications providers in Europe and Asia is also encouraging wireless investment and cellular subscriber growth.

As a leading provider of self-supporting communication towers and monopoles, Valmont is poised to benefit from growth in this industry. Camouflaged structures--designed to blend into the environment--and combination poles that can be used for both lighting and wireless communications, are becoming more popular. Valmont has invested in the technology to provide these custom-designed products quickly and cost effectively. To complement our communication tower and pole business, we also manufacture and install component products such as waveguide support systems, antenna supports and rooftop mounting systems.

Photo
Cactus
Caption: CAMOUFLAGED COMMUNICATION POLES BLEND INTO THE ENVIRONMENT.

Photo

Street light/traffic light combination pole
Caption: THE U.S. FEDERAL HIGHWAY BILL, PASSED IN 1998, PROVIDES FUNDING TO UPGRADE THE NATION'S TRANSPORTATION INFRASTRUCTURE. ADDITIONAL TRAFFIC SIGNALS AND SIGNS WILL HELP EASE TRAFFIC CONGESTION AND INCREASE SAFETY.

Photo
Man standing under netting/flag pole
Caption: DR. LEE SIMMONS IS DIRECTOR OF OMAHA'S HENRY DOORLY ZOO, WHICH RANKS AMONG THE TOP FIVE ZOOS IN THE WORLD.

Industry

"A flag that is visible for miles around."

"We wanted to make it easy for visitors to find our new Safari Park. Unfortunately, Mother Nature put a hill between us and Interstate 80, so our flagpole would have to be 160 feet high.

"There were a couple of other items on our wish list, too. We wanted the pole to be the sole support for our aviary netting and to sustain winches and cables that would allow us to lower the netting to catch a bird. We also wanted to implant a photovoltaic sensor inside the pole to automatically furl and unfurl a 25 X 48-foot flag at dawn, dusk and during bad weather. Naturally, we wanted this all in place by opening day which was less than six weeks away.

"Everyone was skeptical at first. But the people at Valmont pulled out all the stops and put me in touch with engineer Carl Macchietto. Keep in mind that this was a totally unique concept...a 16-story, freestanding pole that not only supports an aviary but also accommodates some pretty sophisticated mechanics. A prototype did not exist.

"After we finalized the design, it was less than a month before the pole was installed--just hours before we were hit with 108 miles-per-hour winds. The pole swayed in the wind just like you would expect, but it proved to be absolutely sound. It's an amazing feat of engineering and it meets all of our goals."

INDUSTRY
Leveraging our strength: quality products for industry

A key Valmont strategy is to leverage our manufacturing strengths. As a result we have become a leading supplier of steel tubing, rolled cylinders, fasteners, precision telescopic covers, and custom-finish coatings for industrial use.

Industrial products: adding value for industrial customers

Valmont has been manufacturing tubing for industrial use--from small-diameter/heavy wall to large-diameter/light wall--for more than 40 years. Our high-speed manufacturing equipment can produce custom-engineered tubing in a wide variety of shapes and sizes built to exacting tolerances.

In addition to our internal customers--Valmont's Irrigation and Infrastructure Divisions--our Industrial Products Division provides products and services to a wide variety of customers. We provide standard and custom steel tubing products for use in the manufacture of agricultural equipment, truck and automotive equipment, fire-protection sprinkler applications, fire extinguishers, heat exchangers, and other general fabrication uses. These include structural tubing for the construction industry in squares or rectangles, designed to meet industry physical strength and dimensional requirements.

Additionally, the division is a leading supplier of ASME-certified rolled and welded cylinders for use in the manufacture of pressure vessels, boilers and heat recovery steam generators. Industrial fasteners are supplied for Valmont's internal divisions, and for other original equipment manufacturers across the Midwestern and Pacific Northwestern United States. The division also works closely with machine tool manufacturers in Europe in the design and manufacture of auxiliary machine tool equipment such as telescopic covers and conveyors.

The Industrial Products Division is focused on adding value to all of its product lines by providing customers with additional fabrication and engineering services keyed to their specific needs. Given the increasing trend throughout the industrial manufacturing market to outsource many of the services provided by Valmont's Industrial Products Division, we expect substantial growth as this division continues to meet the new expectations and requirements of customers.

Photo
Pneumatic transportation system
Caption: VALMONT'S INDUSTRIAL PRODUCTS DIVISION SUPPLIES THIN WALL TUBING USED IN PNEUMATIC TRANSPORTATION SYSTEMS THAT MOVE ITEMS AT SPEEDS OF UP TO 25 FEET PER SECOND.

Coatings: custom protective finishes for industry

Since the mid 1960's our manufacturing capabilities have included a hot-dip galvanizing process that coats steel products with a protective zinc coating. Leveraging on this core strength, we formed a separate Coatings Division to provide custom-finish coatings for products and components manufactured by other companies in addition to our own.

The galvanizing process helps protect steel against corrosion. Corrosion is estimated to cost the U.S. economy more than $200 billion annually--4.2% of the U.S. gross domestic product. This cost is dramatically reduced when steel is protected through the galvanizing process, which generally lengthens the life of steel by a factor of at least five.

By protecting steel from corrosion, new uses for steel are possible, and we expect the demand for galvanizing to increase. For example, telephone poles traditionally built out of wood can now be built at a competitive cost using galvanized poles. In many world areas where deforestation is a problem and natural habitats need to be protected, galvanized steel provides practical alternatives to the harvesting of wood for poles.

The opportunities for the future growth of our Coatings Division are many. Today, our Valley, Nebraska plant is the largest galvanizing facility in North America, and we are among the country's largest custom galvanizers. Our Coatings Division is our fastest growing business. During 1998, we acquired four galvanizing operations--in Utah, Oregon, Oklahoma and California--which serve to fulfill our internal needs as well as help meet the growing external demand for galvanizing as a protective coating.

Also during 1998, Valmont became the first U.S. galvanizer with multiple plants to achieve ISO 9002 certification. This international certification ensures customers of our commitment to quality standards worldwide--an important competitive advantage.

Photo
End view of round and square tubing
Caption: VALMONT MANUFACTURES ROUND AND SQUARE, LARGE AND SMALL DIAMETER MECHANICAL TUBING FROM THE LIGHTEST TO THE HEAVIEST WALLS IN THE INDUSTRY.

Photo
Hot dipping pole
Caption: HOT DIP GALVANIZING OF STEEL PRODUCTS FORMS A LONG- LASTING, PROTECTIVE COATING AGAINST CORROSION.

Photo
Man standing under street light
Caption: HUUB SMEETS IS DIRECTOR OF THE DEPARTMENT OF URBAN PLANNING AND DEVELOPMENT FOR THE CITY OF MAASTRICHT IN THE NETHERLANDS.

THE VALUE OF VALMONT

"Resplendent past, bright future."

"Our city is very progressive. Located in the southern part of Holland, we think of Maastricht as a `springboard' to Europe, as we are only a few kilometres from the borders of both Belgium and Germany.

"Historically, Maastricht has always been a centre of industry and trade. During the 19th century, our city was a key military defense location where thousands of ceramic products were made for use by the military and others. Today, Maastricht is still known as the centre of the ceramics industry--and products with renowned brand names such as Royal Sphinx and Royal Mosa find their way to all parts of the world.

"In recent years, our key initiative has been the revitalization of our Ceramique area, a 23-hectare region of downtown Maastricht-home to a museum, library, industry, office workers, urban dwellers and all the amenities these groups require. We host more than 15 million visitors to our city each year and it is important that they see our city at its best--resplendent in the culture and history for which we are known.

"When we began our renovation, our first step was to rebuild beautiful Ceramique Avenue. We ordered 100 specially selected Valmont aluminum poles which were designed to complement the look of the area. Plus, these poles support high top lights to illuminate the Avenue and at a lower level, support lights for pedestrians and bicyclists. Although Valmont's were not the lowest-priced products or the highest-priced, we believe they were the best choice--extremely high quality and the desired aesthetic appeal. We are now placing 100 more poles on side streets. I think that is a testament to our satisfaction with the product and to Valmont's ability to serve its customers well with style, quality, service, and most importantly, value."

THE VALUE OF VALMONT

Our past sets the course for our future

What we do best is leverage our expertise--in engineering, manufacturing, and marketing--to build a stronger presence in our global economies.

Well-planned strategies for growth

The progress of Valmont over the years--from a manufacturer of a single line of center pivot irrigation equipment to a manufacturer of diverse products and components for agricultural and industrial uses--has been methodical and logical. This strategy--of leveraging our strengths and expanding our presence only in viable markets--will continue to drive our success.

In the early years, necessity mandated that we fabricate our own tubing and build components from the ground up. Soon, we were the world's leading manufacturer of mechanized irrigation equipment. Valmont's management team began to look for ways to leverage the company's steel fabrication expertise while reducing the company's dependence on agriculture. They recognized the opportunity to manufacture tubing for other industries, and soon began to develop the industrial tubing market for original equipment manufacturers, steel service centers and for use in both private and public projects.

Over the years, our skill base in design, engineering, manufacturing and coating continued to grow, and we introduced additional irrigation products that revolutionized the irrigation industry--the corner system, linear move system, low-pressure system, and computerized technology. We expanded into the manufacture of tapered tubes for outdoor lighting and traffic signals, and large tubular structures for the electric utility and communication industries.

We found other profitable ways to put our expertise to use. In 1966, we began hot-dip galvanizing our products to provide protection. Today, we are among the largest custom galvanizers in North America. We broadened our position in the communication industry with the acquisition of the Microflect Company in 1995, which enabled us to provide towers, components and installation and maintenance services. We have leveraged our water management expertise as well--putting our irrigation equipment to use in other sectors such as land application of treated wastewater. Our acquisition this year of Cascade Earth Sciences will allow us to offer better solutions to a wide range of agricultural, industrial and municipal customers.

Expanding around the world

From the beginning, we knew that our products had global appeal and value, and yet we also understood the prudence of careful international investment. We decided early on that if we were to participate in markets overseas, we must also selectively manufacture overseas. In that way--by being closer to our customers--we can ensure that our products are engineered and built to fit specific needs. And by employing local people and supporting their local economies, we are able to become a part of the communities and countries that sustain us.

Our Irrigation Division began developing overseas markets in the early 1970's. Licensing agreements were established in Saudi Arabia, Brazil, Yugoslavia, South Africa and the Soviet Union. Soon, Valley-Registered Trademark- pivot and linear move equipment was being sold in Europe, the Middle East, Africa, Australia, China, Thailand and Latin America. Valley-Registered Trademark- irrigation manufacturing facilities are now located in Brazil and Spain, in addition to the U.S.

Starting with our first investment in France in 1989, our pole products have also been well received in international markets. In 1991, we acquired two companies; one, a steel pole manufacturer in the Netherlands and the other a Canadian producer of aluminum lighting and traffic poles. During 1996, we completed construction of a facility to manufacture light poles in Shanghai, China, and we purchased a majority interest in a manufacturer of communication towers in France. Also that year, we purchased a majority interest in a manufacturer and distributor of lighting pole structures in Gelsenkirchen, Germany. In 1997, we started a lighting pole manufacturing facility in Siedlce, Poland. Today, in addition to our six facilities in the U.S., we now manufacture irrigation equipment, poles, tower structures and fabricated products at plants in Germany, Spain, China, Poland, France, the Netherlands, Brazil and Canada.

Our future growth will result from doing what we do best: leveraging our talents and strengths and remaining close to our customers. In all of our engineering and manufacturing endeavors, we strive to be the `best cost' producer--to provide the highest-quality products at a fair, competitive price. We are committed to implementing innovations in design and automating our manufacturing processes to provide customized products quickly and cost effectively. This is the value of Valmont and the commitment that our customers deserve and have come to rely on.

How Valmont goes to market

Valmont's Lighting and Utility products are sold through a network of Valmont sales representatives and agents to utilities, general contractors, city, state and federal entities, and others. To increase sales and customer alliances, our strategy for the future includes: introducing new products customized to meet customer needs; combining product engineering and manufacturing excellence to deliver engineered structures at the best cost; forming additional strategic alliances with key customers and vendors; and expanding our product line through the use of more diverse materials.

Valley-Registered Trademark- Irrigation products are marketed through a worldwide network of Valley Irrigation dealers--many of whom have been part of Valmont since the 1960's. Valmont's strategy for increasing sales includes: increasing dealer sales within each marketplace; adding and recruiting new dealers in strategic locations; and encouraging conversion from current flood irrigation practices by providing farmers, producers and influencers with educational information about the value and advantages of mechanized irrigation.

As a customer-driven company, Valmont seeks to provide its end users with the information and tools they need in order to be more productive and profitable. We do this by incorporating customer needs into our designs and by ensuring that our representative dealer networks are equipped with new technologies, improved services and the benefits they offer.

Pillars for economic growth

THE WORLD BANK HAS DETERMINED THAT TO SUSTAIN ECONOMIC GROWTH OUTSIDE THE U.S. AND KEEP PACE WITH FUTURE DEMANDS, FOUR BASIC COMPONENTS MUST BE AVAILABLE:

SAFE WATER
ELECTRICITY
PAVED ROADS
TELEPHONES

Illustration of pillars

VALMONT IS AN INDUSTRY LEADER IN THE MANUFACTURE OF PRODUCTS FOR ALL FOUR OF THESE AREAS. WE ARE THE LEADING PROVIDER OF IRRIGATION AND WASTEWATER MANAGEMENT SYSTEMS THAT WILL HELP ENSURE A SAFE, PLENTIFUL WATER SUPPLY. WE ARE A LEADING MANUFACTURER OF STEEL TRANSMISSION STRUCTURES THAT PROVIDE ELECTRICITY TO MEET INCREASED GLOBAL DEMAND. OUR LIGHTING AND TRAFFIC CONTROL STRUCTURES LINE FREEWAYS AND ROADWAYS IN LOCATIONS AROUND THE WORLD. AND IN THE TELEPHONE AND COMMUNICATION INDUSTRY, WE ARE LEADING THE WAY IN THE DESIGN AND MANUFACTURE OF WIRELESS COMMUNICATION STRUCTURES AND COMPONENTS.

Photo
Man and daughter standing in a shop
Caption: GENE LOUDEN, OF VALMONT'S IRRIGATION GEAR BOX MANUFACTURING DEPARTMENT, AND HIS DAUGHTER, BRENDA, LIGHTING PRODUCTS MARKETING TRAINEE, WORK FOR VALMONT IN VALLEY, NEBRASKA.

All in the family

"We are all in this together."

"When my daughter, Brenda, was in her final year of college, she was accepted for a Valmont internship. I couldn't have been happier, because as a long-time Valmont employee--I work on a gear box manufacturing team--I know that Valmont is a good place to work.

"Sure, there have been a lot of changes at Valmont over the years. Automation and technological processes have been put in place and safety is even more a focus. But what sets Valmont apart, I think, is that as the company has grown, expanded around the world and the products have become more sophisticated, the management team has done what a lot of companies have not been able to do. They've empowered their employees and instilled the sense that we're all in this together--that our opinions and suggestions are important.

"For instance, we have a team-based approach and a Just-in-Time (JIT) program that brings employees together from different disciplines to address issues and solve problems. There is also an emphasis on aptitude evaluations to ensure that the right employees are in the right positions since there are so many career paths available. Training sessions are offered for every shift--even the graveyard shift, which is the one I work on. And for employees who want to pursue higher education, Valmont provides college tuition assistance. My daughter, for instance--now a full-time Valmont employee--is working on her master's degree. Classes are held right here at the Valley location.

"I think all of this has contributed to the company's ability to streamline processes and increase productivity. But more importantly, it has led to an increase in employee pride and morale. At Valmont, every person matters--just like a family. And that's the kind of place I want my daughter to work."

FINANCIAL OBJECTIVES AND RESULTS

OBJECTIVE
Increase trendline earnings 15% per year

Graph

NET EARNINGS
------------
1994     $18.9
1995     $24.8
1996     *$31.3
1997     $37.5
1998     $27.6
15% trendline

$ in millions
*Before asset valuation charge

OBJECTIVE
Achieve a minimum 10% after tax Return on Invested Capital

Graph

RETURN ON INVESTED CAPITAL
--------------------------
1994     10.7%
1995     13.0%
1996     *14.7%
1997     15.4%
1998     10.3%

OBJECTIVE
Maintain Long-Term Debt as a percent of Invested Capital at less than 40%

Graph

LONG TERM DEBT AS A PERCENT OF INVESTED CAPITAL
-----------------------------------------------
1994     21.9%
1995     17.1%
1996     12.1%
1997     10.4%
1998     30.3%

WE MEASURE OUR PERFORMANCE AGAINST MANY STANDARDS. FINANCIALLY, WE HAVE SELECTED THREE PRINCIPAL FACTORS THAT TELL JUST HOW WELL WE ARE MANAGING THE COMPANY AND THE MONEY INVESTED IN IT. THE GOALS WE HAVE ESTABLISHED FOR EARNINGS GROWTH, RETURN ON INVESTED CAPITAL AND LONG TERM DEBT LEVERAGE ARE APPROPRIATE FOR THE INDUSTRIES IN WHICH WE PARTICIPATE, YET CHALLENGING ENOUGH TO DEMAND THE VERY BEST TALENTS AND PERFORMANCE OF OUR MANAGEMENT TEAM.

MANAGEMENT'S DISCUSSION and analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial position. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes.

RESULTS OF OPERATIONS

The net sales and operating income of the Company's business segments for the past three years are as follows:

                                            YEAR ENDED
[IN MILLIONS]                   1998             1997              1996
                                ---------------------------------------
NET SALES
     Irrigation               $221.1           $239.2            $210.7
     Infrastructure            296.0            307.6             270.9
     Other                      89.2             75.7             162.9
                              -----------------------------------------
     Net Sales                $606.3           $622.5            $644.5
                              -----------------------------------------

OPERATING INCOME
     Irrigation                $25.7            $29.1             $23.9
     Infrastructure              8.8             24.6              19.9
     Other                      13.3              8.3             (7.2)
                              -----------------------------------------
     OPERATING INCOME           47.8             62.0              36.6
Other deductions                (4.3)            (3.1)             (3.6)
                              -----------------------------------------
Earnings before
     income taxes              $43.5            $58.9             $33.0
                              -----------------------------------------


FISCAL 1998 COMPARED WITH FISCAL 1997 CONSOLIDATED

Net sales of $606.3 million in 1998 were 2.6% lower than 1997 net sales of $622.5 million. Sales volume declined in both the Infrastructure and Irrigation segments. Sales in the Irrigation segment declined 7.6% from $239.2 million in 1997 to $221.1 million in 1998. In the Infrastructure segment, 1998 sales were $296.0 million, down 3.8% from 1997 sales of $307.6 million. Other sales increased 17.8% from $75.7 million to $89.2 million in 1998, primarily from the acquisitions of four coatings operations in 1998.

Graph

Segment sales
-------------
1996          $645         Infrastructure        $271         Irrigation        $211         Other             $163
1997          $623         Infrastructure        $308         Irrigation        $239         Other              $76
1998          $606         Infrastructure        $296         Irrigation        $221         Other              $89

$ in millions

GROSS PROFIT AS A PERCENT OF NET SALES

1996          26.7%
1997          27.2%
1998          25.2%

The gross profit margin was 25.2% in 1998, compared with 27.2% in 1997. The reduction in 1998 was primarily attributable to lower margins in the Infrastructure segment offset in part by improved margins in the Irrigation segment. Selling, general and administrative expenses declined from $107.2 million (17.2% of sales) in 1997 to $105.1 million (17.3% of sales) in 1998, as a result of cost reduction programs, less sales volume and lower incentive payments. Operating income (pretax earnings before interest and miscellaneous income) decreased 23.0%.

Net interest expense was $4.8 million in 1998, compared with $2.8 million in 1997. The higher interest expense is attributable to higher average borrowings.

The effective tax rate was 36.5% in 1998, compared with 36.3% in 1997. The higher tax rate in 1998 results primarily from decreased foreign tax benefits.

Net earnings decreased 26.4% to $27.6 million and diluted earnings per share decreased 23.3% to $1.02. The lower percentage decrease in earnings per share compared to net earnings was primarily attributable to the Company's repurchase of shares during 1998.

IRRIGATION SEGMENT

Net sales and operating income in the Irrigation segment decreased in 1998 by 7.6% and 11.6%, respectively. Agricultural commodity prices declined in the second half of 1998 due to large supplies of grain, which were a result of a favorable growing season and declining demand, particularly from Asia. In recent years, Asian economies have become a larger force in affecting the world's grain supply and demand balance. The disruption in their economies beginning in the summer of 1997 caused a decline in exports of U.S. grain and a decline in prices in 1998. Consequently, farmers became very conservative in their spending for equipment and postponed their investments in machinery. To encourage sales, industry-wide pricing became more competitive. These were the primary contributors to Valmont's reduced sales and operating income for irrigation equipment for the year.

Graph

WORKING CAPITAL
---------------
1996          $81.4
1997          $94.4
1998          $99.5

$ in millions

SG&A EXPENSE AS A PERCENT OF NET SALES

1996          18.6%
1997          17.2%
1998          17.3%

INFRASTRUCTURE SEGMENT

Net sales in the Infrastructure segment decreased 3.8% while operating income decreased 64.5%. With respect to the Company's lighting and traffic pole products, wet weather delayed the start of the construction season in many parts of the United States. Also, a delay in the passage of the federal highway bill kept many product purchasers sidelined and thereby reduced sales. As a result, the shipments of lighting and traffic products were lower than the 1997 levels. The eventual passage of the highway bill in June 1998 resulted in an increase of orders for lighting and traffic products throughout the second half of the year. To fill this demand, the Company incurred increased overtime costs. While cost reductions and a reorganization in the North American Pole business lowered the Company's overall cost structure, these actions were not sufficient to overcome the lower prices and reduced gross profit margins on orders taken in the first half of the year but manufactured and shipped in the second half. In Europe, sales of lighting products were above 1997 levels due to the improvement of certain European economies. Lighting sales from the Shanghai, China facility were higher in 1998 as compared to 1997.

Orders from electric utility companies in 1998 were above 1997 levels for transmission structures, substations, and distribution poles. This was due to an overall strengthening in demand from utility companies seeking to increase service reliability and expand capacity. Additionally, Valmont has entered into strategic alliances with select electric utility customers to provide cost savings and custom engineering, which have contributed to increased sales. Utility product sales also benefited from increased sales of steel transmission and distribution poles to utility customers who replaced wood poles with steel.

Sales of communication poles, towers, and components to the wireless communication market declined in 1998. An overall slowdown, in the build-out of the U.S. wireless communication network, continued throughout 1998. This led to a very competitive market environment that reduced sales and pressured pricing levels. Sales of communication poles and towers in Europe also declined. Sales of communication poles in China increased in 1998. However, the effects of currency devaluation and economic uncertainty led to a reduced level of sales of communication products in the rest of Southeast Asia.

FISCAL 1997 COMPARED WITH FISCAL 1996 CONSOLIDATED

Net sales of $622.5 million were 3.4% lower in 1997 than 1996 net sales of $644.5 million. The divestiture in 1997 of Valmont Electric, Inc., a ballast business, was primarily responsible for the sales decline.

The gross profit margin was 27.2% in 1997, compared with 26.7% in 1996. The increase in 1997 was primarily attributable to the sale of the ballast business. Operating income (pretax earnings before interest and miscellaneous income) increased 69.2%.

As a percent of sales, Selling, general and administrative (SG & A) expenses were 17.2% in 1997 compared to 18.6% in 1996. SG & A expenses in 1997 were $107.2 million compared to $119.6 million in 1996. The decrease in SG & A expenses as a percent of sales resulted from the sale of the ballast business in early 1997, and from leverage of SG & A expenses in other parts of the Company.

Net interest expense was $2.8 million in 1997, compared with $3.6 million in 1996. The lower interest expense was attributable to lower debt levels.

The effective tax rate was 36.3% in 1997, compared with 35.7% in 1996. Increased income tax rates were primarily the result of tax rates in some foreign jurisdictions being higher than the U.S.

Net income increased 76.7% to $37.5 million and diluted earnings per share increased 75.0% to $1.33. The lower percentage decrease in earnings per share compared to net income was primarily attributable to increased outstanding shares.

IRRIGATION SEGMENT

Irrigation segment sales and operating income increased in 1997 by 13.5% and 21.6%, respectively, due to volume increases both domestically and internationally. These volume increases resulted domestically from a strong farm income and internationally from a new facility in Brazil that led to increased sales in Latin America.

INFRASTRUCTURE SEGMENT

During 1997, the Infrastructure segment net sales and operating income increased by 13.5% and 23.3%, respectively. Domestically, infrastructure modernization and continued road and highway construction and improvement accounted for the sales increase. Internationally, sales were up in local currencies due to a strong light pole demand and sales of new products; however, these sales decreased when translated into U.S. dollars.

LIQUIDITY AND CAPITAL RESOURCES

Net working capital at December 26, 1998 was $99.5 million compared to $94.4 million at December 27, 1997. The ratio of current assets to current liabilities was 1.8:1 at both year ends.

Available short-term credit facilities through bank lines of credit were $44 million at the end of 1998 compared to $47 million at the end of 1997. On December 26, 1998, $24 million of these credit facilities were unused.

The Company's growth has been financed through a combination of cash provided by debt financing and from operations. The Company's objective is to maintain long-term debt as a percent of invested capital below 40%. At the end of 1998, long-term debt as a percent of invested capital was 30.3% as compared to 10.4% at the end of 1997. The increased debt level is the result of the share repurchase program, capital expenditures and acquisitions.
Cash provided from operating activities was $42.0 million in 1998 and $23.3 million in 1997.

In October of 1997, the Company entered into a Revolving Credit Agreement with a group of banks. Under the terms of the agreement, the Company may borrow up to the equivalent of $100 million in multiple currencies. This facility is unsecured and any outstanding principal balance is due on June 30, 2002. The outstanding principal balance may be paid down at any time without penalty or additional funds may be borrowed up to the maximum limit. On December 26, 1998, the outstanding principal balance was $79 million compared to a balance of $5 million at December 27, 1997.

In 1998, the Board of Directors authorized the repurchase of up to 5.4 million shares of the Company's common stock. Repurchased shares are recorded as "Treasury Stock" and result in a reduction of "Shareholders' Equity." When treasury shares are reissued, the Company uses the last-in, first-out method, and the difference between the repurchase cost and reissuance price is charged or credited to "Additional Paid-In Capital." As of December 26, 1998, a total of 3,122,160 shares had been purchased for $53,255.

The Company believes cash flows from operations, available credit facilities and the capital structure now in place will be adequate for 1999 planned capital expenditures, for dividends, additional share repurchases and other financial commitments, and for the Company to pursue opportunities to expand its markets and businesses.

CAPITAL EXPENDITURES

In 1998, the Company expended $29.7 million in property, plant and equipment, a $9.4 million decrease from the $39.1 million invested in 1997. The major expenditure was a new irrigation manufacturing facility under construction in McCook, Nebraska. Also, included in capital expenditures were increased capacity and replacement of property at Valley, Nebraska, Elkhart, Indiana, Tulsa, Oklahoma and Salem, Oregon. An additional $29.4 million was spent for the acquisition of coating facilities in California, Oklahoma, Oregon and Utah. These acquisitions enabled the Company's Coating Division to reach new markets and customers. Also, included in the acquisitions of 1998, was the purchase of outstanding shares of Cascade Earth Sciences, Ltd., a firm providing consulting services for environmental and wastewater management projects with headquarters in Oregon.

RISK MANAGEMENT

The Company is subject to market risks associated with changes in foreign currency exchange rates and interest rates. The Company conducts business in many parts of the world. Export sales from the United States are generally denominated in U.S. dollars. In countries where the Company has manufacturing or distribution operations (principally Western Europe, Brazil and China), transactions are generally denominated in the local currency of that country. Where practical, the Company maintains local currency lines of credit and long-term debt to reduce the currency rate risk exposure. The Company's exchange rate exposure totals $40 million and is located in Western Europe ($30 million), Brazil ($8 million) and China ($2 million).

The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing and cash management activities. This risk is managed using a mix of fixed and variable rate debt to maintain the desired level of interest rate risk exposure and to minimize net interest expense. At December 26, 1998, the Company had debt outstanding of approximately $122 million, of which 85% was subject to variable interest rates.

YEAR 2000

The Company has been addressing the Year 2000 situation for over two years. The Company's plan has included remediation of its mainframe systems, upgrades to packaged systems, implementation of new Enterprise Resource Planning (ERP) systems in certain business units, examination and resolution of administrative and shop equipment that contain embedded chips, evaluation of the Year 2000 readiness of key suppliers and evaluation and resolution of network equipment and personal computers.

The Company anticipates completion of its Year 2000 planning during the second quarter of 1999 in the U.S. and in the fourth quarter of 1999 in Europe.

The Company has contacted most key domestic suppliers relative to their Year 2000 readiness and has received positive responses. The Company is in the process of contacting key international suppliers and anticipates completion of this phase in the first quarter of 1999. Completion of supplier evaluation is expected by the end of the second quarter of 1999.

The process to identify, evaluate and resolve machines and equipment with embedded chips has been under way for nine months. The process is essentially complete for the Company's main plant located in Valley, Nebraska and will be completed at all other locations by the end of the second quarter of 1999.

Since much of the network and personal computer equipment is relatively new and frequently upgraded, the majority will be inventoried and tested by the end of the first quarter of 1999.

The total cost of the Company's Year 2000 Project is expected to be less than $10 million. Approximately $6 million has been spent to date, and the remaining estimated costs of $4 million are expected to be spent by the end of 1999. Included in these amounts is the cost of installing new ERP systems, which was undertaken to improve business and processes and also address Year 2000 issues.

The Company believes its primary Year 2000 risk is that suppliers will not be able to deliver products and/or services in a timely fashion. The Company is currently developing contingency plans to identify alternative vendors and is considering the stockpiling of critical inventory items. Availability of electrical power and telecommunications is required for the Company to operate effectively. These services for the most part are beyond the Company's control and alternate sources are not readily available. Since the Company is currently testing its major business systems or installing new systems, the Company believes such systems will be Year 2000 compliant; however, the Company is discussing contingency plans to cover key business functions for a short period of time. These contingency plans are expected to be developed by the end of the second quarter of 1999.

OUTLOOK FOR 1999

The Company anticipates that spending by farmers on irrigation equipment in the U.S. will remain low in 1999. However, the Company expects a positive year for lighting and traffic products as well as utility products. This projection is based on strong order flows and backlogs in these businesses in late 1998 which has carried into 1999. The current business outlook for wireless communication, is that sales levels will be below those of 1998. As a result of anticipated continued softness in the communication products and irrigation equipment businesses, the Company's overall current outlook is for earnings in 1999 to be similar to those of 1998.

Over the long-term, the Company remains positive on the outlook for its businesses. Every year, the world's population grows and with this growth comes an increased need for food. In order to keep up with the escalating demand for food and the desire for improved diets, the agricultural industry must become more efficient. Mechanized irrigation equipment, such as that produced by Valmont, is one of the most cost-effective ways for farmers to improve efficiency. Population growth and economic expansion also create demands on basic infrastructure. Valmont manufactures poles for street lighting and traffic signals and signs, which help relieve congestion, improve highway safety and enhance parking lot safety. The Company also produces structures for the electric utility industry. These products support the transmission and distribution of added electrical capacity. Valmont's poles, towers and components also support wireless communication antennas. Wireless communication is a technology that has already rapidly transformed worldwide communication and further expansion of wireless networks is anticipated. Part of the Company's business plan is to be positioned to respond to trends in these industries with the manufacture of competitively priced products targeted to those industries. The goal of the 1999 business plan is to position the Company for long-term profitable growth and enhanced shareholder value.

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

Graph

TOTAL ASSETS
------------
1996          $342
1997          $368
1998          $407

$ in millions

CAPITAL EXPENDITURES

1996          $35.6
1997          $39.1
1998          $29.7

$ in millions

SELECTED 11-YEAR FINANCIAL DATA

[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]     1998           1997             1996              1995

OPERATING DATA
-----------------------------------------------------------------------------------------------------------------
Net sales                                           $606,307          $622,506         $644,531           544,642
Earnings (loss) from continuing operations            27,636            37,544           21,248            24,759
Earnings from discontinued operations                     --                --               --                --
Cumulative effect of accounting change                    --                --               --                --
-----------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                 $ 27,636          $ 37,544         $ 21,248          $ 24,759
-----------------------------------------------------------------------------------------------------------------
Depreciation and amortization                       $ 19,843          $ 16,437         $ 14,832          $ 12,361
Capital expenditures                                  29,667            39,115           35,559            34,772

Per share data
  Earnings (loss):
         Basic                                      $   1.04          $   1.36         $   0.78          $   0.92
         Diluted                                        1.02              1.33             0.76              0.90
Cash dividends                                          0.25              0.22             0.19              0.15
Shareholders' equity                                    7.12              7.49             6.41              5.87
FINANCIAL POSITION
Working capital                                     $ 99,466          $ 94,416         $ 81,403          $ 80,993
Property, plant and equipment, net                   157,447           140,834          120,579           113,532
Total assets                                         406,957           368,052          341,648           308,710
Long-term debt, including current installments        96,218            28,060           29,573            36,687
Shareholders' equity                                 175,913           207,102          175,231           159,256
Invested capital                                     317,708           270,400          243,905           215,318

KEY FINANCIAL MEASURES
Return on beginning shareholders' equity                13.3%             21.4%            13.3%             18.0%
Return on invested capital                              10.3%             15.4%            10.3%             13.0%
Long-term debt as a percent of invested capital         30.3%             10.4%            12.1%             17.0%

YEAR-END DATA
Shares outstanding (000)                              24,721            27,641           27,330            27,120
Approximate number of shareholders                     5,500             5,400            4,400             3,900
Number of employees                                    3,869             3,751            4,868             4,166

Per share amounts and number of shares reflect the two-for-one stock splits in 1988, 1989 and 1997.

All amounts include pooling-of-interests method of accounting for the acquisition of Microflect in July, 1995.

                1994              1993              1992             1991              1990             1989              1988
              --------         ---------         ---------        ---------         ---------        ---------         ---------
              $501,740          $464,274          $445,481         $446,543          $461,789         $443,444          $439,569
                18,887             7,551            11,671           (8,822)           11,373           16,818            12,301
                    --             4,637             3,564            2,134             5,474            4,602             3,639
                    --            (4,910)               --               --                --               --                --
--------------------------------------------------------------------------------------------------------------------------------
              $ 18,887          $  7,278          $ 15,235         $ (6,688)         $ 16,847         $ 21,420          $ 15,940
--------------------------------------------------------------------------------------------------------------------------------
              $ 11,018          $ 10,907          $ 12,585         $ 11,285          $  9,887         $  7,608          $  7,788
                23,535            17,089             8,353           11,539            20,607           17,470             9,750

              $   0.70          $   0.27          $   0.57         $  (0.25)         $   0.63         $   0.81          $   0.62
                  0.69              0.27              0.56            (0.25)             0.63             0.81              0.62
                  0.15              0.15              0.13             0.13              0.13             0.11              0.09
                  5.10              4.52              4.43             4.06              4.42             3.94              3.26

              $ 88,278          $ 87,793          $ 68,551         $ 69,143          $ 66,302         $ 72,811          $ 58,786
                89,201            75,501            78,150           84,144            81,675           71,872            53,135
               283,443           261,275           286,076          291.041           291,163          268,216           225,461
                43,242            44,076            69,735           81,698            63,003           66,774            47,337
               137,582           121,841           118,428          108,142           117,200          104,069            84,163
               197,591           180,961           200,501          205,618           191,255          180,464           138,392

                  15.5%              6.1%             14.1%           (5.7%)             16.2%            25.5%             23.2%
                  10.7%              5.6%              7.4%           (1.9%)              9.5%            12.4%             11.6%
                  21.9%             24.4%             34.8%           39.7%              32.9%            37.0%             34.2%

                26,990            26,972            26,750           26,620            26,494           26,412            25,828
                 3,800             3,800             3,500            3,500             2,800            1,600             1,500
                 3,946             4,152             4,532            4,478             4,524            4,255             3,569

Consolidated Statements of Operations

THREE-YEAR PERIOD ENDED DECEMBER 26, 1998

[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]                                     1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                            $606,307         $622,506          $644,531
Cost of sales                                                                         453,459          453,326           472,463
                                                                                 -----------------------------------------------
                  Gross profit                                                        152,848          169,180           172,068
Selling, general and administrative expenses                                          105,096          107,190           119,624
Asset valuation charge                                                                     --               --            15,800
                                                                                 -----------------------------------------------
                  Operating income                                                     47,752           61,990            36,644
                                                                                 -----------------------------------------------
Other income (deductions):
         Interest expense                                                              (5,858)          (3,731)           (3,952)
         Interest income                                                                1,012              900               344
         Miscellaneous                                                                    630             (215)               12
                                                                                 -----------------------------------------------
                                                                                       (4,216)          (3,046)           (3,596)
                                                                                 -----------------------------------------------
                  Earnings before income taxes                                         43,536           58,944            33,048
                                                                                 -----------------------------------------------
Income tax expense (benefit):
         Current                                                                       12,500           14,400            19,970
         Deferred                                                                       3,400            7,000            (8,170)
                                                                                 -----------------------------------------------
                                                                                       15,900           21,400            11,800
                                                                                 -----------------------------------------------
                  Net earnings                                                       $ 27,636         $ 37,544          $ 21,248
                                                                                 -----------------------------------------------
                                                                                 -----------------------------------------------
Earnings per share:
         Basic                                                                       $   1.04         $   1.36          $   0.78
                                                                                 -----------------------------------------------
                                                                                 -----------------------------------------------
         Diluted                                                                     $   1.02         $   1.33          $   0.76
                                                                                 -----------------------------------------------
                                                                                 -----------------------------------------------
Cash dividends per share                                                             $0.25125         $0.21875          $ 0.1875
                                                                                 -----------------------------------------------
                                                                                 -----------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

DECEMBER 26, 1998 AND DECEMBER 27, 1997

[DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS]                                                           1998             1997
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
         Cash and cash equivalents                                                                    $  7,580          $ 11,505
         Receivables, less allowance for doubtful receivables
                  of $3,421 in 1998 and $2,132 in 1997                                                 115,843           110,531
         Inventories                                                                                    77,694            79,444
         Prepaid expenses                                                                                5,297             3,388
         Refundable and deferred income taxes                                                           13,532            13,062
                                                                                                   -----------------------------
                                                                                                       219,946           217,930

Property, plant and equipment, at cost                                                                 292,944           258,478
         Less accumulated depreciation and amortization                                                135,497           117,644
                                                                                                   -----------------------------
                  Net property, plant and equipment                                                    157,447           140,834
                                                                                                   -----------------------------
Goodwill and other assets                                                                               29,564             9,288
                                                                                                   -----------------------------
                  Total assets                                                                        $406,957          $368,052
                                                                                                   -----------------------------
                                                                                                   -----------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY CURRENT LIABILITIES:
         Current installments of long-term debt                                                        $ 5,737           $ 7,317
         Notes payable to banks                                                                         25,494            18,545
         Accounts payable                                                                               45,996            48,717
         Accrued expenses                                                                               41,646            47,380
         Dividends payable                                                                               1,607             1,555
                                                                                                   -----------------------------
                  Total current liabilities                                                            120,480           123,514
                                                                                                   -----------------------------
Deferred income taxes                                                                                   11,984             9,038
Long-term debt, excluding current installments                                                          90,481            20,743
Minority interest in consolidated subsidiaries                                                           3,862             3,957
Other noncurrent liabilities                                                                             4,237             3,698

Shareholders' equity:
         Preferred stock of $1 par value.
                  Authorized 500,000 shares; none issued                                                    --                --
         Common stock of $1 par value.
                  Authorized 75,000,000 shares; issued 27,900,000 shares                                27,900            27,900
         Additional paid-in capital                                                                      1,280               838
         Retained earnings                                                                             200,393           179,360
         Accumulated other comprehensive income                                                         (1,423)             (966)
                                                                                                   -----------------------------
                                                                                                       228,150           207,132
Less:
         Cost of common shares in treasury
                  3,178,627 shares in 1998  (259,031 shares in 1997)                                    52,235                 8
         Unearned restricted stock                                                                           2                22
                                                                                                   -----------------------------
                  Total shareholders' equity                                                           175,913           207,102
                                                                                                   -----------------------------
                  Total liabilities and shareholders' equity                                          $406,957          $368,052
                                                                                                   -----------------------------
                                                                                                   -----------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE-YEAR PERIOD ENDED DECEMBER 26, 1998

[DOLLARS IN THOUSANDS]                                                               1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS:
Net earnings                                                                          $27,636          $37,544           $21,248
Adjustments to reconcile net earnings
         to net cash provided by operations:
Depreciation and amortization                                                          19,843           16,437            14,832
Other adjustments                                                                        (302)           1,385               580
         Changes in assets and liabilities:
                  Receivables                                                           1,379          (32,040)          (16,484)
                  Inventories                                                           4,057           (7,671)          (16,270)
                  Prepaid expenses                                                     (1,704)          (1,081)           (1,217)
                  Accounts payable                                                     (4,645)           7,154            10,120
                  Accrued expenses                                                     (7,986)          (4,297)           15,022
                  Other noncurrent liabilities                                            253              769              (394)
                  Income taxes                                                          3,517            5,147            (7,594)
                                                                                   ---------------------------------------------
                           Net cash provided by operations                             42,048           23,347            19,843
                                                                                   ---------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of property, plant and equipment                                    (29,667)         (39,115)          (35,559)
         Acquisitions                                                                 (29,447)              --            (1,255)
         Proceeds from sale of property and equipment                                   4,768              289               858
         Proceeds from sale of assets held for sale                                        --           26,903                --
         Proceeds from investments by minority shareholder                                 --            1,959                97
         Changes in other assets                                                       (1,875)             924            (1,246)
         Other, net                                                                      (581)          (1,007)             (260)
                                                                                   ---------------------------------------------
                           Net cash used in investing activities                      (56,802)         (10,047)          (37,365)
                                                                                     -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net borrowings (repayments)
                  under short-term agreements                                           6,612           (4,550)           20,630
         Proceeds from long-term borrowings                                            73,443            7,172             1,942
         Principal payments on long-term obligations                                   (9,742)          (7,856)           (8,142)
         Dividends paid                                                                (6,551)          (5,838)           (4,762)
         Proceeds from exercises under stock plans                                      3,347            3,067             2,073
         Purchase of common treasury shares:
                  Stock repurchase program                                            (53,255)              --               --
                  Stock plan exercises                                                 (3,025)          (3,273)           (1,732)
                                                                                   ---------------------------------------------
                           Net cash provided (used) by
                           financing activities                                        10,829          (11,278)           10,009
                                                                                   ---------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   (3,925)           2,022            (7,513)
Cash and cash equivalents--beginning of year                                           11,505            9,483            16,996
                                                                                   ---------------------------------------------
Cash and cash equivalents--end of year                                                $ 7,580          $11,505           $ 9,483
                                                                                   ---------------------------------------------
                                                                                   ---------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

THREE-YEAR PERIOD ENDED DECEMBER 26, 1998

                                     Common    Additional    Retained     Accumulated     Treasury    Unearned       Total
                                      stock      paid-in     earnings        other          stock    restricted   shareholders'
[DOLLARS IN THOUSANDS,                           capital                 comprehensive                  stock        equity
EXCEPT PER SHARE AMOUNTS]                                                   income
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 30, 1995         $13,950      $4,694     $137,009         $3,689         $(24)        $(62)      $159,256
Comprehensive income:
     Net earnings                         --          --       21,248             --           --           --         21,248
     Currency translation adjustment      --          --           --         (1,952)          --           --         (1,952)
                                                                                                                      -------

         Total comprehensive income                                                                                    19,296

Cash dividends ($0.1875 per share)        --          --       (5,111)            --           --           --         (5,111)
Purchase of 97,444 common
shares - stock plan exercises             --          --           --             --       (1,732)          --         (1,732)
Stock options exercised;
     174,810 shares issued                --         335           --             --        1,738           --          2,073
Tax benefit from exercise
of stock options                          --       1,023           --             --           --           --          1,023
Stock awards; 27,824 shares issued        --         406           --             --           --           20            426

                                    -----------------------------------------------------------------------------------------
BALANCE AT DECEMBER 28, 1996          13,950       6,458      153,146          1,737          (18)         (42)       175,231
Comprehensive income:
     Net earnings                         --          --       37,544             --           --           --         37,544
     Currency translation
     adjustment                           --          --           --         (2,703)          --           --         (2,703)
                                                                                                                      -------

         Total comprehensive income                                                                                    34,841

Cash dividends ($0.21875 per share)       --          --       (6,027)            --           --           --         (6,027)
Purchase of 154,039 common
shares - stock plan exercises             --          --           --             --       (3,273)          --         (3,273)
Sale of 43, 914 common
shares                                    --         905           --             --           --           --            905
Stock options exercised;
     393,164 shares issued                --        (216)          --             --        3,283           --          3,067
Tax benefit from exercise
of stock options                          --       1,796           --             --           --           --          1,796
Stock awards; 27,146 shares issued        --         542           --             --           --           20            562
Two-for-one stock split               13,950      (8,647)      (5,303)            --           --           --             --

                                    -----------------------------------------------------------------------------------------
BALANCE AT DECEMBER 27, 1997          27,900         838      179,360           (966)          (8)         (22)       207,102
Comprehensive income:
     Net earnings                         --          --       27,636             --           --           --         27,636
     Currency translation adjustment      --          --           --           (457)          --           --           (457)
                                                                                                                        -----

         Total comprehensive income                                                                                    27,179

Cash dividends ($0.25125 per share)       --          --       (6,603)            --           --           --         (6,603)
Purchase of treasury shares:
     Stock repurchase program
     3,122,160 shares                     --          --           --             --      (53,255)          --        (53,255)
     Stock plan exercises,
     163,590 shares                       --          --           --             --       (3,025)          --         (3,025)
Stock options exercised;
     339,241 shares issued                --      (1,331)          --             --        4,052           --          2,721
Tax benefit from exercise
of stock options                          --       1,169           --             --           --           --          1,169
Stock awards;
26,913 shares issued                      --         604           --             --            1           20            625


                                    -----------------------------------------------------------------------------------------
BALANCE AT DECEMBER 26, 1998         $27,900      $1,280     $200,393        $(1,423)    $(52,235)        $ (2)      $175,913
                                    -----------------------------------------------------------------------------------------
                                    -----------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE-YEAR PERIOD ENDED DECEMBER 26, 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Valmont Industries, Inc. (the Company) and its wholly and majority-owned subsidiaries. Investments in 20% to 50% owned affiliates are accounted for on the equity method and investments in less than 20% owned affiliates are accounted for on the cost method. All significant intercompany items have been eliminated.

OPERATIONS

The Company designs, manufactures and distributes agricultural irrigation equipment and related products and services, engineered metal structures and related products for the lighting, utility and wireless communications industries, and industrial products including steel tubing, pressure vessels, machine tool accessories, industrial fasteners; and provides custom coating services.

FISCAL YEAR

The Company operates on 52/53 week fiscal years with each year ending on the last Saturday in December. Accordingly, the Company's fiscal years 1998, 1997 and 1996 ended on December 26, December 27 and December 28, respectively, and each of these fiscal years consisted of 52 weeks.

INVENTORIES

At December 26, 1998, approximately 65% of inventory is valued at the lower of cost, determined on the last-in, first-out (LIFO) method or market. All other inventory is valued at the lower of cost, determined on the first-in, first-out
(FIFO) method or market.

The excess of replacement cost of inventories over the LIFO value is approximately $10,000 and $11,000 at December 26, 1998 and December 27, 1997, respectively.

LONG-LIVED ASSETS

The Company follows Statement of Financial Accounting Standards No. 121, (SFAS No. 121), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," which prescribes that an impairment loss be recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value. (Note 14).

Property, plant and equipment are recorded at historical cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provisions for depreciation and amortization have been computed principally in accordance with the following ranges of asset lives: buildings 15 to 40 years, machinery and equipment 3 to 12 years, and intangibles 3 to 40 years.

INCOME TAXES

The Company uses the asset and liability method to calculate deferred income taxes. Deferred tax assets and liabilities are recognized on temporary differences between financial statement and tax basis of assets and liabilities using enacted tax rates. The effect of tax rate changes on deferred tax assets and liabilities is recognized in income during the period that includes the enactment date.

FOREIGN CURRENCY TRANSLATIONS

Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. Cumulative translation adjustments are included as a separate component of accumulated other comprehensive income as shown on the Consolidated Statements of Shareholders' Equity. These translation adjustments are the Company's only component of other comprehensive income.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999.

SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company plans initial application of this statement for the quarter beginning December 26, 1999. The Statement will not be applied retroactively to financial statements of prior periods.

RECLASSIFICATIONS

Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.


(2) CASH FLOW SUPPLEMENTARY INFORMATION

The Company considers all highly liquid temporary cash investments purchased with a maturity of three months or less to be cash equivalents. Cash payments for interest and income taxes (net of refunds) were as follows:

                                        1998              1997              1996
                                     -------------------------------------------
Interest                             $ 5,747           $ 4,035           $ 3,824
Income taxes                          11,223            16,373            17,904

(3) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consists of the following:

                                                          1998              1997
                                                    ----------------------------
Land and improvements                                 $ 12,696          $ 12,661
Buildings and improvements                              69,690            65,495
Machinery and equipment                                152,229           131,939
Transportation equipment                                 5,131             4,343
Office furniture and equipment                          25,786            23,387
Construction in progress                                27,412            20,653
                                                    ----------------------------
                                                      $292,944          $258,478
                                                    ----------------------------
                                                    ----------------------------

The Company also leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to twelve years. Rental expense for operating leases amounted to $5,807, $4,920 and $4,963 for fiscal 1998, 1997 and 1996, respectively.

Minimum lease payments under operating leases expiring subsequent to December 26, 1998 are:

Fiscal year ending
         1999                                          $ 6,224
         2000                                            5,571
         2001                                            5,245
         2002                                            3,934
         2003                                            3,779
         Subsequent                                      8,133
                                                       -------
         Total minimum lease payments                  $32,886
                                                       -------
                                                       -------

(4) BANK CREDIT ARRANGEMENTS

The Company maintains various lines of credit for short-term borrowings totaling $44,000. The interest rates charged on these lines of credit vary in relation to the banks' costs of funds. The unused borrowings under the lines of credit were $24,000 at December 26, 1998. The lines of credit can be modified at any time at the option of the banks. The Company pays facility fees of 1/8 of 1% in connection with $10,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. The weighted average interest rate on short-term borrowings was 5.3% at December 26, 1998 and 5.7% at December 27, 1997.

(5) INCOME TAXES

Income tax expense (benefit) consists of:

                                                          1998              1997             1996
                                                     --------------------------------------------
Current:
         Federal                                       $ 9,501           $11,423          $16,914
         State                                             912               940            1,086
         Foreign                                         2,087             2,037            1,970
                                                     --------------------------------------------
                                                        12,500            14,400           19,970
                                                     --------------------------------------------

Deferred:
         Federal                                         2,224             5,963           (7,006)
         State                                             176               529             (392)
         Foreign                                         1,000               508             (772)
                                                     --------------------------------------------
                                                         3,400             7,000           (8,170)
                                                     --------------------------------------------
                                                       $15,900           $21,400          $11,800
                                                     --------------------------------------------
                                                     --------------------------------------------

The reconciliations of the statutory Federal income tax rate and the effective tax rates follow:

                                                          1998              1997             1996
                                                      -------------------------------------------
Statutory Federal
         income tax rate                                 35.0%             35.0%            35.0%
State income taxes,
         net of Federal benefit                           1.8%              1.9%             2.1%
Other                                                    (0.3)%            (0.6)%           (1.4)%
                                                      -------------------------------------------
                                                         36.5%             36.3%            35.7%
                                                      -------------------------------------------
                                                      -------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 26, 1998 and December 27, 1997, are presented below:

                                                                            1998             1997
                                                                       --------------------------
Deferred tax assets:
     Accrued expenses and allowances                                     $10,688          $11,920
     Allowance for doubtful receivables                                      289              166
     Inventory capitalization                                              1,199            1,273
                                                                       --------------------------
         Total deferred tax assets                                        12,176           13,359
                                                                       --------------------------

Deferred tax liabilities:
     Plant and equipment                                                  11,062            9,578
     Lease transactions                                                    1,507            1,586
     Warranty accrual                                                        323              442
     Other                                                                 4,241            2,609
                                                                       --------------------------
         Total deferred tax liabilities                                   17,133           14,215
                                                                       --------------------------
         Net deferred tax liabilities                                    $(4,957)           $(856)
                                                                       --------------------------
                                                                       --------------------------


No valuation allowance for deferred tax assets has been provided since all tax benefits are more likely than not to be realized. No taxes have been provided on undistributed earnings of foreign subsidiaries as the Company intends to reinvest these earnings in foreign operations.

(6) LONG-TERM DEBT

                                                                            1998             1997
                                                                      ---------------------------
9.40% to 12.77% promissory
     notes, unsecured (a)                                                $10,250          $14,750
Promissory note, secured                                                      --            2,165
Revolving credit agreement (b)                                            78,833            5,000
3.0% to 9.25% notes                                                        7,135            6,145
                                                                      ---------------------------

         Total long-term debt                                             96,218           28,060
     Less current installments
     of long-term debt                                                     5,737            7,317
                                                                      ---------------------------

     Long-term debt, excluding
     current installments                                                $90,481          $20,743
                                                                      ---------------------------
                                                                      ---------------------------


(A) The unsecured promissory notes payable are due in varying annual principal installments through 2001. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreements.

(B) The revolving credit agreement is an unsecured facility with a group of banks for a maximum of $100,000. The facility has a termination date of June 30, 2002. The funds borrowed may be repaid at any time without penalty, or additional funds may be borrowed up to the facility limit. The Company may choose from the following three interest rate alternatives: the higher of prime rate or Federal Funds Rate plus 0.5%, the applicable Eurodollar rate plus a leverage ratio-based spread (which at December 26, 1998 was 0.2%) or up to $50,000 at a rate determined through a competitive bid process. The effective interest rate at December 26, 1998 was 5.36% and at December 27, 1997 was 6.18%.

The agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. Under the most restrictive covenants of the Agreements, the Company may purchase the remainder of the 5.4 million shares of Company stock authorized by the Board of Directors in 1998 and make payments of cash dividends and purchases of the Company's capital stock of $12,000 in any fiscal year.

The minimum aggregate maturities of long-term debt for each of the four years following 1999 are: $4,330, $2,906, $79,473 and $452.

(7) STOCK PLANS

The Company maintains stock-based compensation plans approved by the shareholders which provide that the Compensation Committee of the Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and bonuses of common stock. At December 26, 1998, 448,000 shares of common stock remained available for issuance under the plans. The optioned shares are subject to changes in capitalization.

Under the plans, the exercise price of each option equals the market price at the time of the grant. Options vest beginning on the first anniversary of the grant in equal amounts over three to six years or on the fifth anniversary of the grant. Expiration of grants is from six to ten years from the date of grant.

The Company applies APB Opinion 25 in accounting for its fixed stock compensation plans. Accordingly, no compensation cost has been recognized for the fixed plans in 1996, 1997 or 1998. Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, net earnings and earnings per share would have been reduced as follows:








                                                         1998               1997             1996
                                                         ----------------------------------------
Net earnings
     As reported                                       $27,636           $37,544          $21,248
                                                       ------------------------------------------
     Pro forma                                         $25,969           $36,584          $20,561
                                                       ------------------------------------------
Earnings per share

As reported:      Basic                                  $1.04             $1.36            $0.78
                                                         ----------------------------------------
                  Diluted                                $1.02             $1.33            $0.76
                                                         ----------------------------------------
Pro forma:        Basic                                  $0.98             $1.33            $0.75
                                                         ----------------------------------------
                  Diluted                                $0.96             $1.30            $0.73
                                                         ----------------------------------------

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996:

                                                         1998               1997             1996
                                                         ----------------------------------------
Expected volatility                                        35%               29%              28%
Risk-free interest rate                                  4.71%             5.75%            6.11%
Expected life from vesting date                          2.6yrs            2.7yrs           2.5yrs
Dividend yield                                           1.15%             1.03%            1.03%

Following is a summary of the activity of the stock plans during 1996, 1997 and 1998:

                                                                          WEIGHTED
                                                                           AVERAGE
                                                       NUMBER             EXERCISE
                                                      OF SHARES             PRICE
Outstanding at
     December 30, 1995                                 1,790,042           $ 8.61
Granted                                                  414,030            18.64
Exercised                                               (280,000)           (7.41)
Forfeited                                                (57,098)           (5.57)
Outstanding at
                                                     ----------------------------
     December 28, 1996                                 1,866,974           $11.11
                                                     ----------------------------
Options exercisable at
     December 28, 1996                                   825,306           $ 8.33
                                                     ----------------------------
Weighted average fair value
     of options granted during 1996                                        $ 6.24
                                                                            -----

                                                                        WEIGHTED
                                                                         AVERAGE
                                                     NUMBER             EXERCISE
                                                    OF SHARES             PRICE
                                                   -----------         -----------
Outstanding at
     December 28, 1996                               1,866,974           $11.11
Granted                                                443,414            21.48
Exercised                                             (308,876)           (7.43)
Forfeited                                              (76,850)          (14.34)
                                                   ----------------------------
Outstanding at December 27, 1997                     1,924,662           $13.96
                                                   ----------------------------
Options exercisable at
     December 27, 1997                                 919,801           $10.22
                                                   ----------------------------
Weighted average fair value of
     options granted during 1997                                          $6.56
                                                                          -----

                                                                           WEIGHTED
                                                                            AVERAGE
                                                         NUMBER            EXERCISE
                                                        OF SHARES            PRICE
                                                       -----------        ----------
Outstanding at
     December 27, 1997                                   1,924,662           $13.96
Granted                                                    712,687            17.09
Exercised                                                 (339,241)           (8.57)
Forfeited                                                 (118,012)          (19.27)
Outstanding at
                                                       ----------------------------
     December 26, 1998                                   2,180,096           $15.52
                                                       ----------------------------
Options exercisable at
     December 26, 1998                                   1,034,491           $13.35
                                                       ----------------------------
Weighted average fair value of
     options granted during 1998                                              $5.58
                                                                              -----

Following is a summary of the status of stock options outstanding at December 26, 1998:

OUTSTANDING AND EXERCISABLE BY PRICE RANGE

                                           OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
          ---------------------------------------------------------------------------------------------------------
                                                 WEIGHTED
                                                  AVERAGE          WEIGHTED                           WEIGHTED
              EXERCISE                           REMAINING          AVERAGE                            AVERAGE
               PRICE                            CONTRACTUAL        EXERCISE                           EXERCISE
               RANGE             NUMBER            LIFE              PRICE           NUMBER             PRICE
          ---------------------------------------------------------------------------------------------------------
           $5.50-11.88           745,943         5.39 years         $ 9.78           680,706          $ 9.88
           12.25-15.88           578,542         9.43 years          15.78            18,500           15.09
           16.00-21.78           765,731         8.14 years          20.11           295,405           19.99
           22.13-23.00            89,880         6.90 years          22.51            39,880           22.67
          ---------------------------------------------------------------------------------------------------------
                               2,180,096                                           1,034,491
          ---------------------------------------------------------------------------------------------------------


(8) EARNINGS PER SHARE

The following table provides a reconciliation between Basic and Diluted earnings per share (EPS).

                                                                   DILUTIVE
                                                                   EFFECT OF
                                                                     STOCK           DILUTED
                                                 BASIC EPS          OPTIONS            EPS
                                           --------------------------------------------------
1996:
         Net earnings                              $21,248               --           $21,248
         Shares outstanding                         27,308              751            28,059
         Per share amount                          $  0.78                            $  0.76
1997:
         Net earnings                              $37,544               --           $37,544
         Shares outstanding                         27,521              686            28,207
         Per share amount                          $  1.36                            $  1.33
1998:
         Net earnings                              $27,636               --           $27,636
         Shares outstanding                         26,605              498            27,103
         Per share amount                          $  1.04                            $  1.02

(9) TREASURY STOCK

During 1998, the Board of Directors authorized management to repurchase up to
5.4 million shares of the Company's common stock. In the year ended December 26, 1998, a total of 3.1 million shares had been repurchased for $53,255. Repurchased shares are recorded as "Treasury Stock" and result in a reduction of "Shareholders' Equity." When treasury shares are reissued, the Company uses the last-in, first-out method, and the difference between the repurchase cost and reissuance price is charged or credited to "Additional Paid-In Capital."

(10) EMPLOYEE RETIREMENT SAVINGS PLAN

Established under Internal Revenue Code Section 401(k), the Valmont Employee Retirement Savings Plan is available to all eligible employees. Participants can elect to contribute up to 15% of annual pay, on a pretax and/or after-tax basis. The Company may also make basic, matching and/or supplemental contributions to the Plan. In addition, the Company has a defined contribution plan covering the employees of Microflect; contributions under this plan are based primarily on the performance of the business unit and employee compensation. The 1998, 1997 and 1996 Company contributions to these plans amounted to approximately $3,900, $5,400 and $5,000, respectively.

(11) RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations in the year incurred. Research and development expenses were approximately $3,300 in 1998, $3,700 in 1997, and $3,900 in 1996.

(12) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks and accrued expenses approximate fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 26, 1998, the carrying amount of the Company's long-term debt was $96,218 with an estimated fair value of approximately the same. At December 27, 1997, the carrying amount of the Company's long-term debt was $28,060 with an estimated fair value of approximately $29,000.

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

(14) ACQUISITIONS AND DIVESTITURE

During 1998 the Company acquired the operating assets of four separate galvanizing facilities in California, Oklahoma, Oregon and Utah. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill and is amortized over estimated useful lives. In November 1998, the Company acquired the outstanding shares of Cascade Earth Sciences, Ltd., a firm providing consulting services for environmental and wastewater management projects with headquarters in Oregon.

During 1996, the Company initiated a plan to dispose of Valmont Electric, Inc., its ballast business. In accordance with SFAS No. 121, the Company recorded a pretax asset valuation charge of $15,800 ($10,100 after tax) in 1996 to reduce the value of the net assets of the ballast business to the sales price, net of expenses. The Company sold the common stock of Valmont Electric, Inc. in January 1997 for approximately $25,000.

In February 1996, the Company purchased a majority interest in Telec Centre S.A., a small French manufacturer of communication towers. In March 1996, the Company purchased a majority interest in Gibo-Conimast GmbH, a German manufacturer and distributor of pole structures for the lighting market.

These acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

(15) BUSINESS SEGMENTS

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Disclosures," in 1998.This accounting pronouncement changes the way the Company reports information about its operating segments and, accordingly, the 1997 and 1996 information has been restated to conform to the 1998 presentation.

The Company organizes its businesses on a world-wide product line basis and has two reportable segments:

     IRRIGATION: This segment consists of the manufacture and distribution of agricultural irrigation equipment and related products and services;

     INFRASTRUCTURE: This segment includes the manufacture and distribution of engineered metal structures and related products for the lighting, utility and wireless communications industries.

In addition to these two reportable segments, the Company has several other businesses that do not fit within the reportable segments listed above, and are not individually more than 10% of combined net sales. These businesses include custom coatings, steel tubing, pressure vessels, machine tool accessories and industrial fasteners. For fiscal years 1997 and 1996, the "Other" category also includes the ballast business that was sold in January 1997.

The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based upon operating income and invested capital. The Company does not allocate interest expense, non-operating income and deductions or income taxes to its operating segments. All Corporate expenses and assets are allocated to the operating segments. Intersegment sales include tubing sales to the Irrigation segment and coatings services to the Irrigation and Infrastructure segments. Intersegment sales prices are both cost and market based.

BUSINESS SEGMENT INFORMATION

SUMMARY BY BUSINESS SEGMENTS

[DOLLARS IN THOUSANDS]                                                      1998                 1997                  1996
---------------------------------------------------------------------------------------------------------------------------
NET SALES
     Irrigation                                                         $221,087             $239,157              $210,672
     Infrastructure                                                      296,002              307,586               270,897
     Other--Total                                                        124,258              110,231               194,726
     Less: Intersegment sales                                             35,040               34,468                31,764
                                                                     ------------------------------------------------------
     Other--Sales to external customers                                   89,218               75,763               162,962
                                                                     ------------------------------------------------------
         Total                                                          $606,307             $622,506              $644,531
                                                                     ------------------------------------------------------
OPERATING INCOME
     Irrigation                                                           25,725               29,090                23,918
     Infrastructure                                                        9,553               25,274                20,611
     Other                                                                12,474                7,626               (7,885)
                                                                     ------------------------------------------------------
         Total                                                            47,752               61,990                36,644
INTEREST EXPENSE, NET                                                    (4,846)               (2,831)               (3,608)
MISCELLANEOUS                                                                630                 (215)                   12
                                                                     ------------------------------------------------------
         Earnings before income taxes                                   $ 43,536             $ 58,944              $ 33,048
                                                                     ------------------------------------------------------
TOTAL ASSETS:
     Irrigation                                                          107,899               94,294                68,588
     Infrastructure                                                      202,140              214,789               188,057
     Other                                                                96,918               58,969                85,003
                                                                     ------------------------------------------------------
         Total                                                          $406,957             $368,052              $341,648
                                                                     ------------------------------------------------------
CAPITAL EXPENDITURES:
     Irrigation                                                           16,484                7,421                 4,055
     Infrastructure                                                        3,846               22,671                15,300
     Other                                                                 9,337                9,023                16,204
                                                                     ------------------------------------------------------
         Total                                                          $ 29,667             $ 39,115              $ 35,559
                                                                     ------------------------------------------------------
DEPRECIATION AND AMORTIZATION:
     Irrigation                                                            3,875                3,245                 2,958
     Infrastructure                                                        4,943                3,047                 1,841
                                                                     ------------------------------------------------------
         Total                                                           $19,843              $16,437               $14,832
                                                                     ------------------------------------------------------
SUMMARY BY GEOGRAPHICAL AREA
     BY LOCATION OF VALMONT FACILITIES:                                     1998                 1997                  1996
                                                                     ------------------------------------------------------
NET SALES
     United States                                                       493,413              527,609               557,826
     France                                                               59,887               52,226                58,843
     Other                                                                53,007               42,671                27,862
                                                                     ------------------------------------------------------
         Total                                                          $606,307             $622,506              $644,531
                                                                     ------------------------------------------------------
OPERATING INCOME
     United States                                                        42,398               56,594                32,451
     France                                                                  505                1,976                 2,644
     Other                                                                 4,849                3,420                 1,549
                                                                     ------------------------------------------------------
         Total                                                          $ 47,752             $ 61,990              $ 36,644
                                                                     ------------------------------------------------------
LONG-LIVED ASSETS
     United States                                                       153,712              116,265                95,922
     France                                                               17,729               18,597                20,769
     Other                                                                15,570               15,260                14,110
                                                                     ------------------------------------------------------
         Total                                                          $187,011             $150,122              $130,801
                                                                     ------------------------------------------------------

NO SINGLE CUSTOMER ACCOUNTED FOR MORE THAN 10% OF NET SALES IN 1996, 1997 OR 1998. NET SALES BY GEOGRAPHICAL AREA ARE BASED ON THE LOCATION OF THE FACILITY PRODUCING THE SALES.

OPERATING INCOME BY BUSINESS SEGMENT AND GEOGRAPHICAL AREAS ARE BASED ON NET SALES LESS IDENTIFIABLE OPERATING EXPENSES AND ALLOCATIONS.

LONG-LIVED ASSETS CONSIST OF INVESTMENT IN NONCONSOLIDATED AFFILIATES, GOODWILL, OTHER ASSETS AND PROPERTY, PLANT AND EQUIPMENT, NET OF DEPRECIATION. LONG-LIVED ASSETS BY GEOGRAPHICAL AREA ARE BASED ON LOCATION OF FACILITIES.

QUARTERLY FINANCIAL DATA (UNAUDITED)

[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]

                                                               NET EARNINGS (LOSS)
                                                          -----------------------------
                        Net          Gross                          Per Share                Stock Price           Dividends
                        Sales       Profit        Amount        Basic        Diluted      High          Low        Declared
                    ----------------------------------------------------------------------------------------------------------
1998
     First            $160,587       $ 43,069      $ 9,645       $0.35        $0.34       $24.63      $17.63          $0.05625
     Second            154,340         38,239        7,450        0.27         0.26        25.00       15.75           0.06500
     Third             140,105         34,906        4,678        0.18         0.18        20.50       13.25           0.06500
     Fourth            151,275         36,634        5,863        0.23         0.23        16.19       12.25           0.06500
                    ----------------------------------------------------------------------------------------------------------
     Year             $606,307       $152,848      $27,636       $1.04        $1.02       $25.00      $12.25          $0.25125

1997
     First            $165,418       $ 44,616      $ 8,954       $0.33        $0.32       $22.63      $18.63          $0.05000
     Second            159,100         44,144        9,893        0.36         0.35        22.38       18.50           0.05625
     Third             136,015         37,746        7,857        0.28         0.28        21.88       19.00           0.05625
     Fourth            161,973         42,674       10,840        0.39         0.38        23.88       19.00           0.05625
                    ----------------------------------------------------------------------------------------------------------
     Year             $622,506       $169,180      $37,544       $1.36        $1.33       $23.88      $18.50          $0.21875

1996
     First            $148,914       $ 39,999      $ 6,946       $0.26        $0.25       $15.07      $12.13           0.03750
     Second            166,849         43,913        8,501        0.32         0.30        17.00       14.75           0.05000
     Third             148,048         40,583        6,578        0.24         0.24        18.00       14.13           0.05000
     Fourth            180,720         47,573         (777)      (0.03)       (0.03)1      19.75       16.88           0.05000
                    ----------------------------------------------------------------------------------------------------------
     Year             $644,531       $172,068      $21,248       $0.78        $0.76       $19.75      $12.13          $0.18750

EARNINGS PER SHARE ARE COMPUTED INDEPENDENTLY FOR EACH OF THE QUARTERS. THEREFORE, THE SUM OF THE QUARTERLY EARNINGS PER SHARE MAY NOT EQUAL THE TOTAL FOR THE YEAR.

(1) AFTER A PRE-TAX ASSET VALUATION CHARGE OF ASSETS OF $15,800, ($10,100 AFTER
    TAX) OR $0.36 PER SHARE.

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF VALMONT INDUSTRIES, INC.

We have audited the accompanying consolidated balance sheets of Valmont Industries, Inc. and subsidiaries as of December 26, 1998 and December 27, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 26, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Valmont Industries, Inc. and subsidiaries as of December 26, 1998 and December 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
----------------------------
DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 5, 1999

REPORT OF MANAGEMENT

The consolidated financial statements of Valmont Industries, Inc. and Subsidiaries and the other information contained in the Annual Report were prepared by and are the responsibility of management. The statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on management's best estimates and judgements.

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

The Audit Committee, composed of non-employee directors is responsible for recommending to the Board of Directors, subject to ratification of shareholders, the independent accounting firm to be retained each year. The Audit Committee meets regularly, and when appropriate separately, with the independent certified public accountants, management and the internal auditors to review company performance. The independent certified public accountants, internal auditors, and the Audit Committee have unrestricted access to each other in the discharge of their responsibilities.


Signature                                                     Signature
 /s/ Mogens C. Bay                                             /s/ Terry J. McClain
------------------------------------                          -------------------------------------------------
Mogens C. Bay                                                 Terry J. McClain
Chairman and Chief Executive Officer                          Senior Vice President and Chief Financial Officer

PAGE 48
OFFICERS AND MANAGEMENT

CORPORATE
-------------------------------

CORPORATE OFFICERS
-------------------------------
MOGENS C. BAY*
CHAIRMAN AND CHIEF
EXECUTIVE OFFICER

VINCENT T. CORSO*
SENIOR VICE PRESIDENT
AND CHIEF OPERATING OFFICER

THOMAS P. EGAN, JR.
VICE PRESIDENT
CORPORATE COUNSEL
AND SECRETARY

TERRY J. MCCLAIN*
SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

E. ROBERT MEANEY*
SENIOR VICE PRESIDENT
VALMONT INTERNATIONAL

BRIAN C. STANLEY
VICE PRESIDENT AND
CONTROLLER

MARK E. TREINEN
VICE PRESIDENT
BUSINESS DEVELOPMENT

*MEMBER, OFFICE OF
THE PRESIDENT



DIVISIONS
-------------------------------

LIGHTING & UTILITY
-------------------------------
VINCENT T. CORSO
(ACTING) PRESIDENT

   LEONARD M. ADAMS
   VICE PRESIDENT
   OPERATIONS, NORTH AMERICA

   RICHARD M. SAMPSON
   VICE PRESIDENT
   SALES

   THOMAS F. SANDERSON
   VICE PRESIDENT
   MARKETING AND
   PROJECT DEVELOPMENT

   THOMAS J. SUTKO
   VICE PRESIDENT
   ADMINISTRATION

INDUSTRIAL PRODUCTS DIVISION
-------------------------------
   JOHN V. FOLEY
   PRESIDENT

IRRIGATION DIVISION
-------------------------------
THOMAS D. SPEARS
PRESIDENT

   DUANE BIER
   VICE PRESIDENT
   OPERATIONS

   JAMES J. EITING
   VICE PRESIDENT
   KEY ACCOUNTS

   HECTOR A. HAGET
   VICE PRESIDENT
   MARKETING AND ENGINEERING

   TERRY RAHE
   PRESIDENT
   CASCADE EARTH SCIENCES

   DENNIS E. SCHWIEGER
   VICE PRESIDENT
   GLOBAL SALES

COATINGS DIVISION
-------------------------------
JEFFREY BRIGGS
PRESIDENT

   RICHARD S. CORNISH
   VICE PRESIDENT
   OPERATIONS

COMMUNICATION DIVISION
-------------------------------
JAMES R. CALLAWAY
PRESIDENT

   SEAN GALLAGHER
   VICE PRESIDENT
   SALES

   J. MARSHALL HAINES
   VICE PRESIDENT
   OPERATIONS

VALMONT ASIA/PACIFIC
-------------------------------
E. ROBERT MEANEY
(ACTING) PRESIDENT

VALMONT EUROPE/MIDDLE EAST/AFRICA
-------------------------------
JAN A.M. DRIESSENS
PRESIDENT

PAUL VAN ISEGHEM
VICE PRESIDENT OPERATIONS


--------------------------------

CORPORATE HEADQUARTERS
Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154 USA
402.963.1000

INDEPENDENT PUBLIC ACCOUNTANTS
Deloitte & Touche LLP
Omaha, Nebraska USA

LEGAL COUNSEL
McGrath, North, Mullin &
Kratz, P.C.
Omaha, Nebraska USA

STOCK TRANSFER AGENT AND
REGISTRAR
First National Bank of
Omaha Trust Department
One First National Center
Omaha, Nebraska 68102 USA
402.341.0500

Notices regarding changes of
address and inquiries regarding
lost or stolen certificates and
transfers of stock should be
directed to the transfer agent.

ANNUAL MEETING
The annual meeting of Valmont's
shareholders will be held at
2:00 p.m. on Monday, April 26,
1999, at the Joslyn Art Museum
in Omaha, Nebraska USA

SHAREHOLDER AND INVESTOR
RELATIONS
Valmont's common stock trades
on the Nasdaq national market
under the symbol VALM.

Valmont's most recent Quarterly
News Releases are available
on the internet at
www.valmont.com under
the heading "Valmont News."

Valmont maintains an active
investor relations program
and mailing list to keep
shareholders and potential
investors informed about the
Company. Comments and
inquiries are welcomed
and should be directed to
Investor Relations.

A copy of Valmont's 1998 Annual
Report on form 10-K may be
obtained by calling or writing
Investor Relations:
Jeffrey S. Laudin
Investor Relations Department
Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154 USA
Phone: 402.963.1000
Fax: 402.963.1199


MARKET MAKERS
The following make a market in Valmont Industries, Inc. common stock as of February 1999: George K. Baum & Company, Dain Rauscher Inc.,Herzog, Heine, Geduld, Inc., Kirkpatrick Pettis Inc., Knight Securities, L.P., Spear, Leeds & Kellogg, Sherwood Securities.

Visit Valmont's Website: www.valmont.com

(INSIDE BACK COVER)

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

ALLEN F. JACOBSON
RETIRED CHAIRMAN AND CEO
3M COMPANY
DIRECTOR SINCE 1976

LLOYD P. JOHNSON
RETIRED CHAIRMAN OF THE BOARD
NORWEST CORPORATION
DIRECTOR SINCE 1991

JOHN E. JONES
RETIRED CHAIRMAN, PRESIDENT AND CEO
CBI INDUSTRIES, INC.
DIRECTOR SINCE 1993

THOMAS F. MADISON
PRESIDENT, MLM PARTNERS
CHAIRMAN OF THE BOARD
COMMUNICATIONS HOLDINGS, INC.
DIRECTOR SINCE 1987

WALTER SCOTT, JR.
CHAIRMAN
LEVEL 3 COMMUNICATIONS, INC.
DIRECTOR SINCE 1981

KENNETH E. STINSON
CHAIRMAN AND CEO
PETER KIEWIT SONS', INC.
DIRECTOR SINCE 1996

ROBERT G. WALLACE
RETIRED EXECUTIVE VICE PRESIDENT
PHILLIPS PETROLEUM CO.
DIRECTOR SINCE 1984

AUDIT COMMITTEE

WALTER SCOTT, JR., CHAIRMAN
JOHN E. JONES
ROBERT G. WALLACE

COMPENSATION COMMITTEE

ALLEN F. JACOBSON, CHAIRMAN
CHARLES M. HARPER
LLOYD P. JOHNSON
THOMAS F. MADISON

FROM LEFT

ALLEN F. JACOBSON
KENNETH E. STINSON
WALTER SCOTT, JR.
ROBERT B. DAUGHERTY
MOGENS C. BAY
THOMAS F. MADISON
CHARLES M. HARPER
JOHN E. JONES
LLOYD P. JOHNSON
ROBERT G. WALLACE

(BACK COVER)

Valmont Logo

One ValmontPlaza
Omaha, Nebraska  68154-5215  USA
402.963.1000   fax 402.963.1199
www.valmont.com