Form 10-K405, Exhibit 13
period 1999-12-25
VALMONT INDUSTRIES INC
filed 2000-03-22
CIK 102729

 1999 annual report

valmont [LOGO]

INFRASTRUCTURE
IRRIGATION







The lights that brighten your way at night, the electricity you use, the phone call you make, the water that nourishes the food you eat - there's a good chance that Valmont products help produce it, transport it, support it or protect it.

1999 FINANCIAL HIGHLIGHTS


[DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS]
----------------------------------------------------------------------------------------------------------------
OPERATING RESULTS                                                      1999          1998          1997
         Net sales                                                 $  614.2      $  606.3     $   622.5
         Net earnings                                                  26.4          27.6          37.5
         Diluted earnings per share                                    1.08          1.02          1.33
         Dividends per share                                        0.26000       0.25125       0.21875
FINANCIAL POSITION
         Shareholders' equity                                      $  170.5      $  175.9     $   207.1
         Shareholders' equity per share                                7.30          7.12          7.49
         Long-term debt as a % of invested capital                    33.8%         30.3%         10.4%
OPERATING RATIOS
         Gross profit as a % of net sales                             28.1%         25.2%         27.2%
         Operating income as a % of net sales                          8.2%          7.9%         10.0%
         Net earnings as a % of net sales                              4.3%          4.6%          6.0%
         Return on beginning equity                                   15.0%         13.3%         21.4%
         Return on invested capital                                    9.8%         10.3%         15.4%
YEAR-END DATA
         Shares outstanding (000)                                    23,354        24,721        27,641
         Approximate number of shareholders                           5,500         5,500         5,400
         Number of employees                                          3,948         3,869         3,751


  NET SALES           OPERATING INCOME       DILUTED EARNINGS PER SHARE      RETURN ON INVESTED CAPITAL

1994     $502          1994     $31.7             1994     $.69                    1994     10.7%
1995     $545          1995     $41.8             1995     $.90                    1995     13.0%
1996     $645          1996*    $52.4             1996*    $1.12                   1996*    14.7%
1997     $623          1997     $62.0             1997     $1.33                   1997     15.4%
1998     $606          1998     $47.8             1998     $1.02                   1998     10.3%
1999     $614          1999     $50.2             1999     $1.08                   1999      9.8%

*  Before asset valuation charge

                                  Contents

1  Letter to Shareholders                 16  Irrigation
4  At a Glance                            26  Investment Value
6  Where We Are                           30  Total Value Impact
8  Infrastructure                         32  Financial Objectives and Results


1999 LETTER TO FELLOW SHAREHOLDERS THE YEAR IN REVIEW

What a difference a year makes. When I wrote to you in last year's annual report, we had just finished a soft 1998 with weak momentum in two of our major businesses. The agricultural economy in the U.S. had deteriorated sharply and wireless carriers had temporarily curtailed the build-out of their infrastructure.

The year 1999 started slowly and then steadily gained momentum. The year 2000 looks like it is going to be a strong year for your company.

We are particularly pleased with the growing earnings power of our infrastructure businesses. In this segment, we expect to see continued growth as we exploit our strong position in poles, towers and coatings. The world's infrastructure is in constant need of expansion and upgrading, and because our plant network spans the globe, we have the flexibility to serve our customers around the world in a superior fashion.

In the U.S., our lighting and traffic businesses continue to benefit from the federal highway bill funding and strong commercial construction activity. Our wireless communication business, however,


VALMONT INDUSTRIES, INC.

Valmont is recognized throughout the world as an industry leader in providing infrastructure support structures and water management equipment for agriculture.

We create shareholder value by managing our businesses well, while leveraging our products, markets and processes in order to drive growth. Essential to our success is a company-wide commitment to customer service and innovation, and the ability to be the best-cost producer for all products and services we provide.

Recognizing that our employees are the cornerstone of our accomplishments, we pride ourselves on being people of passion and integrity who excel and deliver results.

continued to be weak in the U.S. as our customer base went through a significant shift. Once predominately a carrier-based market, customers now include vertical real estate companies and build-to-suit companies. But we are happy to report that activity in this business accelerated rapidly toward the end of the year and we are expecting this trend to continue.


                         COMPOUND ANNUAL GROWTH RATE
                          DILUTED EARNINGS PER SHARE

                               - TARGET - 15%
                               - ACTUAL - 13%

    Target                 Actual
    1993     $0.53         1993     $0.53
    1994     $0.61         1994     $0.69
    1995     $0.70         1995     $0.90
    1996     $0.81         1996     $1.12
    1997     $0.93         1997     $1.33
    1998     $1.07         1998     $1.02
    1999     $1.23         1999     $1.08


Our coatings business, too, has continued its rapid growth and performs very well financially. During the first quarter of 2000, we acquired another three businesses for this division, which now comprises ten facilities in North America. In addition to galvanizing services, we also added anodizing and expanded our powder coating capability.

The deregulation of the utility industry is now having a dramatic impact on our utility business as utilities are expanding their transmission grids to more efficiently move power across company and geographic boundaries. We expect this growth to continue.

Internationally, our Shanghai, China, plant is making great strides in both volume and profitability. We have experienced significant growth in the wireless communication business there by developing solid relationships with China's wireless carriers.

The U.S. agricultural economy is still weak but has not deteriorated further due, in part, to strong governmental support, which we expect will continue until commodity prices improve. Our international irrigation business had another year of growth in both sales and earnings, partially offsetting the weakness in our

"The underlying drivers
 for our two business
 segments are compelling,
 enduring and global."


home market. We are pleased with our investment in Brazil, which saw another strong year despite a severe devaluation of the Brazilian currency. In South Africa, we started a majority-owned joint venture manufacturing facility with our local distributor of 25 years, and I am happy to report solid results. Africa offers good growth potential in the irrigation market, and we are well positioned to serve development in this region.

A notable milestone for our irrigation business: In January of 2000, we began production in our highly efficient manufacturing facility in McCook, Nebraska. This positions the irrigation business for the inevitable upturn in the agricultural markets.

When we set our financial objectives in 1993, we set the bar high by striving for 15 percent compounded annual growth in earnings per share. At the end of 1999, with our irrigation and wireless businesses in down cycles, we have achieved 13 percent. This supports our confidence that we will meet our goal of 15 percent growth over time.

Thank you! In 1999 we bid farewell to three directors who had a tremendous impact on Valmont's successes: Allen Jacobson, a director for 23 years; Bob Wallace, a director for 15 years; and Lloyd Johnson who served on our Board for 8 years. We will always be grateful for your advice and counsel and wish you well. We welcomed to our board two new directors: Bruce Rohde, Chairman and CEO of ConAgra, Inc. and Charles D. Peebler, Jr., Chairman Emeritus of True North Communications. Thank you for joining us, Bruce and Chuck, we look forward to your guidance.

On another note, I have never been more impressed with the Valmont team--a global family of associates with great passion for our businesses. Our future is in their hands and I thank each and every one of them for what they do for Valmont every day.

Last year, I assured you that I was confident that we are focused on the right businesses: engineered structures and services for infrastructure development and water management for agriculture. One year later, I am further convinced. The underlying drivers for our two business segments are compelling, enduring and global. Thank you for your continued support.


/s/ Mogens C. Bay

Mogens C. Bay
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

UTILITY STRUCTURES Poles and substation structures for electrical
transmission and distribution for the utility industry    [Picture to right]

COMMERCIAL & DECORATIVE LIGHTING Steel, aluminum and composite poles for
commercial, street, highway and decorative lighting       [Picture to right]

TRAFFIC Steel and aluminum traffic signage and control structures
                                                          [Picture to right]

COMMUNICATION POLES Wireless communication pole structures and components
                                                          [Picture to right]

COMMUNICATION TOWERS Self-supporting and guyed towers and accessories for
all types of communication structure applications         [Picture to right]

COATINGS High-quality galvanized, anodized and powder coatings
                                                          [Picture to right]

CENTER PIVOT & LINEAR MOVE IRRIGATION EQUIPMENT Efficient and uniform application of water, fertilizer and chemicals, and tubing for agriculture and industry
[Picture to left]

WATER RE-USE Environmental consulting for soil and water management and land application of treated wastewater
[Picture to left]


At Valmont, we manufacture mechanized irrigation equipment and provide water management services to

                               HELP INCREASE
                              FOOD PRODUCTION
                            AND CONSERVE WATER.

         We provide products to support the signs, signals, lights, communication equipment and other infrastructure components that

                              IMPROVE SAFETY AND
                              QUALITY OF LIFE the world over.

         We provide the coating and treatment services that make those products longer lasting and more attractive.

                                 AT A GLANCE

                             [MAP ILLUSTRATION]

OMAHA, NEBRASKA, USA
CORPORATE HEADQUARTERS

MCCOOK, NEBRASKA, USA
irrigation equipment                                 ST. JULIE, QUEBEC, CANADA
                                                     steel and aluminum poles
LINDON, UTAH, USA
galvanizing, powder coating

TUALATIN, OREGON, USA
galvanizing

SALEM, OREGON, USA                                   MINNEAPOLIS, MINNESOTA, USA
wireless communication                               aluminum poles
structures, passive repeaters,
wave guide and antenna                               MINNEAPOLIS, MINNESOTA, USA
supporting systems, fasteners                        anodizing, powder coating and e-coating

ALBANY, OREGON, USA                                  CHICAGO, ILLINOIS, USA
headquarters, cascade earth                          galvanizing
sciences, environmental
engineering, earth sciences,
water and soil management


LOS ANGELES, CALIFORNIA, USA
anodizing and powder coating

LONG BEACH, CALIFORNIA, USA                          ELKHART, INDIANA, USA
galvanizing                                          steel and aluminum poles

GUNNISON, UTAH, USA
composite poles

WEST POINT, NEBRASKA, USA
galvanizing

VALLEY, NEBRASKA, USA
irrigation equipment, steel poles,
tubing, galvanizing

BRENHAM, TEXAS, USA
steel poles
                                                    UBERABA, BRAZIL
TULSA, OKLAHOMA, USA                                irrigation equipment,
steel poles, rolled and                             communication towers
welded steel cylinders

TULSA, OKLAHOMA, USA
galvanizing

                               WHERE WE ARE

Valmont is an INTERNATIONAL MANUFACTURING COMPANY with operations around the world. VALMONT operates 27 manufacturing plants, located on five continents, and SELLS ITS PRODUCTS IN MORE THAN 100 COUNTRIES.

1999 ANNUAL REPORT

                             [MAP ILLUSTRATION]

MADRID, SPAIN
irrigation equipment

CREUZIER-LE-NEUF, FRANCE
industrial covers and conveyers

CHARMEIL, FRANCE
steel poles


SIEDLCE, POLAND
steel poles

GELSENKIRCHEN, GERMANY
steel poles

MAARHEEZE, THE NETHERLANDS
steel poles
                                              SHANGHAI, CHINA
                                              steel poles

RIVE-DE-GIER, FRANCE
aluminum poles

JOHANNESBURG, SOUTH AFRICA
irrigation equipment


VALMONT DESIGNS AND MANUFACTURES MECHANIZED IRRIGATION EQUIPMENT TO ENHANCE FOOD PRODUCTION THROUGH EFFICIENT WATER MANAGEMENT, AS WELL AS POLES, TOWERS AND STRUCTURES FOR LIGHTING, UTILITY AND COMMUNICATION APPLICATIONS, AND CUSTOM COATINGS AND OTHER PRODUCTS FOR VARIOUS INDUSTRIAL USES.

INFRASTRUCTURE

[DIAGRAM]

Around the World:
Solutions for Growth

VALMONT PROVIDES STREET LIGHTING AND TRAFFIC CONTROL POLES; SUBSTATIONS AND POLES FOR TRANSMITTING AND DISTRIBUTING ELECTRICITY; POLES, TOWERS AND ACCESSORIES TO SUPPORT WIRELESS COMMUNICATION ANTENNAS; AND CUSTOM COATING SERVICES.

[PICTURE OF STREET LIGHTING]

AROUND THE WORLD,
  PEOPLE SHARE
    ONE BASIC NEED-

a safe place to live.

AT VALMONT, WE
MANUFACTURE PRODUCTS

and provide services to support the signs, signals, lights, communication equipment and other vital infrastructure components that HELP IMPROVE
   SAFETY AND THE
   QUALITY OF LIFE

   in your hometown
            and around the world.

Hot Dip Galvanizing Makes Steel Products Last Longer

ENVIRONMENT
Light Industrial
High Salt
High Humidity
Heavy Industrial

Service Life in Years ranges from 0 to 80.
Service Life is defined as the time to 5% rusting of the steel surface. Thickness of Zinc Coating ranges from 0.4 to 5.1 (in mils).


MODERN MANUFACTURING, HIGH-QUALITY MATERIALS AND PROTECTIVE COATINGS GIVE EXTRA VALUE TO VALMONT INFRASTRUCTURE PRODUCTS.

                                 [PICTURE BELOW]

STAND AT A CROSSROADS OR INTERSECTION IN ANY MODERN METROPOLITAN AREA ON EARTH. NOW LOOK BEYOND THE CROWDS, THE TRAFFIC AND THE OTHER THINGS THAT USUALLY ATTRACT YOUR ATTENTION. YOU'LL BEGIN TO SEE THE PHYSICAL UNDERPINNING OF THE CITY ITSELF. POLES FOR TRANSMITTING AND DISTRIBUTING ELECTRICITY, POLES THAT PROVIDE STREET LIGHTING AND TRAFFIC CONTROL, POLES AND TOWERS TO SUPPORT WIRELESS COMMUNICATION ANTENNAS-IN SHORT, THE ESSENTIAL INFRASTRUCTURE COMPONENTS OF ANY MODERN CITY. ELECTRICITY, PAVED ROADS AND TELEPHONES-THESE ARE CRUCIAL COMPONENTS OF A BETTER LIFE FOR A GROWING WORLD POPULATION.VALMONT'S INFRASTRUCTURE BUSINESS TOUCHES EACH OF THESE CRITICAL AREAS EITHER BY MANUFACTURING THEM IN WHOLE OR IN PART, OR BY PROVIDING PROTECTIVE COATINGS TO THESE AND OTHER PRODUCTS THAT PROLONG THEIR SERVICE LIFE AND VALUE.


SUPPORTING POWER LINES

Worldwide population growth translates into increased infrastructure development and an increased demand for additional electric power, distribution systems and substations. Valmont manufactures high-quality transmission and distribution poles and structures as well as substations that are required by utilities in the U.S. and abroad to meet this growing demand for electricity.

As worldwide deregulation of electric utilities proceeds and power grids become further interconnected, the demand for Valmont's utility products should continue to increase. This wave of deregulation and the increased competition it brings should translate into lower electricity prices and increased services for consumers. In order to maintain a competitive edge, utilities and energy providers will need to implement cost-saving measures and more cost-effective business practices.

One way for electric utilities to lower costs is to replace wooden poles with lighter, easier-to-install steel poles that are impervious to termites and wood rot. Steel poles last many years longer than wood poles and result in lower lifetime installed costs. Valmont is currently working with several utilities to replace a full range of wood poles with steel poles-from large transmission structures to smaller distribution poles. In time, as the endurance, ease of installation and other benefits of steel poles are fully realized, we believe this market will continue to grow for Valmont.

LIGHTING THE WAY

Another aspect of a growing population worldwide is the need for additional transportation infrastructure. In the U.S., upgrading the nation's transportation infrastructure has become a higher priority. Government funding for roadway and mass transit enhancements, such as the U.S. highway bill, leads to increased demand for the lighting and traffic signal poles manufactured by Valmont.

SPENDING FOR HIGHWAY CONSTRUCTION IS INCREASING

1995     $37,308
1996     $39,492
1997     $44,031
1998     $44,440
1999     $51,145

Billions of Dollars

SOURCE: U.S. DEPARTMENT OF COMMERCE. CONSTRUCTION PUT-IN-PLACE. SEASONALLY ADJUSTED ANNUAL RATE IN CURRENT DOLLARS.

VALMONT'S INFRASTRUCTURE PRODUCTS HELP PROVIDE SAFE, WELL-LIT OUTDOOR ENVIRONMENTS AROUND THE WORLD.

                        [PICTURE OF HIGHWAY LIGHTING]

In Europe, spending on infrastructure is also increasing. Valmont-designed fluted and decorative poles are particularly popularin Europe where both old-world aesthetics and modern designs are important. Additionally, throughout both Europe and North America, sports stadiums and event facilities are being constructed that require specialized, highly engineered lighting structures.

In all geographic regions, safety is a paramount concern. Citizens require well-lit public areas, parking lots, streets and highways that provide for safe and smooth traffic flow. In the area of safety, Valmont continues its research to improve "breakaway" lighting and power pole designs for use near roadways. These poles, which may be designed out of aluminum, steel or fiberglass composite materials, are designed to break upon accidental impact with vehicles, reducing damage and injury.

To meet this growing demand for lighting structures worldwide, Valmont has located pole manufacturing facilities in China, and throughout Europe and North America.

ANSWERING THE CALL
Once a novelty, wireless telephones and pagers have become commonplace. Many experts predict that in the near future, the wireless phone will replace the traditional home phone. This trend will be especially evident in developing nations that choose to meet telecommunication demands with more efficient wireless communication systems, bypassing the installation of overland wires. Evidence of this trend is seen in some emerging markets where the ratio of wireless to hard-wired telephone use is much higher than in many developed economies.

As a provider of communication towers, poles and related accessories, Valmont is poised to benefit from growth in the communication industry. Valmont has invested in manufacturing capacity and improved design and customer service processes to provide communication towers and poles quickly and cost effectively. To complement these products, we also manufacture a comprehensive offering of components such as waveguide support systems, antenna supports and rooftop mounting systems. These product offerings, along with Valmont's global manufacturing capabilities, enable our Communication Division to continue its leadership position within the global telecommunication market.

MAKING IT LAST
Valmont products are known for being among the most reliable in their industries. Part of that reliability is supplied by our Coatings Division, which specializes in hot-dip galvanizing, anodizing and powder coating. Galvanizing is one of the most efficient and cost-effective ways to protect steel from the elements. The galvanizing process provides a zinc coating that bonds with steel at the molecular level, significantly extending the service life of the treated product - in some cases for more than 70 years. Anodizing is a versatile process that protects aluminum with a durable, attractive finish. Powder coating is an alternative, high-performance painting application, which results in a durable and colorful coating that resists abrasion and corrosion and prolongs product life.

Valmont has been using the hot-dip galvanizing process since the mid 1960s. By leveraging this core strength, the galvanizing business has grown to the point where Valmont is now the leading custom galvanizer in North America, providing custom-finish coatings for products and components manufactured by other companies. The Valley, Nebraska, plant has one of the largest galvanizing tanks in the world. Today, the Coatings Division is one of Valmont's fastest growing business units.

PROVIDING VALUE - THE SHAREHOLDERS' PERSPECTIVE
The demand for Valmont infrastructure products and services is driven in the short term by a number of powerful factors. Among these are an increase in U.S. highway and mass transit funding; a significant increase in urban renovation; a need to improve traffic safety; an explosive global increase in wireless communication; a need to improve the electric power grid brought on by deregulation; and an overall cost-saving effort to limit rust and corrosion and extend the service life of basic infrastructure elements.

In the long term, the global demand for Valmont products and services will be driven by the increasing world population, economic development and the significant new construction required to cope with traffic congestion and urban sprawl. The drivers of wireless communications growth - energy deregulation and increased infrastructure funding - should also extend themselves far into the future and provide additional value for our investors.

[PICTURE OF TRANSMISSION POLE]




THIS IS WHAT PARTNERSHIP IS ALL ABOUT...

At about six p.m. on May 3rd, 1999, a huge tornado started moving from the west toward Oklahoma City. By the time it reached the city, the winds were clocked at a staggering 318 miles per hour. When it was all over, 6,000 homes had been destroyed and 43 people were dead.

Power lines were down all over. We needed to get the power back up as quickly as possible to help with recovery efforts, not to mention that three of the lines we lost transport more than 55 percent of the power to our customers in Oklahoma City.

I called Valmont project engineer David Clarke and asked him how fast replacement poles could be manufactured and delivered. David took it from there and within five days, Valmont had 10 poles on site, and the rest arrived soon thereafter. All told, Valmont provided 77 structures, and they also sent personnel to assist us with on-site engineering. We were back up with full service in 37 days - an amazing feat.

Was I surprised at the way Valmont came though for us? Not really, although I was mighty impressed. You see, we have a strategic alliance with Valmont and we've worked with them for many years. They've never missed a delivery for us yet, so I know when they say they will do something, it will be done.

I also know Valmont made some sacrifices to get this job done for us so quickly. True, this is what partnership is all about, but if there ever was a time we needed to count on something, this was it. Valmont came through for us and we appreciate that.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

Supporting a Growing Population
MECHANIZED IRRIGATION EQUIPMENT BRINGS

WATER TO DRY FIELDS AND CAN BE USED FOR
APPLYING FERTILIZER, CHEMICALS, FRESH

WATER AND RECYCLED WASTEWATER.1999 ANNUAL REPORT

The world's

  LIMITED AVAILABILITY OF FRESH WATER

         presents a dilemma for a
         growing population. How can we

  MANAGE THIS PRECIOUS RESOURCE yet increase food production at the same time?

         AT VALMONT
         WE HAVE ANSWERS:

         through the greater use of efficient irrigation equipment and recycling of wastewater.

WE HAVE ONLY BEGUN TO TAP THE VERY LARGE IRRIGATION MARKET.

[PIE CHART] mechanized irrigation = 4.0%

THE VALLEY C:A:M:S-TM- SYSTEM ALLOWS REMOTE, PROGRAMMABLE CONTROL OF WATER AND CHEMICAL APPLICATION TIMING, RATES AND DEPTHS.

                               [PICTURE BELOW]

COMBINE A GROWING WORLD POPULATION WITH LIMITED WATER RESOURCES AND YOU HAVE ONE OF TODAY'S MOST PRESSING GLOBAL CHALLENGES - MANAGING FRESH WATER RESOURCES. VALMONT IS HELPING TO MEET THIS CHALLENGE WITH TECHNOLOGIES THAT MAKE FARMLAND MORE PRODUCTIVE, CONSERVE FRESH WATER AND REUSE WASTEWATER. MECHANIZED IRRIGATION IS A VITAL PART OF A TOTAL SOLUTION THAT WILL HELP ENSURE THE WATER NEEDS OF A GROWING POPULATION ARE MET TODAY AND IN THE FUTURE.

DAY OF SIX BILLION

On October 12, 1999, the world's population reached six billion people. One of the most important resources each one of us needs, along with air and sunlight, is fresh water-not just to drink and use, but to help produce life-sustaining food.

In many parts of the world, however, water is exactly the resource that is most at risk. During the past 50 years, demands on fresh water from rivers, lakes, reservoirs, underground aquifers and other sources have more than quadrupled. At the same time, pollution has seriously degraded the water quality in many of these water sources-effectively decreasing the supply of fresh water.

A recent World Bank report underlines the critical importance of improving global water management. The report stresses that with respect to conserving water, "AFTER DECADES OF WASTE, POLLUTION, AND INABILITY TO PROVIDE BASIC WATER SERVICES TO THE POOR, WE MUST FUNDAMENTALLY CHANGE THE WAY WE THINK ABOUT AND MANAGE WATER...AT STAKE ARE OUR HEALTH, OUR ECONOMIES, AND THE LIFE OF THE PLANET ITSELF."

As the leading manufacturer of efficient mechanized irrigation equipment, Valmont is uniquely positioned as a key player in helping to conserve precious water resources and improve food production for the world's growing population.

GROWING POPULATION MEANS GROWING POTENTIAL

Over the next 50 years, experts predict that the current level of food production must double to meet the demands of a growing population and to improve diets. Today, agriculture is responsible for using nearly two-thirds of global fresh water. Since the world's fresh water supply is finite, we must start today to manage water resources more efficiently in order to meet the food demands of tomorrow and help ensure that adequate supplies of water are available for industry as well as personal consumption.

[PIE CHART]    USABLE WATER SUPPLY IS LIMITED
               total worldwide water supply
               3% freshwater

[PIE CHART]    of this 3% two thirds is trapped in polar ice caps and only one-third is usable freshwater

[PIE CHART]    today of this one third of usable freshwater, 65% is used by agriculture

VALMONT'S ADVANCED IRRIGATION AND WATER MANAGEMENT EQUIPMENT IS DESIGNED TO CONSERVE WATER AND INCREASE FOOD PRODUCTION.

                               [PICTURE BELOW]

The majority of the needed future gains in crop production are expected to come from irrigated land. Because irrigated land can be more than twice as productive as non-irrigated land, the benefits of efficient irrigation equipment are enormous. Valmont's advanced irrigation and water management equipment is designed to both conserve water and increase food production.

TOMORROW'S WATER MANAGEMENT TECHNOLOGIES-TODAY

Compared to competing flood irrigation methods, Valmont's mechanized irrigation equipment provides significant savings in water, energy, chemicals, tillage and labor for most producers. Specially designed low-pressure sprays, low-energy irrigation nozzles and better electronic timing and volume controls for water application allow producers to use up to 50 percent less water than traditional flood irrigation methods. Other benefits of mechanized irrigation include higher yields, the elimination of water and chemical runoff, the reduction of soil salinity, and labor savings of up to 75 percent. Replacing flood irrigation equipment is, and will continue to be, a critical solution to water management strategies around the globe and an ongoing sales growth opportunity for Valmont.

LEADING BRAND NAME-KNOWN FOR QUALITY

The Valley-Registered Trademark- brand has always been known for reliable products-a reputation proven by the fact that 50 percent of the installed base of mechanized irrigation systems in the world today are Valleys. Valmont is a best-cost producer, providing value at a fair price without sacrificing quality or features. This value-the `best brand at the best cost'-will cause producers to increasingly choose Valley when they invest in mechanized irrigation.

Further recognition of Valmont's emphasis on quality and reliability came this year when Valmont's Irrigation Division was presented the Edgerton Award of Excellence. The Edgerton Award is modeled after the prestigious Malcolm Baldridge National Quality Award. Companies seeking this honor undergo a comprehensive audit examining their leadership systems, strategic planning processes, systems for assuring and maintaining customer satisfaction, and the company's processes for obtaining and analyzing information. Valmont is the only irrigation equipment manufacturer to earn the award.

MORE THAN PIPES AND WATER

Information is becoming an increasingly important asset to growers in this age of precision farming. In this arena, Valmont

ENSURING THAT SUPPLY KEEPS PACE WITH DEMAND

Valmont recently completed construction of a new, highly automated manufacturing facility in McCook, Nebraska, that will allow build-to-order irrigation equipment to be manufactured and shipped quickly and efficiently. The McCook plant features an advanced galvanizing facility and automated, laser-guided material-handling equipment to move components through the facility as they are manufactured.

Valley irrigation equipment will also continue to be manufactured in Valley, Nebraska. With these two manufacturing facilities in the U.S. and our facilities in Brazil, South Africa and Spain, Valmont will be able to manufacture and ship irrigation equipment expediently to customers anywhere in the world.

SUPPLY AND DEMAND

AT ITS NEW IRRIGATION MANUFACTURING FACILITY IN McCOOK, NEBRASKA, VALMONT MEETS DEMAND WITH AUTOMATED MANUFACTURING AND SHIPPING.

                               [PICTURE BELOW]
has developed electronic irrigation equipment controls to transform Valley mechanized irrigation equipment into technologically advanced farming tools. The Valley Computer Aided Management System (C:A:M:S-TM-), allows producers to program, manage and control irrigation equipment. Processes such as water and chemical application timing, rates and depths can be monitored and adjusted through C:A:M:S-TM- panels at the site, or remotely from a base station in the home or office.

To complement precision farming practices, customized irrigation equipment is specifically designed for certain crops, terrain and soil types. As a leader in innovative technologies for mechanized irrigation equipment, Valmont helps producers to utilize resources more efficiently and move from uniform water and chemical application to precise application-only watering or treating those places in the field that need it, and only when needed. During 1999, Valmont moved closer to that goal with the successful test of Global Positioning Satellite (GPS) technology. GPS allows continual adjustment of speed and alignment to control and position Valley pivots with improved accuracy. In the future, this technology will help producers apply even more precise amounts of water and chemicals to their fields.

Valmont is using information technology to improve customer service as well. A new electronic commerce system allows Valley irrigation dealers to assist customers in the online custom design and ordering of irrigation equipment tailored to each customer's crop needs and field conditions. Called V(2)0-for Valley Virtual Office-this service provides secure intranet access for Valley dealers to order parts, refer to technical and service manuals, and check order status. Eventually, orders placed through V(2)0 will interface directly with Valmont's manufacturing processes, shortening the delivery time to the customer.

WASTEWATER MANAGEMENT - A CRITICAL FUTURE ISSUE

Wastewater management is a key component of water conservation worldwide. Research is providing a wealth of information on the use of treated wastewater for irrigation. Valmont is at the forefront of this research and is a leading provider of this technology today.

One example of this leadership is Cascade Earth Sciences (CES), a subsidiary of Valmont. CES is one of the nation's leading wastewater management consulting and design firms. Acquired by

Valmont in 1998, CES brings the experience base for Valmont to provide agricultural, industrial and municipal generators of wastewater with turnkey solutions to wastewater management challenges.

Through CES, Valmont conducts thorough analyses of soil fertility, wastewater nutrient value and crop agronomic characteristics to determine the best solutions for the land application of wastewater on crops. This expertise allowed CES to recently sign a multi-year contract with a large food processor to use partially treated industrial wastewater to irrigate and fertilize nearby farm crops. By using Valley center pivot or linear move irrigation equipment, recycled wastewater can be productively applied with precision and uniformity to cropland, benefiting industry and agriculture.

SHORT AND LONG-TERM VALUE - THE SHAREHOLDERS' PERSPECTIVE

The global demand for Valmont irrigation technologies and products is immediate and growing. The ability to meet the world's increasing food needs is constrained by limited amounts of available cropland and fresh water. To meet these needs, it is crucial for farmers to adopt efficient growing and irrigation strategies now and in the future, furthering the market demand for Valmont products.

Of the world's total irrigated acreage, only 4 percent is under mechanized irrigation equipment. For much of the other 96 percent of irrigated acreage, the critical need to conserve and recycle water will drive the replacement of less-efficient flood irrigation methods with precision farming techniques like Valley mechanized irrigation equipment. As a global manufacturer of mechanized irrigation equipment with manufacturing facilities located in the U.S., Brazil, South Africa and Spain, Valmont is uniquely positioned to benefit from this worldwide opportunity.

In the long term, world population growth, improving diets and fresh water shortages will put even more pressure on producers to meet increasing feedgrain demands. Today, Valmont technologies and products are positioned to meet these long-term needs. Tomorrow, Valmont will continue to invest in research to deliver the technological advances that will help provide the solutions to make these scarce natural resources more productive. The convergence of the world's long-term needs to conserve water and land with Valmont's practical water management solutions means value for Valmont shareholders today, tomorrow, and well into the future.

                      [BROTHERS PICTURED WITH EQUIPMENT]

PIONEERING A NEW WAY OF FARMING

Our family has always been pioneers of a sort-this farm has been in our family since the Homestead Act of 1860. The land here in Hancock, Wisconsin, has never been easy to farm-the soil is sandy and doesn't hold a lot of moisture. Through the 1940s and early 1950s, we used flood irrigation, getting water out of ponds, and our grandfather would hire kids to come in and help move the pipe. Some of that pipe was cast iron and moving it around was a backbreaking, tedious chore.

Grandpa was always ahead of his time, though. In 1957, he drilled one of the first irrigation wells in the county. In 1964, he installed the first mechanized irrigation system in this area. It was a Valley water drive-pioneering technology if we ever saw it, a remarkable piece of equipment. With the pivots, we started concentrating on growing potatoes. A few years later, when we installed electric-drive systems, they were Valleys, too.

Today, we have 1,000 acres of potatoes, 28 irrigation wells, and 42 of our irrigation systems have Valley C:A:M:S-TM- panels on them that we can control with a base station in our office. The canning companies we sell to give us a better price for our crops because we irrigate. They know our product will be more consistent and uniform in size. We have to say that mechanized irrigation has transformed farming in this area of Wisconsin and is responsible for our success. Without it, we wouldn't be here.

                              INVESTMENT VALUE
                           WHY INVEST IN VALMONT?

THE WORLD BANK HAS IDENTIFIED FOUR AREAS AS CRITICAL TO MEETING THE NEEDS OF A GROWING WORLD POPULATION: SAFE WATER, ELECTRICITY, PAVED ROADS AND TELEPHONES. VALMONT SUPPLIES PRODUCTS AND SERVICES IN EACH OF THESE AREAS, AND WE TAKE PRIDE IN HELPING TO MEET THE WORLD'S NEEDS FOR INFRASTRUCTURE PRODUCTS AND WATER CONSERVATION.

    SHORT-TERM INFRASTRUCTURE DRIVERS

1   RISE IN U.S. GOVERNMENT HIGHWAY FUNDING

2   DEMAND FOR COMPLETE WIRELESS COVERAGE

3   NEED FOR IMPROVEMENTS IN THE POWER TRANSMISSION GRID

4   COST-SAVING BENEFITS OF CORROSION PREVENTION

5   INCREASING URBAN RENOVATION PROJECTS
      AND WIDER USE OF DECORATIVE POLES IN
      LANDSCAPE ARCHITECTURE


    LONG-TERM INFRASTRUCTURE DRIVERS

1   GLOBAL POPULATION GROWTH AND ECONOMIC EXPANSION

2   GROWING INFRASTRUCTURE NEEDS OF EMERGING ECONOMIES

3   INCREASED GOVERNMENT FUNDING FOR INFRASTRUCTURE

4   GROWTH IN WIRELESS COMMUNICATION

5   RISE IN ELECTRIC GRID CONSTRUCTION DUE TO INCREASED ENERGY CONSUMPTION,
      DEREGULATION AND COMPETITION

6   INCREASED CONSTRUCTION OF TRAFFIC CONTROL SYSTEMS DUE TO URBAN SPRAWL AND
      EMPHASIS ON HIGHWAY SAFETY

7   INCREASED LIGHTING NEEDS OF A GLOBAL 24-HOUR SHOPPING/BUSINESS ENVIRONMENT

8   COST EFFECTIVENESS OF STEEL VERSUS WOOD POLES SHORT-TERM IRRIGATION DRIVERS


    SHORT-TERM IRRIGATION DRIVERS

1   REDUCED QUALITY AND AVAILABILITY OF WATER RESOURCES AND GROWING NEED FOR
      CONSERVATION AND REUSE STRATEGIES

2   GRAIN SUPPLY, DEMAND AND PRICES

3   MECHANIZED IRRIGATION EQUIPMENT BEING USED ON MORE CROPS

4   GROWTH OF PRECISION FARMING PRACTICES

5   INCREASED USE OF INFORMATION TECHNOLOGY ON FARM EQUIPMENT

6   INCREASED FARM SIZE


    LONG-TERM IRRIGATION DRIVERS

1   HUMAN AND INDUSTRIAL IMPACT ON WATER RESOURCES

2   GLOBAL POPULATION GROWTH

3   IMPROVED DIETS

4   RISING GLOBAL GRAIN DEMAND

5   WORLD PEACE AND ECONOMIC EXPANSION

6   LOSS OF ARABLE LAND TO URBAN AND INDUSTRIAL SPRAWL

WHY INVEST IN VALMONT? VALMONT OFFERS EXCEPTIONAL SHAREHOLDER VALUE FOR AT LEAST TWO REASONS - GLOBAL GROWTH OPPORTUNITIES AND VALUE-DRIVEN MANAGEMENT PRACTICES.

GLOBAL GROWTH OPPORTUNITIES

Currently, 27 percent of Valmont's revenues are derived internationally. Economic opportunities tied to increasing world population drive the global demand for our products, and we see that demand increasing. In addition, our focus on international business opportunities makes sense for Valmont shareholders for the following reasons:

    - Several of Valmont's markets have higher growth rates overseas than domestically.

    - Many global communities prefer one supplier for all of their locations.

    - Many of our competitors are local and based outside the U.S. Our presence in their markets allows us to be more competitive.

    - An international presence allows us to allocate global capacity for better utilization of resources.

    - An international presence allows Valmont to leverage global procurement, further enhancing cost savings.

ACTING ON OPPORTUNITY

Over the last several years, the market for irrigation equipment has grown throughout Southern Africa. During 1999, Valmont formed a company to manufacture irrigation equipment in South Africa in order to meet this growing need. By manufacturing and distributing Valmont products from a local base, we will be able to compete more efficiently, effectively and profitably.

                         [PICTURE OF FRANCOIS JOUSSE]


SAFETY IS A BEAUTIFUL THING IN THE CITY OF LIGHT

Every year, millions of tourists visit our city. For them, and for our own citizens, we want to provide an enjoyable, safe experience - and one way we can ensure safety is with ample lighting and traffic controls in our streets. Paris is one of the safest cities in the world - also one of the most beautiful. So, as I see it, my job is to keep the city safe and beautiful at the same time. That is not a small task when you consider that we replace approximately 2,000 poles in our city every year.

We want to make sure the poles maintain the Parisian aesthetic and that, too, has been something of a challenge. You see, in 1937, the famous architect, Robert Mallet Stevens, designed beautiful cast iron fluted poles that were installed at the Palais de Chaillot as part of the International Exhibition. Soon, the fluted poles were placed at the Place de la Concorde, on the Champs Elysees and elsewhere throughout the city.

Valmont Sermeto (the Valmont subsidiary in France) provides us with "Cityquartz," a modern version of the original fluted poles. They are attractive and built with quality - consistent in strength, resistant to corrosion, and of ample diameter to contain and conceal from view the electrical accoutrements that must fit inside them. And because of the company's reputation for reliability, we know we have a source for poles well into the future.

The Cityquartz poles help us meet both of our objectives. Quality of life and beauty - it's what you expect in Paris, the "City of Light."

VALUE DRIVEN MANAGEMENT

Total Value Impact (TVI) is Valmont's unique formulation of the business philosophy of value-added metrics. It is a powerful tool that aligns shareholder and management interests because it measures our performance, not only by revenues and earnings, but also by achieving solid returns on our investments. Simply put, our business units are "charged" for the capital they employ. We subtract the cost of that capital-the return our shareholders and lenders expect on their investment-from net operating profit after taxes. The remainder is TVI, and the increase in that value from year to year measures how much value we have created for our shareholders.

TVI has put the focus on capital management squarely in the limelight for Valmont managers, encouraging them to enhance long-term TVI growth, thus leading to increased shareholder value. TVI encourages business managers to invest in projects that generate returns in excess of the cost of capital and increase operating income through revenue growth, reducing operating costs and efficiently using the capital invested in their businesses.

The result is a constant, corporation-wide focus on shareholder value. TVI is Valmont's commitment to long-term performance for our shareholders-the people who invest in us.

                   [PICTURE OF TERRY WINKLER OVER BLUEPRINT]

SEEING THE WRITING ON THE WALL - OR THE FLOOR

In 1967, I left college to work for Valmont temporarily - or so I thought. More than 30 years later, I'm still here. Over the years, Valmont helped me continue my education, which has been instrumental in my career growth.

I've seen a lot of changes at Valmont over the years. Like me, most of the employees in the early days were local guys - very good at their jobs. There was one engineer we called the `Blacksmith of Valmont.' He carried a soapstone in his pocket and as he walked through the plant, if someone had an idea or an idea came to him, he would take out that soapstone and draw with it on the floor.

One of the ideas he came up with changed the direction of the company. They knew back then that we could be a better company if we made our own tubing. And so a tubing mill was built from his design. It was - and still is - one of the best mills in the industry.

We then started manufacturing pipe for farm and auto equipment, handrails and other structural items. Progress came quickly and today we don't just make tubing, we successfully manufacture many great products.

I think our success has really come from two things: from listening and from recognizing or creating opportunities. I know Valmont has created many opportunities for me throughout the years, and I think our customers can say the same.

FINANCIAL
OBJECTIVES AND RESULTS

33  MANAGEMENT'S DISCUSSION & ANALYSIS
38  SELECTED 11-YEAR FINANCIAL DATA
40  CONSOLIDATED STATEMENTS OF OPERATIONS
41  CONSOLIDATED BALANCE SHEETS
42  CONSOLIDATED STATEMENTS OF CASH FLOWS
43  CONSOLIDATED STATEMENTS OF
    SHAREHOLDERS' EQUITY
44  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
49  BUSINESS SEGMENT INFORMATION
50  QUARTERLY FINANCIAL DATA
51  INDEPENDENT AUDITORS' REPORT
51  REPORT OF MANAGEMENT
52  OFFICERS AND MANAGEMENT
52  SHAREHOLDER INFORMATION
53  BOARD OF DIRECTORS

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

    OBJECTIVE                 OBJECTIVE                    OBJECTIVE
Increase trendline        Achieve a minimum           Maintain Long-Term
earnings per share       10% after tax Return        Debt as a percent of
  15% per year           on Invested Capital          Invested Capital at
                                                         less than 40%


DILUTED EARNINGS                 RETURN ON               LONG TERM DEBT AS A
   PER SHARE                 INVESTED CAPITAL        PRECENT OF INVESTED CAPITAL
1994     $ .69                1994     10.7%               1994     21.9%
1995     $ .90                1995     13.0%               1995     17.1%
1996*    $1.12                1996*    14.7%               1996     12.7%
1997     $1.33                1997     15.4%               1997     10.4%
1998     $1.02                1998     10.3%               1998     30.3%
1999     $1.08                1999      9.8%               1999     33.8%

* Before asset valuation charge

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial position. During the first quarter of 1999, the Company reorganized its businesses on a worldwide product-line basis. Accordingly, the 1997 and 1998 segment information has been reclassified to conform to the 1999 presentation. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes.

RESULTS OF OPERATIONS
The net sales and operating income of the Company's business segments for the past three years are as follows:

                                    YEAR ENDED
[IN MILLIONS]                1999       1998       1997
                          -------    -------    -------
NET SALES
   Irrigation             $ 249.2    $ 252.7    $ 271.5
   Infrastructure           339.6      318.2      310.2
   Other                     25.4       35.4       40.8
                          -------    -------    -------
   Net Sales              $ 614.2    $ 606.3    $ 622.5
                          =======    =======    =======
OPERATING INCOME
   Irrigation             $  28.7    $  31.6    $  34.2
   Infrastructure            20.6       14.3       25.5
   Other                       .9        1.9        2.3
                          -------    -------    -------
   Operating Income       $  50.2    $  47.8    $  62.0
                          =======    =======    =======

FISCAL 1999 COMPARED WITH FISCAL 1998 CONSOLIDATED
Net sales of $614.2 million in 1999 were 1.3% higher than 1998 net sales of $606.3 million. Sales decreased in the Irrigation segment 1.4% from $252.7 million to $249.2 million in 1999. In the Infrastructure segment, 1999 sales were $339.6 million, up 6.7% from 1998 sales of $318.2 million. Other sales decreased 28.2% from $35.4 million to $25.4 million in 1999, primarily due to the exit from the gratings business in 1999.

                               [GRAPH]

Gross profit was 28.1% of net sales in 1999, compared with 25.2% in 1998. The increase in 1999 was primarily attributable to higher margins in the Infrastructure segment and to a lesser extent in the Irrigation segment. Selling, general and administrative expenses increased from $105.1 million (17.3% of sales) in 1998 to $122.6 million (20.0% of sales) in 1999, as a result of year 2000 computer conversion spending and higher sales commissions, acquisitions and compensation incentive payments related to increased sales and operating income. Operating income increased 5.0% to $50.2 million. As a percentage of sales, operating income increased from 7.9% in 1998 to 8.2% in 1999.

Net interest expense was $7.1 million in 1999, compared with $4.8 million in 1998. The higher interest expense was attributable to higher average borrowings resulting primarily from the stock repurchase program.

The effective tax rate was 37.5% in 1999, compared with 36.5% in 1998. The higher tax rate in 1999 resulted primarily from increased state and local taxes as well as decreased tax benefits related to the Company's export activity.

Net earnings decreased 4.6% to $26.4 million and diluted earnings per share increased 5.9% with $1.08. The percentage differences in earnings per share compared to net earnings were attributable to the Company's repurchase of shares during 1999.

IRRIGATION SEGMENT
Net sales and operating income in the Irrigation segment decreased in 1999 by 1.4% and 9.2%, respectively. The slightly lower sales level in 1999 was due to a continuation of low agricultural commodity prices and a weak farm economy leading to reduced sales of irrigation equipment. General weakness in agricultural markets lowered the Company's tubing sales to farm machinery manufacturers; however, tubing sales to grain-handling equipment manufacturers were at the Company's historical levels in anticipation of a large grain crop. Startup expenses for the Company's new facility in McCook, Nebraska, competitive market conditions and a shift in the sales mix led to a reduction in operating income. During 1998 and 1999, the Company made acquisitions of an engineering consulting business and two retail irrigation outlets. While these acquisitions added sales in 1999, their operating income margin percentages are lower than those of the Company's manufacturing operations. Internationally, the Irrigation segment sales and operating income improved. In Brazil, sales and operating income were higher in U.S. dollars

                                  SG&A EXPENSE
                                  AS A PERCENT
WORKING CAPITAL                   OF NET SALES

[$ in millions]
1997     $94.4                    1997     17.2%
1998     $99.5                    1998     17.3%
1999     $98.6                    1999     20.0%

despite a significant currency devaluation early in 1999. Increased investment in manufacturing and distribution operations in southern Africa resulted in an increase in sales and profits. Included in this year's year-to-date operating income is a $2.8 million gain from the sale of an investment.

INFRASTRUCTURE SEGMENT
Net sales and operating income in the Infrastructure segment increased 6.7% and 44.1%, respectively. Increased unit sales, cost reductions and operating leverage all combined to improve the operating income for the segment. All product lines except communication had higher sales levels for 1999. After a slow start, sales grew stronger during the year due to improving market conditions for lighting and traffic structures, which were stimulated by higher levels of government spending. Electric utility companies continued to increase investment in transmission and distribution capacity to compete in a deregulating industry. This resulted in higher sales of utility poles and structures. In Europe, lighting sales were slightly higher in local currency. In China, lighting and utility sales were up as the market for quality poles expanded. Sales and profit margins grew in the coatings division due to volume growth at existing facilities and a full year of revenues from acquisitions completed in 1998.

Sales and profit margins for the communication division remained low early in the year. The fourth quarter saw a marked increase in orders. In order to remain responsive in the communication market, selling, general and administrative spending levels were maintained early in the year anticipating the market turnaround, which did occur later in the year. In China, communication poles sales and profitability were much improved for 1999.

FISCAL 1998 COMPARED WITH FISCAL 1997 CONSOLIDATED
Net sales of $606.3 million in 1998 were 2.6% lower than 1997 net sales of $622.5 million. Sales in the Irrigation segment declined 6.9% from $271.5 million in 1997 to $252.7 million in 1998. In the Infrastructure segment, 1998 sales were $318.2 million, up 2.6% from 1997 sales of $310.2 million. Other sales decreased 13.2% from $40.8 million to $35.4 million in 1998.

The gross profit margin was 25.2% in 1998, compared with 27.2% in 1997. The reduction in 1998 was primarily attributable to lower margins in the Infrastructure segment offset in part by improved margins in the Irrigation segment. Selling, general and administrative expenses declined from $107.2 million (17.2% of sales) in 1997 to $105.1 million (17.3% of sales) in 1998, as a result of cost reduction programs, less sales volume and lower incentive payments. Operating income decreased 23.0%. As a percentage of sales, operating income decreased from 10.0% in 1997 to 7.9% in 1998.

Net interest expense was $4.8 million in 1998, compared with $2.8 million in 1997. The higher interest expense was attributable to higher average borrowings.

The effective tax rate was 36.5% in 1998, compared with 36.3% in 1997. The higher tax rate in 1998 resulted primarily from decreased tax benefits on export sales.

Net earnings decreased 26.4% to $27.6 million and diluted earnings per share decreased 23.3% to $1.02. The lower percentage decrease in earnings per share compared with net earnings was primarily attributable to the Company's repurchase of shares during 1998.

IRRIGATION SEGMENT
Net sales and operating income in the Irrigation segment decreased in 1998 by 6.9% and 7.6%, respectively. Agricultural commodity prices declined in the second half of 1998 due to large supplies of grain, which were a result of a favorable growing season and a short-term declining demand. Consequently, farmers became very conservative in their spending for equipment and postponed their investments. To encourage sales, industry-wide pricing became more competitive.

INFRASTRUCTURE SEGMENT
Net sales in the Infrastructure segment increased 2.6% while operating income decreased 43.9%. With respect to the Company's lighting and traffic pole products, wet weather delayed the start of the construction season in many parts of the United States. Also, a delay in the passage of the federal highway bill kept many product purchasers sidelined and thereby reduced sales. As a result, the shipments of lighting and traffic products were lower than the 1997 levels. The eventual passage of the highway bill in June 1998 resulted in an increase of orders for lighting and traffic products throughout the second half of the year. To fill this demand, the Company incurred increased overtime costs. In Europe, sales of lighting products were above 1997 levels due to the improvement of certain European economies. Lighting sales from the Company's China facility were higher in 1998 as compared with 1997.

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

Sales of communication poles, towers and components to the wireless communication market declined in 1998. An overall slowdown in the build-out of the U.S. wireless communication network continued throughout 1998. This led to a very competitive market environment, which reduced sales and pressured pricing levels. Sales of communication poles and towers in Europe also declined. Sales of communication poles in China increased in 1998. However, the effects of currency devaluation and economic uncertainty led to a reduced level of sales of communication products in the rest of Southeast Asia.

During 1998, the Company acquired four galvanizing operations in Utah, Oregon, Oklahoma and California. These acquisitions helped to increase sales and operating income in the coatings division from 1997 levels.

LIQUIDITY AND CAPITAL RESOURCES
Net working capital at December 25, 1999 was $98.6 million compared with $99.5 million at December 26, 1998. The ratio of current assets with current liabilities was 1.8:1 at both year-ends.

Available short-term credit facilities through bank lines of credit were $50 million at the end of 1999 compared with $44 million at the end of 1998. On December 25, 1999, $37 million of these credit facilities were unused.

The Company's growth has been financed through a combination of cash provided from operations and debt financing. The Company's objective is to maintain long-term debt as a percent of invested capital below 40%. At the end of 1999, long-term debt as a percent of invested capital was 33.8% as compared with 30.3% at the end of 1998. The increased debt level was the result of share repurchases, capital expenditures and acquisitions. Cash provided from operating activities was $63.9 million in 1999 and $42.0 million in 1998.

Under the terms of a 1997 revolving credit agreement with a group of banks, the Company may borrow up to the equiv-alent of $100 million in multiple currencies. This facility is unsecured and any outstanding principal balance is due on June 30, 2002. The outstanding principal balance may be paid down at any time without penalty, or additional funds may be borrowed up to the maximum limit. On December 25, 1999, the outstanding principal balance was $47 million compared with a balance of $79 million at December 26, 1998.

Under the terms of a 1999 unsecured facility with an insurance company, the Company may borrow up to $100 million during the first three years. Each borrowing matures no more than 15 years from the date of issuance with an average life of no more than 12 years from the date of issuance. The outstanding principal may be prepaid at anytime subject to applicable yield maintenance provisions. On December 25, 1999, the outstanding principal balance under the facility was $50 million.

In 1998, the Board of Directors authorized the repurchase of up to 5.4 million shares of the Company's common stock. Repurchased shares are recorded as "Treasury Stock" and result in a reduction of "Shareholder's Equity". When treasury shares are reissued, the Company uses the last-in, first-out method, and the difference between the repurchase cost and reissuance price is charged or credited to "Additional Paid-In Capital." As of December 25, 1999, and December 26, 1998, cumulative totals of 4,528,360 and 3,122,160 shares had been purchased respectively for $75.5 million and $53.3 million respectively.

The Company believes cash flows from operations, available credit facilities and the capital structure now in place will be adequate for 2000 planned capital expenditures, dividends, additional share repurchases and other financial commitments, as well as to take advantage of opportunities to expand its markets and businesses.

YEAR 2000 ISSUE
The Year 2000 (Y2K) issue arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results.

The Company's Y2K plan included remediation of its mainframe systems, upgrades to packaged systems, implementation of new enterprise resource planning (ERP) systems in certain business units, examination and resolution of administrative and production equipment that contain embedded chips, evaluation of network equipment and personal computers, and evaluation of the Year 2000 readiness of key suppliers.

The Company has no knowledge of significant exposure to contingencies related to the Year 2000 issue for the products it has sold. Throughout all global locations, the Company experienced no significant Year 2000 problems. The total cost for the Company's Year 2000 Project to date has been approximately $10 million.

CAPITAL EXPENDITURES
In 1999, the Company expended $37.8 million in property, plant and equipment, an $8.1 million increase from the $29.7 million invested in 1998. The major expenditures were a new irrigation manufacturing facility in McCook, Nebraska, and a new coatings facility in Tulsa, Oklahoma. An additional $2.9 million was spent for the acquisition of two retail irrigation stores.

RISK MANAGEMENT
MARKET RISK - The principal market risks affecting the Company are exposure to interest rates and foreign currency exchange rates. The Company does not have in place any derivative financial instruments to hedge these exposures, nor does it have derivatives for trading purposes.

INTEREST RATES - The Company manages interest expense using a mix of fixed, floating and variable-rate debt. Assuming average interest rates and borrowings on variable-rate debt, a hypothetical 10% change in interest rates would have an impact on interest expense of $563 in 1999 and $366 in 1998.

FOREIGN EXCHANGE - Exposure to transactions denominated in a currency other than the entity's functional currency are minimal, and therefore the potential exchange losses in future earnings, fair value and cash flows from these transactions are immaterial.

The Company manages its investment risk in foreign operations by borrowing in the functional currencies of the foreign entities. The following table indicates the change in the recorded value of the Company's investment at year-end assuming a hypothetical 10% change in the value of the U.S. Dollar.

[IN THOUSANDS]                       1999        1998
                                  -------------------
Europe                            $ 2,489     $ 2,686
South America                         728       1,110
Asia                                  295         295
                                  -------------------

OUTLOOK FOR 2000
Looking at the year 2000, many areas across the U.S. are currently experiencing dry growing conditions. Absent continuation of such conditions, the Company anticipates Irrigation segment sales and profits to remain at 1998-99 levels. The Company expects this segment to experience higher steel prices, lower manufacturing volume and changes in the sales mix due to continued lower equipment sales levels, increased depreciation and startup expenses related to the new McCook, Nebraska, plant. The impact of these factors should be offset by continued cost reductions and productivity programs. Longer term, the Company expects increased food production due to a growing world population and improving diets. To meet this increase in food production, greater farm efficiency and investments in water conservation and water re-use must take place. The Company's mechanized irrigation equipment conserves water and enhances farming efficiency, helping to meet these needs.

In the Infrastructure segment, backlogs for domestic lighting, traffic, utility and communication products are at high levels. The activity for communication poles, tower and component products has continued at the improved level of late 1999. Despite expected increases in steel prices throughout 2000, profitability for the Infrastructure segment is expected to increase due to planned cost reductions and increased sales volumes. The recent acquisitions of Lexington Standard, an aluminum pole manufacturing facility, and three coating facilities in early 2000 are expected to add to the Company's sales and profitability. Beyond 2000, more lighting and traffic structures will be required to enhance street and highway safety. Distribution of electricity worldwide will require more transmission and distribution poles and structures.

The demand for wireless communication should result in increased sales of towers, poles and components. Demand to extend the life of infrastructure products will drive application of galvanizing, powder coatings and anodizing applications. Because of these trends, the Company remains positive on the outlook for its businesses.

                  TOTAL ASSETS           CAPITAL EXPENDITURES
                 $ in millions              $ in millions
                1997        $368           1997     $39.1
                1998        $407           1998     $29.7
                1999        $419           1999     $37.8


MANAGEMENT'S DISCUSSION AND ANALYSIS CONTAINS FORWARD LOOKING STATEMENTS THAT REFLECT MANAGEMENT'S CURRENT VIEW AND ESTIMATES OF FUTURE ECONOMIC AND MARKET CIRCUMSTANCES, INDUSTRY CONDITIONS, COMPANY PERFORMANCE AND FINANCIAL RESULTS. THE STATEMENTS ARE BASED ON MANY ASSUMPTIONS AND FACTORS INCLUDING OPERATING EFFICIENCIES, AVAILABILITY AND PRICE OF RAW MATERIALS, AVAILABILITY AND MARKET ACCEPTANCE OF NEW PRODUCTS, PRODUCT PRICING, DOMESTIC AND INTERNATIONAL COMPETITIVE ENVIRONMENTS, ACTIONS AND POLICY CHANGES OF DOMESTIC AND INTERNATIONAL GOVERNMENTS, AND OTHER RISKS DESCRIBED FROM TIME TO TIME IN VALMONT'S REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION. ANY CHANGES IN SUCH ASSUMPTIONS OR FACTORS COULD PRODUCE SIGNIFICANTLY DIFFERENT RESULTS.

                       SELECTED 11-YEAR FINANCIAL DATA  [LOGO]

[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]                 1999           1998          1997          1996
----------------------------------------------------------------------------------------------------------------
OPERATING DATA
   Net sales                                               $  614,191     $  606,307    $  622,506    $  644,531
   Earnings (loss) from continuing operations                  26,367         27,636        37,544        21,248
   Earnings from discontinued operations                           --             --            --            --
   Cumulative effect of accounting change                          --             --            --            --
   -------------------------------------------------------------------------------------------------------------
   Net earnings (loss)                                     $   26,367     $   27,636    $   37,544    $   21,248
   =============================================================================================================
   Depreciation and amortization                           $   21,949     $   19,843    $   16,437    $   14,832
   Capital expenditures                                        37,783         29,667        39,115        35,559

PER SHARE DATA
   Earnings (loss):
      Basic                                                $     1.09     $     1.04    $     1.36    $     0.78
      Diluted                                                    1.08           1.02          1.33          0.76
   Cash dividends                                                0.26           0.25          0.22          0.19
   Shareholders' equity                                          7.30           7.12          7.49          6.41

FINANCIAL POSITION
   Working capital                                         $   98,588     $   99,466    $   94,416    $   81,403
   Property, plant and equipment, net                         173,920        157,447       140,834       120,579
   Total assets                                               419,335        406,957       368,052       341,648
   Long-term debt, including current installments             108,622         96,218        28,060        29,573
   Shareholders' equity                                       170,488        175,913       207,102       175,231
   Invested capital                                           321,096        317,708       270,400       243,905

KEY FINANCIAL MEASURES
   Return on beginning shareholders' equity                     15.0%          13.3%         21.4%         13.3%
   Return on invested capital                                    9.8%          10.3%         15.4%         10.3%
   Long-term debt as a percent of invested capital              33.8%          30.3%         10.4%         12.1%

YEAR-END DATA
   Shares outstanding (000)                                    23,354         24,721        27,641        27,330
   Approximate number of shareholders                           5,500          5,500         5,400         4,400
   Number of employees                                          3,948          3,869         3,751         4,868


PER SHARE AMOUNTS AND NUMBER OF SHARES REFLECT THE TWO-FOR-ONE STOCK SPLITS IN 1989 AND 1997.


          1995           1994          1993          1992          1991          1990          1989
---------------------------------------------------------------------------------------------------

    $  544,642     $  501,740    $  464,274    $  445,481    $  446,543    $  461,789    $  443,444
        24,759         18,887         7,551        11,671        (8,822)       11,373        16,818
            --             --         4,637         3,564         2,134         5,474         4,602
            --             --        (4,910)           --            --            --            --
---------------------------------------------------------------------------------------------------
    $   24,759     $   18,887    $    7,278    $   15,235    $   (6,688)   $   16,847    $   21,420
===================================================================================================
    $   12,361     $   11,018    $   10,907    $   12,585    $   11,285    $    9,887    $    7,608
        34,772         23,535        17,089         8,353        11,539        20,607        17,470



    $     0.92     $     0.70    $     0.27    $     0.57    $    (0.25)   $     0.63    $     0.81
          0.90           0.69          0.27          0.56         (0.25)         0.63          0.81
          0.15           0.15          0.15          0.13          0.13          0.13          0.11
          5.87           5.10          4.52          4.43          4.06          4.42          3.94


    $   80,993     $   88,278    $   87,793    $   68,551    $   69,143    $   66,302    $   72,811
       113,532         89,201        75,501        78,150        84,144        81,675        71,872
       308,710        283,443       261,275       286,076       291,041       291,163       268,216
        36,687         43,242        44,076        69,735        81,698        63,003        66,774
       159,256        137,582       121,841       118,428       108,142       117,200       104,069
       215,318        197,591       180,961       200,501       205,618       191,255       180,464


         18.0%          15.5%          6.1%         14.1%         (5.7%)        16.2%         25.5%
         13.0%          10.7%          5.6%          7.4%         (1.9%)         9.5%         12.4%
         17.0%          21.9%         24.4%         34.8%         39.7%         32.9%         37.0%


        27,120         26,990        26,972        26,750        26,620        26,494        26,412
         3,900          3,800         3,800         3,500         3,500         2,800         1,600
         4,166          3,946         4,152         4,532         4,478         4,524         4,255

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   three-year period ended December 25, 1999

                                                                 --------------------------------------------
[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]                       1999             1998             1997
-------------------------------------------------------------------------------------------------------------
Net sales                                                        $  614,191       $  606,307       $  622,506
Cost of sales                                                       441,445          453,459          453,326
                                                                 --------------------------------------------
      Gross profit                                                  172,746          152,848          169,180
Selling, general and administrative expenses                        122,570          105,096          107,190
                                                                 --------------------------------------------
      Operating income                                               50,176           47,752           61,990
                                                                 --------------------------------------------
Other income (deductions):
   Interest expense                                                  (8,052)          (5,858)          (3,731)
   Interest income                                                      913            1,012              900
   Miscellaneous                                                       (870)             630             (215)
                                                                 --------------------------------------------
                                                                     (8,009)          (4,216)          (3,046)
                                                                 --------------------------------------------
      Earnings before income taxes                                   42,167           43,536           58,944
                                                                 --------------------------------------------
Income tax expense (benefit):
   Current                                                           16,700           12,500           14,400
   Deferred                                                            (900)           3,400            7,000
                                                                 --------------------------------------------
                                                                     15,800           15,900           21,400
                                                                 --------------------------------------------
      Net earnings                                               $   26,367       $   27,636       $   37,544
                                                                 --------------------------------------------
Earnings per share:
   Basic                                                         $     1.09       $     1.04       $     1.36
                                                                 ============================================
   Diluted                                                       $     1.08       $     1.02       $     1.33
                                                                 ============================================
Cash dividends per share                                         $     0.26       $  0.25125       $  0.21875
                                                                 ============================================


         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CONSOLIDATED BALANCE SHEETS
                     December 25, 1999 and December 26, 1998


[DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS]                                  1999            1998
--------------------------------------------------------------------------------------------------

ASSETS
Current assets:
   Cash and cash equivalents                                             $  14,936       $   7,580
   Receivables, less allowance for doubtful
      receivables of $3,203 in 1999 and $3,421 in 1998                     106,844         115,843
   Inventories                                                              85,383          77,694
   Prepaid expenses                                                          4,784           5,297
   Refundable and deferred income taxes                                      8,086          13,532
                                                                         -------------------------
      Total current assets                                                 220,033         219,946
                                                                         -------------------------
Property, plant and equipment, at cost                                     326,451         292,944
   Less accumulated depreciation and amortization                          152,531         135,497
                                                                         -------------------------
      Net property, plant and equipment                                    173,920         157,447
                                                                         -------------------------
Goodwill and other assets                                                   25,382          29,564
                                                                         -------------------------
      Total assets                                                       $ 419,335       $ 406,957
                                                                         =========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt                                $   4,372       $   5,737
   Notes payable to banks                                                   18,834          25,494
   Accounts payable                                                         46,753          45,996
   Accrued expenses                                                         49,962          41,646
   Dividends payable                                                         1,524           1,607
                                                                         -------------------------
      Total current liabilities                                            121,445         120,480
                                                                         -------------------------
Deferred income taxes                                                       11,109          11,984
Long-term debt, excluding current installments                             104,250          90,481
Minority interest in consolidated subsidiaries                               7,302           3,862
Other noncurrent liabilities                                                 4,741           4,237

Shareholders' equity:
   Preferred stock of $1 par value.
      Authorized 500,000 shares; none issued                                    --              --
   Common stock of $1 par value.
      Authorized 75,000,000 shares; issued 27,900,000 shares                27,900          27,900
   Additional paid-in capital                                                1,043           1,280
   Retained earnings                                                       220,506         200,393
   Accumulated other comprehensive income                                   (5,113)         (1,423)
                                                                         -------------------------
                                                                           244,336         228,150

Less:
   Cost of common shares in treasury-
      4,545,503 shares in 1999 (3,178,627 shares in 1998)                   73,808          52,235
   Unearned restricted stock                                                    40               2
                                                                         -------------------------
      Total shareholders' equity                                           170,488         175,913
                                                                         -------------------------
      Total liabilities and shareholders' equity                         $ 419,335       $ 406,957
                                                                         =========================


         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                     three-year period ended December 25, 1999

                                                                            ------------------------------------------
[DOLLARS IN THOUSANDS]                                                           1999            1998             1997
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS:
   Net earnings                                                             $  26,367       $  27,636       $   37,544
   Adjustments to reconcile net earnings to net cash
      provided by operations:
      Depreciation and amortization                                            21,949          19,843           16,437
      Other adjustments                                                        (1,634)           (302)           1,385
      Changes in assets and liabilities:
         Receivables                                                            5,567           1,379          (32,040)
         Inventories                                                           (8,473)          4,057           (7,671)
         Prepaid expenses                                                         (48)         (1,704)          (1,081)
         Accounts payable                                                       4,340          (4,645)           7,154
         Accrued expenses                                                       9,007          (7,986)          (4,297)
         Other noncurrent liabilities                                           1,225             253              769
         Income taxes                                                           5,635           3,517            5,147
                                                                            ------------------------------------------
            Net cash provided by operations                                    63,935          42,048           23,347
                                                                            ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                  (37,783)        (29,667)         (39,115)
   Acquisitions                                                                (2,854)        (29,447)              --
   Proceeds from sale of property and equipment                                   114           4,768              289
   Proceeds from sale of assets held for sale                                      --              --           26,903
   Proceeds from sale of investment                                             8,294              --               --
   Proceeds from investments by minority shareholders                           1,374              --            1,959
   Changes in other assets                                                     (1,667)         (1,875)             924
   Other, net                                                                     382            (581)          (1,007)
                                                                            ------------------------------------------
            Net cash used by investing activities                             (32,140)        (56,802)         (10,047)
                                                                            ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) under short-term agreements                     (9,312)          6,612           (4,550)
   Proceeds from long-term borrowings                                          75,060          73,443            7,172
   Principal payments on long-term obligations                                (60,863)         (9,742)          (7,856)
   Dividends paid                                                              (6,337)         (6,551)          (5,838)
   Proceeds from exercises under stock plans                                      637           3,347            3,067
   Purchase of common treasury shares:
      Stock repurchase program                                                (22,210)        (53,255)              --
      Stock plan exercises                                                       (588)         (3,025)          (3,273)
                                                                            ------------------------------------------
            Net cash provided (used) by financing activities                  (23,613)         10,829          (11,278)
                                                                            ------------------------------------------
   Effect of exchange rate changes on cash and cash equivalents                  (826)             --               --
                                                                            ------------------------------------------
   Net increase (decrease) in cash and cash equivalents                         7,356          (3,925)           2,022
   Cash and cash equivalents - beginning of year                                7,580          11,505            9,483
                                                                            ------------------------------------------
   Cash and cash equivalents - end of year                                  $  14,936       $   7,580       $   11,505
----------------------------------------------------------------------------------------------------------------------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     three-year period ended December 25, 1999

[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Accumulated
                                                          Additional                other                   Unearned       Total
                                                 Common    paid-in     Retained  comprehensive  Treasury   restricted shareholders'
                                                 stock     capital     earnings     income        stock       stock       equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 28, 1996                  $  13,950    $  6,458    $ 153,146   $   1,737   $     (18)   $    (42)   $ 175,231
                                                                                                                        ---------
Comprehensive income:
   Net earnings                                      --          --       37,544          --          --          --       37,544
   Currency translation adjustment                   --          --           --      (2,703)         --          --       (2,703)
                                                                                                                        ---------
      Total comprehensive income                     --          --           --          --          --          --       34,841
Cash dividends ($0.21875 per share)                  --          --       (6,027)         --          --          --       (6,027)
Purchase of 154,039 common shares -
   stock plan exercises                              --          --           --          --      (3,273)         --       (3,273)
Sale of 43,914 common shares                         --         905           --          --          --          --          905
Stock options exercised;
   393,164 shares issued                             --        (216)          --          --       3,283          --        3,067
Tax benefit from exercise of stock options           --       1,796           --          --          --          --        1,796
Stock awards; 27,146 shares issued                   --         542           --          --          --          20          562
Two-for-one stock split                          13,950      (8,647)      (5,303)         --          --          --           --
                                              -----------------------------------------------------------------------------------

BALANCE AT DECEMBER 27, 1997                     27,900         838      179,360        (966)         (8)        (22)     207,102
Comprehensive income:
   Net earnings                                      --          --       27,636          --          --          --       27,636
   Currency translation adjustment                   --          --           --        (457)         --          --         (457)
                                                                                                                        ---------
      Total comprehensive income                     --          --           --          --          --          --       27,179
Cash dividends ($0.25125 per share)                  --          --       (6,603)         --          --          --       (6,603)
Purchase of treasury shares:
   Stock repurchase program, 3,122,160 shares        --          --           --          --     (53,255)         --      (53,255)
   Stock plan exercises, 163,590 shares              --          --           --          --      (3,025)         --       (3,025)
Stock options exercised;
   339,241 shares issued                             --      (1,331)          --          --       4,052          --        2,721
Tax benefit from exercise of stock options           --       1,169           --          --          --          --        1,169
Stock awards; 26,913 shares issued                   --         604           --          --           1          20          625
                                              -----------------------------------------------------------------------------------

BALANCE AT DECEMBER 26, 1998                     27,900       1,280      200,393      (1,423)    (52,235)         (2)     175,913
Comprehensive income:
   Net earnings                                      --          --       26,367          --          --          --       26,367
   Currency translation adjustment                   --          --           --      (3,690)         --          --       (3,690)
                                                                                                                        ---------
      Total comprehensive income                     --          --           --          --          --          --       22,677
Cash dividends ($0.26 per share)                     --          --       (6,254)         --          --          --       (6,254)
Purchase of treasury shares:
   Stock repurchase program, 1,406,200 shares        --          --           --          --     (22,210)         --      (22,210)
   Stock plan exercises, 35,982 shares               --          --           --          --        (588)         --         (588)
Stock options exercised;
   56,181 shares issued                              --        (404)          --          --         951          --          547
Tax benefit from exercise of stock options           --         111           --          --          --          --          111
Stock awards; 19,125 shares issued                   --          56           --          --         274         (38)         292
                                              -----------------------------------------------------------------------------------
BALANCE AT DECEMBER 25, 1999                  $  27,900    $  1,043    $ 220,506   $  (5,113)  $ (73,808)   $    (40)  $170,48843



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      43
+

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
                   three-year period ended December 25, 1999


[DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Valmont Industries, Inc. and its wholly and majority-owned subsidiaries (the Company). Investments in 20% to 50% owned affiliates are accounted for by the equity method and investments in less than 20% owned affiliates are accounted for by the cost method. All significant intercompany items have been eliminated.

OPERATIONS

During the first quarter of 1999, the Company reorganized its businesses on a worldwide product line basis. Accordingly, the 1997 and 1998 segment information has been reclassified to conform to the 1999 presentation. The Company has two reportable segments:

       IRRIGATION: This segment consists of the manufacture and distribution of agricultural irrigation equipment, tubular products and related parts and services; and

       INFRASTRUCTURE: This segment includes the manufacture and distribution of engineered metal structures and coating services for the lighting, utility and wireless communications industries.

FISCAL YEAR

The Company operates on 52/53 week fiscal years with each year ending on the last Saturday in December. Accordingly, the Company's fiscal years 1999, 1998 and 1997 ended on December 25, December 26 and December 27, respectively, and each of these fiscal years consisted of 52 weeks. The fiscal year ending December 30, 2000 will consist of 53 weeks.

INVENTORIES

At December 25, 1999, approximately 67% of inventory is valued at the lower of cost, determined on the last-in, first-out (LIFO) method, or market. All other inventory is valued at the lower of cost, determined on the first-in, first-out (FIFO) method or market.

The excess of replacement cost of inventories over the LIFO value is approximately $9,100 and $10,000 at December 25, 1999, and December 26, 1998, respectively.

LONG-LIVED ASSETS

The Company follows Statement of Financial Accounting Standards No. 121, (SFAS No. 121), Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, which prescribes that an impairment loss be recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value.

Included in Selling, General and Administrative Expenses in 1999 is a charge of $1,915 to write-down assets of a French communication tower facility to value and to provide for other related costs including employee severance. Management determined that this charge was appropriate after reviewing the decline in the European communication tower market and the operating performance of this facility.

Property, plant and equipment are recorded at historical cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provisions for depreciation and amortization have been computed principally in accordance with the following ranges of asset lives: buildings 15 to 40 years, machinery and equipment 3 to 12 years, and intangible assets 3 to 40 years.

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

FOREIGN CURRENCY TRANSLATIONS

Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. Cumulative translation adjustments are included as a separate component of accumulated other comprehensive income. These translation adjustments are the Company's only component of other comprehensive income.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabili-ties and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards for derivative financial instruments. The Statement requires recognition of derivatives in the statement of financial position, to be measured at fair value. Gains or losses resulting from changes in the value of derivatives are accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. This Statement becomes effective for the Company's financial statements beginning in 2001. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

(2) CASH FLOW SUPPLEMENTARY INFORMATION

The Company considers all highly liquid temporary cash investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents. Cash payments for interest and income taxes (net of refunds) were as follows:


                        1999        1998        1997
                      ------------------------------
Interest              $7,596     $ 5,747     $ 4,035
Income taxes           9,718      11,223      16,373


(3) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consists of the following:


                                            1999          1998
                                        ----------------------
Land and improvements                   $ 13,410      $ 12,696
Buildings and improvements                72,215        69,690
Machinery and equipment                  168,750       152,229
Transportation equipment                   5,090         5,131
Office furniture and equipment            33,597        25,786
Construction in progress                  33,389        27,412
                                        ----------------------
                                        $326,451      $292,944
                                        ======================


The Company leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to twelve years. Rental expense for operating leases amounted to $8,855, $5,807 and $4,920 for fiscal 1999, 1998 and 1997, respectively.

Minimum lease payments under operating leases expiring subsequent to December 25, 1999 are:


Fiscal year ending
   2000                                      $ 6,462
   2001                                        5,691
   2002                                        4,398
   2003                                        4,024
   2004                                        1,485
   Subsequent                                  9,747
                                             -------
   Total minimum lease payments              $31,807
                                             =======


(4) BANK CREDIT ARRANGEMENTS

The Company maintains various lines of credit for short-term borrowings totaling $50,000. The interest rates charged on these lines of credit vary in relation to the banks' costs of funds. The unused borrowings under the lines of credit were $37,000 at December 25, 1999. The lines of credit can be modified at any time at the option of the banks. The Company pays facility fees of 1/8 of 1% in connection with $10,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. The weighted average interest rate on short-term borrowings was 5.5% at December 25, 1999 and 5.3% at December 26, 1998.

(5)   INCOME TAXES

Income tax expense (benefit) consists of:


                        1999          1998          1997
                     -----------------------------------
Current:
   Federal           $11,847       $ 9,501       $11,423
   State               1,069           912           940
   Foreign             3,784         2,087         2,037
                     -----------------------------------
                      16,700        12,500        14,400
                     -----------------------------------
Deferred:
   Federal              (168)        2,224         5,963
   State                 (29)          176           529
   Foreign              (703)        1,000           508
                     -----------------------------------
                        (900)        3,400         7,000
                     -----------------------------------
                     $15,800       $15,900       $21,400
                     ===================================


The reconciliations of the statutory Federal income tax rate and the effective tax rates follow:


                              1999        1998         1997
                             ------------------------------
Statutory Federal
   income tax rate           35.0%       35.0%       35.0%
State income taxes, net
   of Federal benefit         2.2%        1.8%        1.9%
Other                         0.3%       (0.3)%      (0.6)%
                             ------------------------------
                             37.5%       36.5%       36.3%
                             ==============================


The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 25, 1999 and December 26, 1998, are:


                                              1999        1998
                                           -------------------
Deferred tax assets:
   Accrued expenses and
   allowances                              $13,825     $10,977
   Inventory capitalization                  1,226       1,199
                                           -------------------
      Total deferred tax assets             15,051      12,176
                                           -------------------
Deferred tax liabilities:
   Plant and equipment                       9,999      11,062
   Lease transactions                        2,646       1,507
   Other                                     5,428       4,564
                                           -------------------
      Total deferred tax liabilities        18,073      17,133
                                           -------------------
      Net deferred tax liabilities         $(3,022)    $(4,957)
                                           ===================


No valuation allowance for deferred tax assets has been provided since all tax benefits are more likely than not to be realized. The currency translation adjustments in accumulated other comprehensive income are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

(6) LONG-TERM DEBT


                                             1999         1998
                                         ---------------------
   9.40% to 12.77% promissory
      notes, unsecured (a)               $  5,750      $10,250
   7.49% to 7.63% promissory
      notes, unsecured (b)                 50,000           --
   Revolving credit agreement (c)          47,448       78,833
   3.0% to 9.25% notes                      5,424        7,135
                                         ---------------------
      Total long-term debt                108,622       96,218
   Less current installments
      of long-term debt                     4,372        5,737
                                         ---------------------
   Long-term debt, excluding
      current installments               $104,250      $90,481
                                         =====================


(a) The unsecured promissory notes payable are due in varying annual principal installments through 2001. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreement.

(b) The unsecured promissory notes are advances under a facility of $100,000. These notes payable are due in varying annual principal installments through 2006. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreement.

(c) The revolving credit agreement is an unsecured facility with a group of banks for a maximum of $100,000. The facility has a termination date of June 30, 2002. The funds borrowed may be repaid at any time without penalty, or additional funds may be borrowed up to the facility limit. The Company may choose from the following three interest rate alternatives: the higher of prime rate or Federal Funds Rate plus 0.5%, the applicable Eurodollar rate plus a leverage ratio-based spread (which at December 25, 1999 was 0.275%) or up to $50,000 at a rate determined through a competitive bid process. The effective interest rate at December 25, 1999 was 5.98% and at December 26, 1998 was 5.36%.

The lending agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. Under the most restrictive covenants of the agreements, the Company may purchase the remainder of the 5.4 million shares of Company stock authorized by the Board of Directors in 1998 and in addition make payments of cash dividends and purchases of the Company's capital stock of $12,000 in any fiscal year.

The minimum aggregate maturities of long-term debt for each of the four years following 2000 are: $2,907, $58,121, $10,487 and $10,317.

(7) STOCK PLANS

The Company maintains stock-based compensation plans approved by the shareholders, which provide that the Compensation Committee of the Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and bonuses of common stock. At December 25, 1999, 1,315,000 shares of common stock remained available for issuance under the plans. Shares and options issued and available are subject to changes in capitalization.

Under the plans, the exercise price of each option equals the market price at the time of the grant. Options vest beginning on the first anniversary of the grant in equal amounts over three to six years or on the fifth anniversary of the grant. Expiration of grants is from six to ten years from the date of grant.

The Company applies APB Opinion 25 in accounting for its fixed stock compensation plans. Accordingly, no compensation cost has been recognized for the fixed plans in 1999, 1998 or 1997. Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, net earnings and earnings per share would have been reduced as follows:


                                   1999          1998          1997
                                -----------------------------------
Net earnings
   As reported                  $26,367       $27,636       $37,544
                                -----------------------------------
   Pro forma                    $24,441       $25,969       $36,584
                                -----------------------------------
Earnings per share
   As reported: Basic           $  1.09       $  1.04       $  1.36
                                -----------------------------------
                Diluted         $  1.08       $  1.02       $  1.33
                                -----------------------------------
   Pro forma:   Basic           $  1.01       $  0.98       $  1.33
                                -----------------------------------
                Diluted         $  1.00       $  0.96       $  1.30
                                -----------------------------------


The fair value of each option grant commencing with grants made in 1996 was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997:


                                             1999         1998        1997
                                         ---------------------------------
Expected volatility                           41%          35%         29%
Risk-free interest rate                     6.43%        4.71%       5.75%
Expected life from vesting date          2.6 yrs.     2.6 yrs.    2.7 yrs.
Dividend yield                              1.36%        1.15%       1.03%


Following is a summary of the activity of the stock plans during 1997, 1998 and 1999:


                                                            Weighted
                                                            Average
                                               Number       Exercise
                                             of Shares       Price
                                             -----------------------
Outstanding at December 28, 1996             1,866,974       $ 11.11
Granted                                        443,414         21.48
Exercised                                     (308,876)        (7.43)
Forfeited                                      (76,850)       (14.34)
                                             -----------------------
Outstanding at December 27, 1997             1,924,662       $ 13.96
                                             -----------------------
Options exercisable at December 27, 1997       919,801       $ 10.22
                                             -----------------------
Weighted average fair value of
   options granted during 1997                               $  6.56
                                                             -------



                                                            Weighted
                                                            Average
                                               Number       Exercise
                                             of Shares       Price
                                             -----------------------
Outstanding at December 27, 1997             1,924,662       $ 13.96
Granted                                        712,687         17.09
Exercised                                     (339,241)        (8.57)
Forfeited                                     (118,012)       (19.27)
                                             -----------------------
Outstanding at December 26, 1998             2,180,096       $ 15.52
                                             -----------------------
Options exercisable at December 26, 1998     1,034,491       $ 13.35
                                             -----------------------
Weighted average fair value of
   options granted during 1998                               $  5.58
                                                             -------



                                                             Weighted
                                                             Average
                                               Number        Exercise
                                             of Shares        Price
                                             ------------------------
Outstanding at December 26, 1998             2,180,096        $ 15.52
Granted                                        870,047          16.37
Exercised                                      (96,181)         (9.89)
Forfeited                                      (22,046)        (19.09)
                                             ------------------------
Outstanding at December 25, 1999             2,931,916        $ 15.93
                                             ------------------------
Options exercisable at December 25, 1999     1,348,234        $ 14.91
                                             ------------------------
Weighted average fair value of
   options granted during 1999                                $  6.48
                                                              =======


Following is a summary of the status of stock options outstanding at December 25, 1999:

OUTSTANDING AND EXERCISABLE BY PRICE RANGE


                     Options Outstanding                                      Options Exercisable
----------------------------------------------------------------------------------------------------
                                           Weighted
                                            Average         Weighted                        Weighted
                                           Remaining         Average                         Average
   Exercise                               Contractual       Exercise                        Exercise
 Price Range            Number               Life            Price           Number           Price
----------------------------------------------------------------------------------------------------
$ 6.00-12.94            768,503           5.26 years          $10.29         631,837          $ 9.96
 13.22-16.88          1,340,708           9.07 years           16.37         230,329           15.90
 17.41-21.78            741,866           7.39 years           20.25         415,229           20.59
 22.13-23.00             80,839           6.51 years           22.52          70,839           22.51
----------------------------------------------------------------------------------------------------
                      2,931,916                                            1,348,234
====================================================================================================


(8) EARNINGS PER SHARE

The following table provides a reconciliation between Basic and Diluted earnings per share (EPS).


                                          Dilutive
                                           Effect
                                          of Stock     Diluted
                            Basic EPS      Options       EPS
                            ----------------------------------
1997:
   Net earnings              $37,544         --        $37,544
   Shares outstanding         27,521        686         28,207
   Per share amount          $  1.36         --        $  1.33
1998:
   Net earnings              $27,636         --        $27,636
   Shares outstanding         26,605        498         27,103
   Per share amount          $  1.04         --        $  1.02
1999:
   Net earnings              $26,367         --        $26,367
   Shares outstanding         24,158        255         24,413
   Per share amount          $  1.09         --        $  1.08


(9) TREASURY STOCK

During 1998, the Board of Directors authorized management to repurchase up to
5.4 million shares of the Company's common stock. Repurchased shares are recorded as "Treasury Stock" and result in a reduction of "Shareholders' Equity." When treasury shares are reissued, the Company uses the last-in, first-out method, and the difference between the repurchase cost and reissuance price is charged or credited to "Additional Paid-In Capital."
As of December 25, 1999, a total of 4.5 million shares had been purchased for $75,465 including 1.4 million shares purchased during 1999 at a cost of $22,210.

(10) EMPLOYEE RETIREMENT SAVINGS PLANS

Established under Internal Revenue Code Section 401(k), the Valmont Employee Retirement Savings Plan is available to all eligible employees. Participants can elect to contribute up to 15% of annual pay, on a pretax and/or after-tax basis. The Company may also make basic, matching and/or supplemental contributions to the Plan. In addition, the Company has a defined contribution plan covering the employees of Microflect; contributions under this plan are based primarily on the performance of the business unit and employee compensation. The 1999, 1998 and 1997 Company contributions to these plans amounted to approximately $5,100, $3,900 and $5,400, respectively.

(11) RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations in the year incurred. Research and development expenses were approximately $2,500 in 1999, $3,300 in 1998, and $3,700 in 1997.

(12) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks and accrued expenses approximate fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity.
The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 25, 1999, the carrying amount of the Company's long-term debt was $108,622 with an estimated fair value of approximately $107,600. At
December 26, 1998, the carrying amount of the Company's long-term debt was $96,218 with an estimated fair value of approximately the same. At December 25, 1999, the Company had no derivative financial instruments.

(13) STOCKHOLDERS' RIGHT PLAN

Each share of common stock carries with it one half preferred stock purchase right ("Right"). The Right becomes exercisable ten days after a person (other than Robert B. Daugherty and his related persons and entities) acquires or commences a tender offer for 15% or more of the Company's common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a new series of preferred stock at an exercise price of $100, subject to adjustment. The Right expires on December 19, 2005 and may be redeemed at the option of the Company at $.01 per Right, subject to adjustment. Under certain circumstances, if (i) any person becomes an Acquiring Person or (ii) the Company is acquired in a merger or other business combination, each holder of a Right (other than the Acquiring Person) will have the right to receive, upon exercise of the Right, shares of common stock (of the Company under (i) and of the acquiring company under (ii)) having a value of twice the exercise price of the Right.

(14) ACQUISITIONS AND DIVESTITURE

During 1999, the Company's Irrigation segment invested $2.9 million cash in two irrigation retail outlets. The excess of purchase price over fair value of the net assets acquired has been recorded as goodwill and is being amortized over the estimated useful life. During March of 1999, the Company sold an investment in an irrigation-related business for proceeds of $8.3 million and realized a gain of $2.8 million.

During 1998, the Company's Coating division acquired the operating assets of four separate galvanizing facilities in Oklahoma, California, Oregon and Utah. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill and is being amortized over estimated useful lives. In November 1998, the Company acquired the outstanding shares of Cascade Earth Sciences, Ltd., a firm providing consulting services for environmental and wastewater management projects with headquarters in Oregon.

All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

(15) BUSINESS SEGMENTS

During the first quarter of 1999, the Company reorganized its businesses on a worldwide product line basis. Accordingly the 1997 and 1998 segment information has been reclassified to conform to the 1999 presentation. The Company has two reportable segments:

    IRRIGATION: This segment consists of the manufacture and distribution of agricultural irrigation equipment, tubular products and related parts and services; and

    INFRASTRUCTURE: This segment includes the manufacture and distribution of engineered metal structures and coating services for the lighting, utility and wireless communications industries.

In addition to these two reportable segments, the Company has other businesses that individually are not more than 10% of consolidated sales.

The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its business segments based upon operating income and invested capital. The Company does not allocate interest expense, non-operating income and deductions or income taxes to its business segments. All Corporate expenses and assets are allocated to the business segments. Intersegment sales prices are both cost and market based.

BUSINESS SEGMENT INFORMATION
[DOLLARS IN THOUSANDS]


SUMMARY OF BUSINESS SEGMENT                                                          1999            1998            1997
-------------------------------------------------------------------------------------------------------------------------
SALES:                               Irrigation                                  $252,606        $252,745        $271,512
                                     Infrastructure                               347,226         327,393         320,052
                                     Other                                         28,003          36,826          42,302
                                                                                 ----------------------------------------
                                        Total                                     627,835         616,964         633,866
-------------------------------------------------------------------------------------------------------------------------
INTERSEGMENT SALES:                  Irrigation                                     3,432              --              --
                                     Infrastructure                                 7,588           9,243           9,905
                                     Other                                          2,624           1,414           1,455
                                                                                 ----------------------------------------
                                        Total                                      13,644          10,657          11,360
-------------------------------------------------------------------------------------------------------------------------
NET SALES:                           Irrigation                                   249,174         252,745         271,512
                                     Infrastructure                               339,638         318,150         310,147
                                     Other                                         25,379          35,412          40,847
                                                                                 ----------------------------------------
                                        Total                                    $614,191        $606,307        $622,506
-------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME:                    Irrigation                                  $ 25,906        $ 31,579        $ 34,239
                                     Gain on sale of investment                     2,823              --              --
                                                                                 ----------------------------------------
                                        Total Irrigation                            28,729          31,579          34,239
                                                                                 ----------------------------------------
                                     Infrastructure                                22,423          14,256          25,495
                                     Impairment charge                             (1,915)             --              --
                                                                                 ----------------------------------------
                                        Total Infrastructure                       20,508          14,256          25,495
                                                                                 ----------------------------------------
                                     Other                                            939           1,917           2,256
                                                                                 ----------------------------------------
                                        Total                                      50,176          47,752          61,990
-------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE, NET                                                              (7,139)         (4,846)         (2,831)
MISCELLANEOUS                                                                        (870)            630            (215)
                                                                                 ----------------------------------------
                                        Earnings before income taxes             $ 42,167        $ 43,536        $ 58,944
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS:                        Irrigation                                  $150,300        $132,654        $122,456
                                     Infrastructure                               254,606         255,122         227,689
                                     Other                                         14,429          19,181          17,907
                                                                                 ----------------------------------------
                                        Total                                    $419,335        $406,957        $368,052
-------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:                Irrigation                                  $ 23,897        $ 16,652        $ 12,181
                                     Infrastructure                                13,192          10,344          24,743
                                     Other                                            694           2,671           2,191
                                                                                 ----------------------------------------
                                        Total                                    $ 37,783        $ 29,667        $ 39,115
-------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION:       Irrigation                                  $  6,876        $  5,295        $  4,355
                                     Infrastructure                                14,375          13,791          11,363
                                     Other                                            698             757             719
                                                                                 ----------------------------------------
                                        Total                                    $ 21,949        $ 19,843        $ 16,437
-------------------------------------------------------------------------------------------------------------------------


SUMMARY BY GEOGRAPHICAL  AREA BY LOCATION OF VALMONT FACILITIES:                     1999            1998            1997
-------------------------------------------------------------------------------------------------------------------------
NET SALES:                           United States                               $482,378        $483,130        $517,006
                                     France                                        54,309          59,887          52,226
                                     Other                                         77,504          63,290          53,274
                                                                                 ----------------------------------------
                                        Total                                    $614,191        $606,307        $622,506
-------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME:                    United States                               $ 41,630        $ 42,398        $ 56,594
                                     France                                         1,066             505           1,976
                                     Other                                          7,480           4,849           3,420
                                                                                 ----------------------------------------
                                        Total                                    $ 50,176        $ 47,752        $ 61,990
-------------------------------------------------------------------------------------------------------------------------
LONG-LIVED ASSETS:                   United States                               $167,081        $152,275        $114,663
                                     France                                        14,724          17,729          18,597
                                     Other                                         17,497          17,007          16,862
                                                                                 ----------------------------------------
                                        Total                                    $199,302        $187,011        $150,122
-------------------------------------------------------------------------------------------------------------------------

NO SINGLE CUSTOMER ACCOUNTED FOR MORE THAN 10% OF NET SALES IN 1999, 1998 OR 1997. NET SALES BY GEOGRAPHICAL AREA ARE BASED ON THE LOCATION OF THE FACILITY PRODUCING THE SALES.

OPERATING INCOME BY BUSINESS SEGMENT AND GEOGRAPHICAL AREAS ARE BASED ON NET SALES LESS IDENTIFIABLE OPERATING EXPENSES AND ALLOCATIONS.

LONG-LIVED ASSETS CONSIST OF PROPERTY, PLANT AND EQUIPMENT, NET OF DEPRECIATION, GOODWILL AND OTHER ASSETS, LONG-LIVED ASSETS BY GEOGRAPHICAL AREA ARE BASED ON LOCATION OF FACILITIES.

QUARTERLY FINANCIAL DATA (UNAUDITED)
[DOLLARS IN THOUSANDS]

-------------------------------------------------------------------------------------------------------------------
                                                                Net Earnings
                                                       -----------------------------
                                  Net       Gross                       Per Share         Stock Price     Dividends
                                 Sales      Profit      Amount       Basic   Diluted    High      Low     Declared
                              -------------------------------------------------------------------------------------
1999
   First                      $ 154,403   $  40,398    $  5,761     $ 0.23    $ 0.23   $ 14.75   $ 11.25  $ 0.06500
   Second                       162,759      43,594       6,902       0.28      0.28     18.25     13.31    0.06500
   Third                        138,848      40,003       5,692       0.24      0.23     17.25     14.75    0.06500
   Fourth                       158,181      48,751       8,012       0.34      0.33     17.88     13.13    0.06500
                              -------------------------------------------------------------------------------------
   Year                       $ 614,191   $ 172,746    $ 26,367     $ 1.09    $ 1.08   $ 18.25   $ 11.25  $ 0.26000

1998
   First                      $ 160,587   $  43,069    $  9,645     $ 0.35    $ 0.34   $ 24.63   $ 17.63  $ 0.05625
   Second                       154,340      38,239       7,450       0.27      0.26     25.00     15.75    0.06500
   Third                        140,105      34,906       4,678       0.18      0.18     20.50     13.25    0.06500
   Fourth                       151,275      36,634       5,863       0.23      0.23     16.19     12.25    0.06500
                              -------------------------------------------------------------------------------------
   Year                       $ 606,307   $ 152,848    $ 27,636     $ 1.04    $ 1.02   $ 25.00   $ 12.25  $ 0.25125

1997
   First                      $ 165,418   $  44,616    $  8,954     $ 0.33    $ 0.32   $ 22.63   $ 18.63  $ 0.05000
   Second                       159,100      44,144       9,893       0.36      0.35     22.38     18.50    0.05625
   Third                        136,015      37,746       7,857       0.28      0.28     21.88     19.00    0.05625
   Fourth                       161,973      42,674      10,840       0.39      0.38     23.88     19.00    0.05625
                              -------------------------------------------------------------------------------------
   Year                       $ 622,506   $ 169,180    $ 37,544     $ 1.36    $ 1.33   $ 23.88   $ 18.50  $ 0.21875


EARNINGS PER SHARE ARE COMPUTED INDEPENDENTLY FOR EACH OF THE QUARTERS. THEREFORE, THE SUM OF THE QUARTERLY EARNINGS PER SHARE MAY NOT EQUAL THE TOTAL FOR THE YEAR.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF VALMONT INDUSTRIES, INC. VALLEY, NEBRASKA

We have audited the accompanying consolidated balance sheets of Valmont Industries, Inc. and subsidiaries as of December 25, 1999 and December 26, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 25, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Valmont Industries, Inc. and subsidiaries as of December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 4, 2000

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

The Audit Committee, composed of non-employee directors, is responsible for recommending to the Board of Directors, subject to ratification of shareholders, the independent accounting firm to be retained each year. The Audit Committee meets regularly, and when appropriate separately, with the independent certified public accountants, management and the internal auditors to review company performance. The independent certified public accountants, internal auditors, and the Audit Committee have unrestricted access to each other in the discharge of their responsibilities.

/s/ Mogens C. Bay                        /s/ Terry J. McClain

MOGENS C. BAY                            TERRY J. MCCLAIN
Chairman and Chief Executive Officer     Senior Vice President and Chief
                                         Financial Officer

OFFICERS AND MANAGEMENT


Corporate                             Divisions
----------------------------------------------------------------------------------------------------------------------------------
CORPORATE AND STAFF OFFICERS          POLES DIVISION                 IRRIGATION DIVISION           CORPORATE HEADQUARTERS

MOGENS C. BAY*                        MARK R. RICHARDS               THOMAS D. SPEARS              Valmont Industries, Inc.
CHAIRMAN AND                          PRESIDENT                      PRESIDENT                     One Valmont Plaza
CHIEF EXECUTIVE OFFICER                                                                            Omaha, Nebraska 68154-5215 USA
                                        KEITH A. HUFFMAN               DUANE BIER                  402.963.1000
VINCENT T. CORSO  *                     VICE PRESIDENT                 VICE PRESIDENT
SENIOR VICE PRESIDENT AND               GLOBAL OPERATIONS              OPERATIONS
CHIEF FINANCIAL OFFICER                                                                            INDEPENDENT PUBLIC ACCOUNTANTS
                                        RICHARD M. SAMPSON             HECTOR A. HAGET             Deloitte & Touche LLP
TERRY J. MCCLAIN*                       VICE PRESIDENT                 VICE PRESIDENT              Omaha, Nebraska USA
SENIOR VICE PRESIDENT AND               SALES                          MARKETING AND ENGINEERING
CHIEF FINANCIAL OFFICER
                                        THOMAS F. SANDERSON            TERRY RAHE                  LEGAL COUNSEL
E. ROBERT MEANEY*                       VICE PRESIDENT                 PRESIDENT                   McGrath, North, Mullin &
SENIOR VICE PRESIDENT                   GLOBAL MARKETING AND           CASCADE EARTH SCIENCES      Kratz, P.C.
INTERNATIONAL                           PRODUCTION DEVELOPMENT                                     Omaha, Nebraska USA
                                                                       DENNIS E. SCHWIEGER
  ANN F. ASHFORD                        THOMAS J. SUTKO                VICE PRESIDENT
  VICE PRESIDENT                        VICE PRESIDENT                 GLOBAL SALES                STOCK TRANSFER AGENT AND
  HUMAN RESOURCES                       MARKETING ADMINISTRATION                                   REGISTRAR
                                                                                                   First National Bank of Omaha
  JILL A. DAILY                         KLAVS GULDAGER               COATINGS DIVISION             Trust Department
  VICE PRESIDENT                        GENERAL MANAGER                                            One First National Center
  PROCUREMENT                           CHINA                        JEFFREY BRIGGS                Omaha, Nebraska 68102-1596 USA
                                                                     PRESIDENT                     402.341.0500
  THOMAS P. EGAN, JR.                   PAUL VAN ISEGHEM
  VICE PRESIDENT                        VICE PRESIDENT                 RICHARD S. CORNISH
  CORPORATE COUNSEL                     EUROPEAN OPERATIONS            VICE PRESIDENT              Notices regarding changes of
  AND SECRETARY                                                        OPERATIONS                  address and inquiries
                                                                                                   regarding lost or stolen
  MARK C. JAKSICH                     INDUSTRIAL PRODUCTS DIVISION                                 certificates and transfers of
  VICE PRESIDENT                                                     COMMUNICATION DIVISION        stock should be directed to
  CORPORATE CONTROLLER                LEONARD M. ADAMS                                             the transfer agent.
                                      VICE PRESIDENT                 JAMES R. CALLAWAY
  MARK E. TREINEN                     AND GENERAL MANAGER            PRESIDENT
  VICE PRESIDENT                                                                                   ANNUAL MEETING
  BUSINESS DEVELOPMENT                                                 SEAN GALLAGHER              The annual meeting of Valmont's
                                                                       VICE PRESIDENT              shareholders will be held
  * MEMBER, OFFICE OF THE PRESIDENT                                    SALES                       at 2:00 p.m. on Wednesday,
                                                                                                   April 26, 2000, at the Joslyn
                                                                       J. MARSHALL HAINES          Art Museum in Omaha, Nebraska
                                                                       VICE PRESIDENT              USA.
                                                                       OPERATIONS

                                                                                                   SHAREHOLDER AND INVESTOR
                                                                                                   RELATIONS
                                                                                                   Valmont's common stock trades
                                                                                                   on the Nasdaq National Market
                                                                                                   under the symbol VALM.

                                                                                                   Valmont's most recent Quarterly
                                                                                                   News Releases are available on
                                                                                                   the internet at www.valmont.com
                                                                                                   under the heading "The Company."

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

                                                                                                   A copy of Valmont's 1999 Annual
                                                                                                   Report on form 10-K may be
                                                                                                   obtained by calling or writing
                                                                                                   Investor Relations:

                                                                                                   Jeffrey S. Laudin
                                                                                                   Investor Relations Department
                                                                                                   Valmont Industries, Inc.
                                                                                                   One Valmont Plaza
                                                                                                   Omaha, Nebraska 68154-5215 USA
                                                                                                   Phone: 402.963.1000
                                                                                                   Fax:   402.963.1199

MARKET MAKERS

THE FOLLOWING MAKE A MARKET IN VALMONT INDUSTRIES, INC. COMMON STOCK AS OF FEBRUARY 2000: GEORGE K. BAUM & COMPANY, DAIN RAUSCHER INC., HERZOG, HEINE, GEDULD, INC., KIRKPATRICK PETTIS INC, KNIGHT SECURITIES, L.P., SPEAR, LEEDS & KELLOGG, SHERWOOD SECURITIES, MAYER AND SCHWEITZER, SECURITY INVESTMENT COMPANY OF KANSAS CITY.

VISIST VALMONT'S WEB SITE: WWW.VALMONT.COM

BOARD OF DIRECTORS

PICTURED FROM LEFT TO RIGHT

CHARLES D. PEEBLER, JR.
WALTER SCOTT, JR.
CHARLES M. HARPER
BRUCE C. ROHDE
MOGENS C. BAY
ROBERT B. DAUGHERTY
JOHN E. JONES
THOMAS C. MADISON
KENNETH E. STINSON

MOGENS C. BAY
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER
VALMONT INDUSTRIES, INC.
DIRECTOR SINCE 1993

ROBERT B. DAUGHERTY
FOUNDER AND
CHAIRMAN EMERITUS
VALMONT INDUSTRIES, INC.
DIRECTOR SINCE 1947

CHARLES M. HARPER
FORMER CHAIRMAN AND
CHIEF EXECUTIVE OFFICER
RJR NABISCO HOLDINGS CORP.
AND CONAGRA, INC.
DIRECTOR SINCE 1979

JOHN E. JONES
RETIRED CHAIRMAN,
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
CBI INDUSTRIES, INC.
DIRECTOR SINCE 1993

THOMAS F. MADISON
PRESIDENT, MLM PARTNERS
CHAIRMAN OF THE BOARD
COMMUNICATIONS HOLDINGS, INC.
DIRECTOR SINCE 1987

CHARLES D. PEEBLER, JR.
CHAIRMAN EMERITUS
TRUE NORTH COMMUNICATIONS, INC.
DIRECTOR SINCE 1999

BRUCE C. ROHDE
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER
CONAGRA, INC.
DIRECTOR SINCE 1999

WALTER SCOTT, JR.
CHAIRMAN
LEVEL 3 COMMUNICATIONS, INC.
DIRECTOR SINCE 1981

KENNETH E. STINSON
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER
PETER KIEWIT SONS', INC.
DIRECTOR SINCE 1996


------------------------------

AUDIT COMMITTEE
WALTER SCOTT, JR., CHAIRMAN
JOHN E. JONES
KENNETH E. STINSON

COMPENSATION COMMITTEE
CHARLES M. HARPER, CHAIRMAN
THOMAS F. MADISON
CHARLES D. PEEBLER, JR.

VALMONT [LOGO]

ONE VALMONT PLAZA
OMAHA NEBRASKA
68154-5215 USA
PHONE 402.963.1000
FAX    402.963.1199
www.valmont.com