Form 10-K405, Exhibit 13
period 2000-12-30
VALMONT INDUSTRIES INC
filed 2001-03-23
CIK 102729

                              BUILDING ON STRENGTH

                               2000 ANNUAL REPORT

                                     VALMONT

CONTENTS

 2     LETTER TO FELLOW SHAREHOLDERS
 6     AT A GLANCE
 8     WHERE WE ARE
10     INFRASTRUCTURE
18     IRRIGATION
26     INVESTMENT VALUE
32     FINANCIAL OBJECTIVES AND RESULTS

Valmont is the high-value, high-quality provider of choice for irrigation and infrastructure products around the world. We are always looking for ways to build on our leadership roles in these industries, and by sharpening our focus to concentrate resources on the things we do best, we provide real growth now and for the future.

We've made investments and acquisitions that enhance our core businesses. We've put teams in place to reduce costs, increase manufacturing efficiencies, and improve delivery performance throughout the company. We've chosen locations worldwide that bring us closer to our customers around the world. We continuously look for new ways to improve our products, customer service and performance.

At Valmont, we've leveraged our strengths-in our markets, products and capabilities -to become the leading manufacturer of mechanized irrigation equipment and structures for infrastructure in the world, and the leading custom galvanizing company in North America. Take a look at our businesses, our people, and our strategies, and join us as we continue to build on our strengths.

                            2000 FINANCIAL HIGHLIGHTS

                [DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS]


OPERATING RESULTS                                       2000        1999          1998
         Net sales                                  $  846.1    $  639.9      $  630.9
         Operating income                               67.3        50.2          47.8
         Net earnings                                   30.4        26.4          27.6
         Diluted earnings per share                     1.28        1.08          1.02
         Dividends per share                         0.26000     0.26000       0.25125
FINANCIAL POSITION
         Shareholders' equity                       $  191.9    $  170.5      $  175.9
         Shareholders' equity per share                 8.23        7.30          7.12
         Long-term debt as a % of invested capital      43.9%       33.8%         30.3%
OPERATING RATIOS
         Gross profit as a % of net sales               25.0%       27.0%         24.2%
         Operating income as a % of net sales            7.9%        7.8%          7.6%
         Net earnings as a % of net sales                3.6%        4.1%          4.4%
         Return on beginning equity                     17.8%       15.0%         13.3%
         Return on invested capital                     10.9%       9.8%          10.3%
YEAR-END DATA
         Shares outstanding (000)                     23,320      23,354        24,721
         Approximate number of shareholders            5,500       5,500         5,500
         Number of employees                           5,503       3,948         3,869

Net Sales
1995     $545
1996     $645
1997     $623
1998     $631
1999     $640
2000     $846

Operating Income
1995     $41.8
1996     $52.4
1997     $62.0
1998     $47.8
1999     $50.2
2000     $67.3

Diluted Earnings per Share *  Before asset valuation charge
1995     $0.90
1996     $1.12
1997     $1.33
1998     $1.02
1999     $1.08
2000     $1.28

                                LETTER TO FELLOW
                                  SHAREHOLDERS

The theme of this year's annual report is "BUILDING ON STRENGTH," which captures the essence of our strategy of growing our businesses by leveraging product lines, market position and skill sets. In other words, it is about staying within our areas of competence.

This strategy was born in 1993, when we decided to sharpen our focus and concentrate on the two areas where we had very strong industry positions-irrigation for agriculture, and support structures and services for infrastructure development. In 1993, those businesses totaled $334 million in revenue. By 2000, they comprised nearly all of the company's $846 million in revenue-a compounded annual growth rate of 14 percent.

Since then, our strategy has not changed. We continue to grow within our chosen industries. Today, when I look at the markets we serve and the underlying drivers for those markets, my enthusiasm for our opportunities is

CORPORATE VISION

VALMONT IS RECOGNIZED THROUGHOUT THE WORLD AS AN INDUSTRY LEADER IN ENGINEERED SUPPORT STRUCTURES AND SERVICES FOR INFRASTRUCTURE, AND WATER MANAGEMENT FOR AGRICULTURE.

WE GROW OUR BUSINESSES BY LEVERAGING OUR EXISTING PRODUCTS, MARKETS AND PROCESSES. WE RECOGNIZE THAT OUR GROWTH WILL ONLY CREATE SHAREHOLDER VALUE IF, AT THE SAME TIME, WE BEAT OUR COST OF CAPITAL.

ESSENTIAL TO OUR SUCCESS IS A COMPANY-WIDE COMMITMENT TO CUSTOMER SERVICE AND INNOVATION, AND THE ABILITY TO BE THE BEST COST PRODUCER FOR ALL PRODUCTS AND SERVICES WE PROVIDE.

RECOGNIZING THAT OUR EMPLOYEES ARE THE CORNERSTONE OF OUR ACCOMPLISHMENTS, WE PRIDE OURSELVES ON BEING PEOPLE OF PASSION AND INTEGRITY WHO EXCEL AND DELIVER RESULTS.

                    VALMONT INDUSTRIES

          TARGET -15%            ACTUAL -13%
          1993     $0.54         1993     $0.54
          1994     $0.62         1994     $0.69
          1995     $0.71         1995     $0.90
          1996     $0.82         1996     $1.12
          1997     $0.94         1997     $1.33
          1998     $1.09         1998     $1.02
          1999     $1.25         1999     $1.08
          2000     $1.44         2000     $1.28

            COMPOUND ANNUAL GROWTH RATE: DILUTED EARNINGS PER SHARE

only reinforced. Increased food production and the need to manage the world's fresh water resources more efficiently, coupled with the growing demand for support structures for the ever-expanding global infrastructure, offer major opportunities for Valmont's continued growth.

I also believe that our strategic position within each of our industries is strong. We have developed a global network of pole and tower manufacturing plants that provides us with tremendous flexibility in serving customers and sourcing around the world. In the irrigation business, we serve the global market through manufacturing plants in North America, South America, Europe and Africa. We are a significant player in our industries within the world economy and we are the only company in our businesses with facilities located throughout the world.

2000 IN REVIEW

Not surprisingly, when we look back at 2000 we see a mixed picture! We performed very well in many areas and we could have done better in others. We were pleased to see the revenue line grow by 32 percent and operating income by 34 percent. We enjoyed significant growth and captured some leverage in profitability.

Our sales growth came from a combination of organic growth and acquisitions. It is always difficult to execute dramatic growth and simultaneously operate very efficiently. We were no exception. We did get some operating leverage, but we had planned for more. Profits were affected by additional overtime and were hit by dramatically higher energy costs in the second half of the year. Looking at the balance sheet, we must manage our working capital better. Although we saw some improvement in our receivable turns, this was more than offset by higher inventories. A high priority in 2001 is to drive further productivity improvements in our plants and to turn inventories faster.

Over the last few years, we have invested significant dollars in adding capacity both within our existing plants and in new facilities. Along the way, we have absorbed startup and training costs and we have incurred substantially increased depreciation expense. Major investments in capacity should be behind us for a while. As we go forward, our task is to utilize that additional capacity fully and grow the bottom line in the process.

I was very fortunate in 2000 to have had the opportunity to visit 30 Valmont facilities around the world: from South Africa to Europe, and the Americas to Asia. On every occasion, I was deeply impressed. Our people and culture truly make us successful. Around the world, Valmont employees from diverse backgrounds and cultures share similar traits-they have integrity, passion, a commitment to excellence, and are results oriented. Those who succeed at Valmont believe they are doing more than building structures from steel. They are passionate about the way our products help feed people, preserve water resources and improve the safety and quality of life around the world. I could not be prouder of our global team-or more grateful for their tremendous contributions to our success.

I would like to take this occasion to thank Mike Harper for his many years of service as a member of our Board of Directors. Mike, who retired from the Board this year, has been a valuable source of input and thoughtful guidance, and a strong advocate for our shareholders.

                               VALMONT INDUSTRIES
2001

Although no one knows for certain what 2001 will bring, as I am writing this letter I feel optimistic about our pole and tower businesses worldwide. Although we have seen some softening in the commercial lighting business in the U.S., other markets, including utility, wireless communication and the markets supported by the federal highway bill, all show strength. Our pole businesses in Europe and Asia are off to a good start. Our coatings businesses are solid, but their profitability is more sensitive to the high price of natural gas than our other divisions.

On the irrigation side of our business, I am hopeful that we will have another good year internationally, but I am concerned about the short-term outlook in North America. The long-term drivers of water conservation and increased food production are as strong as ever. Commodity prices, however, remain stubbornly low, farm policy may change, and the outlook for increased U.S. exports could be better. This uncertainty, combined with the certainty of dramatically higher energy prices affecting operating costs, has sharply curtailed North American farmers' appetites for major capital expenditures.

We cannot avoid the cyclical nature of some of our businesses, but we can offset the effect of such cycles through further geographic expansion and more product line diversification. We will continue those efforts.

We promise to keep building on strength!


Sincerely,

Mogens C. Bay
Chairman and Chief Executive Officer

                       AT
                       A
                     GLANCE

1   CENTER PIVOT & LINEAR MOVE
    IRRIGATION EQUIPMENT
      Efficient and uniform application
      of water, fertilizer and chemicals,
      and tubing for agriculture and industry

2   WATER RE-USE
      Environmental consulting for soil and
      water management and land application
      of treated wastewater

3   COMMUNICATION TOWERS
      Self-supporting and guyed towers and
      accessories for all types of communication structure applications

4   COATINGS
      High-quality galvanized, anodized and
      powder coatings

5   COMMUNICATION POLES
      Wireless communication pole structures
      and components

6   TRAFFIC
      Steel and aluminum traffic signage and
      control structures

7   COMMERCIAL & DECORATIVE LIGHTING
      Steel and aluminum poles for commercial, street, highway and decorative lighting

8   UTILITY STRUCTURES
      Poles and substation structures for
      electrical transmission and distribution for the utility industry

                               VALMONT INDUSTRIES

                                  AT A GLANCE

Our focus is on two key areas worldwide-water management for agriculture, and structures and coatings for infrastructure-where our strengths are in designing, manufacturing and distributing high-quality products at the best cost. Our expertise in bringing the latest technology to our products and manufacturing processes has made us a leader in both of these industries, and our growth will continue as we build on our strengths.

TULSA, OKLAHOMA, USA
steel poles

TULSA, OKLAHOMA, USA
galvanizing

BRENHAM, TEXAS, USA
steel poles

TUALATIN, OREGON, USA
galvanizing

SALEM, OREGON, USA
wireless communication
structures

ALBANY, OREGON, USA
headquarters, cascade
earth sciences

LOS ANGELES, CALIFORNIA, USA
anodizing and powder coating

LONG BEACH, CALIFORNIA, USA
galvanizing

LINDON, UTAH, USA
galvanizing, powder coating

MCCOOK, NEBRASKA, USA
irrigation equipment

OMAHA, NEBRASKA, USA
Corporate Headquarters

SIOUX CITY, IOWA, USA
galvanizing

WAVERLY, NEBRASKA, USA
steel tubing

WEST POINT, NEBRASKA, USA
galvanizing

VALLEY, NEBRASKA, USA
irrigation equipment,
steel poles, communication towers,
tubing, galvanizing

MONTERREY, MEXICO
steel poles

ST. JULIE, QUEBEC, CANADA
steel and aluminum poles

ELKHART, INDIANA, USA
steel and aluminum poles

JASPER, TENNESSEE, USA
steel poles

CHICAGO, ILLINOIS, USA
galvanizing

MINNEAPOLIS, MINNESOTA, USA
aluminum poles

MINNEAPOLIS, MINNESOTA, USA
anodizing, powder coating and
e-coating

UBERABA, BRAZIL
irrigation equipment,
communication towers

WHERE WE ARE

MADRID, SPAIN
irrigation equipment

RIVE-DE-GIER, FRANCE
aluminum poles

CREUZIER-LE-NEUF, FRANCE
industrial covers and conveyers

CHARMEIL, FRANCE
steel poles

MAARHEEZE, THE NETHERLANDS
steel poles

SIEDLCE, POLAND
steel poles

GELSENKIRCHEN, GERMANY
steel poles

SHANGHAI, CHINA
steel poles

JOHANNESBURG, SOUTH AFRICA
irrigation equipment


VALMONT IS AN INTERNATIONAL MANUFACTURING COMPANY WITH OPERATIONS AROUND THE WORLD. VALMONT OPERATES 30 MANUFACTURING PLANTS, LOCATED ON FIVE CONTINENTS, AND SELLS ITS PRODUCTS IN MORE THAN 100 COUNTRIES.

INFRASTRUCTURE     VALMONT MEETS GROWING INFRASTRUCTURE NEEDS WITH DEPENDABLE,
DURABLE AND ATTRACTIVE STRUCTURES.

                                 INFRASTRUCTURE
                       COMMERCE, COMMUNICATION, COMMUNITY
                              BUILDING ON STRENGTH


World commerce is moving faster than ever before. Economies are developing based on the rapid movement and exchange of goods, services and information. Countries and communities around the world struggle to maintain the transportation, communication and public-use infrastructure necessary to sustain this economic growth.

At Valmont, we meet these growing infrastructure needs with dependable, durable and attractive structures for power transmission, wireless communication, traffic control, roadway and area lighting. We leverage these products, markets and capabilities to add even more value to grow our core infrastructure businesses and provide better quality of life to people around the world.

A growing global population and economic progress drive the demand for Valmont's infrastructure products. More people than ever before are communicating, commuting and moving around urban areas, creating centers of commerce that help fuel the markets for infrastructure products. As the world's population grows, so will the demand for Valmont products that help expand the power, traffic and communication networks around the world, now and in the future.

LEVERAGING PRODUCTS

COMMUNICATION POLES, TOWERS AND COMPONENTS: BUILDING THE WORLDWIDE NETWORK The information technology revolution is a global phenomenon that continues to generate demand for reliable communication infrastructure. Structures and component parts to support wireless voice and data networks are a critical part of this technological boom. Valmont manufactures a complete line of highly engineered and cost-effective communication poles, towers and component parts for which demand remains strong.

Two factors in particular drive this demand. First is the rapid build-out of wireless networks worldwide as many service providers continue to add locations and upgrade their systems in an effort to keep pace with subscriber needs. Secondly, as the demand for wireless communication services increases, tower-leasing companies are supporting service providers by owning and leasing space on national networks of poles and towers.

Demand for Valmont communication structures in North and South America continued to be strong throughout 2000. In China, another significant market for communication poles, Valmont is serving regional telecom companies in their rapid build-out of wireless networks throughout the country.

We also expect near-term market growth in Brazil and Europe, where we continue to build market presence with the poles, towers and communication components provided through our subsidiary, Valmont Microflect-TM-. These components include the hardware, brackets and connectors that are used to attach wireless, broadband and waveguide communication antennas to poles, towers and other structures. It is in component sales that we have introduced our first e-commerce web site for online customer orders. We believe this is an important step, as this market demands and values very quick delivery, coupled with complete shipments.


     GLOBAL DEMAND FOR VALMONT PRODUCTS AND SERVICES WILL BE DRIVEN LARGELY BY POPULATION GROWTH AND ECONOMIC EXPANSION.

LEVERAGING MARKETS

     LIGHTING, TRAFFIC AND UTILITY: LEADING THE WAY During the year 2000, worldwide deregulation and privatization of the electric power industry, a growing global economy and continued population growth produced a strong demand for the utility poles and substations that Valmont manufactures. Our sales growth was also stimulated by an increased coordination of our global sales efforts and our investments in new manufacturing facilities and equipment-steps that improved order fulfillment efficiencies and delivery times.

     In every area of the world, economic growth increases the need for improved transportation infrastructure. In North America, where Valmont is the industry leader in steel and aluminum poles for commercial lighting and traffic lighting, signals and signs, we acquired and successfully integrated the business of Lexington Standard Corporation, a leading manufacturer of aluminum poles. This acquisition establishes Valmont as the premier provider of aluminum poles worldwide. A new pole manufacturing facility in Jasper, Tennessee, will provide us with increased manufacturing capacity for large poles.

     Also in 2000, we formed a joint venture to manufacture steel poles in Mexico with Grupo IMSA. This joint venture allows Valmont's global pole business to better participate in the growing Mexican and South American pole markets with one of Mexico's leading industrial groups as our partner.

     With pole manufacturing facilities in five countries in the Europe/Middle East/Africa region, Valmont is well positioned to serve the expanding needs of customers there. In the Asia/Pacific region, Valmont is a leading supplier of utility and lighting poles. In the U.S. and Europe, spending on expanding and upgrading transportation infrastructure is increasing and Valmont-designed fluted and decorative poles are particularly popular in urban settings and where aesthetic considerations are important.

                   HIGHWAYS AND ROADWAYS WITH ADEQUATE LIGHTING FOR SAFETY, MORE ELECTRICITY CAPACITY, INCREASED COMMUNICATIONS AND INFRASTRUCTURE THAT LASTS--THESE ARE THE NEEDS OF A GROWING WORLD POPULATION. VALMONT HELPS MEET THESE NEEDS.

LEVERAGING CAPABILITIES

     ACTING ON OPPORTUNITY Since the mid 1960s, Valmont has been galvanizing its own products to improve durability. Galvanizing is one of the most efficient and cost-effective processes to protect steel from the elements as it significantly extends the service life of steel products. More recently, Valmont has added anodizing and powder-coat painting to its service offerings. Anodizing, a versatile electro-chemical process, protects aluminum with a durable, attractive finish. Powder coating is a superior, high-performance painting application, which results in a high-quality finish that resists abrasion and corrosion.

     We have leveraged these core capabilities both by building new facilities and by strategic acquisitions, and our coatings business has doubled every year since 1997. Valmont's galvanizing business is now the leading custom galvanizer in North America. During 2000, the Coatings Division executed its strategy at an even faster pace, completing four acquisitions and doubling its revenues over 1999.

     The new coatings facilities-in Minneapolis, Los Angeles, Sioux City and Chicago-are in strategically diverse geographic locations that provide additional services, new markets and a varied customer base. In addition to traditional industrial products, we are applying coatings to products as diverse as computers, flashlights, musical instruments, aircraft parts, sporting goods-even components of the International Space Station.

     CONCLUSION In the near term, the demand for Valmont infrastructure products and services is driven by a number of powerful factors. Among these are an increase in U.S. highway and mass transit funding; an increase in core urban area renovation; the need to improve traffic flow and safety; an explosive global increase in wireless communication; and the need for improvements in the electric power grid brought on by increasing demand for electricity worldwide. The occurrences of power shortages in California serve as a stark reminder of the importance of a stable electricity infrastructure. Equally important is the need to prevent corrosion and extend the service life of basic infrastructure elements.

     In the long term, the global demand for Valmont products and services will continue to be driven largely by these same factors-population growth, economic expansion, and the significant new construction required to cope with traffic congestion, urban sprawl and an expanding wireless communication industry. In the next 10 years, $500 billion in new electricity generation capacity is estimated to come on line-with Asia, Europe and South America comprising the fastest-growing markets. The United States is expected to increase its current capacity by 20 percent during this same period.

                          THE CRITICAL KEYS TO SUCCESS
                          IN OUR INFRASTRUCTURE
                          BUSINESS REMAIN QUALITY,
                          VALUE, AND SERVICE.

LIGHTING      PUBLIC AND PRIVATE AREAS AROUND THE WORLD ARE SAFER
              THANKS TO LIGHTING POLES MANUFACTURED AND SOLD BY VALMONT.

     AS THE WORLD'S LEADING PROVIDER OF LIGHTING, TRAFFIC AND UTILITY POLES, WITH 14 POLE MANUFACTURING FACILITIES WORLDWIDE, VALMONT IS POSITIONED TO ACT ON OPPURTUNITIES THAT WILL OCCUR AS WORLD POPULATION AND GLOBAL ECONOMIES GROW.

RAY SNIDER          MANAGER, LIGHTING DIVISION--HERNING UNDERGROUND

                                 INFRASTRUCTURE

                              THE POWER OF CHANGE


     "In California, where our company is located, utility companies previously installed their own lighting poles. Now, our state's Rule 15 allows subcontractors to compete for this work...so as you can imagine, there are a lot of opportunities for distribution companies like ours.

     "To prepare our company for this and other opportunities that will occur with deregulation, we decided early on to align with a top manufacturer in the lighting pole business. Valmont plays a very big role for us. We value our relationship with Valmont for a lot of reasons, but mainly because the poles are top quality and the company is very easy to work with. I have never had a Valmont pole rejected on a job-and the delivery times are exceptional. From Valmont, I can usually count on getting my poles in half the lead-time of other manufacturers.

     "As we move into new markets, our alliance with Valmont is a strong point in our favor because people in our industry think favorably of Valmont. Valmont has actually helped us in our efforts to grow our business in some new markets, something they did not have to do. That's the beauty of the relationship between our company and Valmont; it's the best of both worlds. It is based on trust, teamwork and mutual respect, and I can't think of a better way to do business-especially in this rapidly changing industry. When you have cooperation, you're better prepared for the power of change."




     "THE RELATIONSHIP BETWEEN OUR COMPANY AND VALMONT... IS BASED ON TRUST, TEAMWORK AND MUTUAL RESPECT."

IRRIGATION                TECHNOLOGICAL ADVANCES ON VALMONT'S MECHANIZED
                          IRRIGATION EQUIPMENT ALLOW FARMERS TO APPLY WATER AND
                          CHEMICALS WITH PRECISION.

                                   IRRIGATION

                           WORLDWIDE WATER MANAGEMENT
                              BUILDING ON STRENGTH

     Without clean, readily available fresh water for food production, industry and human consumption, our modern quality of life would be impossible. Yet a growing world population, outdated irrigation methods and increasing pollution pose serious threats to global fresh water resources and the health and livelihoods of people in every nation.

     Valmont is a leader in helping agricultural producers apply water more efficiently and effectively. We leverage our strength with advanced irrigation, chemical application, and wastewater treatment technologies to help improve the quality of life around the world.

     Only four percent of the world's total irrigated acreage is under mechanized irrigation equipment. Population pressures, pollution and increased agricultural and industrial use worldwide are putting tremendous strains on fresh water resources. One way to address this issue is to install mechanized irrigation systems on more of the land that still uses inefficient methods like flood irrigation. The precision-farming practices that are facilitated with mechanized irrigation can increase yields while conserving and recycling water. Valmont products are, and will continue to be, the products of choice for the development of efficient mechanized irrigation on a global scale.

LEVERAGING PRODUCTS

     NEW PRODUCT INNOVATIONS From its beginning, Valmont has played an important role in the quest to efficiently manage and conserve water resources through the increased use of mechanized irrigation. Our focus has been on continuously improving our products to match the specific needs of growers in diverse global markets, and Valmont engineers continue to develop new technologies for water management.

     During the year 2000, for example, Valmont released an improved electronic control panel and base station components for irrigation equipment, the C:A:M:S 7.0-TM- (Computer-Aided Management System). We also introduced AccuPulse-TM-, which allows for the precise application of chemicals and fertilizer. AccuPulse reduces the environmental impact of chemicals on soil through precise application, decreasing the risk of wind drift and runoff. This technology is ideally suited for low-to-the-ground, high-value crops such as coffee, cotton, peanuts, potatoes and many other vegetables. PolySpan-TM- is another Valmont product innovation-a polyethylene liner that can extend the life of irrigation pipes in areas with high water acidity. Also in 2000, we launched equipment with smaller pipe-better suited for small field applications-as well as the Valley-Registered Trademark- Spinner, a water-driven system designed for growers with small fields or limited access to electricity. The introduction of these new products preserves Valmont's role as the technology leader in the mechanized irrigation industry.

     In the area of wastewater reuse, our Cascade Earth Sciences (CES) subsidiary is attracting positive attention as an industry leader in the land application of wastewater. CES designs, builds and operates wastewater reuse systems that help conserve fresh water resources by irrigating crops with treated wastewater. CES also provides consulting services to confined animal feeding operations, industrial companies and municipalities in the U.S. where land and groundwater protection is becoming critically important. We believe that wastewater treatment technology is essential to world water conservation efforts, and our experience in the U.S. will serve as the model for Valmont's international expansion in this area in the future.


                    FRESH WATER IS A FINITE RESOURCE. WITHOUT INSTALLING MORE EFFICIENT IRRIGATION EQUIPMENT, WE WILL NOT HAVE THE WATER TO MEET TOMORROW'S FOOD DEMANDS.

LEVERAGING MARKETS

     OUR MARKETS CONTINUE TO GROW Valmont's investment in and commitment to introducing mechanized irrigation to international markets has set the stage for growth. As long as world population and the desire for improved diets continue to grow, so will the demand for irrigation products. In 2000, sales of irrigation equipment increased even though commodity prices remained low. Our new 310,000 square-foot manufacturing facility in McCook, Nebraska, began operations in early 2000, greatly increasing our production capacity and delivery times in North America. The automated and streamlined flow of the facility allows us to manufacture and ship orders faster, better serving our customers.

     In other areas of the world, our regional manufacturing strategy is also helping us earn customers. We have successfully completed the first full year of our joint venture in South Africa, where we manufacture and sell irrigation equipment for the growing southern African market. We will soon be expanding our marketing efforts on a local level in China. Other international market opportunities include the Middle East and Australia.

     In Mexico and South America, demand for Valmont irrigation products remains strong. In both Mexico and Brazil-countries that are very concerned with water management and enhancing yields-Valmont has a significant presence in the mechanized irrigation market. Brazil is the world's second-largest producer of soybeans after the U.S., and we believe this market will continue to grow. During 2000, we expanded our presence in Argentina, where we also expect continued growth opportunities.

USABLE WATER SUPPLY IS LIMITED

             Total Worldwide Water Supply

                   3% is freshwater;

                       of this 3%, two-thirds is trapped in polar ice caps and only one-third is usable freshwater;

                                 today, of this one-third of usable freshwater, 65% is used by agriculture.

                    THE NEED TO CONSERVE AND RECYCLE WATER WILL DRIVE THE REPLACEMENT OF LESS EFFICIENT FLOOD IRRIGATION METHODS WITH PRECISION FARMING TECHNIQUES LIKE VALLEY-Registered Trademark- BRAND MECHANIZED IRRIGATION EQUIPMENT.

LEVERAGING CAPABILITIES

     ADVANCED INFORMATION TECHNOLOGY To assist our dealers in their sales, distribution and customer service efforts, Valmont is leading the industry in the use of advanced information technology. A new Internet-based order entry system, called Valley Virtual Office (V(2)O), gives dealers instant access to an order's manufacturing and shipping information, and allows them to better serve their customers with up-to-date information. V(2)O also allows dealers to design equipment configurations online, forming a broad base of proven packages that can be updated, modified or reused-quickly and cost effectively. By the end of 2000, over 50 percent of Valmont's dealers were placing orders by way of the V(2)O system.

     CONCLUSION Today, farmers around the world are looking for ways to maximize their investments by making smarter use of resources. As free trade becomes more prevalent and subsidies are moderated, fresh water will become an even more valuable commodity. Technological advances such as those provided by mechanized irrigation systems allow farmers to apply water and chemicals with precision-and reduce their overall operating expenses.

     World population growth, improving diets and fresh water shortages will put even more pressure on producers to meet increasing food demands. The critical need to conserve and recycle water will drive the replacement of less-efficient flood irrigation methods with precision farming techniques like Valley-Registered Trademark- brand mechanized irrigation equipment.
     By reusing treated wastewater, water resources can be further conserved, and we will continue to research and develop the technological advances that will help make water and land resources more productive.

     On the local level, a shift away from large-scale dam projects in favor of individual community-based water conservation efforts complements Valmont's efforts to better inform people about the benefits of mechanized irrigation systems, which help to increase productivity, improve yields, reduce labor costs, and conserve our precious natural resources. Increasingly, mechanized irrigation is recognized as the best way to complete many of the large-scale irrigation projects that have been initiated in various parts of the world. In each of our foreign markets, we are working with governments and other agencies to emphasize the advantages of mechanized irrigation in bringing water to fields-and our local presence is a key strategic advantage to formalization of agreements in these endeavors. By providing innovative technology based on local demands, we believe our opportunities for growth will continue.

                    A CORNERSTONE OF OUR GLOBAL STRATEGY IS THAT WE ARE THE ONLY COMPANY IN OUR INDUSTRY TO MANUFACTURE IN MORE THAT ONE LOCATION AND FROM OUTSIDE OF OUR DOMESTIC MARKET.

MCCOOK, NE   GALVANIZED IRRIGATION PIPE MOVES THROUGH THE ASSEMBLY LINE
             AT OUR NEW, AUTOMATED MANUFACTURING FACILITY IN MCCOOK,
             NEBRASKA.

                    BY PROVIDING INNOVATIVE TECHNOLOGY BASED ON LOCAL DEMANDS, WE BELIEVE OUR OPPORTUNITIES FOR GROWTH WILL CONTINUE.

        4.0%
        mechanized
        irrigation

PERCENT OF WORLDWIDE
IRRIGATED ACRES USING
MECHANIZED IRRIGATION

IGAL ELFEZOUATY         FARMER-NAIVASHA, KENYA

                                   IRRIGATION

                               IN AFRICA, THE SKY
                                  IS THE LIMIT

"There is something magical about the vast, beautiful African countryside, with its mild climate and limitless blue skies. I had lived there as a child and wanted to return, so 11 years ago I moved from Texas to Kenya to farm-something I had never done before.

"The growing season here is year-round but rainfall is low and the soil is fast draining. I decided to grow exotic vegetables-French beans, snow peas and miniatures like baby corn, carrots and so on-in great demand in Europe. I started with 100 acres, which required 25 full-time men to manage the flood irrigation. To reduce my labor and energy costs and get a higher crop yield, I knew I must become more efficient with my water resources.

"I researched mechanized irrigation systems and decided that Valley pivots, while not the least expensive, were the best choice because they are built the best. And because of Valmont's commitment to the international marketplace, I knew that should I ever have a problem, Valmont would be there to support me-even in the middle of Africa. Today, we farm 700 acres with 11 pivots, all operated by just two men. Now, the rest of our 1,000 employees can spend their time harvesting, which is critical when each day's harvest is shipped by air the next day to Europe.

"I have also convinced other farmers here to install Valley pivots. With them, we get a minimum of 30 percent greater yields from our crops. Because of the year-round growing season, the payback period on the cost of our pivots is just two years. There are many poor, hungry people here in Africa and increased food production is a priority. Mechanized irrigation technology like Valley pivots is the future for me and for Africa, where the sky really is the limit."

"MECHANIZED IRRIGATION IS THE FUTURE FOR ME AND FOR AFRICA, WHERE THE SKY REALLY IS THE LIMIT."

SHORT-TERM DRIVERS:                                  LONG-TERM DRIVERS:
INFRASTRUCTURE                                       INFRASTRUCTURE
1   U.S. government highway funding                  1   Global population growth and economic expansion
2   Demand for increased wireless                    2   Growing infrastructure needs of emerging economies
    communication coverage                           3   Increasing government funding for infrastructure
3   Need for expansion and improvements in           4   Growth in wireless communication for voice and data
    the power transmission grid                      5   Increased energy consumption, deregulation
4   Cost savings through corrosion prevention            and competition
5   Increasing urban renovation projects             6   Urban sprawl and emphasis on traffic safety
6   Increased use of decorative poles                7   Increased lighting needs due to consumer
                                                         safety concerns
                                                     8   Cost effectiveness of steel vs. wood poles


                                   INVESTMENT
                                     VALUE

SHORT-TERM DRIVERS:                                         LONG-TERM DRIVERS:
IRRIGATION                                                  IRRIGATION
1   Reduced availability of water resources                 1   Human and industrial impact
2   Rising global grain demand                                  on water resources
3   Grain prices                                            2   Global population growth
4   Growing need for conservation and reuse strategies      3   Improved diets
5   Application of precision farming practices              4   World peace and economic
6   Use of information technology on farm equipment             expansion
7   Increasing farm sizes                                   5   Loss of arable land to urban
                                                                and industrial development

                            INVESTMENT VALUE

                       PRODUCTS, MARKETS AND CAPABILITIES
                              BUILDING ON STRENGTH

Growth is essential in business. It requires that a business offer products and services and provide solutions that meet customers' needs. It requires the vision to respond to changes in the marketplace and the flexibility to adapt to those changes quickly and effectively. Growth requires us to successfully capture the opportunities in our markets that will create shareholder value.

At Valmont, our strength is our people-a strong team of individuals who identify and act on the opportunities that allow us to leverage our products, markets and capabilities to sustain long-term shareholder value. We continue to build on this strength.

     We have made the capital investments and have the management team in place to take us where we want to go. We know that our most important job is to provide our customers with exemplary service and high-quality products and services. This is what Valmont is known for, and it is what customers can continue to expect. Through manufacturing efficiencies and increased capacity, we provide quality products at a fair price.

BUILDING MOMENTUM

     In 1993, we took a hard look at the nature of our business and the industries in which we held leadership positions: products for irrigation and infrastructure. We challenged the Valmont teams to achieve annual trendline earnings per share growth of at least 15 percent within these two business segments. That's an aggressive target for any manufacturing company.

     Since then, we have divested non-core businesses and accelerated our global expansion. We continued to make investments in our manufacturing and distribution facilities. We tasked our managers to make more efficient use of resources to grow revenue and reduce operating costs. We have built on our strengths, and we remain dedicated to the disciplines and practices that will help us meet our ongoing goal of steadily increasing value for our shareholders.

     During 2000, we continued to improve our operational efficiency, expand our global footprint and increase our sales growth. For example, we made operational changes at our Valley, Nebraska, plant that allowed us to increase our large pole capacity by 40 percent. Our new irrigation manufacturing facility in McCook, Nebraska, and the construction of a pole manufacturing plant in Jasper, Tennessee, increased our capacity even further. The acquisition of four new coatings companies, an aluminum pole company and a tubing company increased our business in those areas.

     In an effort to drive down costs, we are improving our procurement processes by leveraging our global buying power. We are also implementing a computerized design process that will allow our engineers to provide technical drawings faster, increase quote accuracy and reduce manufacturing timelines for our customers.

     OUR PEOPLE AND CULTURE ARE WHAT MAKE US SUCCESSFUL. AROUND THE WORLD, VALMONT EMPLOYEES ARE FROM DIVERSE BACKGROUNDS AND CULTURES, BUT SHARE SIMILAR TRAITS-THEY HAVE PASSION, INTEGRITY, A COMMITMENT TO EXCELLENCE, AND ARE RESULTS ORIENTED. THOSE WHO SUCCEED AT VALMONT BELIEVE THEY ARE DOING MORE THAN BUILDING STRUCTURES FROM STEEL. THEY ARE PASSIONATE ABOUT THE WAY OUR PRODUCTS HELP FEED PEOPLE, PRESERVE WATER RESOURCES AND IMPROVE THE SAFETY AND QUALITY OF LIFE AROUND THE WORLD.

                    BY BUILDING ON OUR STRENGTHS, WE REMAIN DEDICATED TO THE DISCIPLINES AND PRACTICES THAT WILL HELP US MEET OUR ONGOING GOAL OF STEADILY INCREASING VALUE FOR OUR SHAREHOLDERS--
                    NOW AND INTO THE FUTURE.

BUILDING VALUE

     To keep management and shareholder interests aligned, Valmont applies the concept of Total Value Impact (TVI), our business performance measurement philosophy. This measurement aligns shareholder and management interests by focusing on earnings performance as well as return on investment. Valmont business units are "charged" for the capital they employ. We subtract the cost of that capital from net operating profit after taxes. The remainder is TVI, and the increase in that value from year to year is an objective measure of the value we have created for our shareholders.

     For our managers, TVI puts the focus squarely on earnings and capital management. It encourages them to invest in projects that generate returns in excess of the cost of the capital. TVI requires managers to think long-term-like business owners-and gives Valmont a corporation-wide focus on real value for our shareholders.

     All of this is part of our long-term strategy to leverage our strengths. At Valmont, our industry focus is sharply defined, yet our geographic focus is broad. We are the only mechanized irrigation company to manufacture outside our domestic market. We are the only pole provider that designs and manufactures lighting, utility and communication poles in multiple locations around the world. This global presence allows us to leverage our strength to customize products for local demands, cut transportation and shipping costs, shorten delivery times, and provide better customer service.

     As long as the world's population continues to grow, so will the demand for our products. Currently, 19 percent of our revenues are derived internationally and we believe that share will grow in the future. By making the investments we have made-in our technology, plants, locations and people-we are prepared to meet the demands of our industries, markets and customers.

BUILDING FOR THE FUTURE

     WHERE DO WE GO FROM HERE? Our concentration on two primary businesses-irrigation products and infrastructure products-keeps our growth strategies focused on our core capabilities. 1] We leverage our existing products by introducing them into new markets-such as utilizing our expertise in utility markets and applying it to the communication market. 2] We leverage our key markets by introducing new products, as we have by offering decorative aluminum poles to the lighting market. 3] We leverage our capabilities by applying them to new service offerings. Our coating business is a good example of taking internal expertise and providing it to external customers.

     Any decision to expand or acquire a business must meet one of these three criteria and strengthen Valmont's primary businesses of irrigation and infrastructure. Acquisitions must provide Valmont with opportunities, customers, technologies or markets for our core businesses. By leveraging our markets, products and capabilities, we build our future.

                    BY LEVERAGING OUR MARKETS, PRODUCTS AND CAPABILITIES, WE BUILD OUR FUTURE.

JEANNE PRITCHARD       ABBEY MILL ASSISTANT CUT-OFF OPERATOR-VALLEY, NEBRASKA

                                INVESTMENT VALUE

                            SAFETY IS A TEAM EFFORT

"The tubing mill, where I work, is a machine that makes and cuts steel tubing to customer-specified lengths. Anytime you work with steel, you have to be extra careful and watch out for one another. About four years ago, I volunteered to be part of Valmont's Safety Council. At the Valley plant, about 75 or 80 people-supervisors, volunteer representatives and others-meet monthly to discuss safety issues.

"Valmont has several programs that encourage employees to make our jobs safer. One of them, called `Fence Builders,' offers incentives when people suggest safety improvements. Our department takes this seriously and I am proud that many of the Fence Builders have come from the Tubing department. Recently, for example, one of our guys designed a way to better remove excess exhaust from our work area. When we brought the plan to the management team, they were very supportive and saw that the project was done quickly and right.

"That's one of the things I like about working here-the fact that our supervisors and management teams really listen to us. When we ask for something that will make our jobs safer, they move on it-and that really reinforces the feeling that we are all on the same team. Sure, paying attention to safety benefits the company, but more than that, it's smart and it makes everyone feel better about their jobs. We're watching out for each other's safety and the company is watching out for us. It's a good feeling."

"WE'RE WATCHING OUT FOR EACH OTHER'S SAFETY AND THE COMPANY IS WATCHING OUT FOR US."

                              FINANCIAL OBJECTIVES
                                  AND RESULTS

We measure our performance against many standards. Financially, we have selected three principal factors that tell just how well we are managing the Company and the money invested in it. The goals we have established for earnings growth, return on invested capital and long term debt leverage are appropriate for the industries in which we participate, yet challenging enough to demand the very best talents and performance of our management teams.


Diluted Earnings per Share        Return on Invested Capital       Long Term Debt as a Percent
                                                                   of Invested Capital
1995     $0.90                    1995     13.0%                   1995     17.1%
1996*    $1.12                    1996*    14.7%                   1996     12.7%
1997     $1.33                    1997     15.4%                   1997     10.4%
1998     $1.02                    1998     10.3%                   1998     30.3%
1999     $1.08                    1999      9.8%                   1999     33.8%
2000     $1.28                    2000     10.9%                   2000     43.9%

15% trendline

OBJECTIVE                    OBJECTIVE                              OBJECTIVE
Increase trendline           Achieve a minimum                      Maintain long-term debt
earnings  per share          10% after tax return                   as  a percent of invested
15% per year                 on invested capital                    capital at less than 40%

                                                                    * before asset valuation charge



CONTENTS

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                                 AND RESULTS
                                 OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial position. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. In 2000, the Company reclassified its shipping costs on sales transactions from a deduction to arrive at net sales to cost of goods sold. Accordingly, net sales and cost of goods sold for 1999 and 1998 have been restated for consistency purposes.

RESULTS OF OPERATIONS

The net sales and operating income of the Company's business segments for the past three years are as follows:


                                   YEAR ENDED
[IN MILLIONS]             2000       1999        1998
NET SALES
   Irrigation         $  326.9    $  257.6    $  262.1
   Infrastructure        496.7       356.2       332.5
   Other                  22.5        26.1        36.3
   Net Sales          $  846.1    $  639.9    $  630.9

OPERATING INCOME
   Irrigation         $   28.8    $   28.7    $   31.6
   Infrastructure         37.4        20.5        14.3
   Other                   1.1         1.0         1.9
   Operating Income   $   67.3    $   50.2    $   47.8


FISCAL 2000 COMPARED WITH FISCAL 1999 CONSOLIDATED

Net sales in 2000 were $846.1 million, or 32% higher than 1999. Both segments contributed to the sales growth. The sales increase was due to acquisitions ($83.0 million) as well as growth in the Company's base businesses.

During 2000, the Company acquired six businesses for an aggregate of $52.4 million. Four of these acquisitions were in the coatings business (located in California, Minnesota, Iowa and Illinois). The other acquisitions were an aluminum pole manufacturer in Minnesota and a tubing business in Nebraska. As a group, these businesses experienced lower gross profit and selling, general and administrative (SG&A) expenses as a percent of sales than the Company's base manufacturing businesses. Operating profits of these businesses as a percent of sales are similar to the remainder of the Company's operations. Therefore, these businesses contributed to lower gross profit and SG&A as a percent of sales for 2000, as compared with 1999.

Gross Profit as a Percent of Net Sales
1998     24.2%
1999     27.0%
2000     25.0%


Segment Sales ($ in millions)
         Infrastructure    Irrigation       Other    Total
1998     $333              $262              $36     $631
1999     $356              $258              $26     $640
2000     $497              $327              $22     $846


Gross profit was 25.0% of net sales in 2000, compared with 27.0% in 1999. Gross profit percentages were lower in both segments. In addition to the negative impact of acquisitions, raw material price volatility early in the year and increased natural gas prices late in the year lowered gross profit margins. Sales mix and competitive pricing conditions in certain markets also affected gross profit margins. Selling, general and administrative expenses increased from $122.6 million (19.2% of sales) in 1999 to $144.6 million (17.1% of sales) in 2000. In addition to the positive impact from acquisitions, the Company realized leverage as sales grew faster than SG&A spending in the base business. Operating income in 2000 was reduced by the costs of closing a composite pole business in Utah and a rolled cylinder business in Oklahoma. Also, the Company accelerated research and development (R&D) expenses related to developing a structure for the wind energy market. The pretax charge to earnings related to these business closures and R&D action was $1.9 million. Operating income increased 34.0% to $67.3 million, or slightly faster than sales. As a percentage of sales, operating income increased from 7.8% in 1999 to 7.9% in 2000.

Net interest expense was $16.0 million in 2000, compared with $7.1 million in 1999. The higher interest expense was attributable to higher average borrowings resulting from acquisitions and capital expenditures. Interest expense was also impacted somewhat by rising U.S. interest rates in 2000.

The effective tax rate was 36.3% in 2000, compared with 36.9% in 1999. The lower tax rate in 2000 resulted primarily from increased utilization of operating loss and tax credit carryforwards.

Net earnings increased 15.3% to $30.4 million and diluted earnings per share increased 18.5% to $1.28. The percentage differences in earnings per share compared with net earnings was attributable to the Company's repurchase of shares during 1999.

IRRIGATION SEGMENT

Net sales in the Irrigation segment increased in 2000 by 26.9% while operating income increased slightly. Operating income in 1999 included a $2.8 million gain on the sale on an investment. Excluding this gain, operating income increased 11.1% over 1999. Sales increased both in North American and international markets. In North America, sales benefited from dry weather conditions early in the year, the effect of government support programs on net farm income, continued conversion of flood irrigation to center pivots, and the full-year impact from acquisitions completed in 1999. International sales were at record levels with increased profitability, despite a very strong U.S. dollar. Part of the international sales increase came from large project sales to markets in the Middle East. Tubing sales increased over 1999, in part due to an acquisition made during 2000.

Profitability did not grow as fast as sales due to lower gross profit margin as a percent of sales. Gross profit margins were impacted by startup and fixed costs in the Company's new facility in McCook, Nebraska, project sales to the Middle East which were at relatively low gross profit margins, sharp increases in raw material prices in the first half of the year, and competitive pricing conditions in North America. SG&A expense control helped to offset some of the impact of lower gross profit margins.

The Company invested in two retail distribution operations in 2000 that are reported using the equity method and are not consolidated in the financial statements. These are a 40% interest in an irrigation distributor in Buenos Aires, Argentina and a 35% interest in an irrigation dealership in Kansas.


Working Capital ($ in millions)
1998     $99.5
1999     $98.6
2000     $145.6


SG&A Expense as a Percent of Net Sales
1998     16.7%
1999     19.2%
2000     17.1%

INFRASTRUCTURE SEGMENT

Net sales and operating income in the Infrastructure segment increased 39.4% and 82.5%, respectively. Sales increased in all product lines. Sales increases were due to acquisitions as well as growth in the base business. Increased unit sales, cost reductions and operating leverage all combined to improve the operating income for the segment. In 1999, the Company incurred a $1.9 million impairment charge related to closure of a communication tower facility in Europe. Without this charge, operating income in 2000 was 66.9% higher than 1999.

In the lighting and traffic business, sales were strong in both the commercial and transportation markets. Transportation market conditions were good due to continued government funding of the highway bill and other government spending programs. Rising interest rates during 2000 impacted real estate development and the general construction economy, which slowed the growth in the commercial lighting market later in the year. Utility structure sales grew as utility companies continued to invest in transmission and distribution infrastructure to meet growing electricity needs. This strong sales activity and the effect of ongoing cost reduction and productivity programs resulted in profitability growth in North America. In Europe, lighting sales increased in local currency terms, as general economic conditions in Europe were favorable. Moreover, local elections in France helped drive the demand for quality and aesthetically attractive lighting structures. Substantial raw material price increases and very competitive market conditions hampered profitability in Europe. Also, a strong dollar hurt profitability when translated into U.S. dollars. In China, lighting and utility sales were up as the Company continued to penetrate local markets. Sales and profitability grew in the coatings division due to acquisitions and volume growth at existing facilities.

The coatings business was especially impacted by rapidly rising energy costs, particularly natural gas, in the fourth quarter of 2000. Sales of wireless communication structures and components were higher in 2000. Carriers and vertical real estate companies were very active in building out their networks, which caused the increase in demand for structures and components. These higher sales led to improved profitability. In China, communication pole sales and profitability were improved over 1999.

In 2000, the Company invested in a pole manufacturing joint venture with Grupo IMSA (a large diversified manufacturer based in Mexico) in Monterrey, Mexico. The Company owns 49% of the joint venture and its financial results are reported using the equity method and are not consolidated in the financial statements.

FISCAL 1999 COMPARED WITH FISCAL 1998 CONSOLIDATED

Net sales were $639.9 million in 1999, as compared with $630.9 million in 1998, a 1.4% increase. All of the sales increase was attributable to the Infrastructure segment, as Irrigation segment sales decreased slightly from 1998 to 1999. The decrease in other sales in 1999 was due mainly to the divestiture of a steel gratings business in late 1998.

Gross profit as a percent of net sales increased from 24.2% in 1998 to 27.0% in 1999. Gross profit margin improvement was achieved in both segments, with the Infrastructure segment realizing greater improvement. Selling, general and administrative (SG&A) expenses increased from $105.1 million (16.7% of sales) in 1998 to $122.6 million (19.2% of sales) in 1999. This increase in SG&A was due to expenses preparing for Year 2000 computer conversions, higher sales commissions, acquisitions, and incentive compensation. Operating income increased from $47.8 million (7.6% of sales) to $50.2 million (7.8% of sales).

Net interest expense was $7.1 million in 1999, compared with $4.8 million in 1998. The higher interest expense was attributable to higher average borrowings, which were due mainly to share repurchases.

The effective tax rate was 36.9% in 1999, compared with 36.4% in 1998. The higher tax rate in 1999 resulted primarily from decreased tax benefits on export sales and higher state and local income taxes.

Net earnings in 1999 decreased 4.6% to $26.4 million, while diluted earnings per share increased 5.9% to $1.08. The percentage differences in net earnings as compared to earnings per share are related to the Company's repurchase of shares in 1999.


IRRIGATION SEGMENT

Net sales decreased 1.7% from 1998 to 1999 while operating income decreased 9.0%. In North America, low commodity prices and a generally weak agricultural economy resulted in lower sales of irrigation equipment. Startup expenses in the McCook, Nebraska facility, competitive market conditions and a shift in the sales mix contributed to lower operating income. In late 1998 and early 1999, two retail outlets and an engineering consulting business were acquired. While these acquisitions added to the overall sales volume, these businesses carry lower operating profit margins than the remainder of the segment. International sales and profits were improved over 1998, despite a significant currency devaluation in Brazil. In addition, 1999 included a $2.8 million gain on the sale of an investment.

INFRASTRUCTURE SEGMENT

Net sales in the Infrastructure segment increased 7.1% while operating income improved 43.8%. Increased volume, cost reduction and productivity programs and increased operating leverage resulted in strong operating income growth for the segment. Sales in both the lighting and traffic product lines were strong after a slow start, aided by higher levels of government spending. Sales were also improved in the utility structures product line. Increasing investment in transmission and distribution capacity by the utility industry as a result of deregulation was the main driver of the sales increase. In Europe, sales of lighting products were above 1998 in local currency terms. Sales of lighting and utility structures in China improved over 1998. Coatings sales and profits improved over 1998, due to increased sales in existing operations and the full-year impact of the acquisitions completed in 1998.

Sales and profit margins of poles, towers, and components to the wireless communication market declined in 1999 due to unfavorable U.S. market conditions early in the year. SG&A spending was maintained in anticipation of an improvement in market conditions, which occurred later in the year. Sales of communication poles in China increased in 1999.

LIQUIDITY AND
CAPITAL RESOURCES

Working capital at December 30, 2000 was $145.6 million compared with $98.6 million at December 25, 1999. The ratio of current assets to current liabilities was 1.87:1 and 1.81:1 at the end of 2000 and 1999, respectively.

Available short-term credit facilities through bank lines of credit were $55.4 million at the end of 2000 compared with $50 million at the end of 1999. On December 30, 2000, $18.2 million of these credit facilities were unused.

The Company's growth has been financed mainly through a combination of cash provided from operations and debt financing. The Company's long-term objective is to maintain long-term debt as a percent of invested capital below 40%. At the end of 2000, long-term debt as a percent of invested capital was 43.9% as compared with 33.8% at the end of 1999. The increased debt level was the result of capital expenditures, acquisitions and additional working capital needed to fund the growth of the base business. While this percentage exceeds the Company's objective, management determined the related debt was appropriate to take advantage of opportunities to grow and improve the Company over the long-term. Cash provided from operating activities was $11.0 million in 2000 and $63.9 million in 1999. The reduction in operating cash flow resulted from the growth in the base business of the Company, which required higher levels of working capital to support the sales growth.

Under the terms of a 1997 revolving credit agreement with a group of banks, the Company may borrow up to the equivalent of $100 million in multiple currencies. This facility is unsecured and any outstanding principal balance is due on June 30, 2002. The outstanding principal balance may be paid down at any time without penalty, or additional funds may be borrowed up to the maximum limit. On December 30, 2000, the outstanding principal balance was $90 million compared with a balance of $47 million at December 25, 1999. The Company is in the process of expanding this revolving credit agreement to increase debt resources.

Under the terms of a 1999 unsecured facility with an insurance company, the Company may borrow up to $100 million during the first three years. Each borrowing matures no more than 15 years from the date of issuance with an average life of no more than 12 years from the date of issuance. The outstanding principal may be prepaid at any time subject to applicable yield maintenance provisions. On December 30, 2000, the outstanding principal balance under the facility was $95 million.

In 1998, the Board of Directors authorized the repurchase of up to 5.4 million shares of the Company's common stock. Repurchased shares are recorded as "Treasury Stock" and result in a reduction of "Shareholders' Equity." When treasury shares are reissued, the Company uses the last-in, first-out method, and the difference between the repurchase cost and reissuance price is charged or credited to "Additional Paid-In Capital." As of December 30, 2000, and December 25, 1999, cumulative totals of 4,668,360 and 4,528,360 shares had been purchased for $77.8 million and $75.5 million, respectively.

Although its long-term debt to total capital exceeds its objective at the end of 2000, the Company believes cash flows from operations, available credit facilities and the capital structure now in place will be adequate for 2001 planned capital expenditures, dividends and other financial commitments, as well as to take advantage of opportunities to expand its markets and businesses.

CAPITAL EXPENDITURES

In 2000, the Company spent $46.5 million on property, plant and equipment, an $8.7 million increase from the $37.8 million invested in 1999. The major expenditures were a new pole manufacturing plant in Jasper, Tennessee, the completion of the irrigation manufacturing facility in McCook, Nebraska, an expansion of the current large pole assembly facility in Valley, Nebraska, the purchase of a manufacturing facility that was previously leased in Uberaba, Brazil and new manufacturing equipment for aluminum poles. An additional $63.2 million was spent for the acquisition of four coatings facilities, a tubing operation, an aluminum pole manufacturing facility and three investments in operations that are not consolidated in the financial statements.

RISK MANAGEMENT

MARKET RISK - The principal market risks affecting the Company are exposure to interest rates and foreign currency exchange rates. The Company rarely uses derivative financial instruments to hedge these exposures, nor does it use derivatives for trading purposes.

INTEREST RATES - The Company manages interest expense using a mix of fixed, floating and variable rate debt. Assuming average interest rates and borrowings on variable rate debt, a hypothetical 10% change in interest rates would have an impact on interest expense of $859,000 in 2000 and $563,000 in 1999.

FOREIGN EXCHANGE - Exposure to transactions denominated in a currency other than the entity's functional currency are not material, and therefore the potential exchange losses in future earnings, fair value and cash flows from these transactions are immaterial.

The Company manages its investment risk in foreign operations by borrowing in the functional currencies of the foreign entities. The following table indicates the change in the recorded value of the Company's investment at year-end assuming a hypothetical 10% change in the value of the U.S. Dollar.


[IN THOUSANDS]                       2000        1999
Europe                            $ 2,555     $ 2,489
South America                         672         728
Asia                                  532         295
South Africa                          308         341

OUTLOOK FOR 2001

The Irrigation segment is experiencing some slowness in the North American marketplace. High energy prices have increased input prices for farmers, such as fuel and fertilizer, and planting decisions are uncertain at this time. In addition, a new U.S. administration creates uncertainty as to farm policy. With these variables in the marketplace, farmers may delay capital investment decisions, which could impact the sales of irrigation equipment in North America. The Company currently expects another strong year in the international irrigation business, where our strategy of local representation and manufacturing in key markets gives us a strong presence in the global marketplace and helps us compete effectively in these markets, even when the U.S. dollar is strong. The McCook, Nebraska, plant is expected to deliver the cost reductions and responsiveness to customer needs that we have planned. Longer term, the Company expects global food production to increase due to a growing world population and improving diets. To meet this need for increased food production, greater farm efficiency tools and investments in water conservation and water re-use techniques must take place. The Company's mechanized irrigation equipment conserves water and enhances farming efficiency, helping to meet these needs.

In the Infrastructure segment, backlogs for domestic lighting, traffic, utility and communication products are at good levels. We expect these businesses to be strong in 2001. Profitability in the infrastructure segment is expected to increase due to ongoing cost reduction and productivity activities and increased sales volumes. Energy prices and availability could affect our businesses (especially our coatings operations) and our customer's businesses as well, creating uncertainty for the overall U.S. economy in 2001. The long-term drivers in our infrastructure businesses are positive. Lighting and traffic structures help provide safety to businesses and residential neighborhoods. To meet the increasing need for electricity worldwide, more electrical generating capacity will need to be built. This increased generating capacity will require more transmission and distribution poles and structures to bring the electricity to users. The growing demand for wireless communication should result in increased sales of towers, poles and components. Demand to extend the life of infrastructure products should drive application of galvanizing, powder coatings and anodizing applications. Because of these trends, the Company remains positive on the outlook for its businesses.

MANAGEMENT'S DISCUSSION AND ANALYSIS, AND OTHER SECTIONS OF THIS ANNUAL REPORT, CONTAIN FORWARD LOOKING STATEMENTS THAT REFLECT MANAGEMENT'S CURRENT VIEW AND ESTIMATES OF FUTURE ECONOMIC AND MARKET CIRCUMSTANCES, INDUSTRY CONDITIONS, COMPANY PERFORMANCE AND FINANCIAL RESULTS. THE STATEMENTS ARE BASED ON MANY ASSUMPTIONS AND FACTORS INCLUDING OPERATING EFFICIENCIES, AVAILABILITY AND PRICE OF RAW MATERIALS, AVAILABILITY AND MARKET ACCEPTANCE OF NEW PRODUCTS, PRODUCT PRICING, DOMESTIC AND INTERNATIONAL COMPETITIVE ENVIRONMENTS, ACTIONS AND POLICY CHANGES OF DOMESTIC AND INTERNATIONAL GOVERNMENTS, AND OTHER RISKS DESCRIBED FROM TIME TO TIME IN VALMONT'S REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION. ANY CHANGES IN SUCH ASSUMPTIONS OR FACTORS COULD PRODUCE SIGNIFICANTLY DIFFERENT RESULTS.


Total Assets ($ in millions)
1998     $407
1999     $419
2000     $588


Capital Expenditures ($ in millions)
1998     $29.7
1999     $37.8
2000     $46.5

                                2000 SELECTED 11-YEAR FINANCIAL DATA

                            [DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS]

                                                                   2000            1999           1998             1997
OPERATING DATA
   Net sales                                               $    846,129    $    639,869    $    630,858    $    622,506
   Earnings (loss) from continuing operations                    30,400          26,367          27,636          37,544
   Earnings from discontinued operations                             --              --              --              --
   Cumulative effect of accounting change                            --              --              --              --
   Net earnings (loss)                                     $     30,400    $     26,367    $     27,636    $     37,544
   Depreciation and amortization                           $     30,270    $     21,949    $     19,843    $     16,437
   Capital expenditures                                          46,456          37,783          29,667          39,115

PER SHARE DATA
   Earnings (loss):
      Basic                                                $       1.31    $       1.09    $       1.04    $       1.36
      Diluted                                                      1.28            1.08            1.02            1.33
   Cash dividends                                                  0.26            0.26            0.25            0.22
   Shareholders' equity                                            8.23            7.30            7.12            7.49

FINANCIAL POSITION
   Working capital                                         $    145,575    $     98,588    $     99,466    $     94,416
   Property, plant and equipment, net                           208,272         173,920         157,447         140,834
   Total assets                                                 588,164         419,335         406,957         368,052
   Long-term debt, including current installments               205,472         108,622          96,218          28,060
   Shareholders' equity                                         191,911         170,488         175,913         207,102
   Invested capital                                             467,638         321,096         317,708         270,400

KEY FINANCIAL MEASURES
   Return on beginning shareholders' equity                       17.8%           15.0%           13.3%           21.4%
   Return on invested capital                                     10.9%            9.8%           10.3%           15.4%
   Long-term debt as a percent of invested capital                43.9%           33.8%           30.3%           10.4%

YEAR-END DATA
   Shares outstanding (000)                                      23,320          23,354          24,721          27,641
   Approximate number of shareholders                             5,500           5,500           5,500           5,400
   Number of employees                                            5,503           3,948           3,869           3,751

PER SHARE AMOUNTS AND NUMBER OF SHARES REFLECT THE TWO-FOR-ONE STOCK SPLIT IN 1997.

IN 2000, 1999, AND 1998 FREIGHT COSTS HAVE BEEN RECLASSIFIED FROM A REDUCTION OF NET SALES TO COST OF GOODS SOLD.

                                                                        1996             1995            1994            1993
OPERATING DATA
   Net sales                                                      $   644,531     $    544,642    $    501,740    $    464,274
   Earnings (loss) from continuing operations                          21,248           24,759          18,887           7,551
   Earnings from discontinued operations                                   --               --              --           4,637
   Cumulative effect of accounting change                                  --               --              --          (4,910)
   Net earnings (loss)                                            $    21,248     $     24,759    $     18,887    $      7,278
   Depreciation and amortization                                  $    14,832     $     12,361    $     11,018    $     10,907
   Capital expenditures                                                35,559           34,772          23,535          17,089

PER SHARE DATA
   Earnings (loss):
      Basic                                                       $      0.78     $       0.92    $       0.70    $       0.27
      Diluted                                                            0.76             0.90            0.69            0.27
   Cash dividends                                                        0.19             0.15            0.15            0.15
   Shareholders' equity                                                  6.41             5.87            5.10            4.52

FINANCIAL POSITION
   Working capital                                                $    81,403     $     80,993    $     88,278    $     87,793
   Property, plant and equipment, net                                 120,579          113,532          89,201          75,501
   Total assets                                                       341,648          308,710         283,443         261,275
   Long-term debt, including current installments                      29,573           36,687          43,242          44,076
   Shareholders' equity                                               175,231          159,256         137,582         121,841
   Invested capital                                                   243,905          215,318         197,591         180,961

KEY FINANCIAL MEASURES
   Return on beginning shareholders' equity                             13.3%            18.0%           15.5%            6.1%
   Return on invested capital                                           10.3%            13.0%           10.7%            5.6%
   Long-term debt as a percent of invested capital                      12.1%            17.0%           21.9%           24.4%

YEAR-END DATA
   Shares outstanding (000)                                            27,330           27,120          26,990          26,972
   Approximate number of shareholders                                   4,400            3,900           3,800           3,800
   Number of employees                                                  4,868            4,166           3,946           4,152


                                                                         1992            1991            1990
OPERATING DATA
   Net sales                                                      $    445,481    $    446,543    $    461,789
   Earnings (loss) from continuing operations                           11,671          (8,822)         11,373
   Earnings from discontinued operations                                 3,564           2,134           5,474
   Cumulative effect of accounting change                                   --              --              --
   Net earnings (loss)                                            $     15,235    $     (6,688)   $     16,847
   Depreciation and amortization                                  $     12,585    $     11,285    $      9,887
   Capital expenditures                                                  8,353          11,539          20,607

PER SHARE DATA
   Earnings (loss):
      Basic                                                       $       0.57    $      (0.25)   $       0.63
      Diluted                                                             0.56           (0.25)           0.63
   Cash dividends                                                         0.13            0.13            0.13
   Shareholders' equity                                                   4.43            4.06            4.42

FINANCIAL POSITION
   Working capital                                                $     68,551    $     69,143    $     66,302
   Property, plant and equipment, net                                   78,150          84,144          81,675
   Total assets                                                        286,076         291,041         291,163
   Long-term debt, including current installments                       69,735          81,698          63,003
   Shareholders' equity                                                118,428         108,142         117,200
   Invested capital                                                    200,501         205,618         191,255

KEY FINANCIAL MEASURES
   Return on beginning shareholders' equity                              14.1%           (5.7%)          16.2%
   Return on invested capital                                             7.4%           (1.9%)           9.5%
   Long-term debt as a percent of invested capital                       34.8%           39.7%           32.9%

YEAR-END DATA
   Shares outstanding (000)                                             26,750          26,620          26,494
   Approximate number of shareholders                                    3,500           3,500           2,800
   Number of employees                                                   4,532           4,478           4,524

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    Three-year period ended December 30, 2000

                [DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]

                                                               2000            1999             1998
Net sales                                               $   846,129     $   639,869     $    630,858
Cost of sales                                               634,246         467,123          478,010
      Gross profit                                          211,883         172,746          152,848
Selling, general and administrative expenses                144,627         122,570          105,096
   Operating income                                          67,256          50,176           47,752
Other income (deductions):
   Interest expense                                         (17,396)         (8,052)          (5,858)
   Interest income                                            1,376             913            1,012
   Miscellaneous                                             (1,615)           (246)             726
                                                            (17,635)         (7,385)          (4,120)
      Earnings before income taxes
         and minority interest                               49,621          42,791           43,632
Income tax expense (benefit):
   Current                                                   17,500          16,700           12,500
   Deferred                                                     500            (900)           3,400
                                                             18,000          15,800           15,900
      Earnings before minority interest                 $    31,621     $    26,991     $     27,732
Minority interest (after tax)                                (1,221)           (624)             (96)
      Net Earnings                                           30,400          26,367           27,636
Earnings per share:
   Basic                                                $      1.31     $      1.09     $       1.04
   Diluted                                              $      1.28     $      1.08     $       1.02
Cash dividends per share                                $      0.26     $      0.26     $    0.25125

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CONSOLIDATED BALANCE SHEETS
                     December 30, 2000 and December 25, 1999

                [DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]


                                                                          2000             1999
ASSETS
Current assets:
   Cash and cash equivalents                                       $    23,176     $     14,936
   Receivables, less allowance for doubtful
      receivables of $3,505 in 2000 and $3,203 in 1999                 140,396          106,844
   Inventories                                                         130,682           85,383
   Prepaid expenses                                                      5,814            4,784
   Refundable and deferred income taxes                                 12,991            8,086
      Total current assets                                             313,059          220,033
Property, plant and equipment, at cost                                 384,686          326,451
   Less accumulated depreciation and amortization                      176,414          152,531
      Net property, plant and equipment                                208,272          173,920
Goodwill and other assets                                               66,833           25,382
      Total assets                                                 $   588,164     $    419,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt                          $     3,496     $      4,372
   Notes payable to banks                                               43,462           18,834
   Accounts payable                                                     63,005           46,753
   Accrued expenses                                                     56,005           49,962
   Dividends payable                                                     1,516            1,524
      Total current liabilities                                        167,484          121,445
Deferred income taxes                                                   15,419           11,109
Long-term debt, excluding current installments                         201,976          104,250
Minority interest in consolidated subsidiaries                           6,733            7,302
Other noncurrent liabilities                                             4,641            4,741

Shareholders' equity:
   Preferred stock of $1 par value.
      Authorized 500,000 shares; none issued                               ---              ---
   Common stock of $1 par value.
      Authorized 75,000,000 shares; issued 27,900,000 shares            27,900           27,900
   Additional paid-in capital                                              471            1,043
   Retained earnings                                                   244,858          220,506
   Accumulated other comprehensive income                               (6,948)          (5,113)
                                                                       266,281          244,336

Less:
   Cost of common shares in treasury-
      4,579,894 shares in 2000 (4,545,503 shares in 1999)               74,357           73,808
   Unearned restricted stock                                                13               40
      Total shareholders' equity                                       191,911          170,488
      Total liabilities and shareholders' equity                   $   588,164     $    419,335

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Three-year period ended December 30, 2000

                             [DOLLARS IN THOUSANDS]

                                                                          2000           1999              1998
CASH FLOWS FROM OPERATIONS:
   Net earnings                                                    $    30,400     $    26,367     $     27,636
   Adjustments to reconcile net earnings to net cash
      provided by operations:
      Depreciation and amortization                                     30,270          21,949           19,843
      Other adjustments                                                  3,998          (1,634)            (302)
      Changes in assets and liabilities:
         Receivables                                                   (26,593)          5,567            1,379
         Inventories                                                   (40,894)         (8,473)           4,057
         Prepaid expenses                                                 (667)            (48)          (1,704)
         Accounts payable                                               13,840           4,340           (4,645)
         Accrued expenses                                                2,632           9,007           (7,986)
         Other noncurrent liabilities                                     (411)          1,225              253
         Income taxes                                                   (1,591)          5,635            3,517
            Net cash provided by operations                             10,984          63,935           42,048

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                           (46,456)        (37,783)         (29,667)
   Acquisitions                                                        (63,173)         (2,854)         (29,447)
   Proceeds from sale of property and equipment                            276             114            4,768
   Proceeds from sale of investment                                        319           8,294               --
   Proceeds from investments by minority shareholders                       --           1,374               --
   Changes in other assets                                                (522)         (1,667)          (1,875)
   Other, net                                                             (237)            382             (581)
            Net cash used by investing activities                     (109,793)        (32,140)         (56,802)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) under short-term agreements              23,871          (9,312)           6,612
   Proceeds from long-term borrowings                                  105,961          75,060           73,443
   Principal payments on long-term obligations                         (14,472)        (60,863)          (9,742)
   Dividends paid                                                       (6,056)         (6,337)          (6,551)
   Proceeds from exercises under stock plans                             2,573             637            3,347
   Purchase of common treasury shares:
      Stock repurchase program                                          (2,322)        (22,210)         (53,255)
      Stock plan exercises                                              (1,647)           (588)          (3,025)
            Net cash provided (used) by financing activities           107,908         (23,613)          10,829
   Effect of exchange rate changes on cash and cash equivalents           (859)           (826)              --
   Net increase (decrease) in cash and cash equivalents                  8,240           7,356           (3,925)
   Cash and cash equivalents - beginning of year                        14,936           7,580           11,505
   Cash and cash equivalents - end of year                         $    23,176     $    14,936     $      7,580


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                    Three-year period ended December 30, 2000

                [DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]

                                                                                  Accumulated
                                                           Additional                other                  Unearned      Total
                                                 Common     paid-in    Retained  comprehensive   Treasury  restricted  shareholders'
                                                  stock     capital    earnings      income        stock     stock       equity
BALANCE AT DECEMBER 27, 1997                      27,900        838      179,360        (966)          (8)      (22)     207,102
Comprehensive income:
   Net earnings                                       --         --       27,636          --           --        --       27,636
   Currency translation adjustment                    --         --           --        (457)          --        --         (457)
     Total comprehensive income                       --         --           --          --           --        --       27,179
Cash dividends ($0.25125 per share)                   --         --       (6,603)         --           --        --       (6,603)
Purchase of treasury shares:
   Stock repurchase program, 3,122,160 shares         --         --           --          --      (53,255)       --      (53,255)
   Stock plan exercises, 163,590 shares               --         --           --          --       (3,025)       --       (3,025)
Stock options exercised;
   339,241 shares issued                              --     (1,331)          --          --        4,052        --        2,721
Tax benefit from exercise of stock options            --      1,169           --          --           --        --        1,169
Stock awards; 26,913 shares issued                    --        604           --          --            1        20          625

BALANCE AT DECEMBER 26, 1998                      27,900      1,280      200,393      (1,423)     (52,235)       (2)     175,913
Comprehensive income:
   Net earnings                                       --         --       26,367          --           --        --       26,367
   Currency translation adjustment                    --         --           --      (3,690)          --        --       (3,690)
     Total comprehensive income                       --         --           --          --           --        --       22,677
Cash dividends ($0.26 per share)                      --         --       (6,254)         --           --        --       (6,254)
Purchase of treasury shares:
   Stock repurchase program, 1,406,200 shares         --         --           --          --      (22,210)       --      (22,210)
   Stock plan exercises, 35,982 shares                --         --           --          --         (588)       --         (588)
Stock options exercised;
   56,181 shares issued                               --       (404)          --          --          951        --          547
Tax benefit from exercise of stock options            --        111           --          --           --        --          111
Stock awards; 19,125 shares issued                    --         56           --          --          274       (38)         292

BALANCE AT DECEMBER 25, 1999                   $  27,900   $  1,043   $  220,506   $  (5,113)  $  (73,808)  $   (40)  $  170,488
Comprehensive income:
   Net earnings                                       --         --       30,400          --           --        --       30,400
   Currency translation adjustment                    --         --           --      (1,835)          --        --       (1,835)
     Total comprehensive income                       --         --           --          --           --        --       28,565
Cash dividends ($0.26 per share)                      --         --       (6,048)         --           --        --       (6,048)
Purchase of treasury shares:
   Stock repurchase program, 140,200 shares           --         --           --          --       (2,322)       --       (2,322)
   Stock plan exercises, 83,927 shares                --         --           --          --       (1,647)       --       (1,647)
Stock options exercised;
   175,536 shares issued                              --     (1,130)          --          --        3,188        --        2,058
Tax benefit from exercise of stock options            --        516           --          --           --        --          516
Stock awards; 14,000 shares issued                    --         42           --          --          232        27          301
BALANCE AT DECEMBER 30, 2000                   $  27,900   $    471   $  244,858   $  (6,948)  $  (74,357)  $   (13)  $  191,911


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

44
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

                    Three-year period ended December 30, 2000

                [DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Valmont Industries, Inc. and its wholly and majority-owned subsidiaries (the Company). Investments in 20% to 50% owned affiliates are accounted for by the equity method and investments in less than 20% owned affiliates are accounted for by the cost method. All significant intercompany items have been eliminated. Certain 1999 and 1998 items have been reclassified to conform with 2000 presentation.

OPERATIONS

     IRRIGATION: This segment consists of the manufacture and distribution of agricultural irrigation equipment, tubular products and related parts and services; and

     INFRASTRUCTURE: This segment includes the manufacture and distribution of engineered metal structures and coating services for the lighting, utility and wireless communications industries.

FISCAL YEAR

The Company operates on 52/53 week fiscal years with each year ending on the last Saturday in December. Accordingly, the Company's fiscal year ended December 30, 2000 consisted of 53 weeks.
The Company's fiscal years ended December 25, 1999, and December 26, 1998 consisted of 52 weeks.

INVENTORIES

At December 30, 2000, approximately 59% of inventory is valued at the lower of cost, determined on the last-in, first-out (LIFO) method, or market. All other inventory is valued at the lower of cost, determined on the first-in, first-out
(FIFO) method or market.

The excess of replacement cost of inventories over the LIFO value is approximately $8,400 and $9,100 at December 30, 2000 and December 25, 1999, respectively.

LONG-LIVED ASSETS

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

An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value.

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

REVENUE RECOGNITION

Revenue is generally recognized upon shipment of the product or delivery of the service to the customer.

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

(2)  CASH FLOW SUPPLEMENTARY INFORMATION

The Company considers all highly liquid temporary cash investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents. Cash payments for interest and income taxes (net of refunds) were as follows:


                        2000        1999        1998
Interest             $16,020     $ 7,596    $  5,747
Income taxes          18,560       9,718      11,223

(3) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consists of the following:


                                      2000        1999
Land and improvements            $  20,068   $  13,410
Buildings and improvements          96,796      72,215
Machinery and equipment            194,539     168,750
Transportation equipment             6,023       5,090
Office furniture and equipment      38,211      33,597
Construction in progress            29,049      33,389
                                 $ 384,686   $ 326,451

The Company leases certain facilities, machinery, computer equipment and transportation equipment under operating leases with unexpired terms ranging from one to twelve years. Rental expense for operating leases amounted to $11,301, $8,855 and $5,807 for fiscal 2000, 1999 and 1998, respectively.

Minimum lease payments under operating leases expiring subsequent to December 30, 2000 are:


Fiscal year ending
   2001                                     $  7,719
   2002                                        6,636
   2003                                        6,306
   2004                                        3,631
   2005                                        2,719
   Subsequent                                  8,221
   Total minimum lease payments             $ 35,232

(4)   BANK CREDIT ARRANGEMENTS

The Company maintains various lines of credit for short-term borrowings totaling $55,367. The interest rates charged on these lines of credit vary in relation to the banks' costs of funds. The unused borrowings under the lines of credit were $18,181 at December 30, 2000. The lines of credit can be modified at any time at the option of the banks. The Company pays facility fees of 1/8 of 1% in connection with $10,000 of its lines of credit, and pays no fees in connection with the remaining lines of credit. In addition to the lines of credit, some of the Company's operations maintain other short-term bank loans. The weighted average interest rate on short-term borrowings was 6.5% at December 30, 2000 and 5.5% at December 25, 1999.

(5)   INCOME TAXES

Income tax expense (benefit) consists of:

                        2000        1999        1998
Current:
   Federal          $ 12,961   $  11,989   $   9,498
   State               1,274         927         914
   Foreign             3,265       3,784       2,088
                    $ 17,500   $  16,700   $  12,500

Deferred:
   Federal          $  1,424   $    (168)  $   2,224
   State                  75         (29)        176
   Foreign              (999)       (703)      1,000
                         500        (900)      3,400
                    $ 18,000   $  15,800   $  15,900

The reconciliations of the statutory Federal income tax rate and the effective tax rate follows:


                           2000        1999        1998
Statutory Federal
   income tax rate        35.0%       35.0%       35.0%
State income taxes,
   net of Federal benefit  2.6%        2.2%        1.8%
Carryforwards,
   loss and credit        (2.4%)      (0.7%)      (1.4%)
   Other                   1.1%        0.4%        1.0%
                          36.3%       36.9%       36.4%

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred income tax liabilities are as follows:


                                                   2000        1999
Deferred income tax assets:
   Accrued expenses
   and allowances                             $  17,523  $   13,726
   Operating loss and
   tax credit carryforwards                       1,580          99
   Inventory capitalization                       2,025       1,226
      Gross deferred income
      tax assets                                 21,128      15,051
   Valuation allowance                             (900)         --
      Net deferred income tax assets          $  20,228  $   15,051

Deferred income tax liabilities:
   Property, plant and equipment                 12,763       9,999
   Lease transactions                             3,673       2,646
   Other liabilities                              7,314       5,428
      Total deferred income tax liabilities      23,750      18,073
      Net deferred income tax liabilities     $   3,522  $    3,022

46

At December 25, 1999, and at December 30, 2000, management of the Company reviewed recent operating results and projected future operating results. The Company's belief that realization of its net deferred tax assets is more likely than not is based on, among other factors, changes in operations that have occurred in recent years, as well as available tax planning strategies. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance may be required through a charge to income. The currency translation adjustments in accumulated other comprehensive income are not adjusted for income taxes as they relate to indefinite investments in non-US subsidiaries.

(6)   LONG-TERM DEBT

                                    2000        1999
9.40% to 12.77% promissory
   notes, unsecured (a)        $    2,250  $    5,750
7.49% to 8.08% promissory
   notes, unsecured (b)            95,000      50,000
Revolving credit agreement (c)     90,500      47,448
IDR bonds (d)                       8,500          --
3.0% to 9.25% notes                 9,222       5,424
   Total long-term debt           205,472     108,622
Less current installments
   of long-term debt                3,496       4,372
Long-term debt, excluding
   current installments        $  201,976  $  104,250

     (a) The unsecured promissory notes payable are due in varying annual principal installments through 2001. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreement.

     (b) The unsecured promissory notes are advances under a facility of $100,000. These notes payable are due in varying annual principal installments through 2012. The notes are subject to prepayment in whole or in part with or without premium as specified in the agreement.

     (c) The revolving credit agreement is an unsecured facility with a group of banks for a maximum of $100,000. The facility has a termination date of June 30, 2002. The funds borrowed may be repaid at any time without penalty, or additional funds may be borrowed up to the facility limit. The Company may choose from the following three interest rate alternatives: the higher of prime rate or Federal Funds Rate plus 0.5%, the applicable Eurodollar rate plus a leverage ratio-based spread (which at December 30, 2000 was 0.375%) or up to $50,000 at a rate determined through a competitive bid process. The effective interest rate at December 30, 2000 was 7.28% and at December 25, 1999 was 5.98%.

     (d) The Industrial Development Revenue Bonds were issued to finance the construction of a manufacturing facility in Jasper, Tennessee. Variable interest is payable until final maturity June 1, 2025. The effective interest rate at December 30, 2000 was 5.05%.

The lending agreements place certain restrictions on working capital, capital expenditures, payment of dividends, purchase of Company stock and additional borrowings. Under the most restrictive covenants of the agreements, the Company may purchase 700,000 shares of the remaining 5.4 million shares of Company stock authorized for repurchase by the Board of Directors in 1998 and in addition make payments of cash dividends and purchases of the Company's capital stock of $12,000 in any fiscal year. The Company has received required waivers as to certain covenants in its debt agreements as of December 30, 2000.

The minimum aggregate maturities of long-term debt for each of the four years following 2001 are: $102,086, $11,563, $15,279 and $13,150.

(7)   STOCK PLANS

The Company maintains stock-based compensation plans approved by the shareholders, which provide that the Compensation Committee of the Board of Directors may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and bonuses of common stock. At December 30, 2000, 943,000 shares of common stock remained available for issuance under the plans. Shares and options issued and available are subject to changes in capitalization.

Under the plans, the exercise price of each option equals the market price at the time of the grant. Options vest beginning on the first anniversary of the grant in equal amounts over three to six years or on the fifth anniversary of the grant. Expiration of grants is from six to ten years from the date of grant.

The Company applies APB Opinion 25 in accounting for its fixed stock compensation plans. Accordingly, no compensation cost has been recognized for the fixed plans in 1998, 1999 or 2000. Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, net earnings and earnings per share would have been reduced as follows:


                            2000      1999      1998
Net earnings
   As reported         $  30,400 $  26,367 $  27,636
   Pro forma           $  27,939 $  24,441 $  25,969
Earnings per share
   As reported:Basic   $    1.31 $    1.09 $    1.04
               Diluted $    1.28 $    1.08 $    1.02
   Pro forma:  Basic   $    1.20 $    1.01 $    0.98
               Diluted $    1.18 $    1.00 $    0.96

The fair value of each option grant commencing with grants made in 1996 was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998:

                             2000      1999     1998
Expected volatility           46%       41%      35%
Risk-free interest rate     4.81%     6.43%    4.71%
Expected life from
   vesting date           2.6 yrs. 2.6 yrs. 2.6 yrs.
Dividend yield              1.46%     1.36%    1.15%

Following is a summary of the activity of the stock plans during 1998, 1999 and 2000:

                                             Weighted
                                              Average
                                 Number      Exercise
                                of Shares    Price
Outstanding at
   December 27, 1997           1,924,662  $    13.96
Granted                          712,687       17.09
Exercised                       (339,241)       8.57
Forfeited                       (118,012)      19.27
Outstanding at
   December 26, 1998           2,180,096  $    15.52
Options exercisable at
   December 26, 1998           1,034,491  $    13.35
Weighted average fair value of
   options granted during 1998            $     5.58


                                              Weighted
                                              Average
                                 Number      Exercise
                               of Shares       Price
Outstanding at
   December 26, 1998           2,180,096  $    15.52
Granted                          870,047       16.37
Exercised                        (96,181)       9.89
Forfeited                        (22,046)      19.09
Outstanding at
   December 25, 1999           2,931,916  $    15.93
Options exercisable at
   December 25, 1999           1,348,234  $    14.91
Weighted average fair value of
   options granted during 1999            $     6.48


                                              Weighted
                                              Average
                                 Number       Exercise
                                of Shares     Price
Outstanding at
   December 25, 1999           2,931,916  $    15.93
Granted                          620,376       19.44
Exercised                       (175,536)      11.52
Forfeited                       (251,410)      18.04
Outstanding at
   December 30, 2000           3,125,346  $    16.70
Options exercisable at
   December 30, 2000           1,536,263  $    15.76
Weighted average fair value of
   options granted during 2000            $     7.54


Following is a summary of the activity of the status of stock options outstanding at December 30, 2000:

OUTSTANDING AND EXERCISABLE BY PRICE RANGE


             OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE

                               Weighted
                               Average    Weighted             Weighted
                              Remaining    Average             Average
    Exercise                 Contractual  Exercise             Exercise
   Price Range      Number      Life        Price    Number      Price
$  6.00-15.88    1,100,307   5.86 years   $ 12.74   771,365   $  11.95
  16.00-17.38      786,239   8.62 Years     16.73   230,172      16.57
  17.41-19.97      841,930   8.20 Years     19.49   168,849      19.06
  20.00-23.00      396,870   6.30 Years     21.72   365,877      21.78
                 3,125,346                        1,536,263


(8)   EARNINGS PER SHARE

The following table provides a reconciliation between Basic and Diluted earnings per share (EPS).

                                 Dilutive
                                  Effect
                                 of Stock     Diluted
                       Basic EPS  Options       EPS
1998:
   Net earnings        $  27,636     --    $  27,636
   Shares outstanding     26,605    498       27,103
   Per share amount    $    1.04     --    $    1.02
1999:
   Net earnings        $  26,367     --    $  26,367
   Shares outstanding     24,158    255       24,413
   Per share amount    $    1.09     --    $    1.08
2000:
   Net earnings        $  30,400     --    $  30,400
   Shares outstanding     23,276    498       23,774
   Per share amount    $    1.31     --    $    1.28

(9)   TREASURY STOCK

During 1998, the Board of Directors authorized management to repurchase up to
5.4 million shares of the Company's common stock. Repurchased shares are recorded as "Treasury Stock" and result in a reduction of "Shareholders' Equity." When treasury shares are reissued, the Company uses the last-in, first-out method, and the difference between the repurchase cost and reissuance price is charged or credited to "Additional Paid-In Capital." As of December 30, 2000, a total of 4.7 million shares had been purchased for $77,787 including 140,000 shares purchased during 2000 at a cost of $2,322.

(10)EMPLOYEE RETIREMENT SAVINGS PLANS

Established under Internal Revenue Code Section 401(k), the Valmont employee Retirement Savings Plan is available to all eligible employees. Participants can elect to contribute up to 15% of annual pay, on a pretax and/or after-tax basis. The Company may also make basic, matching and/or supplemental contributions to the Plan. In addition, the Company has a defined contribution plan covering the employees

48

of Microflect; contributions under this plan are based primarily on the performance of the business unit and employee compensation. The 2000, 1999 and 1998 Company contributions to these plans amounted to approximately $6,300, $5,100 and $3,900, respectively.

(11)  RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations in the year incurred. Research and development expenses were approximately $4,400 in 2000, $2,500 in 1999, and $3,300 in 1998.

(12)  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, receivables, accounts payable, notes payable to banks and accrued expenses approximate fair value because of the short maturity of these instruments. The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The fair value estimates are made at a specific point in time and the underlying assumptions are subject to change based on market conditions. At December 30, 2000, the carrying amount of the Company's long-term debt was $205,472 with an estimated fair value of approximately $206,664. At December 30, 2000, the Company had one derivative financial instrument which was a foreign currency option entered into by a foreign subsidiary related to a sales order denominated in U.S. dollars. The notional amount on the option was $2.4 million.

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

(14)ACQUISITIONS AND DIVESTITURE

During 2000 the Company's Irrigation segment invested $10.3 million cash in a tubing business in Nebraska; a majority ownership in an irrigation products distribution joint venture located in China; and in minority positions in an irrigation dealership located in Kansas and an irrigation products distribution operation in Argentina. Also in 2000, the Infrastructure segment invested $52.9 million in coatings facilities located in Illinois, Minnesota, California and Iowa; an aluminum pole manufacturer in Minnesota; and a minority interest in a joint venture in Mexico. The excess of purchase price over fair value of net assets acquired in 2000 was $33 million.

During 1999 the Company's Irrigation segment invested $2.9 million cash in two irrigation retail outlets. The excess of purchase price over fair value of the net assets acquired has been recorded as goodwill and is being amortized over the estimated useful life. During March of 1999, the Company sold an investment in an irrigation-related business for $8.3 million and realized a gain of $2.8 million.

During 1998 the Company's Coatings division acquired the operating assets of four separate galvanizing facilities in Oklahoma, California, Oregon and Utah. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill and is being amortized over estimated useful lives. In November 1998, the Company acquired the outstanding shares of Cascade Earth Sciences, Ltd., a firm providing consulting services for environmental and wastewater management projects with headquarters in Oregon.

All acquisitions have been accounted for under the purchase method, and the excess of purchase price over net assets acquired is being amortized on a straight-line basis with lives ranging from 10-40 years. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

(15)  BUSINESS SEGMENTS

The Company has aggregated its businesses into two reportable segments:

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

Included in Selling, General and Administrative Expenses in 1999 is a charge of $1,915 to write-down assets of a French communication tower facility to fair value and to provide for other related costs including employee severance. Management determined that this charge was appropriate after reviewing the decline in the European communication tower market and the operating performance of this facility.

BUSINESS SEGMENT INFORMATION
[DOLLARS IN THOUSANDS]

SUMMARY OF BUSINESS SEGMENT                                                      2000            1999             1998
SALES:                        Irrigation                                  $   337,939     $   260,973     $    262,112
                              Infrastructure                                  503,850         363,821          341,724
                              Other                                            27,130          28,719           37,679
                                 Total                                        868,919         653,513          641,515
INTERSEGMENT SALES:           Irrigation                                       11,078           3,433               --
                              Infrastructure                                    7,144           7,587            9,243
                              Other                                             4,568           2,624            1,414
                                 Total                                         22,790          13,644           10,657
NET SALES:                    Irrigation                                      326,861         257,540          262,112
                              Infrastructure                                  496,706         356,234          332,481
                              Other                                            22,562          26,095           36,265
                                 Total                                    $   846,129     $   639,869     $    630,858
OPERATING INCOME:             Irrigation                                  $    28,797     $    25,906     $     31,579
                              Gain on sale of investment                           --           2,823               --
                                 Total Irrigation                              28,797          28,729           31,579
                              Infrastructure                                   37,424          22,418           14,256
                              Impairment charge                                    --          (1,915)              --
                                 Total Infrastructure                          37,424          20,503           14,256
                              Other                                             1,035             944            1,917
                                 Total                                         67,256          50,176           47,752
                              Interest expense, net                           (16,020)         (7,139)          (4,846)
                              Miscellaneous                                    (1,615)           (246)             726
                                 Earnings before income taxes
                                   and minority interest                  $    49,621     $    42,791     $     43,632
TOTAL ASSETS:                 Irrigation                                  $   204,589     $   150,300     $    132,654
                              Infrastructure                                  370,983         254,606          255,122
                              Other                                            12,592          14,429           19,181
                                 Total                                    $   588,164     $   419,335     $    406,957
CAPITAL EXPENDITURES:         Irrigation                                  $    14,940     $    23,897     $     16,652
                              Infrastructure                                   31,380          13,192           10,344
                              Other                                               136             694            2,671
                                 Total                                    $    46,456     $    37,783     $     29,667
DEPRECIATION AND
AMORTIZATION:                 Irrigation                                  $    11,063     $     6,876     $      5,295
                              Infrastructure                                   18,466          14,375           13,791
                              Other                                               741             698              757
                                 Total                                    $    30,270     $    21,949     $     19,843

SUMMARY BY GEOGRAPHICAL AREA BY LOCATION OF VALMONT FACILITIES:                  2000            1999             1998
NET SALES:                    United States                               $   689,353     $   502,545     $    502,695
                              France                                           55,379          56,580           62,312
                              Other                                           101,397          80,744           65,851
                                 Total                                    $   846,129     $   639,869     $    630,858
OPERATING INCOME:             United States                               $    56,648     $    41,630     $     42,398
                              France                                            3,279           1,066              505
                              Other                                             7,329           7,480            4,849
                                 Total                                    $    67,256     $    50,176     $     47,752
LONG-LIVED ASSETS:            United States                               $   246,413     $   167,081     $    152,275
                              France                                           13,443          14,724           17,729
                              Other                                            15,249          17,497           17,007
                                 Total                                    $   275,105     $   199,302     $    187,011

NO SINGLE CUSTOMER ACCOUNTED FOR MORE THAN 10% OF NET SALES IN 2000, 1999 OR 1998. NET SALES BY GEOGRAPHICAL AREA ARE BASED ON THE LOCATION OF THE FACILITY PRODUCING THE SALES.

OPERATING INCOME BY BUSINESS SEGMENT AND GEOGRAPHICAL AREAS ARE BASED ON NET SALES LESS IDENTIFIABLE OPERATING EXPENSES AND ALLOCATIONS.

LONG-LIVED ASSETS CONSIST OF PROPERTY, PLANT AND EQUIPMENT, NET OF DEPRECIATION, GOODWILL AND OTHER ASSETS. LONG-LIVED ASSETS BY GEOGRAPHICAL AREA ARE BASED ON LOCATION OF FACILITIES.

50

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                [DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS]

                                                      Net Earnings

                        Net        Gross                      Per Share         Stock Price      Dividends
                       Sales      Profit    Amount         Basic    Diluted    High       Low     Declared
2000
   First            $ 196,838   $  49,901  $  7,529       $ 0.32    $ 0.32    $20.25    $14.50    $ 0.06500
   Second             224,876      57,241     9,065         0.39      0.38     20.00     15.94      0.06500
   Third              201,676      51,075     6,885         0.30      0.29     21.69     17.13      0.06500
   Fourth             222,739      53,666     6,921         0.30      0.29     21.69     13.88      0.06500
   Year             $ 846,129   $ 211,883  $ 30,400       $ 1.31    $ 1.28    $21.69    $13.88    $ 0.26000

1999
   First            $ 160,729   $  40,398  $  5,761       $ 0.23    $ 0.23    $14.75    $11.25    $ 0.06500
   Second             169,457      43,594     6,902         0.28      0.28     18.25     13.31      0.06500
   Third              144,766      40,003     5,692         0.24      0.23     17.25     14.75      0.06500
   Fourth             164,917      48,751     8,012         0.34      0.33     17.88     13.13      0.06500
   Year             $ 639,869   $ 172,746  $ 26,367       $ 1.09    $ 1.08    $18.25    $11.25    $ 0.26000

1998
   First            $ 167,150   $  43,069  $  9,645       $ 0.35    $ 0.34    $24.63    $17.63    $ 0.05625
   Second             159,216      38,239     7,450         0.27      0.26     25.00     15.75      0.06500
   Third              147,050      34,906     4,678         0.18      0.18     20.50     13.25      0.06500
   Fourth             157,442      36,634     5,863         0.23      0.23     16.19     12.25      0.06500
   Year             $ 630,858   $ 152,848  $ 27,636       $ 1.04    $ 1.02    $25.00    $12.25    $ 0.25125

EARNINGS PER SHARE ARE COMPUTED INDEPENDENTLY FOR EACH OF THE QUARTERS. THEREFORE, THE SUM OF THE QUARTERLY EARNINGS PER SHARE MAY NOT EQUAL THE TOTAL FOR THE YEAR.

                          INDEPENDENT AUDITORS' REPORT

                 TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
                   VALMONT INDUSTRIES, INC. VALLEY, NEBRASKA

We have audited the accompanying consolidated balance sheets of Valmont Industries, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Valmont Industries, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 27, 2001


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


MOGENS C. BAY                                      TERRY J. McCLAIN
Chairman and Chief Executive Officer               Senior Vice President and
                                                   Chief Financial Officer

52

                            OFFICERS AND MANAGEMENT

                               CORPORATE DIVISIONS

Corporate Headquarters
Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154-5215 USA
402.963.1000

Independent Public Accountants
Deloitte & Touche LLP
Omaha, Nebraska USA

Legal Counsel
McGrath, North, Mullin & Kratz, P.C.
Omaha, Nebraska USA

Stock Transfer Agent
and Registrar
First National Bank of Omaha
Trust Department
One First National Center
Omaha, Nebraska 68102-1596 USA
402.633.3465

Notices regarding changes of address and inquiries regarding lost or stolen certificates and transfers of stock should be directed to the transfer agent.

Annual Meeting
The annual meeting of Valmont's
shareholders will be held at 2:00 p.m.
on Thursday, April 26, 2001, at the
Joslyn Art Museum in Omaha, Nebraska
USA.

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

A copy of Valmont's 2000 Annual Report
on form 10-K may be obtained by calling
or writing Investor Relations:

Jeffrey S. Laudin
Investor Relations Department
Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154-5215 USA
Phone:   402.963.1000
Fax:  402.963.1198

CORPORATE AND
STAFF OFFICERS
Mogens C. Bay
Chairman and
Chief Executive Officer

Terry J. McClain
Senior Vice President and
Chief Financial Officer

E. Robert Meaney
Senior Vice President
International

Ann F. Ashford
Vice President
Human Resources

Jill A. Daily
Vice President
Procurement

Thomas P. Egan, Jr.
Vice President
Corporate Counsel
and Secretary

Mark C. Jaksich
Vice President
Corporate Controller

Mark E. Treinen
Vice President
Business Development


POLES DIVISION

Mark R. Richards
President

   Keith A. Huffman
   Vice President
   Global Operations

   Richard M. Sampson
   Vice President and
   General Manager
   Utility Products and Services

   Thomas F. Sanderson
   Vice President
   Global Marketing and
   Product Development

   Thomas J. Sutko
   Vice President and
   General Manager
   Commercial Lighting and
   Transportation Products
   and Services

   Philippe Guidez
   President
   Europe/Middle East/Africa

   Lionel Brenac
   Vice President
   Operations
   Europe/Middle East/Africa

   Klavs Guldager
   General Manager
   China/Asia/Pacific

INDUSTRIAL
PRODUCTS
DIVISION

Leonard M. Adams
Vice President
and General Manager

IRRIGATION DIVISION

Thomas D. Spears
President

   Duane Bier
   Vice President
   Operations

   Terry Rahe
   President
   Cascade Earth Sciences

   Dennis E. Schwieger
   Vice President
   Global Sales

COATINGS
DIVISION

Jeffrey Briggs
President

   Richard S. Cornish
   Vice President
   Operations


COMMUNICATION
DIVISION

Joseph M. Goecke
President

   Sean Gallagher
   Vice President
   Sales and Marketing

   James L. Snyder
   Vice President
   Components Group

MARKET MAKERS

The following make a market in Valmont Industries, Inc. common stock as of February 2001: Dain Rauscher Inc., Herzog, Heine, Geduld, Inc., Kirkpatrick Pettis Inc., Knight Securities, L.P., Spear, Leeds & Kellogg, Sherwood Securities, Security Investment Company of Kansas City, Schwab Capital Markets.

Visit Valmont's Web site:www.valmont.com

BOARD OF DIRECTORS


Kenneth Bracht and Doug Kochenderfer, (in dark shirts) explain to Valmont's Board of Directors how the automated materials handling equipment improves product flow at the McCook, Nebraska, irrigation facility.


Board Members, from left to right

WALTER SCOTT, JR.
KENNETH E. STINSON
MOGENS C. BAY
BRUCE ROHDE
CHARLES D. PEEBLER, JR.
THOMAS F. MADISON
JOHN E. JONES
ROBERT B. DAUGHERTY


MOGENS C. BAY
Chairman and
Chief Executive Officer
Valmont Industries, Inc.
Director since 1993

ROBERT B. DAUGHERTY
Founder and
Chairman Emeritus
Valmont Industries, Inc.
Director since 1947

JOHN E. JONES
Retired Chairman,
President and
Chief Executive Officer
CBI Industries, Inc.
Director since 1993

THOMAS F. MADISON
President, MLM Partners
Chairman of the Board
Communications Holdings, Inc
Director since 1987

CHARLES D. PEEBLER, JR.
Chairman Emeritus
True North Communications, Inc.
Director since 1999

BRUCE ROHDE
Chairman and
Chief Executive Officer
ConAgra Foods, Inc.
Director since 1999

WALTER SCOTT, JR.
Chairman
Level 3 Communications, Inc.
Director since 1981

KENNETH E. STINSON
Chairman and
Chief Executive Officer
Peter Kiewit Sons, Inc.
Director since 1996

AUDIT COMMITTEE

Walter Scott, Jr., Chairman
John E. Jones
Charles D. Peebler, Jr.

COMPENSATION COMMITTEE

Thomas F. Madison, Chairman
Charles D. Peebler, Jr.

                                     VALMONT
                                ONE VALMONT PLAZA
                           OMAHA, NEBRASKA 68154-5215
                               PHONE 402.963.1000
                                FAX 402.963.1198

                                 WWW.VALMONT.COM